As filed with the Securities and Exchange Commission on September 19, 2011
Registration No. 333-174227

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BOND STREET HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6021	27-0775699
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5301 Blue Lagoon Drive, Suite 200
Miami, Florida 33126
Telephone: (305) 740-6000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Daniel M. Healy, Chief Executive Officer
Bond Street Holdings, Inc.
5301 Blue Lagoon Drive, Suite 200
Miami, Florida 33126
Telephone: (305) 668-5425
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Peter G. Smith, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Telephone: (212) 715-9100 Facsimile: (212) 715-8000	Stuart I. Oran Bond Street Holdings, Inc. 5301 Blue Lagoon Drive, Suite 200 Miami, Florida 33126 Telephone: (305) 740-6000 Facsimile: (305) 740-7474	Jennifer A. Bensch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class	Proposed Maximum
of Securities to be	Aggregate Offering	Amount of
Registered	Price (1)(2)	Registration Fee (1)(3)
Class A Common Stock, par value $0.001 per share	$150,000,000.00	$17,415.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes offering price of shares of Class A Common Stock that the underwriters have the option to purchase pursuant to their over-allotment option.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion
Preliminary Prospectus, Dated September 19, 2011

Bond Street Holdings, Inc.

          Shares
Class A Common Stock

This is the initial public offering of Bond Street Holdings, Inc., a bank holding company headquartered in Miami, Florida. We are offering          shares of our Class A Common Stock. We anticipate that the initial public offering price will be between $      and $      per share.

We intend to apply to list our Class A Common Stock on the New York Stock Exchange under the trading symbol “BSH.”

Investing in our Class A Common Stock involves risk. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission or state or federal bank regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the option to purchase up to   additional shares of Class A Common Stock to cover over-allotments.

Shares of our Class A Common Stock are not savings accounts, deposits or obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The underwriters expect to deliver the shares against payment in New York, New York on or about            , 2011, subject to customary closing conditions.

Joint Book Running Managers

Deutsche Bank Securities	J.P. Morgan

Joint Co-Lead Managers

BofA Merrill Lynch	Goldman, Sachs & Co.

Co-Manager

Sandler O’Neill + Partners, L.P.

The date of this prospectus is          , 2011

Bank Branch Map

Branches (44)
as of August 31, 2011

Page

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	v
PROSPECTUS SUMMARY	1
RISK FACTORS	11
USE OF PROCEEDS	38
DIVIDEND POLICY	39
CAPITALIZATION	40
DILUTION	41
SELECTED CONSOLIDATED FINANCIAL DATA	43
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	46
BUSINESS	98
SUPERVISION AND REGULATION	119
MANAGEMENT	136
EXECUTIVE COMPENSATION	146
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	165
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	167
SHARES ELIGIBLE FOR FUTURE SALE	170
DESCRIPTION OF CAPITAL STOCK	174
UNDERWRITING	181
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK	186
LEGAL MATTERS	189
EXPERTS	189
WHERE YOU CAN FIND MORE INFORMATION	189
FINANCIAL STATEMENTS	F-1
EX-3.1
EX-3.2
EX-4.3
EX-4.4
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.15
EX-10.16
EX-10.17
EX-10.18
EX-10.19
EX-10.20
EX-10.21
EX-10.22
EX-10.23
EX-10.24
EX-10.25
EX-21.1
EX-23.1

In this prospectus, unless the context suggests otherwise, references to “Bond Street Holdings,” “Bond Street,” “the Company,” “we,” “us,” and “our” mean the combined business of Bond Street Holdings, Inc. and its consolidated subsidiaries, including Florida Community Bank, National Association; and references to “the Bank” refer to our wholly-owned banking subsidiary, Florida Community Bank, National Association (formerly known as Premier American Bank, National Association), and its consolidated subsidiaries. References to the “Old Banks” include Premier American Bank, or Old Premier, Florida Community Bank, or Old FCB, Peninsula Bank, or Old Peninsula, Sunshine State Community Bank, or Old Sunshine, First National Bank of Central Florida, or Old FNBCF, Cortez Community Bank, or Old Cortez, Coastal Bank, or Old Coastal, and First Peoples Bank, or Old FPB, in each case, before the acquisition of certain assets and assumption of certain liabilities of each of the Old Banks by the Company. References to our Class A Common Stock refer to our Class A voting common stock, par value $0.001 per share; references to our Class B Common Stock refer to our Class B non-voting common stock, par value $0.001 per share; and references to our common stock include our Class A Common Stock and our Class B Common Stock.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent industry publications, government publications, reports by market research firms or other published independent sources. None of the independent industry publications referred to in this prospectus was prepared on our or our affiliates’ behalf or at our expense.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based on our historical performance, the historical performance of the Old Banks or on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements.

v

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus. This is only a summary and does not contain all of the information that you should consider before investing in our Class A Common Stock. You should read this entire prospectus, including the “Risk Factors” section beginning on page 11 and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our Class A Common Stock. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional           shares of our Class A Common Stock and that the Class A Common Stock to be sold in the offering is sold at $           per share, which is the midpoint of the range set forth on the front cover of this prospectus.

Company Overview

We are a bank holding company with one wholly-owned national bank subsidiary, Florida Community Bank, National Association, headquartered in Miami, Florida. The Bank currently operates 44 full-service retail bank branches in Florida. We were formed in April 2009, and since that time have raised an aggregate of approximately $740 million of equity capital. Since January 2010, we have acquired certain assets and assumed certain liabilities (including substantially all deposits) of eight failed banks in Florida from the Federal Deposit Insurance Corporation, or FDIC, as receiver, including three acquisitions in 2010 and five acquisitions in 2011, which are collectively referred to as the “Acquisitions.” Six of the eight Acquisitions include assets that are covered by loss share arrangements, pursuant to which the FDIC bears a substantial portion of the risk of loss. Such acquired assets, including loan portfolios and other real estate owned, or OREO, that are covered under loss share arrangements with the FDIC are referred to as “Covered Assets.”

Our goal is to become a leading regional banking franchise that focuses on commercial business relationships and provides customers with a high level of service. Since our first Acquisition in January 2010, our operational focus has been on the stabilization of our deposit base, the workout, collection and sale of loan and real estate assets acquired in the Acquisitions and positioning the Company for future growth. We intend to continue our acquisition strategy by selectively identifying, acquiring and integrating depository institutions through traditional open bank acquisitions and failed bank acquisitions with the FDIC. In addition, we may acquire assets, deposits and branches which we believe offer attractive risk-adjusted returns or provide a strategic benefit to our growth strategy. As of June 30, 2011, consolidated assets totaled approximately $3.1 billion, customer deposits were approximately $2.1 billion and stockholders’ equity totaled approximately $733.4 million. We are pursuing the offering to comply with our obligations under registration rights agreements we have with certain of our stockholders and to ensure that we maintain an appropriate level of regulatory capital while we continue to pursue our growth strategy.

Our Market Areas

Our current market extends from Naples to Sarasota, and further to Brooksville, on the west coast of Florida, from Miami to Daytona Beach on the east coast of Florida, and to Orlando in central Florida. According to estimates from SNL Financial, as of June 30, 2010, Florida had a total population of approximately 18.9 million, median household income of $49,910 and approximately 800,000 active businesses. Our top three metropolitan statistical areas, or MSAs, consist of:

•	Miami-Fort Lauderdale-Pompano Beach, with a total population of approximately 5.5 million, median household income of $51,835 and approximately 260,000 active businesses;

•	Orlando-Kissimmee-Sanford, with a total population of approximately 2.1 million, median household income of $53,598 and approximately 95,000 active businesses; and

•	Cape Coral-Fort Myers, with a total population of approximately 630,000, median household income of $51,699 and approximately 30,000 active businesses.

In the recent past, numerous banking institutions in Florida have experienced and continue to experience severe distress. Many operate under regulatory orders, are undercapitalized, have elevated levels of nonperforming loans or have reduced their lending to customers in our markets. As of June 30, 2011, 55 banks with more than $36 billion in combined assets have failed since the beginning of 2008 in Florida (including the banks we acquired).

We believe the general distress in our markets provides an opportunity for us to increase market share through additional acquisitions and organic growth in what we believe are some of the most attractive markets in Florida. Over time, we expect to expand our branch network in Florida and may look to expand to other areas in the Southeastern United States.

Our Competitive Strengths

We believe the following are our competitive strengths:

•	Experienced and Talented Management Team. Our senior management team has substantial experience with regional banking franchises, including with North Fork Bancorporation, Bank One, and the Florida operations of Fifth Third Bank and Wachovia Bank. Additionally, we have recruited a substantial number of seasoned commercial bankers with significant experience in the Bank’s markets.

•	Extensive Target Evaluation Capabilities and Successful Acquisition Integration Experience. We believe that we have demonstrated our ability to effectively identify, analyze, acquire and integrate troubled banking businesses in Florida. Since January 2010, we have successfully acquired eight such institutions on what we believe were attractive terms, six of which have been successfully integrated onto one common operating platform. We expect to integrate the remaining banks by February 2012.

•	Seasoned Loan Workout Team. As we continue to grow, we expect that the collection and workout of acquired loans will continue to be a significant source of income. We have assembled a management team with extensive experience evaluating nonperforming assets and the subsequent workout of those assets. This group consists of over 30 full time employees with responsibility for the ongoing credit management and strategic workout of acquired loan portfolios.

•	Full-Service Scalable Banking Platform. Since our first Acquisition, we have focused on investing in our infrastructure and technology to create an efficient, scalable platform to support future growth, support our risk management activities and enhance lending and fee income opportunities through a full suite of traditional banking products and services.

•	Robust Commercial Business Platform. We have substantially built out our commercial banking platform in our strategic Florida markets to provide a full range of banking services to our commercial customers, including a full suite of treasury management services. As a result, we have closed approximately $279.5 million of commercial loans in the six months ended June 30, 2011.

•	Strong Capital Position. We believe our strong capital position affords us the opportunity to pursue our growth strategy. As of June 30, 2011 and December 31, 2010, our Tier 1 leverage ratio was 23.6% and 29.4%, respectively, our Tier 1 risk-based capital ratio was 52.6% and 104.1%, respectively, our Total risk-based capital ratio was 53.4% and 105.4%, respectively, and our tangible common equity ratio was 22.7% and 29.4%, respectively. As of June 30, 2011 and December 31, 2010, the Bank’s Tier 1 leverage ratio was 13.3% and 13.5%, respectively, the Bank’s Tier 1 risk-based capital ratio was 29.6% and 51.2%, respectively, the Bank’s Total risk-based capital ratio was 30.4% and 52.5%, respectively, and the Bank’s tangible common equity ratio was 12.7% and 12.4%, respectively.

•	Liquidity Position. We believe our significant cash reserves and liquid securities portfolio held by the Bank position us well for future growth. As of June 30, 2011 and December 31, 2010, the Bank had investment securities of approximately $1.7 billion and $1.6 billion, respectively, the majority of which was held in U.S. government agencies and U.S. government sponsored enterprises obligations. The remaining investment portfolio was comprised primarily of highly liquid investment-grade securities.

•	Limited Credit Risk. As of June 30, 2011 and December 31, 2010, in excess of 74.5% and 98.3%, respectively, of our loan portfolio was covered by loss sharing arrangements with the FDIC, resulting in limited credit risk exposure. In addition, we have adopted what we believe are conservative credit standards and disciplined underwriting requirements to maintain proper credit risk management.

Our Growth Strategies

Since January 2010, we have grown to become the sixth largest bank (based on assets held and excluding broker-dealers) headquartered in Florida. We intend to continue to build a leading regional banking franchise by growing—both through acquisitions and organically—within our existing markets, as well as other attractive markets that may complement our current footprint. We intend to pursue the following growth strategies:

•	Pursue Acquisition Opportunities. Over the next several years, we intend to acquire other banking institutions or their assets and deposits to meet our growth objectives.

•	Expand Commercial Lending Business. We intend to continue to expand our commercial lending business through the build out and staffing of our commercial banking platform. To date, we have hired experienced commercial bankers in each of our metro markets to focus on larger commercial relationships, and have enhanced our community banking platform with an experienced leader in the industry and continue to hire other community and business bankers in our Florida markets. We believe these efforts will help increase our loan origination and associated revenue and attract new transaction account deposits that provide a lower cost of funds.

•	Expand Residential Mortgage Lending Business. We intend to continue to build out our residential mortgage loan origination platform. We have hired a team consisting of an experienced mortgage origination leader, mortgage loan originators covering our key markets and a mortgage loan processing and underwriting staff. We have also contracted with a third-party mortgage origination service provider to provide the necessary compliance and servicing functionality for our mortgage business. We may elect not to retain a significant portion of the mortgage loans we originate and expect to seek to sell these assets to third parties as opportunities arise. These efforts are designed to increase mortgage lending revenue as well as expand our existing suite of services to attract new deposits.

•	Attract and Retain Retail Deposits. The Bank has developed and deployed a successful branded conversion strategy, titled “Stronger Than Ever,” to support the stabilization of our customer and deposit base. We intend to continue pursuing these strategies with respect to future acquisitions with the goal of continuing to attract and retain key customers and core deposits.

•	Build the Systems and Product Suite Necessary for a Leading Regional Banking Franchise. We have integrated and significantly upgraded the core operating systems previously utilized by six of the eight banks we acquired from the FDIC, as receiver, with the remaining two banks expected to be integrated onto the core operating system by early 2012. Our core operating system enables us to provide a full suite of high quality products and services to our customers, which include integrated payables and receivables and e-banking services, and a suite of treasury services products such as remote deposit capture, account lock box services, fraud prevention capabilities, zero balance accounts, mobile banking and automatic cash sweeps.

Risk Factors

For a discussion of certain risk factors you should consider before making an investment, see “Risk Factors” beginning on page 11.

Company Information

Our principal executive offices are located at 5301 Blue Lagoon Drive, Suite 200, Miami, Florida, 33126, and our telephone number is (305) 740-6000. Our website address is www.bondstreetholdings.com. The information and other content contained on our website are not part of this prospectus.

The Offering

Common Stock Offered by Us	shares of Class A Common Stock

Over-allotment Option	shares of Class A Common Stock

Common Stock to be Outstanding Immediately After the Offering	shares of common stock, consisting of shares of Class A Common Stock and 4,462,692 shares of Class B Common Stock

Use of Proceeds	We estimate that we will receive net proceeds from the offering of approximately $ million, or $ million if the option to purchase additional shares of Class A Common Stock is exercised in full by the underwriters, assuming an initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus. We intend to use the net proceeds from the offering for general corporate purposes, including acquisitions consistent with our growth strategy. See “Use of Proceeds.”

Regulatory Ownership Restrictions	We are a bank holding company. A holder of shares of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, or FDIC Policy. See “Supervision and Regulation—FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions” and “Risk Factors—We and certain of our stockholders, including those who have agreed to become part of an “anchor group,” are required to comply with the applicable provisions of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, including a prohibition on sales or transfers of our securities by each such stockholder until three years from such stockholder’s acquisition of shares of common stock (except in the case of certain mutual fund holders) without prior FDIC approval.” For a further discussion of regulatory ownership restrictions see “Supervision and Regulation.”

Classes of Common Stock; Voting Rights; Conversion	The shares of common stock of the Company are divided into two classes: Class A Common Stock and Class B Common Stock. The Class A Common Stock possesses all of the voting power for all matters requiring action by holders of the Company’s common stock, with certain limited exceptions. Each share of Class B Common Stock is convertible into one share of Class A Common Stock, subject to certain restrictions. The Class A Common Stock is not convertible. Other than with respect to voting rights and the restrictions on transfer and conversion relating to the Class B Common Stock described in this prospectus, the Class A Common Stock and the Class B Common Stock are treated equally and identically, including with respect to distributions. See “Description of Capital Stock—Common Stock” for a further discussion of our common stock.

Dividend Policy	We do not currently intend to pay dividends on shares of our common stock for the foreseeable future. We are a bank holding company and accordingly, any dividends paid by us are subject to various federal and state regulatory limitations and also may be subject to the ability of our subsidiary depository institution(s) to make distributions or pay dividends to us. The ability of the Company to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. In addition, our agreement with the Office of the Comptroller of the Currency, or the OCC (the “OCC Agreement”) (which was entered into in connection with the acquisition of Old Premier), prohibits the Bank from paying a dividend to us prior to January 25, 2013. After January 25, 2013, the OCC Agreement imposes other restrictions on the Bank’s ability to pay dividends to us, including requiring prior approval from the OCC, before any dividends are paid. Banking regulators have authority to impose additional limits on dividends and distributions by the Company and its subsidiaries. Certain restrictive covenants in future debt instruments, if any, may also limit our ability to pay dividends or the Bank’s ability to make distributions or pay dividends to us. See “Dividend Policy” and “Supervision and Regulation—Regulatory Limits on Dividends and Distributions.”

Proposed New York Stock Exchange Symbol	We intend to apply to list our Class A Common Stock on the New York Stock Exchange under the trading symbol “BSH.”

Unless otherwise indicated, information contained in this prospectus assumes that the Class A Common Stock to be sold in the offering is sold at $      per share, which is the midpoint of the range set forth on the front cover of this prospectus, and information contained in this prospectus regarding the number of shares of our common stock outstanding after the offering does not include:

•	up to shares of Class A Common Stock that may become issuable by the Company to the FDIC pursuant to the value appreciation instrument agreements (as described more fully in “Business—Acquisitions”) assuming that the FDIC elects to settle amounts due under such instruments in shares of Class A Common Stock and assuming a price of $ per share, the midpoint of the range set forth on the cover page of this prospectus;

•	up to shares of Class A Common Stock issuable by us upon exercise of the underwriters’ over-allotment option;

•	3,310,428 shares of Class A Common Stock issuable upon the exercise of outstanding warrants with an expiration date of November 12, 2016 at exercise prices of $24.24, $26.18 and $28.28 per share, each for one-third of such shares;

•	2,142,000 shares of Class A Common Stock issuable upon the exercise of outstanding warrants with an expiration date of August 13, 2017 at an exercise price of between $26.45 and $35.99 per share (depending on the date of exercise);

•	2,700,501 shares of Class A Common Stock issuable upon the exercise of outstanding stock options under the Bond Street Holdings LLC 2009 Option Plan, as amended (the “2009 Option Plan”), with a weighted average exercise price of $20.57 per share; and

•	an aggregate of 1,000,659 shares of common stock reserved for future issuance under the 2009 Option Plan.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data. You should read this information in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary historical consolidated financial information set forth below at June 30, 2011 and for the six months ended June 30, 2011 and June 30, 2010 is derived from our unaudited financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below at and for the year ended December 31, 2010 is derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results shown below and elsewhere in this prospectus are not necessarily indicative of our future performance.

			Year Ended
	Six Months Ended June 30,		December 31,
	2011	2010	2010
	(Unaudited)
	(dollars in thousands)

Summary Results of Operations Data
Interest income	$40,986	$16,032	$46,573
Interest expense	11,554	4,985	14,848

Net interest income	29,432	11,047	31,725
Provision for loan losses	3,866	119	9,862

Net interest income after provision for loan losses	25,566	10,928	21,863

Non-interest income	16,550	33,040	64,074
Non-interest expenses	53,372	19,769	68,111

(Loss) income before income tax benefit	(11,256)	24,199	17,826
Income tax (benefit) expense	(7,679)	264	(3,807)

Net (loss) income	$(3,577)	$23,935	$21,633

Per Share Data
Earnings (loss)
Basic	$(0.10)	$1.05	$0.77
Diluted	$(0.10)	$1.05	$0.77
Tangible book value	$19.14	$11.85	$19.51
Weighted average shares outstanding
Basic	37,011,598	22,731,605	28,247,986
Diluted	37,011,598	22,731,605	28,247,986

		As of
	As of June 30,	December 31,
	2011	2010
	(Unaudited)
	(dollars in thousands)

Summary Balance Sheet Data
Cash and cash equivalents	$76,707	$43,412
Investment securities	1,706,776	1,643,657
Loans receivable, net
Not covered under FDIC loss sharing agreements	249,574	8,679
Covered under FDIC loss sharing agreements	729,310	506,642
FDIC loss share indemnification asset	234,805	162,596
Other real estate owned	50,435	23,219
Goodwill and other intangible assets, net	25,065	6,423
Other assets	55,308	59,033

Total assets	$3,127,980	$2,453,661

Deposits	$2,087,046	$1,514,259
Advances from Federal Home Loan Bank (FHLB)	237,204	176,689
Other liabilities	70,347	34,010

Total liabilities	2,394,597	1,724,958

Stockholders’ equity	733,383	728,703

Total liabilities and stockholders’ equity	$3,127,980	$2,453,661

		As of and for the Year Ended
	As of and for the Six Months Ended June 30,	December 31,
	2011	2010

Performance Ratios
Interest rate spread	2.16%	2.06%
Net interest margin	2.47%	2.30%
Return on average assets	(0.3)%	1.2%
Return on average equity	(1.0)%	3.9%
Efficiency ratio (bank level)(1)	102.5%	67.1%
Average interest-earning assets to average interest-bearing liabilities	131.8%	122.0%
Average loans receivable to average deposits	42.3%	39.2%
Cost of interest-bearing liabilities	1.28%	1.31%

		As of
	As of June 30,	December 31,
	2011	2010
	(Unaudited)
	(dollars in thousands)

Asset Quality
Nonperforming loans(2) to loans receivable
Covered under loss sharing agreements with the FDIC	20.4%	27.2%
Not covered under loss sharing agreements with the FDIC	1.2%	0.2%
Nonperforming assets to total assets (3)
Covered under loss sharing agreements with the FDIC	7.8%	6.7%
Not covered under loss sharing agreements with the FDIC	0.5%	0.0%
Allowance for loan losses (ALL) to nonperforming loans(2)	5.3%	6.4%
Capital Ratios (Company)
Average equity to average total assets	26.8%	29.6%
Tangible common equity ratio	22.7%	29.4%
Tier 1 leverage ratio	23.6%	29.4%
Tier 1 risk-based capital ratio	52.6%	104.1%
Total risk-based capital ratio	53.4%	105.4%
Capital Ratios (Bank)
Average equity to average total assets	12.5%	8.6%
Tangible common equity ratio	12.7%	12.4%
Tier 1 leverage ratio	13.3%	13.5%
Tier 1 risk-based capital ratio	29.6%	51.2%
Total risk-based capital ratio	30.4%	52.5%

(1)	Non-interest expense over (net interest income plus non-interest income). Includes expenses related to the Acquisitions.

(2)	Nonperforming loans includes loans or pools of loans that are considered impaired but retain accrual status due to accretion and loans in non-accrual status.

(3)	Nonperforming assets includes loans or pools of loans that are considered impaired but retain accrual status due to accretion and loans in non-accrual status and other real estate owned, or OREO.

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our Class A Common Stock. If any of the events highlighted in the following risks actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the trading price of our Class A Common Stock could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We have recently completed eight acquisitions and have a limited operating history from which investors can evaluate our profitability and prospects.

The Company was organized in April 2009 and acquired certain of the assets and assumed certain liabilities of three failed banks in 2010 and five in 2011. We have completed the process of integrating six of the acquired banking platforms (Old Premier, Old FCB, Old Peninsula, Old Sunshine, Old FNBCF and Old Cortez) into a single unified operating platform and we are in the process of integrating the remaining acquired banking platforms. Because our banking operations began in 2010, we do not have a meaningful operating history upon which investors can evaluate our operational performance or compare our recent performance to historical performance. Although we acquired certain assets and assumed certain liabilities of eight failed financial institutions which had operated for longer periods of time than we have, their business models and experiences are not reflective of our plans. Accordingly, our limited time running the Old Banks’ operations may make it difficult to predict our future prospects and financial performance based on the prior performance of such depository institutions. Moreover, given that most of the loans and OREO we acquired in the Acquisitions are covered by loss sharing agreements with the FDIC, the historical financial results of the acquired banks are immaterial to an understanding of our future operations. In addition, our business since January 22, 2010 and for the immediate future relies heavily on our acquisition activities, on our loss share resolution business and on the remediation and disposal of assets we acquired from the FDIC and is fundamentally different from the business of the Old Banks. Certain other factors may also make it difficult to predict our future financial and operating performance including, among others:

•	our current asset mix (which is comprised primarily of government agency securities and investment-grade securities and the legacy loan portfolios that were acquired from the FDIC), loan quality and allowances are not representative of our anticipated future asset mix, loan quality and allowances, which may change materially as we commence meaningful organic loan origination and banking activities and grow through future acquisitions;

•	our significant cash reserves and liquid securities portfolio, which result in large part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with our FDIC-assisted failed bank acquisition transactions subject and not subject to loss sharing agreements, are not necessarily representative of our future cash position; and

•	our cost structure and capital expenditure requirements during the transitional periods for which financial information is available are not reflective of our anticipated cost structure and capital spending as we integrate future acquisitions and continue to grow our organic banking platform.

Since a large portion of our income is currently generated from the accretable discounts on purchased loans and the accretion (amortization) of the FDIC loss share indemnification asset, which over time will need to be replaced with performing interest-earning assets, the failure to generate sufficient organic loan origination and other asset growth could have an adverse impact on our future financial condition and earnings.

As a result of our FDIC-assisted acquisitions, a significant portion of our current income over the next several years will be derived from the realization of accretable discounts on the loans that we purchased and from the accretion (amortization) of the FDIC indemnification asset associated with the FDIC loss sharing agreements. For the six months ended June 30, 2011, we recognized $26.5 million of income, or 46.6% of total income, and for the year ended December 31, 2010, we recognized $37.5 million of income, or 33.7% of total income, in each case, from the accretable discounts on our acquired loans and the accretion (amortization) of the FDIC indemnification asset. If we are unable to replace our acquired loans and the related discount accretion with new performing loans and other performing assets, our financial condition and earnings would be adversely affected.

Failure to comply with the terms of our loss sharing agreements with the FDIC may result in significant losses.

We have purchased certain of the assets and assumed certain of the liabilities of eight failed banks from the FDIC, and presently a substantial portion of our revenue is derived from those assets. A significant portion of the losses related to the Covered Assets acquired in six of those transactions will be borne by the FDIC. We are subject to audit by the FDIC at its discretion to ensure we are in compliance with the terms of the corresponding loss sharing agreements. We may experience difficulties in complying with the terms of such loss sharing agreements, which could result in the loss of some or all of the loss sharing coverage and our being required to recognize the full amount of any such uncovered losses. Any significant loss of coverage would have a material adverse effect on our business.

Certain provisions of the loss sharing agreements entered into with the FDIC may have anti-takeover effects and could limit our ability to engage in certain strategic transactions that would be in the best interests of stockholders.

Our loss sharing agreements with the FDIC require that in order to maintain loss share coverage we must receive FDIC consent prior to us or certain of our stockholders engaging in certain transactions. We may not transfer or otherwise assign any loss sharing agreement without FDIC consent, and, among other things, prior FDIC consent is required for certain mergers or consolidations of the Company or the Bank with or into another company, the sale of all or substantially all of the assets of the Bank, the sale of a certain percentage of our shares by the Company, and a stockholder or a group of stockholders acting in concert. Such a sale by stockholders may occur beyond our control. In addition, under the Old Premier and Old FCB loss sharing agreements, any public or private offering of common stock by us that would increase our outstanding shares by more than 9% requires the consent of the FDIC. Under the Old Peninsula, Old FNBCF, Old Cortez and Old Coastal loss sharing agreements, any merger or consolidation of the Company or the Bank with or into another company, if the stockholders of the Company or the Bank will own less than 66 2/3% of the consolidated entity as a result of such transaction, requires the consent of the FDIC. When the consent of the FDIC is required under the loss sharing agreements, the FDIC may withhold its consent or may condition its consent on terms that we do not find acceptable. If the FDIC does not grant its consent to a transaction we would like to pursue, or conditions its consent on terms that we do not find acceptable, we may be unable to engage in certain corporate or strategic transactions that might otherwise benefit our stockholders or we may elect to pursue a transaction without obtaining FDIC consent. If we failed to obtain prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows.

If we fail to effectively manage credit risk, our business and financial condition will suffer.

We must effectively manage credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The majority of loans held by the Bank were acquired in six transactions which are covered by FDIC loss sharing arrangements, and two transactions with the FDIC which are not subject to FDIC loss sharing coverage. In addition, a primary component of our strategy is to grow our commercial loan origination business. There is no assurance that our credit risk monitoring and loan approval procedures are or will be adequate or will reduce the inherent risks associated with lending. Our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of our loan portfolio. Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

Economic and market developments, including the potential for inflation, may have an adverse effect on our business, possibly in ways that are not predictable or that we may fail to anticipate.

Economic and market disruptions that have persisted in recent years and the potential for future economic disruptions and inflation present considerable risks and challenges to us. Dramatic declines in the housing market and increasing business failures have negatively impacted the performance of mortgage, commercial and construction loans and resulted in significant write downs of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit and high unemployment have also negatively impacted the credit performance of commercial and consumer loans, resulting in additional write downs. These risks and challenges have significantly diminished overall confidence in the national economy, the financial markets and many financial institutions. This reduced confidence could further compound the overall market disruptions and risks to banks and bank holding companies, including us. These conditions, among others, are some of the factors that ultimately led to the failure of the banks whose assets we have purchased to date. Although, as a new market entrant in 2010, we benefited from these market dislocations as reflected in our purchase price for the acquired assets, continuation or further deterioration of weak real estate markets and related impacts, including increasing foreclosures, business failures and unemployment, may adversely affect our results of operations, especially as we attempt to increase our loan origination activities which will not be protected by loss sharing arrangements with the FDIC. A continued decline in real estate values could also lead to higher charge-offs in the event of defaults in our real estate loan portfolio. Given that our business may be similar in certain respects to the failed banks whose assets and liabilities we acquired, and that we may be serving the same general customer base with portions of a product mix which may be similar to that of the failed banks, there is no guarantee that similar economic conditions to those which adversely affected the failed banks’ results of operations will not similarly adversely affect our results of operations.

Our business and operations are located in Florida, which has experienced, and may continue to experience, economic difficulties worse than many other parts of the United States.

In addition to general, regional, national and international economic conditions, our operating performance will be impacted by the economic conditions in Florida. The declines in, and volatility relating to, the value of real estate, which, according to the Case-Shiller index has decreased approximately 48% from January 2006 to June 2011, on average, for residential real estate in Florida, disruption in the credit markets, increase in unemployment levels, decreased availability of financing for commercial borrowers in Florida have, among other factors, resulted in low consumer confidence, depressed real estate markets and a regional economic performance that has been worse than for the United States as a whole. These conditions may continue or worsen in Florida, even if the general economic conditions in the United States show continued signs of improvement. In addition, the Florida economy is largely dependent on the tourism industry. If there is a significant decline in tourism, the resulting economic effect could have a material negative impact on our operating results by reducing our growth prospects, affecting the ability of our customers to repay their loans to us and generally adversely affecting our financial condition.

As of June 30, 2011, approximately 67.9% of our loan portfolio was secured by commercial properties and approximately 10.9% of our loan portfolio was secured by residential properties, in each case including properties under construction, located in Florida. It is possible that a substantial portion of our future loan activities will involve commercial and residential properties in Florida. A concentration of our loans in Florida subjects us to the risk that a failure of the Florida economy to recover or a further downturn could result in a lower than expected loan origination volume and higher than expected delinquency and foreclosure rates or losses on loans. Further, if Florida real estate markets do not recover, it will become more difficult and costly for us to liquidate foreclosed properties. The occurrence of a natural disaster in Florida, such as a hurricane, tropical storm, tsunami or other severe weather event, or a manmade disaster, such as the 2010 oil spill in the Gulf of Mexico, could negatively impact regional economic conditions, cause a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us, damage our banking facilities and offices and negatively impact our growth strategy. In addition, many residents and businesses in Florida have incurred significantly higher property and casualty insurance premiums on their properties, which has and may continue to adversely affect real estate sales and values in our markets. We may suffer further losses due to the decline in the value of the properties underlying our mortgage loans, which could have a material adverse impact on our operations. Any individual factor or a combination of factors could materially negatively impact our business, financial condition, results of operations and prospects. A high rate of foreclosures or loan delinquencies, particularly if those loans were not covered by loss sharing agreements, could have a material adverse effect on our operations and our business.

Changes in national and local economic conditions could lead to higher loan charge-offs which could have a material adverse impact on our business.

Although the loan portfolios acquired in the acquisitions of the Old Banks have been initially accounted for at fair value, we do not yet know whether a significant amount of loans will become impaired, and impairment may result in additional charge-offs to the portfolio. The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio, including any loans we originate or acquire in the future, and, consequently, reduce our net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Although we have entered into loss sharing agreements with the FDIC in six of the eight Acquisitions, which provide that a significant portion of losses related to those Covered Assets will be borne by the FDIC, we are not protected against all losses resulting from charge-offs with respect to those loan portfolios. In addition, none of our newly originated loans nor any of the assets acquired in the acquisitions of Old Sunshine or Old FPB are covered by loss sharing agreements. Additionally, the loss sharing agreements have fixed terms. Any charge-off that we experience after the loss sharing agreements expire will not be reimbursed by the FDIC and would negatively impact our net income. If any of those events occur, our losses could increase. For a more detailed discussion of the loss sharing agreements, see “Business—Acquisitions.”

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

As of June 30, 2011, commercial and industrial loans constituted $147.6 million, or 14.8%, and commercial real estate loans constituted $514.0 million, or 51.4%, of our total loan portfolio, respectively. We expect that over time, newly-originated loans will be more heavily focused on commercial and industrial loans and significantly less heavily focused on commercial real estate loans. To the extent that the Bank extends credit to commercial borrowers (both commercial and industrial borrowers and commercial real estate borrowers), such loans may involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation or development of the property or business involved, repayment of such loans is more sensitive than other types of loans to adverse conditions in the real estate market or the general economy. Unlike residential mortgage loans, which generally are made on the basis of the borrowers’ ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrowers’ ability to make repayment from the cash flow of the related commercial venture. If the cash flow from business operations is reduced, the borrower’s ability to repay the loan may be impaired. Due to the larger average size of a commercial loan in comparison to other loans such as residential loans, as well as the collateral which is generally less readily-marketable, losses incurred on a small number of commercial loans, to the extent not covered by FDIC loss sharing arrangements, could have a material adverse impact on our financial condition and results of operations. In addition, commercial loan customers often have the ability to fund current interest payments through additional borrowings, and as a result the actual credit risk associated with these customers may be worse than anticipated.

The performance of our residential loan portfolio depends in part upon a third party service provider and a failure by this third party to perform its obligations could adversely affect our results of operations or financial condition.

Substantially all of our residential loans are serviced by Bayview Loan Servicing, LLC, or BLS, which provides both primary servicing and special servicing. Primary servicing includes the collection of regular payments, processing of taxes and insurance, processing of payoffs, handling borrower inquiries and reporting to the borrower. Special servicing is focused on borrowers who are delinquent or on loans which are more complex or in need of more hands-on attention. If current housing market trends continue or worsen, the number of delinquent mortgage loans serviced by BLS could increase. In the event that BLS, or any third-party servicer we may use in the future, fails to perform its servicing duties or performs those duties inadequately, we could experience a temporary interruption in collecting principal and interest, sustain credit losses on our loans or incur additional costs associated with obtaining a replacement servicer. Any of these events could have a material adverse impact on our results of operations or financial condition. Similarly, if BLS or any future third-party mortgage loan servicer becomes ineligible, unwilling or unable to continue to perform servicing activities, we could incur additional costs to obtain a replacement servicer and there can be no assurance that a replacement servicer could be retained in a timely manner or at similar rates.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may own or foreclose and take title to real estate, and we could become subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we were to become the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

We are subject to losses due to the errors or fraudulent behavior of employees or third parties.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. When we originate loans, we rely upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal and title information, if applicable, and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could negatively impact our business, financial condition and results of operations.

Our deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as the Bank, up to applicable limits. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Recent market developments and bank failures significantly depleted the FDIC’s deposit insurance fund (DIF), and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), banks are now assessed deposit insurance premiums based on the bank’s average consolidated total assets, and the FDIC has modified certain risk-based adjustments which increase or decrease a bank’s overall assessment rate. This has resulted in increases to the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could reduce our profitability, may limit our ability to pursue certain business opportunities, or otherwise negatively impact our operations.

Changes in interest rates could negatively impact our net interest income, weaken demand for our products and services or harm our results of operations and cash flows.

Our earnings and cash flows are anticipated to be largely dependent upon net interest income, which is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Board of Governors of the Federal Reserve System, or the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also adversely affect (1) our ability to originate loans and obtain deposits, (2) the fair value of our financial assets and liabilities, (3) our ability to realize gains on the sale of assets and (4) the average duration of our mortgage-backed investment securities portfolio. An increase in interest rates may reduce customers’ desire to borrow money from us as it increases their borrowing costs and may potentially adversely affect their ability to pay the principal or interest on loans. A portion of our loan portfolios are floating rate loans. Consequently, an increase in interest rates may lead to an increase in nonperforming assets and a reduction of income recognized, which could harm our results of operations and cash flows. In contrast, decreasing interest rates may have the effect of causing customers to refinance loans faster than originally anticipated. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on net interest income, asset quality, loan origination volume, financial condition, results of operations and prospects.

The fair value of our investment securities can fluctuate due to market conditions out of our control.

As of June 30, 2011, the fair value of our investment securities portfolio held at the Bank was approximately $1.7 billion. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include but are not limited to rating agency downgrades of the securities, defaults by the issuer or with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. In addition, we have historically taken a conservative investment posture, with concentrations of government issuances of short duration. In the future, we may seek to increase yields through more aggressive investment strategies, which may include a greater percentage of corporate issuances and structured credit products. Any of these mentioned factors, among others, could cause other- than-temporary impairments in future periods and result in realized losses, which could have a material adverse effect on our business.

Any requested or required changes in how we determine the impact of loss share accounting on our financial information could have a material adverse effect on our reported results.

Our financial results are significantly affected by the application of loss share accounting, which is subject to assumptions and judgments made by us, our accountants and the regulatory agencies to whom we report such information. Loss share accounting is a complex accounting methodology. If these assumptions are incorrect, any change or modification could have a material adverse effect on our financial condition, operations or our previously reported results. As such, any financial information generated through the use of loss share accounting is subject to modification or change. Any significant modification or change in such information could have a material adverse effect on our results of operations and our previously reported results.

Our financial information reflects the application of acquisition accounting. Any change in the assumptions used in such methodology could have an adverse effect on our results of operations.

As we recently acquired all of our operating assets and assumed substantially all of our liabilities from third parties, our financial results are heavily influenced by the application of acquisition accounting. Acquisition accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair market value. If these assumptions are incorrect, any change or modification required could have a material adverse effect on our financial condition, operations or our previously reported results.

We depend on our senior management team, and the unexpected loss of one or more of our senior executives could adversely affect our business and financial results.

Our future success significantly depends on the continued services and performance of our key management personnel and our future performance will depend on our ability to motivate and retain these and other key personnel. The loss of the services of members of our senior management, or other key employees, or the inability to attract additional qualified personnel as needed, could materially and adversely affect our businesses and our consolidated results of operations and financial condition.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

We expect to depend on checking, savings and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow a strong deposit base. Because a substantial majority of our existing deposit base consists of time deposits that were acquired from failed banks, it may prove harder to maintain and grow our deposit base than would otherwise be the case. We are also working to transition certain of our customers to lower cost traditional banking services as higher cost funding sources, such as high interest certificates of deposit, mature. Many banks in Florida are struggling to maintain depositors in light of the recent financial crisis, and there may be competitive pressures to pay higher interest rates on deposits, which could increase funding costs and compress net interest margins. There is no assurance customers will transition to lower yielding savings and investment products or continue their business with the Bank, which could adversely affect our operations. Further, even if we are able to grow and maintain our deposit base, the account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into investments (or similar deposit products at other institutions that may provide a higher rate of return), we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income. Additionally, any such loss of funds could result in lower loan originations, which could materially negatively impact our growth strategy.

Recent market disruptions have caused increased liquidity risks.

The recent disruption and illiquidity in the credit markets are continuing challenges for banking institutions that have generally made potential funding sources more difficult to access, less reliable and more expensive. In addition, liquidity in the inter-bank market, as well as the markets for commercial paper and other short-term instruments, have contracted significantly. These market conditions present significant challenges in the management of our own and our customers’ liquidity, particularly in light of our recent commencement of loan origination activities. A further deterioration in the credit markets or a prolonged period without improvement of market liquidity could adversely affect our liquidity and financial condition, including our regulatory capital ratios, and could adversely affect our business, results of operations and prospects.

We may not be able to meet the cash flow requirements of our depositors and borrowers if we do not maintain sufficient liquidity.

Liquidity is the ability to meet current and future cash flow needs on a timely basis at a reasonable cost. The Bank’s liquidity is used to make loans and to repay deposit liabilities as they become due or are demanded by customers. Potential alternative sources of liquidity include federal funds purchased and securities sold under repurchase agreements. The Bank maintains a portfolio of investment securities that may be used as a secondary source of liquidity to the extent the securities are not pledged for collateral. However, we do not expect to maintain our current level of investment securities (relative to the size of our business) as we pursue our acquisition growth strategy. Other potential sources of liquidity include the sale or securitization of loans, the utilization of available government and regulatory assistance programs, the ability to acquire national market non-core deposits, the issuance of additional collateralized borrowings such as FHLB advances, the issuance of debt securities, issuance of equity securities and borrowings through the Federal Reserve’s discount window. However, there can be no assurance that these sources will continue to be available to us on terms acceptable to us or at all. Although we currently have sufficient liquidity to meet the anticipated cash flow requirements of our depositors and borrowers, there is no guarantee that we will continue to maintain such liquidity. Without sufficient liquidity, we may not be able to meet the cash flow requirements of our depositors and borrowers, which in turn could have a material adverse impact on our operations.

An inadequate allowance for loan losses would reduce our earnings.

The loans acquired from Old Sunshine and Old FPB are not covered by any loss sharing arrangement with the FDIC. In addition, as we increase our loan origination and other product offerings, the percentage of assets not covered by the FDIC loss sharing agreements that make up our loan portfolio will increase. As such, the long-term success of our business will be largely attributable to the quality of our assets, particularly newly-originated loans. The risk of loss on originated loans not covered by FDIC loss sharing arrangements that we hold on our balance sheet will vary with, among other things, general economic conditions, the relative product mix of loans being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. For our originated loans, we will maintain an allowance for loan losses, or ALL, based on, among other things, historical rates, an evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality, and regulatory requirements. We account for loans acquired through purchase transactions under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality , or ASC 310-30. Based upon the foregoing factors, we make assumptions and judgments about the ultimate collectability of the particular loan and provide an allowance for probable loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. If any of these assumptions are incorrect, it could have a material adverse effect on our earnings.

If borrowers and guarantors fail to perform as required by the terms of their loans, we will sustain losses.

Over time, as a more significant portion of our loan portfolio consists of loans originated by us or are otherwise not covered by any loss sharing arrangement, a significant source of risk arises from the possibility that losses will be sustained if the Bank’s borrowers and guarantors fail to perform in accordance with the terms of their loans and guaranties. This risk increases when the economy is weak. We have implemented underwriting and credit monitoring procedures and credit policies, including the establishment and review of the ALL, that we believe are appropriate to reduce this risk by assessing the likelihood of nonperformance and we are in the process of diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

We may not be able to effectively manage our growth.

As a result of the Acquisitions, we have become a relatively large organization in a short period of time. Our future operating results depend to a large extent on our ability to successfully manage our rapid growth and our ability to recruit and retain additional qualified employees, especially seasoned relationship bankers. Our business plan includes, and is dependent upon, hiring and retaining highly qualified and motivated executives and employees at every level and, in particular, bankers that have long-standing relationships within their communities. These professionals bring with them valuable customer relationships, and they will be an integral part of our ability to attract and grow deposits, generate new loan origination and grow in our market areas. We expect to experience substantial competition in our endeavor to identify, hire and retain the top-quality employees that we believe are key to our future success. If we are unable to hire and retain qualified employees, we may not be able to successfully execute our business strategy. If we are unable to effectively manage and grow the Bank, our business and our consolidated results of operations and financial condition could be materially and adversely impacted.

The process of integrating the assets of the Old Banks and other assets we may acquire in the future into a single unified operating platform may delay the attainment of other operating objectives.

While the Bank has already integrated the operations of the former platforms of Old Premier, Old FCB, Old Peninsula, Old Sunshine, Old FNBCF and Old Cortez onto a single core operating system, the process of doing so, and the process of integrating Old Coastal and Old FPB and other future acquisitions into one business, has required and will continue to require a significant amount of attention from our senior management. We are also completing implementation of a modern treasury services system in partnership with Fidelity National Information Services, Inc., or FIS, to allow the Bank to offer integrated receivables and payables and e-banking services to its commercial and industrial customers. There can be no guarantee that the conversion to a new operating platform or the implementation of a new treasury services system will provide all of the benefits anticipated by the Bank. In addition, such projects could continue to require the Bank’s management and resources to be diverted from its core business to assist with the new systems integration. We also have incurred and will continue to incur additional expenses in connection with the integration processes, and there may be service outages or delays due to the installation of such new systems (and customer issues therewith). In addition, any future acquisition may further delay the completion of a unified banking platform. Any delays or other problems with respect to these projects may impact the financial and other benefits that the Bank’s management expects to result and could have a material adverse effect on our business, financial condition and operations. In the event that continuing our new integration processes distract senior management from continuing to build the core businesses of the Bank, our ability to operate and grow could be materially and adversely impacted.

Our acquisition of assets and assumption of deposits and liabilities of eight failed banks involve a number of special risks.

Our acquisition of certain assets and assumption of certain liabilities of each of the Old Banks followed the determination by these banks’ primary regulators that such banks had failed and the appointment of the FDIC as receiver. Although FDIC-assisted transactions mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution (other than the acquisitions related to Old Sunshine and Old FPB), we are (and would be in future similar transactions) subject to many of the same risks we would face in acquiring a non-failed bank in a negotiated transaction, including risks associated with stability of the deposit base, maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these acquisitions were conducted by the FDIC in a manner that did not allow us the time and access to information normally associated with preparing for and evaluating a negotiated acquisition, we may face additional risks, including additional strain on management resources, management of problem loans, integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital.

Although our senior management team has experience managing the operations of regional banks, there may be key employees that have more knowledge or expertise about the history, region or past practices of the Old Banks. Such key employees may also have important relationship ties with the community and one or more significant existing or potential customers. If we lose such key employees or if we fail to attract qualified personnel to meet our needs, our ability to continue to maintain and grow our businesses may suffer and our consolidated results of operations and financial condition may be materially and adversely impacted.

There is no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with our FDIC-assisted transactions. Although we have entered into loss sharing agreements with the FDIC in connection with our acquisitions of loans from each of the Old Banks (except for Old Sunshine and Old FPB), and may enter into loss sharing agreements if future FDIC-assisted transactions are consummated, we cannot guarantee that we will be able to adequately manage their respective loan portfolios within the limits of the loss protections already provided by the FDIC or in any future FDIC-assisted acquisition. Further, as was the case in connection with our acquisitions of the assets of Old Sunshine and Old FPB, we may determine even in the context of future acquisitions of failed banks from the FDIC to acquire such banks without the benefit of loss share protection, in whole or in part. Our inability to overcome these risks could have a material adverse effect on our business, financial condition and operations.

We are exposed to operational risks that can negatively affect our financial condition.

We are exposed to operational risk. In our daily operations, we rely on the continued efficacy of our technical and telecommunication systems, operational infrastructure, relationships with third parties and the vast array of associates and key executives. Failure by any or all of these resources subjects us to risks that may vary in size, scale and scope. These risks include, among other things, operational, technical and computer system failures, ineffectiveness or exposure due to interruption in third party support, the risk of fraud or theft by employees or outsiders and unauthorized transactions by employees or operational errors (including clerical or recordkeeping errors), as well as the loss of key individuals or failure on the part of the key individuals to perform properly.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. We outsource many of our major systems, such as data processing, loan servicing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We face strong competition from financial services companies and other companies that offer banking services which could negatively affect our business.

We currently conduct our banking operations primarily in Broward, Collier, Lee, Hendry, Charlotte, Miami-Dade, Palm Beach, Volusia, Sarasota, Orange, Seminole, Brevard, Hernando, St. Lucie, Martin and Indian River counties, all of which are located in Florida. We may not be able to compete successfully against current and future competitors, which may result in fewer customers and reduced loans and deposits. Many competitors offer banking services identical to those offered by us in our service areas. These competitors include national banks, regional banks and community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Some of these competitors may have a long history of successful operations in our markets and have greater ties to local businesses and banking relationships, as well as a more well-established depositor base. Competitors with greater resources may possess an advantage by being capable of maintaining numerous banking locations in more convenient locations, owning more ATMs and conducting extensive promotional and advertising campaigns or operating at a lower fixed-cost basis through the Internet.

Additionally, banks and other financial institutions with larger capitalizations and financial intermediaries (some of which are not subject to bank regulatory restrictions) have larger lending limits than we have and thereby are able to serve the credit needs of larger customers. Specific areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. Non-local banks with web-based banking are able to compete for business, further increasing competition without having a physical presence in the Florida market.

Our ability to compete successfully depends on a number of factors, including, among other things:

•	the ability to develop, maintain and build upon long-term customer relationships based on quality service, high ethical standards and safe, sound assets;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors; and

•	customer satisfaction with our level of service.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could materially harm our business, financial condition, results of operations and prospects.

The Bank may be mistaken for one of the failed banks whose assets and liabilities it acquired, which, along with other reputational risks, could affect our results.

The Bank was chartered by the OCC as a de novo national bank on January 22, 2010. Prior to July 25, 2011, the Bank operated under trade names similar to those of several of the failed banks whose assets and liabilities it acquired (i.e., Premier American Bank, Florida Community Bank (a division of Premier American Bank, N.A.), and Sunshine State Community Bank (a division of Premier American Bank, N.A.)). Effective July 25, 2011, the Bank changed its name to Florida Community Bank, National Association, and converted all retail bank branches to the Florida Community Bank brand name. By continuing to operate under a trade name similar to that of a failed institution, we must overcome the reputational damage resulting from its recent failure. Our ability to originate and maintain deposit accounts is highly dependent upon consumer and other external perceptions of our business practices and our financial health. Adverse perceptions regarding our business practices or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating, maintaining and financing accounts, and completing attractive loan originations. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships may also negatively affect our business. Such adverse reputational impacts or events may also increase our litigation risk. If we experience any of the foregoing, our business could be materially adversely affected.

We do not anticipate paying any dividends on our common stock for the foreseeable future. The Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations, which, to the extent we are not able to access those funds, may impair our ability to accomplish our growth strategy and pay our operating expenses.

We have never paid a cash dividend and do not currently anticipate paying a cash dividend in the foreseeable future. We expect to use our earnings for operations and expansion of our business. Since we are a bank holding company with no significant assets other than the capital stock of our banking subsidiary, if we exhaust the capital raised in the offering and our prior offerings, we will need to depend upon dividends from the Bank for substantially all of our income or raise capital through future offerings. Accordingly, at such time, our ability to pay dividends to our stockholders will depend primarily upon the receipt of dividends or other capital distributions from the Bank. The Bank’s ability to pay dividends to us is subject to, among other things, its earnings, financial condition and need for funds, as well as federal and state governmental policies and regulations applicable to us and the Bank, which limit the amount that may be paid as dividends without prior approval. Currently, the Bank is not permitted to pay any dividends to us until at least January 25, 2013 and, after that date, approval of the OCC is required. As such, we will have no ability to rely on dividends from the Bank during this time period. As a result, you may only receive a return on your investment in the Class A Common Stock if its market price increases.

Risks Related to Our Acquisition Strategy

Our growth and expansion strategy involves risks and may not be successful, and our market value and profitability may suffer.

Growth through the acquisition of failed or failing banks, as well as the selective acquisition of assets, deposits and branches, represent an important component of our business strategy. Any future acquisitions will be accompanied by the risks commonly encountered in any acquisitions. These risks include, among other things: credit risk associated with the acquired bank’s loans and investments; difficulty of integrating operations; retaining and integrating key personnel; and potential disruption of our existing business. We expect that competition for suitable acquisition targets may be significant. We cannot assure you that we will be able to successfully identify and acquire suitable acquisition targets on terms and conditions we consider to be acceptable.

Failed bank acquisitions involve risks similar to acquiring open banks even though the FDIC might provide assistance to mitigate certain risks, such as sharing in exposure to loan losses and providing indemnification against certain liabilities of the failed institution. However, because these acquisitions are typically conducted by the FDIC in a manner that does not allow the time typically taken for a due diligence review or for preparing the integration of an acquired institution, we may face additional risks in transactions with the FDIC. These risks include, among other things, accuracy or completeness of due diligence materials, the loss of customers and core deposits, strain on management resources related to collection and management of problem loans and problems related to integration and retention of personnel and operating systems. There can be no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions (including FDIC-assisted transactions). Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value and profitability.

As a result of acquisitions, we may be required to take write-downs or write-offs, as well as restructuring and impairment or other charges that could have a significant negative effect on our financial condition and results of operations.

We have conducted diligence in connection with our past acquisitions and must conduct due diligence investigations of any potential acquisition targets. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process and the fact that such efforts do not always lead to a consummated transaction. Even if we conduct extensive due diligence on an entity we decide to acquire, this diligence may not reveal all material issues that may affect a particular entity. In addition, factors outside the control of the entity and outside of our control may later arise. If, during the diligence process, we fail to identify issues specific to an entity or the environment in which the entity operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may become subject if we obtain debt financing. The diligence process in failed bank transactions is also expedited due to the short acquisition timeline that is typical for failing depository institutions. There can be no assurance that we will not have to take write-downs or write-offs in connection with the acquisitions of certain of the assets and assumption of certain liabilities of each of the Old Banks, or any depository institution which we later acquire, a portion of which may not be covered by loss sharing agreements.

We may acquire entities with significant leverage, increasing the entity’s exposure to adverse economic factors.

Our future acquisitions could include entities whose capital structures may have significant leverage. Although we will seek to use leverage in a manner we believe is prudent, any leveraged capital structure of such investments will increase the exposure of the acquired entity to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the relevant entity or their industries. If an entity cannot generate adequate cash flow to meet its debt obligations, we may suffer a partial or total loss of capital invested in such entity. To the extent there is not ample availability of financing for leveraged transactions (e.g., due to adverse changes in economic or financial market conditions or a decreased appetite for risk by lenders), our ability to consummate certain transactions could be impaired.

Projected operating results may be inaccurate and may vary significantly from actual results.

We will generally establish the pricing of transactions and the capital structure of entities to be acquired by us on the basis of financial projections for such entities. Projected operating results will normally be based primarily on management judgments. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. There can be no assurance that the projected results will be obtained, and actual results may vary significantly from the projections. General economic, political and market conditions, which are not predictable, can have a material adverse impact on the reliability of such projections. In the event that the projections made in connection with our acquisitions of substantially all the assets and assumption of certain of the liabilities of each Old Bank vary from actual results, or future projections with respect to new acquisitions are not accurate, such failures could materially and adversely affect our business and our consolidated results of operations and financial condition.

Risks Related to the Regulation of Our Industry

We operate in a highly regulated environment and, as a result, are subject to extensive regulation and supervision that could adversely affect our financial performance and our ability to implement our business strategy.

We are subject to extensive regulation, supervision and legislation that govern almost all aspects of our operations. This is primarily intended to protect customers, depositors and the DIF, and the financial system as a whole, not our equity holders. These laws and regulations, among other things, prescribe minimum capital requirements, impose limitations on our business activities, restrict the Bank’s ability to guarantee our debt and engage in certain transactions with us, impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than accounting principles generally accepted in the United States of America (GAAP). We are currently facing increased regulation and supervision of our industry as a result of the recent financial crisis in the banking and financial markets, and, to the extent that we participate in any programs established or to be established by the U.S. Treasury or by the federal bank regulatory agencies, there may be additional and changing requirements and conditions imposed on us. Such additional regulation and supervision may increase our costs and limit our ability to pursue business strategies and opportunities. Further, our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our common stock.

The Bank and, with respect to certain provisions the Company, is subject to an Order of the FDIC, dated January 22, 2010, or the Order, issued in connection with the FDIC’s approval of the Bank’s application for deposit insurance. The Order requires, among other things, that during the first three years of operation, the Bank obtains FDIC approval before implementing certain compensation plans, submit updated business plans and reports of material deviations from those business plans, and submit periodic loss share reports. The OCC Agreement that was entered into in connection with the acquisition of Old Premier prohibits the Bank from paying a dividend to us prior to January 25, 2013. After January 25, 2013, the OCC Agreement imposes other restrictions on the Bank’s ability to pay dividends to us, including requiring prior approval from the OCC, before any dividends are paid. A failure by the Bank to comply with the requirements of the OCC Agreement or the Order, or the objection by the OCC or the FDIC to any materials or information submitted pursuant to the OCC Agreement or the Order, could prevent us from executing our business strategy and materially and adversely affect our businesses and our consolidated results of operations and financial condition.

Federal bank regulatory agencies periodically conduct examinations of us and the Bank, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

The Federal Reserve may conduct examinations of our business and any nonbank subsidiary, including for compliance with applicable laws and regulations. In addition, the OCC periodically conducts examinations of the Bank, including for compliance with applicable laws and regulations. If, as a result of an examination, the Federal Reserve or the OCC was to determine that the financial condition, capital resources, asset quality, asset concentrations, earnings prospects, management, liquidity, sensitivity to market risk, or other aspects of any of our or the Bank’s operations had become unsatisfactory, or that we or our management were in violation of any law, regulation or guideline in effect from time to time, the Federal Reserve or the OCC may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our or the Bank’s capital, to restrict our growth, to change the composition of our concentrations in portfolio or balance sheet assets, to assess civil monetary penalties against officers or directors, to remove officers and directors and, if such conditions cannot be corrected or there is an imminent risk of loss to depositors, the FDIC may terminate the Bank’s deposit insurance.

The Federal Reserve may require us to commit capital resources to support our bank subsidiary.

As a matter of policy, the Federal Reserve, which examines us and our subsidiaries, expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under this requirement, in the future, we could be required to provide financial assistance to the Bank should the Bank experience financial distress.

A capital injection may be required at times when we do not have the resources to provide it and therefore we may be required to borrow the funds. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

The short-term and long-term impact of the new regulatory capital standards and the forthcoming new capital rules for non-Basel U.S. banks is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. Basel III increases the requirements for minimum common equity, minimum Tier 1 capital, and minimum total capital, to be phased in over time until fully phased in by January 1, 2019.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as the Company, and non-bank financial companies that are supervised by the Federal Reserve. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. In particular, bank holding companies, many of which have long relied on trust preferred securities as a component of their regulatory capital, will no longer be permitted to count trust preferred securities toward their Tier 1 capital. While the Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to us and the Bank.

The enactment of the Dodd-Frank Act may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes to regulatory capital requirements;

•	creation of new government regulatory agencies;

•	limitation on federal preemption;

•	changes to deposit insurance assessments;

•	changes in insured depository institution regulations; and

•	mortgage loan origination and risk retention.

In addition, the Dodd-Frank Act creates a new Financial Stability Oversight Council to oversee systemic risk, establishes a new system for orderly liquidation of certain systemically significant financial companies and restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also mandates regulation of compensation paid by certain financial institutions to prohibit excessive compensation that could lead to inappropriate risk and loss. A new government entity, the Bureau of Consumer Financial Protection, will be created within the Federal Reserve with broad power to develop and enforce rules for bank and non-bank providers of consumer financial products. The Dodd-Frank Act also requires a wide range of advisers to private funds to register with the Securities and Exchange Commission, or SEC, and includes a number of provisions designed to improve the management of the SEC. Moreover, the Dodd-Frank Act permanently raises deposit insurance coverage to $250,000 and creates a new base for calculating the deposit insurance premium paid by insured institutions. Consequently, large banks that tend to employ various funding sources other than deposits will incur higher deposit premiums.

Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by applicable federal agencies. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our common stock. For a more detailed description of the Dodd-Frank Act, see “Supervision and Regulation—Changes in Laws, Regulations, or Policies and the Dodd-Frank Act.”

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (OFAC). If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans.

We and certain of our stockholders, including those who have agreed to become part of an “anchor group,” are required to comply with the applicable provisions of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, including a prohibition on sales or transfers of our securities by each such stockholder until three years from such stockholder’s acquisition of shares of common stock (except in the case of certain mutual fund holders) without prior FDIC approval.

The FDIC approved our acquisition of Old Premier by order. The approval contains a condition that the Bank, the Company and our founders comply with the applicable provisions of the FDIC Policy. The FDIC Policy imposes additional restrictions and requirements on certain institutions and their investors, to the extent that those institutions acquire a failed bank from the FDIC. Certain provisions of the FDIC Policy are summarized below. They include a higher capital requirement for the Bank and a three-year restriction on the sale or transfer of our securities by certain investors.

As the agency responsible for resolving failed banks, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC adopted the FDIC Policy on August 26, 2009. The FDIC issued guidance under the FDIC Policy on January 6, 2010 and April 23, 2010.

For those institutions and investors to which it applies, the FDIC Policy imposes the following provisions, among others. First, the Bank is required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors. This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, the Bank is prohibited from extending credit to its investors and to affiliates of its investors. Fourth, investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions. The FDIC has interpreted this prohibition to apply to a wide range of non-U.S. jurisdictions. In its guidance, the FDIC has required that non-U.S. investors subject to the FDIC Policy invest through a U.S. subsidiary and adhere to certain requirements related to record keeping and information sharing. Fifth, without FDIC approval, investors are prohibited from selling or otherwise transferring their securities in the Bank for a three-year period following the time of certain acquisitions. The transfer restrictions in the FDIC Policy do not apply to open-ended investment companies that are registered under the Investment Company Act of 1940, as amended (Investment Company Act) issue redeemable securities, and allow investors to redeem on demand. Sixth, investors may not employ complex and functionally opaque ownership structures to invest in the Bank. Seventh, investors that own 10% or more of the equity of a failed institution are not eligible to bid for that failed institution in an FDIC auction. Eighth, investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams, and their business models. Ninth, the FDIC Policy does not replace or substitute for otherwise applicable regulations or statutes.

The FDIC Policy applies to our existing stockholders who have agreed to become part of an “anchor group” and it will apply to any other holder of shares of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards.

We are subject to the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to material penalties.

The Community Reinvestment Act (CRA), the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity, and restrictions on expansion activity. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

We intend to complement and expand our business by pursuing strategic acquisitions of the assets and assuming the liabilities of failed banks, banks and other financial institutions. We must generally receive federal regulatory approval before we can acquire an institution or business. In determining whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on the competition, our financial condition, and our future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience, and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the CRA) and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. We may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

In addition to the acquisition of financial institutions, as opportunities arise, we plan to continue de novo branching as a part of our organic growth strategy. De novo branching carries with it numerous risks, including the inability to obtain all required regulatory approvals or the branch failing to perform as expected. The failure to obtain regulatory approvals for potential de novo branches or those branches to perform may impact our business plans and restrict our growth.

Stockholders may be deemed to be acting in concert or otherwise in control of the Bank, which could impose prior approval requirements and result in adverse regulatory consequences for such holders.

We are a bank holding company regulated by the Federal Reserve. Any entity (including a “group” composed of natural persons) owning 25% or more of our outstanding shares of common stock, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (BHCA). In addition, (1) any bank holding company or foreign bank with a U.S. presence is required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain 5% or more of our outstanding shares of common stock and (2) any person other than a bank holding company may be required to obtain prior regulatory approval under the Change in Bank Control Act to acquire or retain 10% or more of our outstanding shares of common stock. Any stockholder that is deemed to “control” the Company for bank regulatory purposes would become subject to prior approval requirements and ongoing regulation and supervision. Such a holder may be required to divest 5% or more of the voting shares of investments that may be deemed incompatible with bank holding company status, such as an investment in a company engaged in non-financial activities.

Regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

Our common stock owned by holders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those holders have control of a bank or bank holding company. Each stockholder obtaining control would be required to register as a bank holding company. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. How this definition is applied in individual circumstances can vary among the various federal bank regulatory agencies and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including where stockholders are: commonly controlled or managed; the holders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company; the holders each own stock in a bank and are also management officials, controlling stockholders, partners or trustees of another company; or both a holder and a controlling stockholder, partner, trustee or management official of the holder own equity in the bank or bank holding company.

Risks Related to the Offering

There has been no prior public market for our common stock and an active trading market in our common stock may not develop or be sustained.

Prior to the offering, there has been no public market for our common stock. Although we intend to apply to have our Class A Common Stock listed on the New York Stock Exchange, we do not know whether third parties will find our common stock to be attractive or whether firms will be interested in making a market for our stock and an active trading market in our common stock may not develop or be sustained after the offering. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable research or downgrade our Class A Common Stock, the price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. Equity research analysts may elect not to provide research coverage of our Class A Common Stock, which may adversely affect the market price of our Class A Common Stock. If equity research analysts do provide research coverage of our Class A Common Stock, the price of our Class A Common Stock could decline if one or more of these analysts downgrade our Class A Common Stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of the Company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Our Class A Common Stock price is likely to be highly volatile and the market price of our Class A Common Stock could drop unexpectedly.

The initial public offering price for our Class A Common Stock will be determined through negotiations with the underwriters and such initial public offering price may vary from the market price of our Class A Common Stock after the offering. The market price of our Class A

Common Stock could be subject to wide fluctuations in response to, among other things, the following factors:

•	our lack of any meaningful operating history;

•	our limited time running the operations of the banks from which we have acquired assets and assumed deposits and other liabilities may make it difficult to predict our future prospects and financial performance based on the prior performance of such depository institutions;

•	any adverse change in the terms of, or loss of coverage under, our loss sharing arrangements with the FDIC;

•	the rapid growth and evolution of our business which is likely to continue;

•	quarterly variations in our results of operations or the quarterly financial results of companies perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by market analysts;

•	any announcements by us or our competitors of significant acquisitions, strategic alliances or joint ventures, particularly as a result of the highly acquisitive nature of our business;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	the use of our common stock as consideration in connection with an acquisition;

•	litigation involving us, our general industry or both;

•	additions or departures of key personnel;

•	investors’ general perception of us; and

•	changes in general economic, industry and market conditions in the United States, Florida or international markets.

Many of these factors are beyond our control. Any of the foregoing factors could cause our stock price to fall and may expose us to securities class action litigation. Any securities class action litigation could result in substantial costs and the diversion of management’s attention and resources.

Material weaknesses in our internal control over financial reporting were identified for the year ended December 31, 2010, as previously reported, and for the six month unaudited interim periods ended June 30, 2011 and 2010. Material weaknesses in our internal control over financial reporting could result in material misstatements in our financial statements and have a material adverse effect on the price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991, our management will be required to report on, and our independent registered public accounting firm will be required to attest to, the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We are currently in the process of establishing, documenting and testing our internal control over financial reporting. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, in connection with the attestation process by our independent registered public accounting firm, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation.

A material weakness in our internal control over financial reporting was identified in connection with the audit of our consolidated financial statements for the year ended December 31, 2010, relating to the determination of fair value of certain assets acquired and liabilities assumed and certain related processes, on which we had worked with a third-party consulting firm whose services have now been discontinued. Prior to the discovery of these errors in late 2010 and early 2011, management engaged a new consulting firm to assist in certain valuation and other matters. Management believes that the engagement and assignment of this new consulting firm in conjunction with other corrective actions, including enhancement of policies and procedures and allocation of additional resources, have assisted the Company in the remediation of this material weakness. Appropriate adjustments were made to the consolidated balance sheet and statement of operations of the Company as of and for the year ended December 31, 2010.

Material weaknesses in our internal control over financial reporting were identified in connection with the preparation of our unaudited interim consolidated financial statements for the six months ended June 30, 2011 and 2010, which led to adjustments in the Company’s accounting for the FDIC loss share indemnification asset, stock-based compensation and certain expense accruals. These adjustments were made to the unaudited interim consolidated balance sheet and statements of operations of the Company as of June 30, 2011 and for the six month periods ended June 30, 2011 and 2010, respectively. Management believes that these adjustments were the result of weaknesses in its interim financial closing process that existed as of June 30, 2011 and 2010. The Company previously identified substantially all of the weaknesses and had commenced a remediation plan, however, this plan was not fully implemented as of June 30, 2011. Included in the enhancements to controls over the monthly closing process, was the hiring of a new experienced Chief Accounting Officer and other resource realignments, which have been implemented since June 30, 2011. However such enhancements have not been in place for a sufficient period for management to determine their effectiveness in remediating the identified material weaknesses.

A material weakness is defined by the standards issued by the Public Company Accounting Oversight Board as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We concluded that as a consequence of the matters described above, a material weakness existed and our internal control over financial reporting was not effective at December 31, 2010. We believe that the material weakness identified as of December 31, 2010 has been remediated. Further, we believe that the actions we have taken to address the weaknesses in internal control over financial reporting in our interim reporting as of June 30, 2011 are sufficient to address such weaknesses. However, no assurance can be given that our internal control is sufficient to prevent additional material weaknesses from occurring in future periods. If additional material weaknesses are discovered in the future, we may fail to meet our future reporting obligations in a timely and reliable manner and our financial statements may contain material misstatements. Any such failure could also adversely affect the results of our periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting. Further, it could cause our investors to lose confidence in the financial information we report, which could adversely affect the price of our common stock.

We will retain broad discretion in using the net proceeds from the offering and we may not promptly deploy the capital raised in the offering. We may not receive a favorable return on our investment of the proceeds of the offering or the proceeds from prior offerings and may not use the proceeds effectively, which could negatively impact our return on equity and the trading price of our Class A Common Stock.

Although we expect to use the net proceeds from the offering and from prior offerings for general working capital purposes and to implement our business strategy, including the acquisition of additional depository institutions, we have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of the offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree.

We may not immediately deploy the capital raised in the offering and we have significant funds from our 2009 and 2010 private placement financings that remain undeployed. In the event that we no not immediately deploy the capital raised in the offering, we expect to invest the offering proceeds, and we have invested the proceeds from the prior offerings, in securities until we are able to deploy the proceeds, which provides lower margins than we would expect to earn on loans, potentially adversely affecting equity holder returns, including earnings per share of common stock, return on assets and return on equity. To the extent we are unable to deploy the capital raised in the offering or the prior offerings to our banking operations, our return on such funds may be very low. If return rates decrease on the investments in which we invest such funds, our margin in such funds will be adversely affected.

Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us profitable. In connection with deploying the funds from the offering or any other funds held by us, management will consider a variety of factors, including the availability of attractive assets and the ability for the Bank to bid for another failed institution in an FDIC auction. There is no guarantee that we will find an attractive opportunity to deploy any such funds and the failure to spend the proceeds effectively or at all could materially and adversely affect our businesses and our consolidated results of operations and financial condition, as well as the trading price of our Class A Common Stock.

Purchasers of our Class A Common Stock in the offering will experience immediate and substantial dilution.

We expect the initial public offering price of our Class A Common Stock in the offering will be substantially higher than the net tangible book value per share of our Class A Common Stock immediately after the offering. Therefore, if you purchase our Class A Common Stock in the offering, you will incur an immediate dilution of $      in net tangible book value per share from the price you paid, based on an assumed initial offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus). For a further description of the dilution you will experience immediately after the offering, see the section entitled “Dilution.”

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our Class A Common Stock to drop.

We are authorized to issue 150,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of August 31, 2011, there were 37,011,598 shares of common stock and no shares of preferred stock issued and outstanding, which does not include shares of common stock reserved for issuance upon the exercise of outstanding options or warrants or additional shares reserved for issuance under our 2009 Option Plan. In addition, pursuant to the value appreciation instruments (as described more fully in “Business—Acquisitions”), the FDIC has the right to settle amounts due under such instruments in cash or shares of our common stock covered by registration rights. We expect that the FDIC will settle in cash; however, assuming that the FDIC chooses to settle in shares of our common stock, the number of shares outstanding does not include up to           shares of Class A Common Stock that may become issuable by the Company to the FDIC, assuming a price of $      per share, the midpoint of the range set forth on the cover page of this prospectus. As of August 31, 2011, we had outstanding warrants to purchase 5,452,428 shares of Class A Common Stock, 2,700,501 shares subject to outstanding options and an aggregate of 1,000,659 additional shares of common stock reserved for issuance under our 2009 Option Plan that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or Securities Act. Moreover, after the offering and the expiration of the 90-day and 180-day lock-up agreements, holders of an aggregate of approximately     shares of our common stock and     shares of our common stock, respectively, will have rights, subject to some conditions, to require us to file registration statements covering their shares within certain time periods after the offering or to include their shares in registration statements that we may file for ourselves or other stockholders (excluding the shares that may be issued pursuant to the value appreciation instrument agreements entered into by and between the Company and the FDIC in connection with certain of the Acquisitions). We also intend to register all shares of common stock that we may issue under our 2009 Option Plan.

Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements and the restrictions imposed on our affiliates under Rule 144. We cannot predict what effect, if any, future sales of shares of our common stock, or the availability of shares for future sale, may have on the trading price of our Class A Common Stock. Future sales of shares of our common stock by our existing stockholders and other stockholders or by us, or the perception that such sales may occur, could adversely affect the market price of shares of our Class A Common Stock and may make it more difficult for you to sell your shares of our Class A Common Stock at a time and price that you determine appropriate. See “Shares Eligible for Future Sale.”

In addition, under most circumstances, our Board of Directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If a substantial number of these shares were issued, it would dilute the existing stockholders ownership and may depress the price of our Class A Common Stock. In addition, subject to the rules of the New York Stock Exchange, our Board of Directors has the authority, without stockholder approval, to create and issue additional stock options, warrants and one or more series of preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our Class A Common Stock at a premium over the market price of the Class A Common Stock and may adversely affect the market price of and voting and other rights of the holders of our Class A Common Stock.

To the extent shares of our common stock or preferred stock are issued, or options or warrants are exercised, investors in our securities may experience further dilution and the presence of such derivative securities may make it more difficult to obtain any future financing. In addition, in the event any future financing should be in the form of, or be convertible into or exchangeable for, equity securities, upon the issuance of such equity securities, investors may experience additional dilution.

Provisions in our charter documents and under applicable laws may prevent or delay a change of control of us and could also limit the market price of our Class A Common Stock.

Certain provisions of Delaware law and applicable regulatory law, and of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us, even if such a change in control would be beneficial to our stockholders or result in a premium for your shares of our Class A Common Stock.

These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	limitations on the removal of directors;

•	the ability of our Board of Directors, without stockholder approval, to issue preferred stock with terms determined by our Board of Directors and to issue additional shares of our common stock;

•	the division of our Board of Directors into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

•	vacancies on our Board of Directors, and any newly created director positions created by the expansion of the Board of Directors, may be filled only by a majority of remaining directors then in office;

•	actions to be taken by our stockholders may only be effected at an annual or special meeting of our stockholders and not by written consent;

•	advance notice requirements for stockholder proposals and nominations;

•	the ability of our Board of Directors to make, alter or repeal our bylaws without stockholder approval; and

•	certain regulatory ownership restrictions imposed on holders of our common stock because we are a bank holding company, as more fully described in “Supervision and Regulation—FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions.”

In addition, upon the listing of our Class A Common Stock on the New York Stock Exchange, we will be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (DGCL), which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our Board of Directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

Furthermore, banking laws impose notice, approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHCA and the Change in Bank Control Act. These laws could delay or prevent an acquisition.

These provisions and laws could limit the price that investors are willing to pay in the future for shares of our Class A Common Stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our Class A Common Stock.

Shares of our Class A Common Stock will not be an insured deposit.

An investment in our Class A Common Stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. An investment in our Class A Common Stock will be subject to investment risk, and each investor must be capable of affording the loss of its entire investment.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our Class A Common Stock.

Shares of our Class A Common Stock are equity interests and do not constitute indebtedness. In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or a substantial portion of our assets, or by issuing additional debt or equity securities, which could include the issuance of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. Additionally, we may issue additional debt or equity securities as consideration for future mergers and acquisitions. Such additional debt or equity offerings may place restrictions on our ability to pay dividends on or repurchase our Class A Common Stock, dilute the holdings of our existing stockholders or reduce the market price of our Class A Common Stock. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Furthermore, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our Class A Common Stock in the offering will be approximately $      million, or approximately $      million if the underwriters’ over-allotment option is exercised in full, assuming an initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus. This assumes the deduction of estimated offering expenses of $      million in addition to underwriting discounts and commissions. Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us of the offering by $      million, or $      million if the underwriters’ over-allotment option is exercised in full, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. See “Underwriting” for additional information regarding offering expenses and underwriting commissions and discounts.

We intend to use the net proceeds from the offering for general corporate purposes, including the acquisition of depository institutions through traditional open bank transactions and failed bank acquisitions with the FDIC, as well as through selective acquisitions of assets, deposits and branches that we believe present attractive risk-adjusted returns or provide a strategic benefit to our growth strategy.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to help fund our growth. We anticipate continuing the policy of retaining earnings to fund growth for the foreseeable future.

We are a bank holding company and accordingly, any dividends paid by us are subject to various federal and state regulatory limitations and also may be subject to the ability of our subsidiary depository institution(s) to make distributions or pay dividends to us. The ability of the Company to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. In addition, the OCC Agreement prohibits the Bank from paying a dividend to us prior to January 25, 2013. After January 25, 2013, the OCC Agreement imposes other restrictions on the Bank’s ability to pay dividends to us, including requiring prior approval from the OCC before any such dividends are paid. Banking regulators have authority to impose additional limits on dividends and distributions by the Company and its subsidiaries. Certain restrictive covenants in future debt instruments, if any, may also limit our ability to pay dividends or the Bank’s ability to make distributions or pay dividends to us. See “Supervision and Regulation—Regulatory Limits on Dividends and Distributions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2011. Our cash and cash equivalents and capitalization are presented on an actual basis and on an as adjusted basis as if the offering had been completed as of June 30, 2011. The following should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes that are included in this prospectus.

	As of June 30, 2011
	Actual	As Adjusted (1)
	(dollars in thousands)

Cash and cash equivalents	$76,707

Borrowing	237,204	—
Stockholders’ equity
Preferred stock, par value $0.001; 10,000,000 shares authorized; zero shares issued and outstanding
Common stock, par value $0.001 per share; 100,000,000 shares of Class A Common Stock authorized and 50,000,000 shares of Class B Common Stock authorized; 32,548,906 shares of Class A Common Stock issued and outstanding and 4,462,692 shares of Class B Common Stock issued and outstanding (actual); shares of Class A Common Stock issued and outstanding and 4,462,692 shares of Class B Common Stock issued and outstanding (as adjusted)(2)	37
Additional paid-in capital	715,582
Retained earnings	16,395
Accumulated other comprehensive gain	1,369

Total stockholders’ equity	733,383

Total capitalization	$970,587

(1)	Does not give effect to (i) $14.2 million in deferred placement agent fees for our 2009 and 2010 private placements of equity interests or (ii) $ million in payments to the FDIC pursuant to the equity appreciation and value appreciation instrument agreements (as described more fully in “Business—Acquisitions”), in each case, expected to be paid upon completion of this offering. The FDIC may elect to take payment in the form of shares of our Class A Common Stock in lieu of cash for certain of these payments. Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus, would increase cash and cash equivalents by $ million and would increase (decrease) total stockholders’ equity and total capitalization by $ million, or $ million if the underwriters’ over-allotment option is exercised in full, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

(2)	Excludes the following: (a) 3,310,428 shares of Class A Common Stock issuable upon the exercise of outstanding warrants with an expiration date of November 12, 2016 at exercise prices of $24.24, $26.18 and $28.28 per share, each for one-third of such shares; (b) 2,142,000 shares of Class A Common Stock issuable upon the exercise of outstanding warrants with an expiration date of August 13, 2017 at an exercise price of between $26.45 and $35.99 per share (depending on the date of exercise); (c) 2,700,501 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under our 2009 Option Plan at a weighted average exercise price of $20.57 per share; (d) an aggregate of 1,000,659 shares of common stock reserved for future issuance under our 2009 Option Plan; and (e) up to shares of Class A Common Stock that may become issuable by the Company to the FDIC pursuant to the value appreciation instrument agreements (as described more fully in “Business—Acquisitions”), assuming that the FDIC elects to settle amounts due under such instruments in shares of Class A Common Stock, and assuming a price of $ per share, the midpoint of the range set forth on the cover page of this prospectus.

DILUTION

If you invest in shares of our Class A Common Stock in the offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share and net tangible book value per share after the offering. Our net tangible book value as of June 30, 2011 is determined by subtracting the total amount of our liabilities as of June 30, 2011 from the total amount of our tangible assets as of June 30, 2011. Our net tangible book value per share as of June 30, 2011 is determined by dividing our net tangible book value as of June 30, 2011 by the number of shares of common stock outstanding as of June 30, 2011. Our net tangible book value as of June 30, 2011 was $708.3 million, or $19.14 per share, calculated as described above.

After giving effect to the issuance in the offering of     shares of Class A Common Stock by us at an assumed initial price to the public of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and the application of our estimated net proceeds therefrom, and after deducting underwriting discounts and commissions and our estimated offering expenses, and the payment of the deferred portion of the placement agent fees to Deutsche Bank Securities Inc. from our 2009 and 2010 private placements of equity interests, our net tangible book value as of June 30, 2011 would have been an aggregate of $      million, or $      per common share. This amount represents an immediate increase of $      per share to our existing stockholders and an immediate dilution of $      per share from the assumed initial price to the public of $      per share to new investors purchasing shares in the offering. The table below illustrates this per share dilution:

Assumed initial price to the public per share	$	$
Net tangible book value per share as of June 30, 2011
Increase in net tangible book value per share attributable to the offering
As adjusted net tangible book value per share after the offering

Dilution per share to new investors	$	$

A $1.00 increase (or decrease) in the assumed initial offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (or decrease) the as adjusted net tangible book value as of June 30, 2011 by approximately $      million, or $      per share of Class A Common Stock, and the dilution per share to new investors by $      assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the assumed underwriting discounts and commissions and our estimated offering expenses.

The table below sets forth, as of June 30, 2011, the number of our shares of common stock issued, the total consideration paid and the average price per share paid by our existing stockholders and our new investors, after giving effect to the issuance of     shares of Class A Common Stock in the offering at an assumed initial price to the public of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus:

	Shares Issued			Total Consideration			Average Price
	Number	Percent (1)		Amount	Percent		per Share

Existing stockholders before the offering			%	$		%	$
New investors			%			%

Total		100%		$	100%

(1)	To the extent the underwriters exercise their over-allotment option in full, the number of shares of common stock held by the existing stockholders will be shares, or % of the total number of shares of common stock to be issued after the offering, and the number of shares of common stock held by the new investors will increase to shares, or % of the total number of shares of common stock to be issued after the offering. This does not include:

•	up to shares of Class A Common Stock that may become issuable by the Company to the FDIC pursuant to the value appreciation instrument agreements (as described more fully in “Business—Acquisitions”), assuming that the FDIC elects to settle amounts due under such instruments in shares of Class A Common Stock, and assuming a price of $ per share, the midpoint of the range set forth on the cover page of this prospectus;

•	up to shares of Class A Common Stock issuable by us upon exercise of the underwriters’ over-allotment option;

•	3,310,428 shares of Class A Common Stock issuable upon the exercise of outstanding warrants with an expiration date of November 12, 2016 at exercise prices of $24.24, $26.18 and $28.28 per share, each for one-third of such shares;

•	2,142,000 shares of Class A Common Stock issuable upon the exercise of outstanding warrants with an expiration date of August 13, 2017 at an exercise price of between $26.45 and $35.99 per share (depending on the date of exercise);

•	2,700,501 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the 2009 Option Plan with a weighted average exercise price of $20.57 per share;

•	an aggregate of 1,000,659 shares of common stock reserved for future issuance under the 2009 Option Plan; and

•	4,462,692 shares of Class B Common Stock outstanding.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our historical consolidated financial data. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected historical consolidated financial information set forth below at June 30, 2011 and for the six months ended June 30, 2011 and June 30, 2010 is derived from our unaudited financial statements included elsewhere in this prospectus. The selected historical consolidated financial information set forth below at and for the year ended December 31, 2010 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical results shown below and elsewhere in this prospectus are not necessarily indicative of our future performance.

On January 22, 2010, January 29, 2010 and June 25, 2010, we consummated the acquisition of certain assets and assumed certain liabilities, including substantially all deposits, of Old Premier, Old FCB and Old Peninsula, respectively, from the FDIC, as receiver. On February 11, 2011, April 29, 2011, April 29, 2011 and May 6, 2011, we consummated the acquisition of certain assets and assumed certain liabilities, including substantially all deposits, of Old Sunshine, Old FNBCF, Old Cortez and Old Coastal, respectively, from the FDIC, as receiver. Although we were formed in April 2009, our activities prior to our first Acquisition in January 2010 consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our first Acquisition and, accordingly, have not presented below any consolidated financial data for such period.

Our results of operations for the post-acquisition periods of the applicable Old Banks are not comparable to the results of operations of those Old Banks for the pre-acquisition periods mainly due to the fact that the loss sharing arrangements have completely altered the risks associated with the loans and foreclosed real estate of the Old Banks, making historical financial information of the Old Banks immaterial to an understanding of our present and planned future operations. In addition, our business since January 22, 2010 and for the immediate future relies heavily on our acquisition activities, on our loss share resolution business and on the remediation and disposal of assets we acquired from the FDIC and is fundamentally different from the business of the Old Banks. Consequently, information for the applicable Old Banks with respect to the pre-acquisition periods has not been presented. However, the audited statements of assets acquired and liabilities assumed for Old Sunshine, Old FNBCF, Old Cortez and Old Coastal as of the applicable acquisition date are separately presented in the Condensed Consolidated Financial Statements included as part of this prospectus. Results of operations for the post-acquisition periods reflect, among other things, the acquisition method of accounting, accretion/amortization of the FDIC loss share indemnification asset and accretion of accretable discounts on loans acquired.

			Year Ended
	Six Months Ended June 30,		December 31,
	2011	2010	2010
	(Unaudited)
	(dollars in thousands)

Selected Results of Operations Data
Interest income	$40,986	$16,032	$46,573
Interest expense	11,554	4,985	14,848

Net interest income	29,432	11,047	31,725
Provision for loan losses	3,866	119	9,862

Net interest income after provision for loan losses	25,566	10,928	21,863

Non-interest income	16,550	33,040	64,074
Non-interest expenses	53,372	19,769	68,111

			Year Ended
	Six Months Ended June 30,		December 31,
	2011	2010	2010
	(Unaudited)
	(dollars in thousands)

Income (loss) before income tax benefit	(11,256)	24,199	17,826
Income tax expense (benefit)	(7,679)	264	(3,807)

Net income (loss)	$(3,577)	$23,935	$21,633

Per Share Data
Earnings (loss)
Basic	$(0.10)	$1.05	$0.77
Diluted	$(0.10)	$1.05	$0.77
Tangible book value	$19.14	$11.85	$19.51
Weighted average shares outstanding
Basic	37,011,598	22,731,605	28,247,986
Diluted	37,011,598	22,731,605	28,247,986

		As of
	As of June 30,	December 31,
	2011	2010
	(Unaudited)
	(dollars in thousands)

Selected Balance Sheet Data
Cash and cash equivalents	$76,707	$43,412
Investment securities	1,706,776	1,643,657
Loans receivable, net
Not covered under FDIC loss sharing agreements	249,574	8,679
Covered under FDIC loss sharing agreements	729,310	506,642
FDIC indemnification asset	234,805	162,596
Other real estate owned	50,435	23,219
Goodwill and other intangible assets	25,065	6,423
Other assets	55,308	59,033

Total assets	$3,127,980	$2,453,661

Total deposits	$2,087,046	$1,514,259
Advances from the Federal Home Loan Bank (FHLB)	237,204	176,689
Other liabilities	70,347	34,010

Total liabilities	2,394,597	1,724,958

Stockholders’ equity	733,383	728,703

Total liabilities and stockholders’ equity	$3,127,980	$2,453,661

	As of
	and for the	As of
	Six Months	and for the
	Ended	Year Ended
	June 30,	December 31,
	2011	2010

Performance Ratios
Interest rate spread	2.16%	2.06%
Net interest margin	2.47%	2.30%
Return on average assets	(0.3)%	1.2%
Return on average equity	(1.0)%	3.9%
Efficiency ratio (bank level)(1)	102.5%	67.1%
Average interest-earning assets to average interest-bearing liabilities	131.8%	122.0%
Average loans receivable to average deposits	42.3%	39.2%
Cost of interest-bearing liabilities	1.28%	1.31%
Asset Quality
Nonperforming loans(2) to loans receivable
Covered under loss sharing agreements with the FDIC	20.4%	27.2%
Not covered under loss sharing agreements with the FDIC	1.2%	0.2%
Nonperforming assets to total assets (3)
Covered under loss sharing agreements with the FDIC	7.8%	6.7%
Not covered under loss sharing agreements with the FDIC	0.5%	0.0%
ALL to nonperforming loans	5.3%	6.4%
Capital Ratios (Company)
Average equity to average total assets	26.8%	29.6%
Tangible common equity ratio	22.7%	29.4%
Tier 1 leverage ratio	23.6%	29.4%
Tier 1 risk-based capital ratio	52.6%	104.1%
Total risk-based capital ratio	53.4%	105.4%
Capital Ratios (Bank)
Average equity to average total assets	12.5%	8.6%
Tangible common equity ratio	12.7%	12.4%
Tier 1 leverage ratio	13.3%	13.5%
Tier 1 risk-based capital ratio	29.6%	51.2%
Total risk-based capital ratio	30.4%	52.5%

(1)	Non-interest expense over (net interest income plus non-interest income). Includes expenses related to the Acquisitions.

(2)	Nonperforming loans includes loans or pools of loans that are considered impaired but retain accrual status and loans in non-accrual status.

(3)	Nonperforming assets includes loans or pools of loans that are considered impaired but retain accrual status and loans in non-accrual status and OREO.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward-looking statements.

Overview and History

We are a bank holding company headquartered in Miami, Florida with one wholly-owned national bank subsidiary, Florida Community Bank, National Association (which prior to July 25, 2011 operated under the name Premier American Bank, National Association), which we refer to as the Bank. Through the Bank, we provide a wide range of commercial and retail banking and related financial services to locally owned businesses, professional firms and individuals in Florida.

We formed Bond Street Holdings LLC in April 2009 as a Delaware limited liability company for the purpose of becoming a bank holding company and acquiring primarily multiple failed bank asset and liability pools in Florida from the FDIC, as receiver. In late 2009, we raised approximately $440 million from investors in a private placement of our common equity. Since receiving its national bank charter in January 2010, the Bank has acquired certain of the assets and assumed certain of the liabilities of eight failed banks from the FDIC, including three acquisitions in 2010 and five acquisitions in 2011 which are collectively referred to as the “Acquisitions.” Between August and November 2010, we raised approximately an additional $300 million in a private placement of our common equity. In October 2010, we converted from a Delaware limited liability company to a Delaware corporation, Bond Street Holdings, Inc.

Before our initial acquisition on January 22, 2010, our principal activities related to the organization of the Company and the Bank, including the filing of an application with the OCC to obtain a shelf charter and contemporaneous applications with the FDIC for deposit insurance and the Federal Reserve for bank holding company approval, performing due diligence on potential failed bank acquisition targets and conducting our private placement financing. The organizational costs incurred during the period from our inception in April 2009 through December 31, 2009 related primarily to legal and consulting fees and totaled $1.6 million. During 2009, neither the Company nor the Bank had any other substantive operations. On January 22, 2010, the Bank completed its initial acquisition of certain of the assets and assumption of certain liabilities of Old Premier from the FDIC, as receiver. In connection with that acquisition, the OCC granted the Bank final approval of its national bank charter, the FDIC approved the Bank’s ability to provide deposit insurance and the Federal Reserve approved the Company’s bank holding company status to complete the acquisition. Because we did not commence banking operations until after our initial acquisition in 2010, a comparison of the years ended December 31, 2009 and December 31, 2010 would not be meaningful and, therefore, is not presented.

We completed three acquisitions in 2010 and five acquisitions to date in 2011. We intend to continue our acquisition strategy by selectively identifying, acquiring and integrating depository institutions through traditional open bank acquisitions and failed bank acquisitions with the FDIC. In addition, we may acquire assets, deposits and branches which we believe present attractive risk-adjusted returns or provide a strategic benefit to our growth strategy. Our current asset mix (which is comprised primarily of government agency securities, investment-grade securities and the legacy loan portfolios that were acquired from the FDIC), loan quality and allowances are not representative of our anticipated future asset mix, loan quality and allowances, which may change materially as we commence meaningful organic origination and banking activities and grow through future acquisitions. Our significant cash reserves and liquid securities portfolio, which result in large part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with FDIC-assisted failed bank acquisition transactions, are not necessarily representative of our future cash or liquid assets position. Our cost structure and capital expenditure requirements during the transitional periods for which financial information is available are not reflective of our anticipated cost structure and capital spending as we integrate future acquisitions and continue to grow our organic banking platform. All of the loan portfolios and OREO acquired from six of the eight acquisitions are covered under loss sharing arrangements with the FDIC. We refer to our loans covered under loss sharing agreements with the FDIC as “Covered Loans.” We refer to all other loans as “non-Covered Loans.” Given the FDIC loss share protection for our Covered Loans, our business model since our initial acquisition on January 22, 2010 and for the future relies heavily on our loss share resolution business and on the remediation and disposal of the assets we acquired from the FDIC, rather than interest earned on loans and other assets.

The Bank had a network of 44 branches as of August 31, 2011, located in key Florida markets in a geographic footprint that extends from Naples to Sarasota, and further to Brooksville, on the west coast of Florida, from Miami to Daytona Beach on the east coast of Florida and to Orlando in central Florida. In addition to traditional lending and deposit gathering capabilities, we offer a comprehensive range of traditional banking products and services to individuals, small and medium sized businesses, and other local organizations and entities in our market areas. As of June 30, 2011, consolidated assets totaled approximately $3.1 billion, customer deposits totaled approximately $2.1 billion and stockholders’ equity totaled approximately $733.4 million.

Summary of Acquisition and Loss Share Accounting

We determined current fair value accounting estimates of the acquired assets and liabilities for the Acquisitions in accordance with accounting requirements for fair value measurement and acquisition transactions as promulgated in FASB Accounting Standards Codification (ASC) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, FASB ASC Topic No. 805, Business Combinations, Business Combinations) and FASB ASC Topic 820, Fair Value Measurements and Disclosures. The determination of the initial fair value of loans purchased in an acquisition and the initial fair value of the related loss share indemnification asset involves a high degree of judgment and complexity. The carrying value of the acquired loans and the loss share indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets. However, the amount the Bank realizes on these assets could differ materially from the carrying value reflected based upon the timing and amount of collections on the acquired loans in future periods.

Management has determined the initial fair values of the Old Sunshine, Old FNBCF, Old Cortez and Old Coastal acquisitions. However, these values are subject to change during the one year measurement period allowed under ASC 805. The FDIC loss share indemnification asset is accreted into non-interest income using the level yield method over the estimated life of the indemnification asset. Accounting standards prohibit carrying over an allowance for loan losses, or ALL, for impaired loans purchased. Any discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans. We believe that our non-accretable difference (discounts representing amounts that are not expected to be collected from the customer and liquidation of collateral) represents probable losses on the loan portfolio at the time of acquisition, and we expect that non-accretable difference to largely offset our losses on the acquired loans. Nonetheless, to the extent that additional impairment occurs on these assets, we will recognize a provision for loan losses related to the probable loss associated with the impaired pool of loans or specific loan. If the loan is a Covered Loan, the Bank will recognize in earnings an offsetting income on indemnification asset resulting from impairment of Covered Loans equal to the FDIC share of the loss under the specific loss sharing agreement covering the impaired loans. Furthermore, we have recorded accretable discounts (discounts representing the excess of a loan’s cash flows expected to be collected over the carrying value of the loan) which are expected to provide for market yields on the Covered Loans as of the date of acquisition. We recorded both the purchased assets and the liabilities assumed at their respective acquisition date fair values. We also recorded goodwill when the fair value of liabilities assumed exceeded the fair value of assets acquired.

We expect the loss sharing agreements will have a material effect on our cash flows and operating results in both the short term and the long term. In the short term, we believe it is likely that a significant amount of the Covered Loans will become delinquent and there will be inadequate collateral to repay the loans upon liquidation of the collateral. Management believes that the Company has established sufficient non-accretable discounts on both the Covered Loans and OREO, collectively referred to as Covered Assets, representing the expected losses compared to their acquired contractual payment amounts. As a result, our operating results would only be adversely affected by loan losses on Covered Assets to the extent that those losses exceed the expected losses reflected in the fair value at the acquisition date or if we lose FDIC loss share protection.

The effects of the loss sharing agreements on cash flows and operating results in the long term will be similar to the short-term effects described above. The long-term effects will depend primarily on the ability of borrowers to make required payments over time. As the loss sharing agreements cover up to a 10-year period (five years for loans other than single family residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC. Management believes that any recapture of interest income and recognition of cash flows from borrowers or amounts received from the FDIC (as part of the indemnification asset) may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices.

In our consolidated statement of operations, the covered expenses incurred to manage and dispose of Covered Assets are fully expensed as non-interest expense and the 80%, 50% or 95%, as applicable, reimbursed by the FDIC under the applicable loss sharing agreement is recognized as non-interest income, resulting in a 20%, 50% or 5%, as applicable, net effect to pre-tax earnings. We include these covered expenses in our quarterly reporting to the FDIC, and the FDIC reimburses us for them under the terms of the loss sharing agreements.

Asset, Liability and Loss Sharing Agreements Information
(As of Respective Dates of Acquisition)
(dollars in thousands)

	Old	Old	Old	Old	Old	Old	Old	Old	Total
	Premier	FCB	Peninsula	Sunshine	FNBCF	Cortez	Coastal	FPB	Acquisitions
	(January 22,	(January 29,	(June 25,	(February 11,	(April 29,	(April 29,	(May 6,	(July 15,
	2010)	2010)	2010)	2011)	2011)	2011)	2011)	2011)

Loans acquired	$287,223	$263,565	$392,165	$83,211	$243,306	$42,410	$93,904	$157,192	$1,562,976

Covered Loans	287,223	263,565	388,521	N/A	242,498	41,459	93,757	N/A	1,317,023

Covered Assets	293,116	299,031	425,554	N/A	258,040	46,224	102,546	N/A	1,424,511

Total assets acquired	298,264	525,330	622,626	114,648	342,838	67,085	129,749	227,141	2,327,681

Total deposits assumed	262,793	588,368	604,503	110,534	292,534	59,902	122,452	198,382	2,239,468

Total liabilities assumed	263,040	643,100	655,956	117,312	324,712	67,105	122,815	214,412	2,408,452

Net assets acquired (liabilities assumed)	$35,224	$(117,770)	$(33,330)	$(2,664)	$18,126	$(20)	$6,934	$12,729	$(80,771)

Percentage of Covered Assets to total assets	98.3%	56.9%	68.3%	N/A	76.2%	62.7%	79.1%	N/A	61.4%

Loss threshold	$94,000	$141,000	N/A	N/A	$80,000	N/A	$29,000	N/A	N/A

	Old	Old	Old	Old	Old	Old	Old	Old	Total
	Premier	FCB	Peninsula	Sunshine	FNBCF	Cortez	Coastal	FPB	Acquisitions
	(January 22,	(January 29,	(June 25,	(February 11,	(April 29,	(April 29,	(May 6,	(July 15,
	2010)	2010)	2010)	2011)	2011)	2011)	2011)	2011)

Loss share coverage below loss threshold	80.0%	80.0%	80.0%	N/A	80.0%	80.0%	80.0%	N/A	N/A

Loss share coverage above loss threshold	95.0%	95.0%	80.0%	N/A	50.0%	80.0%	50.0%	N/A	N/A

The above information has been derived solely from the pro forma schedules issued by the FDIC with respect to the acquisitions of such failed banks by the Bank and does not include fixed assets and other property that have been purchased at fair market value in the periods following the closure of the respective failed banks. Neither does it include fair value adjustments recognized in conjunction with acquisition accounting. Accordingly, the above information should not be relied on as a complete summary of the historical financial position of the Old Banks.

2010 Acquisitions

Old Premier

On January 22, 2010, the Florida Office of Financial Regulation closed Old Premier and appointed the FDIC as receiver. That same day, the Bank assumed $262.8 million of Old Premier’s deposits and acquired $298.3 million of Old Premier’s assets from the FDIC under a whole-bank purchase and assumption agreement with loss sharing. Pursuant to the terms of the Old Premier loss sharing agreement which covers approximately $293.1 million of Old Premier’s assets, the FDIC will cover 80% of losses on the first $94 million of losses and cover 95% of losses exceeding $94 million on all Old Premier Covered Assets. Recoveries on the Old Premier Covered Assets are shared with the FDIC on the same percentage basis as losses. The loss sharing arrangements for commercial and other assets and single family residential loans are in effect for five years and 10 years, respectively, and the loss recovery provisions are in effect for eight years and 10 years, respectively, from the acquisition date. At the time of acquisition, the Bank recorded an indemnification asset from the FDIC of $82.5 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

On the January 22, 2010 acquisition date, the estimate of the contractually required principal and interest payments receivable for all impaired loans acquired from Old Premier was $308.3 million, and the estimated fair value of those loans was $174.5 million. At the acquisition date, we established a credit risk discount (non-accretable difference) of $115.3 million on the loans, representing amounts not expected to be collected from the customer or from the liquidation of collateral. Based on our assumptions for estimated cash flows for the loans of Old Premier, we also recorded an accretable discount of $28.3 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.

In connection with the acquisition of Old Premier, we entered into an equity appreciation agreement with the FDIC. The Company has recorded the estimated fair value as of June 30, 2011 of $144,690 for the Old Premier equity appreciation agreement as a liability. See “Business—2010 Acquisitions—Old Premier” for more information regarding the Old Premier equity appreciation agreement.

Old FCB

On January 29, 2010, the Florida Office of Financial Regulation closed Old FCB and appointed the FDIC as receiver. That same date, the Bank assumed $588.4 million of Old FCB’s deposits and $525.3 million of Old FCB’s assets from the FDIC (certain other assets of Old FCB were kept by the FDIC and did not pass to the Bank) under a modified whole-bank purchase and assumption agreement with loss sharing. Pursuant to the terms of the Old FCB loss sharing agreement which covers $299.0 million of Old FCB’s assets, the FDIC will cover 80% of losses on the first $141 million of losses and cover 95% of losses exceeding $141 million on all Old FCB Covered Assets. Recoveries on the Old FCB Covered Assets are shared with the FDIC on the same percentage basis as losses. The loss sharing arrangements for commercial and other assets and single family residential loans are in effect for five years and 10 years, respectively, and the loss recovery provisions are in effect for eight years and 10 years, respectively, from the acquisition date. At the time of acquisition, the Bank recorded an indemnification asset from the FDIC of $86.5 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

On the January 29, 2010 acquisition date, the estimate of the contractually required principal and interest payments receivable for all impaired loans acquired from Old FCB was $282.3 million, and the estimated fair value of those loans was $176.1 million. At the acquisition date, we established a credit risk discount (non-accretable difference) of $95.0 million on the loans. In our assumptions for estimated cash flows for the loans of Old FCB, we also recorded an accretable discount of $25.1 million relating to the loans.

In connection with the acquisition of Old FCB, we entered into an equity appreciation agreement with the FDIC. The Company has recorded the estimated fair value as of June 30, 2011 of $192,530 for the Old FCB equity appreciation agreement as a liability. See “Business—2010 Acquisitions—Old FCB” for more information regarding the Old FCB equity appreciation agreement.

Old Premier and Old FCB Financial Information

As a result of the loss sharing agreements with the FDIC the risks associated with the loans and foreclosed real estate of Old Premier and Old FCB have been completely altered, making historical financial information of Old Premier and Old FCB immaterial to an understanding of our present and planned future operations and financial results. In addition, our business since January 2010 and for the immediate future relies heavily on our acquisition activities and our loss share resolution businesses and on the income generated from the remediation and disposal of assets we acquired from the FDIC and it is fundamentally different from the businesses of both Old Premier and Old FCB. In light of the foregoing and because we did not succeed to substantially all of the business of Old Premier or Old FCB in those acquisitions, we have determined that Old Premier and Old FCB are not the predecessor entities of the Company, and we have therefore omitted historical financial statements of Old Premier and Old FCB in this prospectus and our audited consolidated financial statements, except for the statements of assets acquired and liabilities assumed included in the financial statements to this prospectus.

Old Peninsula

On June 25, 2010, the Florida Office of Financial Regulation closed Old Peninsula and appointed the FDIC as receiver. That same date, the Bank assumed $604.5 million of Old Peninsula’s deposits and acquired $622.6 million of Old Peninsula’s assets from the FDIC under a whole-bank purchase and assumption agreement with loss sharing. Pursuant to the terms of the Old Peninsula loss sharing agreement which covers $425.6 million of Old Peninsula assets, the FDIC will cover 80% of losses on all Old Peninsula Covered Assets. Recoveries on the Old Peninsula Covered Assets are shared with the FDIC on the same percentage basis as losses. The loss sharing arrangements for commercial and other assets and single family residential loans are in effect for five years and 10 years, respectively, and the loss recovery provisions are in effect for eight years and 10 years, respectively, from the respective acquisition dates. At the time of acquisition, the Bank recorded an indemnification asset from the FDIC of $135.8 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

On the June 25, 2010 acquisition date, the estimate of the contractually required principal and interest payments receivable for all impaired loans acquired from Old Peninsula was $437.8 million, and the estimated fair value of those loans was $239.8 million. At the acquisition date, we established a credit risk discount (non-accretable difference) of $182.4 million on the loans. In our assumptions for estimated cash flows for the loans of Old Peninsula, we also recorded an accretable discount of $32.4 million relating to the loans.

In connection with the acquisition of Old Peninsula, we entered into a value appreciation instrument agreement with the FDIC. The Company has recorded the estimated fair value as of June 30, 2011 of $305,500 for the Old Peninsula value appreciation instrument agreement as a liability. See “Business—2010 Acquisitions—Old Peninsula” for more information regarding the Old Peninsula value appreciation instrument agreement.

SAB Topic 1:K Waivers

On March 23, 2011, the SEC granted us a waiver from the requirements to file financial statements otherwise required under Rule 3-05 of Regulation S-X, with respect to our acquisition of Old Peninsula, in accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, such as the acquisition of Old Peninsula, where a registrant acquires a “troubled financial institution” (as defined in SAB 1:K) for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of the registrant’s future operations.

On July 22, 2011, the SEC granted us a similar waiver with respect to our acquisitions of Old Sunshine, Old FNBCF, Old Cortez and Old Coastal in accordance with the guidance provided in SAB 1:K. Set forth below is certain information regarding the assets we acquired and liabilities we assumed in our acquisitions of each of Old Sunshine, Old FNBCF, Old Cortez and Old Coastal, respectively, from the FDIC, as receiver. For additional information regarding the impact of the acquisitions on the Company’s capital, see “Capital Resources” below. On September 1, 2011, the SEC granted us a similar waiver with respect to our acquisition of Old FPB.

2011 Acquisitions

Old Sunshine

On February 11, 2011, the Florida Office of Financial Regulation closed Old Sunshine and appointed the FDIC as receiver. That same date, the Bank assumed approximately $110.5 million of Old Sunshine’s deposits and acquired $114.6 million of Old Sunshine’s assets from the FDIC under a whole bank purchase and assumption agreement. Unlike the 2010 acquisitions, the Bank did not enter into a loss sharing agreement in connection with the purchase of Old Sunshine’s assets. However, the Bank’s bid contained a significant discount for the purchased assets, which was intended to offset the probable losses and expenses relating to Old Sunshine’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios, in this case, without loss share protection.

On the February 11, 2011 acquisition date, the estimate of the contractually required principal and interest payments receivable for all impaired loans acquired from Old Sunshine was $107.5 million, and the estimated fair value of those loans was $64.1 million. At the acquisition date, we established a credit risk discount (non-accretable difference) of $30.5 million on the loans. Based on our assumptions for estimated cash flows for the loans of Old Sunshine, we also recorded an accretable discount of $12.9 million relating to the impaired loans.

In connection with the acquisition of Old Sunshine, we entered into a value appreciation instrument agreement with the FDIC. The Company recorded the estimated fair value of the Old Sunshine value appreciation instrument agreement as a liability at the acquisition date, which amounted to $130,000. See “Business—2011 Acquisitions—Old Sunshine” for more information regarding the Old Sunshine value appreciation instrument agreement.

Investments

Investment securities acquired in the Old Sunshine acquisition at February 11, 2011 (dollars in thousands):

Type of Security:	Fair Value	Purchased Yield

GNMA, FNMA and FHLMC mortgage-backed securities	$5,780	3.33%
GNMA and FHLMC REMICs	9,885	3.92%

Total investment securities	$15,665	3.63%

The following table shows contractual maturities and yields of investment securities of Old Sunshine at February 11, 2011. For purposes of the maturity table, mortgage-backed securities, which are not due on a single maturity date, have been included in maturity groupings based on the contractual maturity (in thousands).

	GNMA, FNMA
	and FHLMC
	Mortgage-Backed		GNMA and FHLMC
	Securities		REMICs
	Amount	Yield	Amount	Yield

Maturity
One year or less	$—	—	$—	—
After one year through five	—	—	—	—
After five years through ten	37	6.00%	34	4.50%
After ten years	5,743	3.41%	9,851	3.80%

Total	$5,780	3.43%	$9,885	3.80%

Loans

At the time of acquisition, loans that have experienced deterioration since origination such that it is probable that the borrower will not be able to make all contractually required payments are classified as impaired. These loans are accounted for using ASC 310-30 accounting standards. All remaining loans are classified as non-impaired.

Contractual cash flows and fair value of acquired Old Sunshine loans at February 11, 2011 (in thousands):

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial real estate	$38,641	$642	$39,283
Commercial	22,738	653	23,391
1-4 single family residential	23,379	803	24,182
Construction	15,615	79	15,694
Consumer	5,544	761	6,305
Home equity loans and lines of credit	1,550	211	1,761

Total contractual cash flows of acquired loans(1)	107,467	3,149	110,616

Non-accretable discount	(30,477)	—	(30,477)
Accretable discount	(12,880)	(403)	(13,283)

Preliminary fair value of loans acquired	$64,110	$2,746	$66,856

(1)	For non-impaired loans, the cash flows expected to be collected represent the unpaid principal balance, or UPB.

At the acquisition date, we estimated the fair value of the loan portfolio at $66.9 million. The Old Sunshine loan portfolio was not covered by loss sharing agreements with the FDIC, and, therefore, there were no Covered Loans in connection with the acquisition of Old Sunshine.

Deposits

Deposit liabilities assumed in the Old Sunshine acquisition, including the fair value adjustment, at February 11, 2011 (in thousands):

Demand	$29,277
Interest-bearing demand	2,244
Money market deposits and savings	17,232
Time	62,401

Total assumed deposits	$111,154

At February 11, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$35,675
2012	19,121
2013	4,390
2014	1,382
2015	1,159
Thereafter	674

Total assumed time deposits	$62,401

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at February 11, 2011 were as follows (in thousands).

Three months or less	$3,255
Over three through six months	4,057
Over six through 12 months	8,128
Over 12 months	10,211

Total assumed time deposits in denominations of $100,000	$25,651

Results of Operations

The Bank’s acquisition of Old Sunshine resulted in a pre-tax gain of approximately $7.7 million. The gain resulted from our determination that the fair value of the assets acquired exceeded the fair value of the liabilities assumed. The Bank’s bid to acquire the assets included a discount of $31.9 million. We expect interest earned on acquired loans and investments to exceed interest paid on assumed deposits and borrowings. We also expect that losses on the acquired impaired loans will be largely offset by the non-accretable discount recorded by the Bank on the acquired impaired loans at acquisition, as described in “Summary of Acquisition and Loss Share Accounting” above.

Liquidity

We acquired $7.6 million of cash and cash equivalents and $15.7 million in investment securities in the acquisition, which represented 20.3% of the total assets acquired. The FDIC also paid the Bank $34.2 million in cash to settle the transaction. These assets provide us liquidity for various operating needs.

Goodwill and other Intangibles

A core deposit intangible of $1.0 million was established as a result of the Old Sunshine acquisition. This intangible was recorded at fair value, which is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. In determining the value, proper consideration was given to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Old FNBCF

On April 29, 2011, the OCC closed Old FNBCF and appointed the FDIC as receiver. That same date, the Bank assumed $292.5 million of Old FNBCF’s deposits and acquired $342.8 million of Old FNBCF’s assets from the FDIC under a whole-bank purchase and assumption agreement with loss sharing. Pursuant to the terms of the Old FNBCF loss sharing agreements which cover $258.0 million of Old FNBCF’s assets, the FDIC will cover 80% of losses on the first $80 million of losses and cover 50% of losses exceeding $80 million on all Old FNBCF Covered Assets. The loss sharing arrangements for commercial and other assets and single family residential loans are in effect for five and 10 years, respectively, and the loss recovery provisions are in effect for eight and 10 years, respectively, from the respective acquisition dates.

On the April 29, 2011 acquisition date, the estimate of the contractually required principal and interest payments receivable for all impaired loans acquired from Old FNBCF was $305.5 million, and the estimated fair value of those loans was $163.2 million. At the acquisition date, we established a credit risk discount (non-accretable difference) of $112.1 million on the loans. Based on our assumptions for estimated cash flows for the loans of Old FNBCF, we also recorded an accretable discount of $30.2 million relating to the impaired loans.

In connection with the acquisition of Old FNBCF, we entered into a value appreciation instrument agreement with the FDIC. The Company recorded the estimated fair value of the Old FNBCF value appreciation instrument agreement as a liability at the acquisition date, which amounted to $558,000. See “Business—2011 Acquisitions—Old FNBCF” for more information regarding the Old FNBCF value appreciation instrument agreement.

Investments

Investment securities acquired in the Old FNBCF acquisition at April 29, 2011 (dollars in thousands):

		Purchased
	Fair value	Yield

GNMA, FNMA and FHLMC mortgage-backed securities	$18,526	4.72%
GNMA and FHLMC REMICs	16,668	3.89%

Total investment securities	$35,194	4.31%

The following table shows contractual maturities and yields of investment securities of Old FNBCF at April 29, 2011. For purposes of the maturity table, mortgage-backed securities,

which are not due on a single maturity date, have been included in maturity groupings based on the contractual maturity (in thousands).

	GNMA, FNMA and
	FHLMC Mortgage-Backed		GNMA and FHLMC
	Securities		REMICs
	Amount	Yield	Amount	Yield

Maturity
One year or less	$—	—	$—	—
After one year through five	1,045	4.00%	—	—
After five years through ten	—	—	—	—
After ten years	17,481	4.76%	16,668	3.89%

Total	$18,526	4.72%	$16,668	3.89%

Loans

Contractual cash flows and fair value of acquired Old FNBCF loans at April 29, 2011 (in thousands):

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial real estate	$194,414	$—	$194,414
Construction	55,531	—	55,531
1-4 single family residential	30,221	—	30,221
Home equity loans and lines of credit	12,665	11,326	23,991
Commercial	12,106	3,807	15,913
Consumer	580	228	808

Total contractual cash flows of acquired loans(1)	305,517	15,361	320,878

Non-accretable discount	(112,099)	—	(112,099)
Accretable discount	(30,169)	(5,137)	(35,306)

Preliminary fair value of loans acquired	$163,249	$10,224	$173,473

(1)	For non-impaired loans, the cash flows expected to be collected represent the UPB.

Covered Loans are recorded exclusive of the expected reimbursement from the FDIC and are initially recorded at fair value at the acquisition date. At the acquisition date, we estimated the fair value of the loan portfolio at $173.5 million.

Deposits

Deposit liabilities assumed in the Old FNBCF acquisition, including the fair value adjustment, at April 29, 2011 (in thousands):

Demand	$32,230
Interest-bearing demand	22,087
Money market deposits and savings	69,477
Time	169,520

Total assumed deposits	$293,314

At April 29, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$79,034
2012	63,807
2013	19,089
2014	4,403
2015	1,007
Thereafter	2,180

Total assumed time deposits	$169,520

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at April 29, 2011 were as follows (in thousands).

Three months or less	$17,248
Over three through six months	11,146
Over six through 12 months	33,145
Over 12 months	57,600

Total assumed time deposits in denominations of $100,000	$119,139

Results of Operations

The Bank’s bid to acquire the assets included a discount of $8.2 million. The Company paid the FDIC $10.1 million in cash and obtained a receivable from the FDIC of $0.2 million to settle the transaction. We expect interest earned on acquired loans and investments to exceed interest paid on assumed deposits and borrowings. We also expect that losses on the impaired loans will be largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets as of the acquisition date, as described in “Summary of Acquisition and Loss Share Accounting” above.

Liquidity

We acquired $43.8 million in cash and cash equivalents, less $10.1 million paid to the FDIC to settle the transaction, and $35.2 million in investment securities in the acquisition, which represented 23.0% of the total assets acquired. These assets provide us liquidity for various operating needs.

Goodwill and other Intangibles

The Old FNBCF acquisition resulted in the recording of goodwill totaling $13.1 million, which represents the residual difference in the fair value of the net liabilities acquired and reflects the market share, synergies and related benefits expected to result from the acquisition.

A core deposit intangible of $1.9 million was established as a result of the old FNBCF acquisition. This intangible was recorded at fair value, which is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. In determining the value, proper consideration was given to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Old Cortez

On April 29, 2011, the Florida Office of Financial Regulation closed Old Cortez and appointed the FDIC as receiver. That same date, the Bank assumed $59.9 million of Old Cortez’s deposits and acquired $67.1 million of Old Cortez’s assets from the FDIC under a whole bank purchase and assumption agreement with loss sharing. Pursuant to the terms of the Old Cortez loss sharing agreements which cover $46.2 million of Old Cortez’s assets, the FDIC will cover 80% of losses on all Old Cortez Covered Assets. The loss sharing arrangements for commercial and other assets and single family residential loans are in effect for five and 10 years, respectively, and the loss recovery provisions are in effect for eight and 10 years, respectively, from the respective acquisition dates.

On the April 29, 2011 acquisition date, the estimate of the contractually required principal and interest payments receivable for all impaired loans acquired from Old Cortez was $66.4 million, and the estimated fair value of those loans was $26.0 million. At the acquisition date, we established a credit risk discount (non-accretable difference) of $34.5 million on the loans. Based on our assumptions for estimated cash flows for the loans of Old Cortez, we also recorded an accretable discount of $5.9 million relating to the impaired loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.

Loans

Contractual cash flows and fair value of acquired Old Cortez loans at April 29, 2011 (in thousands).

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial real estate	$44,611	$—	$44,611
1-4 single family residential	18,702	—	18,702
Commercial	2,744	802	3,546
Consumer	357	594	951

Total contractual cash flows of acquired loans	66,414	1,396	67,810
Non-accretable discount	(34,530)	—	(34,530)

Cash flows expected to be collected(1)	31,884	1,396	33,280
Accretable discount	(5,911)	(220)	(6,131)

Preliminary fair value of loans acquired	$25,973	$1,176	$27,149

(1)	For non-impaired loans, the cash flow expected to be collected represent the UPB.

Covered Loans are recorded exclusive of the expected reimbursement from the FDIC and are initially recorded at fair value at the acquisition date. At the acquisition date, we estimated the fair value of the loan portfolio at $27.1 million.

Deposits

Deposit liabilities assumed in the Old Cortez acquisition, including the fair value adjustment, at April 29, 2011 (in thousands):

Demand	$6,826
Interest-bearing demand	2,109
Money market deposits and savings	5,928
Time	45,239

Total assumed deposits	$60,102

At April 29, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$22,477
2012	10,081
2013	9,131
2014	2,643
2015	320
Thereafter	587

Total assumed time deposits	$45,239

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at April 29, 2011 were as follows (in thousands).

Three months or less	$1,675
Over three through six months	2,399
Over six through 12 months	1,358
Over 12 months	4,596

Total assumed time deposits in denominations of $100,000	$10,028

Results of Operations

The Bank’s bid to acquire the assets included a discount of $2.8 million. We expect interest earned on acquired loans and investments to exceed interest paid on assumed deposits and borrowings. We also expect that the losses on the impaired loans will be largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets as of the acquisition date, as described in “Summary of Acquisition and Loss Share Accounting” above.

Liquidity

We acquired $19.8 million in cash and cash equivalents in the acquisition. The FDIC also paid the Bank $2.9 million in cash to settle the transaction. These assets provide us liquidity for various operating needs.

Goodwill and other Intangibles

The Old Cortez acquisition resulted in the recording of goodwill totaling $0.4 million, which represents the residual difference in the fair value of the net liabilities acquired and reflects the market share, synergies and related benefits expected to result from the acquisition.

A core deposit intangible of $0.2 million was established as a result of the Old Cortez acquisition. This intangible was recorded at fair value, which is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. In determining the value, proper consideration was given to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Old Coastal

On May 6, 2011, the Office of Thrift Supervision closed Old Coastal and appointed the FDIC as receiver. That same date, the Bank assumed $122.5 million of Old Coastal’s deposits and acquired $129.7 million of Old Coastal’s assets from the FDIC under a whole-bank purchase and assumption agreement with loss sharing. Pursuant to the terms of the Old Coastal loss sharing agreements which cover $102.5 million of Old Coastal’s assets, the FDIC will cover 80% of losses on the first $29.0 million of losses and cover 50% of losses exceeding $29.0 million on all Old Coastal Covered Assets. The loss sharing arrangements for commercial and other assets and single family residential loans are in effect for five and 10 years, respectively, and the loss recovery provisions are in effect for eight and 10 years, respectively, from the respective acquisition dates.

On the May 6, 2011 acquisition date, the estimate of the contractually required principal and interest payments receivable for all impaired loans acquired from Old Coastal was $151.2 million, and the estimated fair value of those loans was $57.8 million. At the acquisition date, we established a credit risk discount (non-accretable difference) of $72.1 million on the loans. Based on our assumptions for estimated cash flows for the loans of Old Coastal, we also recorded an accretable discount of $21.3 million relating to the impaired loans.

Loans

Contractual cash flows and fair value of acquired Old Coastal loans at May 6, 2011 (in thousands).

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial	$70,566	$2,032	$72,598
1-4 single family residential	56,370	2,373	58,743
Construction	21,916	—	21,916
Home equity loans and lines of credit	2,327	1,877	4,204
Consumer	2	145	147

Total contractual cash flows of acquired loans	151,181	6,427	157,608
Non-accretable discount	(72,058)	—	(72,058)

Cash flows expected to be collected	79,123	6,427	85,550
Accretable discount	(21,345)	(1,523)	(22,868)

Preliminary fair value of loans acquired	$57,778	$4,904	$62,682

Covered Loans are recorded exclusive of the expected reimbursement from the FDIC and are initially recorded at fair value at the acquisition date. At the acquisition date, we estimated the fair value of the loan portfolio at $62.7 million.

Deposits

Deposit liabilities assumed in the Old Coastal acquisition, including the fair value adjustment, at May 6, 2011 (in thousands):

Demand	$6,000
Interest-bearing demand	7,602
Money market deposits and savings	23,165
Time	85,985

Total assumed deposits	$122,752

At May 6, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$53,979
2012	24,528
2013	6,554
2014	353
2015	549
Thereafter	22

Total assumed time deposits	$85,985

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at May 6, 2011 were as follows (in thousands).

Three months or less	$5,758
Over three through six months	14,048
Over six through 12 months	9,806
Over 12 months	16,668

Total assumed time deposits in denominations of $100,000	$46,280

Results of Operations

The Bank’s bid to acquire the assets included a discount of $4.4 million. We expect interest earned on acquired loans and investments to exceed interest paid on assumed deposits and borrowings. We also expect that losses on the impaired loans will be largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets as of the acquisition date, as described in “Summary of Acquisition and Loss Share Accounting” above.

Liquidity

We acquired $25.7 million in cash and cash equivalents, less $2.5 million paid to the FDIC, to settle the acquisition. These assets provide us liquidity for various operating needs.

Goodwill and other Intangibles

The Old Coastal acquisition resulted in the recording of goodwill totaling $1.8 million, which represents the residual difference in the fair value of the net liabilities acquired and reflects the market share, synergies and related benefits expected to result from the acquisition.

A core deposit intangible of $0.8 million was established as a result of the Old Coastal acquisition. This intangible was recorded at fair value, which is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. In determining the value, proper consideration was given to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Old FPB

On July 15, 2011, the Florida Office of Financial Regulation closed Old FPB and appointed the FDIC as receiver. That same date, the Bank assumed $198.4 million of Old FPB’s deposits and acquired $227.1 million of Old FPB’s assets from the FDIC under a whole-bank purchase and assumption agreement. Similar to the Old Sunshine acquisition, the Bank did not enter into a loss sharing agreement in connection with the purchase of Old FPB assets.

FDIC Loss Share Indemnification Asset

The majority of our loan and other real estate assets are covered under loss sharing agreements with the FDIC in which the FDIC has agreed to reimburse us for 50%, 80% or 95%, as applicable, of all losses incurred in connection with those assets. We estimated the amount that we will receive from the FDIC under the loss sharing agreements that will result from losses incurred as we dispose of Covered Assets, and we recorded the estimate on our consolidated balance sheet as an indemnification asset from the FDIC.

The FDIC loss share indemnification asset for loss sharing agreements is measured separately from the related Covered Assets because it is not contractually embedded in the assets and is not transferable if we sell the assets.

We will review and update the cash flow expected to be collected on Covered Assets and the FDIC loss share indemnification asset on a quarterly basis as loss and recovery estimates related to Covered Assets change. Decreases in the amount of cash flow expected to be collected on Covered Loans after acquisition result in a provision for loan losses, an increase in the ALL, and a proportional increase to the FDIC loss share indemnification asset and income for the estimated amount to be reimbursed. Increases in the amount of cash flow expected to be collected on Covered Loans after acquisition result in the reversal of any previously-recorded provision for loan losses and related ALL and a decrease to the FDIC loss share indemnification asset, or prospective adjustment to the accretable discount if no provision for loan losses had been previously recorded. If no provision for loan losses had been previously recorded, improvements in the expected cash flows from the Covered Loans, which is reflected as an adjustment to yield and accreted into income over the remaining life of the loans, decreases the expected cash flows to be collected from the loss sharing agreement, with such decrease reducing the yield to be accreted on a prospective basis if the total expected cash flows from the loss sharing agreement exceeds its carrying amount; and, if the carrying amount of the FDIC loss share indemnification asset exceeds the total expected cash flows, the excess is amortized into income over the shorter of (1) the remaining life of the respective loans or (2) the remaining life of the loss sharing agreement. As a result, the value of the FDIC loss share indemnification asset will continue to fluctuate over time based upon the continued performance of the loans and as the Bank receives payments from the FDIC under the loss sharing agreements. Realized losses in excess of acquisition date estimates will result in an increase in the FDIC loss share indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC loss share indemnification asset for loss sharing agreements will be reduced as discussed above.

Based on our due diligence review for each of the Acquisitions, including estimates of the timing of cash flow receipts and the disposition of nonperforming assets, we estimated the acquisition date fair value of the FDIC loss share indemnification asset using the present value of cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. We discounted the FDIC loss share indemnification asset for the expected timing and receipt of these cash flows using a risk free rate plus a premium for risk reflecting the uncertainty related to the timing and receipt of such cash flows. The ultimate realization of the FDIC loss share indemnification asset depends on the performance of the underlying Covered Assets, the passage of time and claims paid by the FDIC. The accretion of the FDIC loss share indemnification asset is recorded into non-interest income using the level yield method over the estimated life of the FDIC loss share indemnification asset.

The FDIC loss share indemnification asset will be reduced as claims submissions are filed with the FDIC and collected. Decreases in expected reimbursements from the FDIC resulting from an improvement in the expected cash flows of Covered Loans are recognized in earnings prospectively consistent with the approach taken to recognize increases in cash flows on Covered Loans. Increases in expected reimbursements from the FDIC are recognized in earnings in the same period that the allowance for credit losses for the related loans is recognized. Furthermore, the resolution of Covered Assets for a value in excess of the estimated value of the asset will result in a decrease of the FDIC loss share indemnification asset equal to the loss share percentage of the loss not incurred. Conversely, losses incurred in excess of estimates will result in an increase in the FDIC loss share indemnification asset equal to the loss share percentage of the loss actually incurred. The loss sharing agreements with the FDIC contain provisions under which the Bank will be reimbursed for a portion of certain expenses associated with Covered Assets. The Bank recognizes an increase to the FDIC loss share indemnification asset through a credit to non-interest income related to the loss share percentage of expenses incurred.

The Company and the FDIC entered into loss sharing agreements in connection with the Old Premier, Old FCB, Old Peninsula, Old Cortez, Old FNBCF and Old Coastal acquisitions. Each of these agreements had a clawback provision providing that, in the event that losses incurred by the Company do not reach a specific amount, the Company must pay the FDIC a specified amount upon the agreement’s termination. For more information regarding these clawback provisions, see “Contractual Obligations” below.

The following table presents the components of the FDIC loss share indemnification asset for each of our six acquisitions subject to loss share arrangements at the applicable date of acquisition of Old Premier, Old FCB, Old Peninsula, Old FNBCF, Old Cortez and Old Coastal, respectively (in thousands).

	Old	Old	Old	Old	Old	Old
	Premier	FCB	Peninsula	FNBCF	Cortez	Coastal	Total

Estimated portion of gross losses subject to FDIC indemnification:
Commercial and other real estate assets	$81,173	$76,605	$134,292	$49,213	$11,468	$22,899	$375,650
1-4 single family residential assets	5,632	13,967	5,171	13,089	3,986	9,001	50,846
Estimated portion of gross losses subject to FDIC indemnification:	86,805	90,572	139,463	62,302	15,454	31,900	426,496
Fair value discount	(4,296)	(4,087)	(3,678)	(6,299)	(1,345)	(3,245)	(22,950)
FDIC loss share indemnification asset at acquisition dates	82,509	86,485	135,785	56,003	14,109	28,655	403,546

Changes in the FDIC loss share indemnification asset for the period from January 1, 2010 to June 30, 2011 were as follows (in thousands).

Amount

Balance as of January 1, 2010	$—
Additions to FDIC loss share indemnification asset resulting from acquisitions	304,777
Reimbursable expenses and charged-off interest	13,983
Accretion	5,302
Income resulting from losses on Covered Assets, net	157
Reductions for claims submitted to FDIC	(161,623)

Balance as of December 31, 2010	$162,596

Additions to FDIC loss share indemnification asset resulting from acquisitions	98,767
Reimbursable expenses and charged-off interest	5,874
Amortization	(6,635)
Income resulting from losses on Covered Assets, net	3,440
Reductions for claims submitted to FDIC	(29,237)

Balance as of June 30, 2011	$234,805

In general, our earnings are significantly affected by changes to the indemnification asset. A loss or expenses incurred in Covered Assets will result in an increase to the indemnification asset recognized through a credit to earnings, while gains and recoveries on Covered Assets will result in reductions to the indemnification asset recognized through a charge to earnings.

Primary Factors Used to Evaluate Our Business

As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our consolidated balance sheet and income statement, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our own historical performance, our budgeted performance and the financial condition and performance of comparable financial institutions in our region and nationally.

Comparison of our financial performance against other financial institutions is impacted by the application of the acquisition method of accounting and the accounting for loans acquired with evidence of deterioration in credit quality as well as assets subject to loss sharing agreements with the FDIC.

Results of Operations

Our results of operations depend substantially on net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of loans receivable, including the accretable discounts on acquired loans, securities and other short-term investments, and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Our results of operations are also dependent upon our generation of non-interest income, consisting of income from banking service fees, increases to the FDIC loss share indemnification asset resulting from reimbursement of expenses, reimbursement of losses and charged-off interest as well as reductions to the FDIC loss share indemnification asset resulting in gains on resolution of Covered Assets and, recoveries. Other factors contributing to our results of operations include our provisions for loan losses, gains or losses on sales of securities and income taxes, as well as the level of our non-interest expenses, such as compensation and benefits, occupancy and equipment and other miscellaneous operating expenses.

Net Interest Income

Net interest income, a significant contributor to our revenues and net income, represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, and borrowings. To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread, (4) our net interest margin and (5) our provisions for loan and lease losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources.

We also recognize income from the accretable discounts associated with the purchase of interest-earning assets. Because of our business model, we derive a significant portion of our interest income from the accretable discounts on acquired loans. This accretion will continue to have a significant impact on our net interest income as long as loans acquired with evidence of credit deterioration at acquisition represent a significant portion of our interest-earning assets.

Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. In addition, our interest income includes the accretion of the fair value discounts on our acquired loan portfolios, which will also affect our net interest spread, net interest margin and net interest income. We measure net interest income before and after provision for loan and lease losses required to maintain our ALL at acceptable levels.

Non-interest Income

Our non-interest income includes the following:

•	Service charges and fees;

•	Accretable discount on FDIC loss share indemnification asset;

•	Reimbursement of expenses on assets covered by loss sharing agreements;

•	Income from resolution of Covered Assets;

•	Bargain purchase gains on FDIC-assisted transactions; and

•	Net gains and losses from the sale of OREO assets and investment securities.

For the six months ended June 30, 2011 and, 2010, the majority of our non-interest income resulted from the gains on FDIC -assisted transactions, the reimbursement of expenses subject to loss sharing agreements, and gains on sales of OREO. Typically, the primary components of non-interest income of financial institutions are service charges and fees and gains and losses related to the sale or valuation of investment securities, loans and other assets.

Non-interest Expense

Our non-interest expense includes the following:

•	Salaries and employee benefits;

•	Occupancy and equipment expenses;

•	Other real estate and Covered Assets resolution related expenses;

•	Professional services; and

•	Other.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include liquidity, asset quality and capital.

Liquidity

We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities we hold, and the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities, the ability to securitize and sell certain pools of assets and other factors.

Asset Quality

We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, non-accrual, nonperforming and restructured assets, the adequacy of our ALL, discounts and reserves for unfunded loan commitments, the diversification and quality of loan and investment portfolios, the extent of counterparty risks and credit risk concentrations.

Capital

We manage capital based upon factors that include the level and quality of capital and overall financial condition of the Company, the trend and volume of problem assets, the adequacy of discounts and reserves, the level and quality of earnings, the risk exposures in our balance sheet, the levels of Tier 1 (core), risk-based and tangible equity capital, the ratios of Tier 1 (core), risk-based and tangible equity capital to total assets and risk-weighted assets and other factors.

Key Metrics

The primary metrics used in our industry to evaluate financial results are summarized below. Because of our early stage of operations, each of the metrics below may not provide an appropriate basis to compare our results or financial condition to the results or financial condition of other financial services companies.

	As of and for the
	Six Months	As of and for the
	Ended June 30,	Year Ended
	2011	December 31, 2010

Performance metrics
Yield on interest-earning assets	3.3%	3.4%
Cost of interest-bearing liabilities	1.3%	1.3%
Net interest spread	2.16%	2.06%
Net interest margin	2.47%	2.30%
Return on average assets	(0.3)%	1.2%
Return on average equity	(1.0)%	3.9%
Efficiency ratio(1) (bank level)	102.5%	67.1%
Credit quality ratios
Nonperforming assets as % of total assets	8.4%	6.7%
ALL as % of total loans	1.1%	1.7%
Covered Loans as a % of total loans	74.5%	98.3%
Capital Ratios (Company)
Average equity to average total assets	26.8%	29.6%
Tangible common equity ratio	22.7%	29.4%
Tier 1 leverage ratio	23.6%	29.4%
Tier 1 risk-based capital ratio	52.6%	104.1%
Total risk-based capital ratio	53.4%	105.4%
Capital Ratios (Bank)
Average equity to average total assets	12.5%	8.6%
Tangible common equity ratio	12.7%	12.4%
Tier 1 leverage ratio	13.3%	13.5%
Tier 1 risk-based capital ratio	29.6%	51.2%
Total risk-based capital ratio	30.4%	52.5%
Deposit metrics
Total core deposits as % of total deposits	70.2%	67.1%
Non-core funding dependency (2)	29.8%	39.9%

(1)	Non-interest expense over (net interest income plus non-interest income).
(2)	Non-core funding dependence is defined as (non-core liabilities minus short-term investments) divided by long-term assets.

Six months ended June 30, 2011 compared to six months ended June 30, 2010

We reported a net loss of $3.6 million for the six months ended June 30, 2011 and net income of $23.9 million for the six months ended June 30, 2010.

Results of Operations

Net Interest Income

The following table presents, for the periods indicated, information about (i) average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. The impact from time deposit premium amortization is included in this table. Yields have been calculated on a pre-tax basis and the six month period ended June 30, 2010 has been weighted to adjust for the inconsistent number of days in the comparative period since the first acquisition closed on January 22, 2010 (dollars in thousands):

	Six Months Ended			Six Months Ended
	June 30, 2011			June 30, 2010
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Rate (2)	Balance (1)	Expense	Rate (2)

Assets
Interest-earning assets
Net loans	$687,286	$32,166	9.36%	$301,142	$12,052	9.13%
Investment securities	1,546,201	8,808	1.14%	397,048	3,974	2.28%
Interest due from banks	146,275	12	0.02%	121,274	6	0.01%

Total interest-earning assets	2,379,762	40,986	3.44%	819,464	16,032	4.46%

FDIC loss share indemnification asset (3)	192,161			142,070
Non-interest-earning assets	136,977			342,653

Total assets	$2,708,900			$1,304,187

Liabilities and Equity
Interest-bearing liabilities
Interest-bearing transaction accounts	$45,464	$58	0.26%	$18,480	32	0.40%
Savings and money market	329,644	1,321	0.80%	134,566	693	1.17%
Time deposits	1,251,498	9,268	1.48%	561,190	3,854	1.57%
FHLB advances and other borrowings	179,135	907	1.01%	56,391	406	1.64%

Total interest-bearing liabilities	1,805,741	11,554	1.28%	770,627	4,985	1.48%

Non-interest-bearing liabilities
Non-interest-bearing demand deposits	136,596			62,021
Other liabilities	40,215			25,992

Total liabilities	1,982,552			858,640

Stockholders’ equity	726,349			445,548

Total liabilities and stockholders’ equity	$2,708,901			$1,304,188

Net interest income		$29,432			$11,047

Net interest spread			2.16%			2.99%
Net interest margin			2.47%			3.08%

(1)	During 2011, we integrated accounting records that were kept on different platforms. In the process of integrating the platforms, certain data related to daily average balances was not carried over. As a result management believes that the determination of average balances on a daily basis for the six month period ended June 30, 2010 is impractical and consequently average balances are presented as the simple average of the month ending balances. Daily average balances are used for all 2011 metrics.

(2)	Annualized for the applicable period.

(3)	Includes loans on non-accrual status.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and liabilities, as well as changes in average interest rates. The comparison of total interest income and total interest expense for the six month period ended June 30, 2011 to the six month period ended June 30, 2010, is also impacted by the different number of days in the comparative period. However, the average yield/rate for the six month period ended June 30, 2010 has been weighted to adjust for this inconsistency. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities for the periods indicated. The effect of changes in volume is determined by multiplying the change in volume by the current period’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period’s volume. Changes applicable to both volume and rate have been allocated to volume. The impact from time deposit premium amortization is included in this table. Yields have been calculated on a pre-tax basis. A summary of increases and decreases in interest income and interest expense resulting from changes in average balances (volume) and average interest rates follows (thousands):

	Six Months Ended June 30, 2011
	Compared to Six Months Ended June 30, 2010
	Increase (Decrease) Due to
	Volume	Rate	Total

Interest-earning assets
Net loans	$19,767	$347	$20,114
Investment securities	7,105	(2,271)	4,834
Interest due from banks	3	3	6

Total change in interest income	$26,875	$(1,921)	$24,954

Interest-bearing liabilities
Deposits
Interest-bearing transaction accounts	$39	$(13)	$26
Savings and money market	879	(251)	628
Time deposits	5,654	(240)	5,414

Total change in deposits interest expenses	$6,572	$(504)	$6,068

Borrowings
FHLB advances and other borrowings	679	(178)	501

Total change in interest expenses	$7,251	$(682)	$6,569

Total change in net interest income	$19,624	$(1,239)	$18,385

(1)	During 2011, we integrated accounting records that were kept on different platforms. In the process of integrating the platforms, certain data related to daily average balances was not carried over. As a result management believes that the determination of average balances on a daily basis for the six month period ended June 30, 2010 is impractical and consequently average balances are presented as the simple average of the month ending balances. Daily average balances are used for all 2011 metrics.

Net interest income was $29.4 million for the six months ended June 30, 2011 compared to $11.0 million for the six months ended June 30, 2010, or an increase of $18.4 million, or 166.4%. The increase in net interest income reflected the net effect of increases in interest income of $25.0 million and interest expense of $6.6 million. The substantial increase in net interest income over the period is primarily due to the increase in volumes directly attributable to the Acquisitions that occurred near the end of and following the six month period ended June 30, 2010, which include the Old Peninsula, Old Sunshine, Old FNBCF, Old Cortez and Old Coastal Acquisitions.

The increase in interest income resulted from an increase in the average volume of loans and investment securities for the six month period ended June 30, 2011 due to the specified Acquisitions. The increase in interest income was also aided by higher rates on loans, which was offset slightly by a decrease in rate on the investment securities portfolio. The average yield on the loan portfolio increased to 9.36% for the six month period ended June 30, 2011 from 9.13% for the six month period ended June 30, 2010. The acquisition of new loans at higher accretion rates and an increase in cash flows expected to be collected for certain loan pools related to the 2010 Acquisitions resulted in a higher accretion rate effective January 1, 2011 for those pools. These factors had the effect of increasing the average yield on the portfolio for the six month period ended June 30, 2011. Generally acquired loans were recorded at estimated fair value, measured based on the present value of expected cash flows. The Company makes an estimate of each pool’s contractual principal and interest payments as well as cash flows it expects to collect from the loan pools at acquisition. The excess of expected cash flows over the recorded fair value at Acquisition, known as accretable discount, is being recognized as interest income over the lives of the underlying loans. The Company reevaluates expected cash flows from each pool on a quarterly basis. The Company updated its analysis during the second quarter of 2011 for the 2010 acquisitions and for Old Sunshine, which resulted in an increase in the cash flows expected to be collected. The increase in expected cash flows resulted in an increase in the accretable discount of those pools. The average yield on investment securities declined to 1.14% for the six month period ended June 30, 2011 from 2.28% for the six month period ended June 30, 2010. The decrease in average yield resulted primarily from new purchases reflecting lower general market rates of interest as well as a shift in the type of securities purchased with overall shorter duration. In addition, the allocation of investment securities held during the six month period ended June 30, 2011 constituted 65.0% of average interest-earning assets compared to 48.5% of interest-earning assets for the six month period ended June 30, 2010.

Interest expense on deposits increased $6.1 million for the six month period ended June 30, 2011 due to higher deposit volume from the acquisitions of Old Peninsula, Old Sunshine, Old FNBCF, Old Cortez and Old Coastal. The average rate paid on time deposits including the impact of premium amortization was 1.48% for the six months ended June 30, 2011 and 1.57% for the six month period ended June 30, 2010. Excluding the impact from premium amortization of time deposits, the rate paid on time deposits was 1.86% for the six months ended June 30, 2011 and 2.41% for the six month period ended June 30, 2010. The decline in the adjusted average rate is attributable to lower prevailing rates offered and the continued run-off of wholesale time deposits assumed in the 2010 and 2011 acquisitions. Interest expense on FHLB advances totaled $907,000 for the six month period ended June 30, 2011 as compared to $406,000 for the six month period ended June 30, 2010, with a decrease in the average rate paid of 63 basis points.

The net interest margin for the six month period ended June 30, 2011 was 2.47% as compared to 3.08% for the six month period ended June 30, 2010, a decline of 61 basis points. The average yield on interest-earning assets declined by 102 basis points for the six month period ended June 30, 2011 as compared to the six month period ended June 30, 2010 while the average rate paid on interest-bearing liabilities decreased by 20 basis points, for a decline in the interest rate spread of 83 basis points. The decline in both net interest margin and interest rate spread primarily resulted from holding investment securities at lower prevailing market rates of interest coupled with a shift in the composition of interest-earning assets as discussed above.

Provision for Loan Losses

Provisions for loan losses totaled $3.9 million and $119,000 for the six month period ended June 30, 2011 and 2010, respectively, of which $2.3 million and $43,000, respectively, relate to specific impairments identified on pools of purchase credit impaired, or PCI, loans. The effect of this impairment in the PCI loans for the six months ended June 30, 2011 was offset by the recognition of income on indemnification asset resulting from impairment of approximately $1.5 million representing the FDIC’s share of the expected lost cash flows related to the aforementioned impairments.

Non-Interest Income

The Company reported non-interest income of $16.6 million for the six months ended June 30, 2011 and $33.0 million for the six months ended June 30, 2010. The following table presents a comparison of the categories of non-interest income for the periods indicated (dollars in thousands):

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2011	2010

Service charges and fees	$2,900	$1,051
Loss share indemnification (loss) income	(23)	2,406
Income from resolution of Covered Assets	827	107
Gain on FDIC-assisted transactions	7,654	26,188
Gain on sales of other real estate owned	4,289	3,576
Gain (loss) on sales of investment securities	903	(288)

Total non-interest income	$16,550	$33,040

Service charges and fees represent fees charged to customers on their deposit accounts, and includes, but it is not limited to, maintenance fees, insufficient fund fees, overdraft protection fees, wire transfer fees and other.

The accretable discount or amortization of premium on the FDIC loss share indemnification asset represents the amount of income or loss recognized for the current fiscal period related to the accretion of the aforementioned discount or amortization of premium on the FDIC loss share indemnification asset through its expected life to an amount equal to the expected cash flows associated with the reimbursement of losses, expenses and other items subject to loss sharing agreements. During the six month period ended June 30, 2011, the Company recognized amortization of $3.8 million and impairment of $2.8 million of the FDIC loss share indemnification asset. The amortization and impairment resulted from improvements in the expected cash flows from the Covered Loans in certain PCI pools, which is reflected as an adjustment to yield and accreted into income over the remaining life of the loans, decreases the expected cash flows to be collected from the loss sharing agreement, with such decrease reducing the yield to be accreted on a prospective basis if the total expected cash flows from the loss sharing agreement exceeds its carrying amount; and, if the carrying amount of the FDIC loss share indemnification asset exceeds the total expected cash flows, the excess is amortized into income over the shorter of (1) the remaining life of the respective loans or (2) the remaining life of the loss sharing agreement. As of June 30, 2011, the carrying value of the FDIC loss share indemnification asset exceeded the total cash flow expected to be collected by $39.3 million and is being amortized over the period of remaining cash flows using the effective interest method.

In connection with the loss sharing agreements with the FDIC, the Bank will be reimbursed for a portion of certain expenses associated with Covered Assets. The Company also recognizes income from reimbursement of expenses associated with qualifying expenses on loans that have not been charged-off but for which a charge-off is expected. During the six month period ended June 30, 2011, the Bank recognized $8.5 million of expenses subject to reimbursement under the loss sharing agreements and $5.9 million of reimbursement income associated with such expenses. During the six month period ended June 30, 2010, the bank recognized similar expenses totaling $4.2 million.

We recognize gains on the resolution of Covered Assets when we collect recoveries on balances charged-off prior to the acquisition, or when we collect a recovery on loans previously charged-off when the charge-off was recognized as a reduction of the non-accretable difference and did not affect the ALL. Recoveries recognized on these conditions for the six month period ended June 30, 2011 amounted to approximately $0.8 million and were recognized through earnings as collected. The recoveries totaled $0.1 million for the six month period ended June 30, 2010.

We recognize bargain purchase gains or a gain on FDIC-assisted transactions when the fair value of assets acquired from FDIC-assisted transaction (including proceeds received from or paid to the FDIC) exceed the amount of liabilities assumed. Also, the Bank will record goodwill when the fair value of liabilities assumed exceeds the fair value of assets acquired. See Note 3 to the condensed consolidated financial statements for a summary of the recognition of bargain purchase gains and goodwill on FDIC-assisted transactions for the six-month period ended June 30, 2011 and 2010.

Non-Interest Expense

The following table presents the components of non-interest expense for the periods indicated (dollars in thousands):

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2011	2010

Salaries and employee benefits	$23,603	$6,448
Occupancy and equipment expenses	3,212	1,751
Other real estate and Covered Assets resolution related expenses	8,469	4,166
Professional services	8,976	4,229
Other	9,112	3,175

Total non-interest expense	$53,372	$19,769

On an annualized basis, non-interest expense as a percentage of average assets was 3.94% for the six months ended June 30, 2011 as compared to 3.03% for the six months ended June 30, 2010. The increase was primarily attributable to non-recurring expenses related to the Acquisitions that were incurred during both periods, increased professional fees, higher occupancy costs, and higher deposit insurance assessments.

Salaries and employee benefits represent the single largest component of non-interest expense. For the six month period ended June 30, 2011, salaries and employee benefits amounted to approximately $23.6 million. Salaries and benefits also included $6.0 million for the six month period ended June 30, 2011, related to stock option plans. By comparison, salaries and employee benefits totaled $6.4 million for the six month period ended June 30, 2010. The increase was directly related to the Acquisitions, specifically Old Peninsula, Old Sunshine, Old FCBNF, Old Cortez and Old Coastal, as well as increased hiring to build the Bank’s infrastructure.

The increase in occupancy and equipment expense for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 resulted primarily from the expanded branch network due to the Old Peninsula, Old Sunshine, Old FCBNF, Old Cortez and Old Coastal acquisitions.

We lease premises and equipment under cancelable and non-cancelable leases, some of which contain renewal options under various terms. We use the leased properties primarily for banking purposes. During the six month period ended June 30, 2011, we recognized approximately $2.0 million related to rental expense on operating leases, depreciation and maintenance of equipment and other occupancy and equipment related expenses.

OREO and troubled asset resolution related expenses are comprised mainly of the expenses of holding and maintaining OREO properties for sale, such as real estate taxes and insurance, legal fees and other foreclosure expenses and other expenses associated with the sale of Covered Assets. These expenses, a portion of which are eligible for reimbursement under our loss sharing agreements with the FDIC to the extent that a loss or charge-off has occurred, have remained at high levels since the Acquisitions due to active workout of the acquired portfolios. As of June 30, 2011, substantially all loan and OREO properties were covered by the loss sharing agreements with the FDIC.

The increase in professional fees for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 resulted primarily from increases in consulting expenses related to the development of internal systems and infrastructure to support our growth.

The primary components of other non-interest expense are advertising and promotion, the cost of regulatory assessments and general operating expenses.

Income Taxes

The benefit for income taxes for the six month period ended June 30, 2011 was $7.7 million compared to an expense of $0.3 million for the six month period ended June 30, 2010. The Company’s effective tax rate was (68.2)% and 1.1% for the six month periods ended June 30, 2011 and June 30, 2010, respectively. The significant change in the effective tax rates between periods is principally due to the gains on FDIC assisted transactions in relation to the income (loss) before taxes.

Year Ended December 31, 2010

Results of Operations

We reported net income of $21.6 million for the year ended December 31, 2010.

Net Interest Income

The following table presents, for the period indicated, information about (i) average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. Nonaccrual and restructured loans are included in the average balances presented in this table; however, interest income foregone on nonaccrual loans is not included. Yields have been calculated on a pre-tax basis.

	For The Year Ended
	December 31, 2010
		Interest	Average
	Average	Income/	Yield/
	Balance (1)	Expense	Rate (2)
	(dollars in thousands)

Assets
Interest-earning assets
Net loans	$418,963	$33,908	8.61%
Investment securities	904,426	12,631	1.49%
Interest due from banks	146,535	34	0.02%

Total interest-earning assets	1,469,924	46,573	3.37%
Loan share indemnification assets (3)	179,965
Non-interest-earning assets	224,879

Total assets	$1,874,768

Liabilities and Equity
Interest-bearing liabilities
Interest-bearing transaction accounts	$26,630	79	0.32%
Savings and money market	197,794	2,120	1.14%
Time deposits	843,533	11,218	1.42%
FHLB advances and other borrowings	137,439	1,431	1.11%

Total interest-bearing liabilities	1,205,396	14,818	1.31%
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	78,273
Other liabilities	35,986

Total liabilities	1,319,655
Stockholders’ equity	555,113

Total liabilities and stockholders’ equity	$1,874,768

Net interest income		$31,725

Net interest spread			2.06%
Net interest margin			2.30%

(1)	During the year, we integrated accounting records that were kept on different platforms. In the process of integrating the platforms, certain data related to daily average balances was not carried over. As a result management believes that the determination of average balances on a daily basis is impracticable and consequently average balances are presented as the simple average of the month ending balances for the year ended December 31, 2010.

(2)	Annualized for the applicable period.

(3)	Includes loans on non-accrual status.

Net interest income was $31.7 million for the year ended December 31, 2010. Interest income was approximately $46.6 million for the year ended December 31, 2010, of which approximately, $32.2 million related to accretable discounts on loans acquired. We also recognized approximately $12.6 million of interest income related to investment securities held by the Company. Interest expense was approximately $14.8 million for the year ended December 31, 2010, of which $13.4 million was related to interest expense on customer deposits and $1.4 million was related to advances from the FHLB.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. Due to 2010 being the first year of banking operations, all changes in interest income and expense are attributable to the volume of interest-earning assets and interest-bearing liabilities, respectively. Therefore, we have omitted a table analyzing changes in net interest income as it would not be meaningful.

Provision for Loan Losses

For the year ended December 31, 2010, we recorded provisions for loan losses of $9.9 million, most of which relate to specific impairments identified on pools of loans acquired from Old Peninsula. The effect of this impairment in the Old Peninsula loans was offset by the recognition of income on indemnification asset resulting from impairment of approximately $7.8 million representing the FDIC’s share of the expected lost cash flows related to the aforementioned impairments.

Non-interest Income

The following table summarizes the components of non-interest income for the year ended December 31, 2010 (in thousands).

Service charges and fees	$2,620
Accretable discount on FDIC loss share indemnification asset	5,302
Reimbursement of expenses and charged-off interest subject to loss share indemnification	13,983
Income from resolution of Covered Assets	1,494
Gain on FDIC-assisted transactions	26,188
Gain on sales of assets	8,293
Gain on sales of investment securities	6,194

Total noninterest income	$64,074

Service charges and fees represent fees charged to customers on their deposit accounts, and includes, but it is not limited to, maintenance fees, insufficient fund fees, overdraft protection fees, wire transfer fees and other.

The accretable discount on FDIC loss share indemnification asset represents the amount of income recognized for the current year related to the accretion of the aforementioned discount on the FDIC loss share indemnification asset through its expected life to an amount equal to the expected cash flows associated with the reimbursement of losses, expenses and other items subject to loss sharing agreements. During 2010, the Company recognized in earnings approximately $5.3 million of accretion of the FDIC loss share indemnification asset.

In connection with the loss sharing agreements with the FDIC, the Bank will be reimbursed for a portion of certain expenses associated with Covered Assets. The Company also recognizes income from reimbursement of expenses associated with qualifying expenses on loans that have not been charged-off but for which a charge-off is expected. During the year ended

December 31, 2010, the Bank recognized $17.6 million of expenses subject to reimbursement under the loss sharing agreements and $14.0 million of reimbursement income associated with such expenses. Included in the $14.0 million, the Bank has recognized approximately $5.0 million related to expenses incurred during the year ended December 31, 2010, which will be filed for reimbursement with the FDIC in future periods as charge-offs occur in the related loans.

As a result of the loss sharing agreements, we recognize income on the resolution of Covered Assets when we collect previously charged-off principal loan balances. Income recognized on these recoveries amounted to approximately $1.5 million for the year ended December 31, 2010 and were recognized through earnings as collected.

We recognize bargain purchase gains or a gain on FDIC-assisted transactions when the fair value of assets acquired from FDIC-assisted transaction (net of cash consideration received from or paid to the FDIC) exceed the amount of liabilities assumed. The following table summarizes the recognition of bargain purchase gains on FDIC-assisted transactions for the year ended December 31, 2010 (in thousands).

	Old		Old
	Premier	Old FCB	Peninsula	Total

Cost basis of net assets (liabilities) prior to acquisition	$35,224	$(117,770)	$(33,329)	$(115,875)
Net consideration received from FDIC	24,858	173,405	78,593	276,856

Net assets acquired before fair value adjustments	60,082	55,635	45,264	160,981
Fair value adjustments on assets acquired and liabilities assumed:
Assets:
Loans	(112,730)	(87,415)	(152,383)	(352,528)
FDIC loss share indemnification asset	82,509	86,485	135,785	304,779
OREO	(2,948)	(26,599)	(23,701)	(53,248)
Intangible assets	1,350	3,002	2,243	6,595
Other assets	68	(2,225)	(1,502)	(3,659)

Fair value adjustments to assets	(31,751)	(26,752)	(39,558)	(98,061)
Liabilities:
Time deposits	1,309	7,681	2,569	11,559
Borrowings	—	1,830	98	1,928
Deferred tax liabilities	9,514	5,561	137	15,212
Other liabilities	1,787	4,053	2,193	8,033

Fair value adjustments to liabilities	12,610	19,125	4,997	36,732

Total fair value adjustments	(44,361)	(45,877)	(44,555)	(134,793)

Gain on FDIC-assisted transactions	$15,721	$9,758	$709	$26,188

Our results of operations are also dependent upon our generation of non-interest income resulting from the sale of assets, primarily investment securities and OREO. We recognize gains on sales of OREO and gains on sales of securities when the proceeds of the sale exceed the carrying value of the asset being sold. Investment sales and portfolio activity have been at high levels due to a change in investment policy to shorter-term investments as well as a significant level of maturities and callable actions by issuers. Other non-interest income for the year ended December 31, 2010 includes $8.3 million of gains related to OREO sales and $6.2 million of gains from the sales of available for sale (AFS) investment securities related to sales of OREO and investment securities of approximately $22.4 million and $5.9 billion, respectively.

Non-interest Expense

The following table summarizes the components of non-interest expense for the year ended December 31, 2010 (in thousands).

Salaries and employee benefits	$21,651
Occupancy and equipment expenses	4,985
Other real estate and Covered Assets resolution related expenses	17,590
Professional services	12,498
Other	11,387

Total non-interest expense	$68,111

Salaries and employee benefits represent the single largest component of recurring non-interest expense. For the year ended December 31, 2010, salaries and employee benefits amounted to approximately $21.7 million. These costs include non-recurring costs that resulted in part from continued enhancement of our management team and hiring of other personnel subsequent to the Acquisitions. Salaries and employee benefits also included $2.3 million for the year ended December 31, 2010, related to stock option plans.

We lease premises and equipment under cancelable and non-cancelable leases, some of which contain renewal options under various terms. We use the leased properties primarily for banking purposes. During the year ended December 31, 2010, we recognized approximately $5.0 million related to rental expense on operating leases, depreciation and maintenance of equipment and other occupancy and equipment related expenses.

OREO and troubled asset resolution related expenses are comprised mainly of the expenses of holding and maintaining OREO properties for sale, such as real estate taxes and insurance, legal fees and other foreclosure expenses and other expenses associated with the sale of Covered Assets. The expenses, which are eligible for reimbursement under our loss sharing agreements with the FDIC to the extent that a loss or charge-off has occurred, have remained at high levels since the Acquisitions due to active workout of the acquired portfolios. As of December 31, 2010, substantially all loan and OREO properties were covered by the loss sharing agreements with the FDIC and the loss share administration expenses are substantially offset by non-interest income related to the FDIC loss share indemnification asset.

For the year ended December 31, 2010, we recognized $12.5 million in expenses related to professional fees that include investment banking, capital markets, regulatory and legal advisory, accounting advisory and consulting as we continue to build a foundation to support our strategic growth.

The primary components of other non-interest expense are advertising and promotion, the cost of regulatory assessments and general operating expenses.

Financial Condition

Balance Sheet Analysis

Total investment securities held-to-maturity and available for sale held by the Bank increased from $1.62 billion as of December 31, 2010, to $1.68 billion as of June 30, 2011. The Bank’s investment securities portfolio of $1.68 billion consisted of the securities acquired in the Acquisitions and those purchased by us subsequent to the Acquisitions. We reduced our holdings in U.S. government agencies notes and increased our holdings in U.S. government agencies and sponsored enterprises mortgage-backed securities and other high quality investments throughout the six month period ended June 30, 2011. The average balance of the securities portfolio for the six month period ended June 30, 2011 totaled $1.54 billion. The portfolio yielded 1.14% for the six month period ended June 30, 2011.

No securities were determined to be other-than-temporarily impaired (“OTTI”) for the six months ended June 30, 2011 and year ended December 31, 2010, respectively. As of June 30, 2011 securities in unrealized loss position in excess of one year primarily consisted of U.S. government agency and sponsored enterprise obligations with total unrealized losses of $45,000. The timely repayment of principal and interest on the U.S. government agencies mortgage-backed securities is either explicitly or implicitly guaranteed by the full faith and credit of the U.S. government.

The following table summarizes our available for sale securities portfolio as of June 30, 2011 (dollars in thousands).

	Amortized		Fair
	Cost		Value

Investment Securities
U.S. government agencies and sponsored enterprises obligations	$708,484	42.3%	$709,020	42.3%
U.S. government agencies and sponsored enterprises mortgage-backed securities	112,961	6.8%	114,373	6.8%
State, county and municipal obligations	232,770	13.9%	232,827	13.9%
Asset-backed securities	272,624	16.3%	272,838	16.3%
Corporate bonds and other investments	347,529	20.7%	347,951	20.7%

Total	$1,674,368	100%	$1,677,009	100%

The following table summarizes our available for sale securities portfolio as of December 31, 2010 (dollars in thousands).

	Amortized		Fair
	Cost		Value

Investment Securities
U.S. government agencies and sponsored enterprises obligations	$1,411,001	87.3%	$1,409,547	87.3%
U.S. government agencies and sponsored enterprises mortgage-backed securities	80,765	5.0%	80,431	5.0%
State, county and municipal obligations	1,439	0.1%	1,423	0.1%
Asset-backed securities	3,060	0.2%	3,135	0.2%
Corporate bonds and other investments	119,821	7.4%	120,200	7.4%

Total	$1,616,086	100%	$1,614,736	100%

The following table shows contractual maturities and yields on our investment securities available for sale as of June 30, 2011. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

					U.S. Government
					Agencies
			U.S. Government		and Sponsored		State, County
			Agencies		Enterprises		and
	Asset Backed		and Sponsored		Mortgage-Backed		Municipal		Other
	Securities		Enterprises Obligations		Securities		Securities		Investments
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)

Maturity
One year or less	$—	—%	$—	—%	$—		$—	—%	$2,903	0.05%
After one year through five years	41,764	0.29%	709,020	0.94%	962	0.02%	—	—%	341,306	5.66%
After five years through 10 years	175,753	1.21%	—	—%	65	0.00%	1,497	0.01%	3,742	0.06%
After 10 years	55,321	0.38%	—	—%	113,346	2.89%	231,330	0.81%	—	—%

Total	$272,838		$709,020		$114,373		$232,827		$347,951

The following table shows contractual maturities and yields on our investment securities available for sale as of December 31, 2010. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

					U.S. Government
					Agencies and
			U.S. Government		Sponsored
			Agencies and		Enterprises
			Sponsored Enterprises		Mortgage-Backed		State, County and
	Asset Backed Securities		Obligations		Securities		Municipal Securities		Other Investments
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)

Maturity
One year or less	$—	—%	$762,661	0.42%	—	—%	—	—%	$3,654	2.09%
After one year through five years	3,135	1.07%	646,381	0.63%	30	0.01%	—	—%	116,546	1.07%
After five years through 10 years	—	—%	—	—%	38	1.49%	1,423	4.19%	—	—%
After 10 years	—	—%	505	2.4%	80,363	2.13%	—	—%	—	—%

Total	$3,135		$1,409,547		$80,431		$1,423		$120,200

As a member institution of the FHLB of Atlanta and the Federal Reserve Bank, or FRB, the Bank is required to own capital stock in the FHLB and the FRB. As of June 30, 2011 and December 31, 2010, the Bank held approximately $29.2 million and $28.4 million in FHLB, FRB and other bank stock, respectively. No market exists for this stock, and the Bank’s investment can be liquidated only through repurchase by the FHLB or FRB. Such repurchases have historically been at par value. We monitor our investment in FHLB and FRB stock for impairment through review of recent financial results, dividend payment history and information from credit agencies. As of June 30, 2011 and December 31, 2010, respectively, management did not identify any indicators of impairment of FHLB and FRB stock.

Except for securities issued by U.S. government agencies and sponsored enterprise obligations, we did not have any concentrations where the total outstanding balances issued by a single issuer exceed 10% of our stockholders’ equity as of June 30, 2011 and December 31, 2010.

Loan Concentrations

The current concentrations in our loan portfolio may not be indicative of concentrations in our loan portfolio in the future. We plan to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

	June 30, 2011
	Covered	Non-Covered	Total	% of
	Loans (1)	Loans	Amount	Total
	(dollars in thousands)

Commercial
Commercial and industrial	$53,828	$93,803	$147,631	14.8%
Real Estate
Residential	137,222	15,842	153,064	15.3%
Commercial	386,930	127,053	513,983	51.4%
Construction	152,125	9,181	161,306	16.1%

Total real estate	676,277	152,076	828,353	82.8%

Consumer
Consumer and other	19,088	5,547	24,635	2.4%

Total loans receivable	749,193	251,426	1,000,619	100.0%

Unearned discounts, net	(10,337)	(216)	(10,553)
Less—ALL	(9,546)	(1,636)	(11,182)

Loans receivable, net	$729,310	$249,574	$978,884

		December 31, 2010
	Covered	Non-Covered	Total	% of
	Loans (1)	Loans	Amount	Total
		(dollars in thousands)

Commercial
Commercial and industrial	$59,018	$1,161	$60,179	11.3%
Real Estate
Residential	54,309	2,654	56,963	10.7%
Commercial	381,994	2,457	384,451	72.3%
Construction	22,925	—	22,925	4.3%

Total real estate	459,228	5,111	464,339	87.3%

Consumer
Consumer and other	4,849	2,497	7,346	1.4%

Total loans receivable	523,095	8,769	531,864	100.0%

Unearned discounts, net	(7,520)	—	(7,520)
Less—ALL	(8,933)	(90)	(9,023)

Loans receivable, net	$506,642	$8,679	$515,321

(1)	Loans acquired with evidence of credit deterioration at acquisition are presented net of discounts.

Loan Portfolio Maturities and Interest Rate Sensitivity

The following summarizes the loan contractual maturity distribution by type and related interest rate characteristics as of June 30, 2011 (in thousands).

	June 30, 2011
		After One But
	One Year	Within	After Five
	or Less	Five Years	Years	Total

Real estate	$301,758	$285,770	$192,974	$780,502
Commercial and industrial	33,478	83,090	33,928	150,496
Consumer and other	29,542	11,583	17,943	59,068

Total gross loans	364,778	380,444	244,845	990,066

Maturities and repricing of loans
Fixed interest rates	211,870	143,198	27,039	382,107
Floating or adjustable interest rates	152,908	237,245	217,806	607,959

Total gross loans	$364,778	$380,444	$244,845	$990,066

Allowance for loan losses				(11,182)

Loans receivable, net				$978,884

The following summarizes the loan contractual maturity distribution by type and related interest rate characteristics as of December 31, 2010 (in thousands).

	December 31, 2010
		After One But
	One Year	Within	After Five
	or Less	Five Years	Years	Total

Real estate	$219,460	$176,393	$45,270	$441,123
Commercial and industrial	24,859	32,077	2,623	59,559
Consumer and other	11,978	6,793	4,890	23,662

Total gross loans	256,297	215,263	52,784	524,344

Maturities and repricing of loans
Fixed interest rates	155,108	111,255	15,936	282,299
Floating or adjustable interest rates	101,190	104,007	36,847	242,044

Total gross loans	$256,297	$215,263	$52,784	$524,344

Allowance for loan losses				(9,023)

Loans receivable, net				$515,321

The expected life of our loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties. Because a significant portion of the portfolio is accounted for under ASC 310-30, the carrying value is significantly affected by estimates and it is impracticable to allocate scheduled payments for those loans based on those estimates. Consequently, the table above includes information limited to contractual maturities of the underlying loans.

Analysis of the Allowance for Loan Losses (ALL)

The ALL reflects management’s estimate of probable credit losses inherent in the loan portfolio. The computation of the ALL includes elements of judgment and high levels of subjectivity. A substantial portion of the Company’s loans were acquired in failed bank acquisitions, were purchased at a substantial discount to their original book value and are covered by loss sharing agreements with the FDIC.

The Company’s accounting method for loans and the related ALL differs depending on whether the loans are originated or purchased, and for purchased loans, whether the purchased loan has experienced credit deterioration since origination and it is probable at acquisition that the Company will not be able to collect all the contractual principal and interest due from the borrower. The Company therefore assesses and monitors credit risk and portfolio performance using distinct methodologies for each class of loans receivable, namely PCI loans and Non-PCI loans. Within each class the Company further disaggregates the portfolios into the following segments: commercial real estate, 1-4 single family residential, construction, home equity loans and lines of credit, commercial and industrial and consumer.

The Company’s loans receivable primarily consist of loans acquired in the Acquisitions, the majority of which are Covered Loans. A substantial portion of the Covered Loans exhibited evidence of deterioration in credit quality since origination and are defined as PCI loans. The remaining portfolio of Covered Loans consists of loans acquired that are not considered PCI loans at acquisition, or Non-PCI loans. Non-Covered Loans consist of loans originated by the Company as well as some loans acquired in the Acquisitions which are not covered by a loss sharing agreement. However, the majority of the acquired Non-Covered Loans were classified as PCI loans at acquisition. Approximately 74.5% and 98.3% of the loan portfolio at June 30, 2011 and December 31, 2010, respectively, was covered by loss sharing agreements with the FDIC.

PCI loans are aggregated into pools, which are part of a portfolio segment, with common risk characteristics at acquisition. The Company makes an estimate of each pool’s contractual principal and interest payments as well as total cash flow it expects to collect from the loan pools at acquisition. The Company continues to estimate the expected cash flows from each pool over the life of the loans. For PCI loan pools, an ALL is recorded when it is probable that the Company will be unable to collect all of the cash flows expected at acquisition, plus additional cash flows expected to be collected arising from changes in estimates after acquisition. A specific allowance is established when subsequent evaluations of expected cash flows from PCI loan pools reflect a decrease in those estimates. Our first analysis of expected cash flows for PCI loans occurred during the fourth quarter of 2010.

The ALL for Non-PCI loans is evaluated by portfolio segment for small homogenous loans. General allowances are established for portfolio segments based on risk characteristics, economic conditions, the Company’s and industry delinquency and historical loss trends and expected loss given default. Specific reserves for classified loans are established using a combination of these factors and the Company’s internal risk rating process. This method is applied to all portfolio segments, including, non-impaired commercial real estate, construction and commercial and industrial loan segments. A specific allowance is established for large commercial real estate, construction and commercial and industrial impaired loans that are evaluated on an individual basis. The specific allowance established for these loans is based on a thorough analysis of the most probable source of repayment, including present value of the loans expected future cash flows, the loans estimated market value or estimated fair value of the underlying collateral less cost of disposition. Impaired loans are identified through the Company’s internal review and risk rating system.

Other adjustments for qualitative factors may be made to the ALL for pools of PCI loans and Non-PCI portfolio segments after an assessment of internal and external influences on credit quality and loss severity that are not fully reflected in the historical loss or risk rating data.

As a result of the Company’s limited history and stringent credit requirements, its originated portfolio is not sufficiently seasoned to have experienced any impaired loans as of June 30, 2011 and December 31, 2010. In addition, the acquired Non-PCI loans have not exhibited any individually significant impaired loans as of June 30, 2011 and December 31, 2010. The Company therefore has evaluated its PCI and Non-PCI loans by portfolio segments on a collective basis for purposes of determining the adequacy of the ALL as of June 30, 2011 and December 31, 2010.

Since the recording of a provision for loan losses on Covered Loans represents an increase in the amount of reimbursement we ultimately expect to receive from the FDIC under the loss sharing agreements, the provision is partially offset with an increase in the FDIC loss share indemnification asset and non-interest income in the consolidated statement of operations for the present value of the projected increase. Therefore, the impact on the consolidated results of operations of an increase in the provision for Covered Loans is significantly mitigated by the protection afforded by the loss sharing agreements.

The following table summarizes the activity related to our ALL related to our loans for six months ended June 30, 2011 and year ended December 31, 2010, respectively.

	Six Months Ended	Year Ended
	June 30, 2011	December 31, 2010
	(dollars in thousands)

ALL at January 1, 2010	$9,023	$—
Provision for loan losses on Covered Loans	2,320	9,772
Provision for loan losses on non-Covered Loans	1,546	90

Total provision for loan losses	3,866	9,862
Charge-offs
Commercial	(596)	(47)
Real estate	(833)	(620)
Consumer	(278)	(172)

Total charge-offs	(1,707)	(839)
Recoveries	—	—

Balance as of December 31, 2010	$11,182	$9,023

Ratio of net charge-offs to average loans outstanding during the period	0.11%	0.09%

Allocation of Allowance for Loan Losses (ALL)

	June 30, 2011		December 31, 2010
		% of Loans in Each		% of Loans in Each
		Category of Total		Category of Total
Balance at the End of Period Applicable to:	Amount	Loans	Amount	Loans
	(dollars in thousands)

Commercial
Commercial and industrial	$803	14.8%	$624	11.3%
Real Estate
Residential	55	15.3%	298	10.7%
Commercial	7,643	51.4%	4,923	72.3%
Construction	2,284	16.1%	2,933	4.3%

Total real estate	10,785	97.6%	8,778	98.6%
Consumer
Consumer	397	2.4%	245	1.4%

Total ALL	$11,182	100%	$9,023	100%

Total allowance for non-Covered Loans	1,636	25.5%	90	1.7%
Total allowance for Covered Loans	9,546	74.5%	8,933	98.3%

Total ALL	$11,182	100.0%	$9,023	100.0%

Nonperforming Assets

The following table provides our nonperforming Covered Assets and non-Covered Assets as of June 30, 2011 (in thousands).

	Covered	Non-Covered	Total
	Assets	Assets	Amount

Nonaccrual loans	$12,482	$2	$12,484
Accruing loans 90 days or more past due	187,335	11,840	199,175
Troubled debt restructurings not included in above	—	—	—

Total nonperforming loans	199,818	11,842	211,660
OREO	45,127	5,308	50,435

Total nonperforming assets	$244,945	$15,645	$262,095

Nonperforming loans to total loans	20.4%	1.2%	21.6%
Nonperforming assets to total assets	7.8%	0.5%	8.4%

The following table provides our nonperforming Covered Assets and non-Covered Assets as of December 31, 2010 (in thousands).

	Covered	Non-Covered	Total
	Assets	Assets	Amount

Nonaccrual loans	$1,605	$—	$1,605
Accruing loans 90 days or more past due	138,659	85	138,744

Total nonperforming loans	140,264	85	140,349
OREO	23,219	—	23,219

Total nonperforming assets	$163,483	$85	$163,568

Nonperforming loans to total loans	27.2%	0.2%	27.2%
Nonperforming assets to total assets	6.7%	0.0%	6.7%

Our policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by bank regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest because the loan is secured by assets with a value in excess of the amounts owed and in the process of collection. Loans are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

On January 1, 2011, the Company adopted the new guidance under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, that clarifies that a modification to a loan that is part of a pool of loans that were acquired with deteriorated credit quality should not result in the removal of the loan from the pool. All loans that were restructured during the six month period ended June 30, 2011 and the year ended December 31, 2010 were PCI loans accounted for as pools. As such, there are no troubled debt restructurings, or TDRs, that require disclosure as of June 30, 2011 and December 31, 2010. The amended guidance continues to require that an entity consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The Company monitors the change in expected cash flows by pool with specific consideration given to those pools that include restructured loans.

Loans are identified for restructuring based on their delinquency status, risk rating downgrade, or at the request of the borrower. Borrowers that are 90 days delinquent and/or have a history of being delinquent, or experience a risk rating downgrade, are contacted to discuss options to bring the loan current, cure credit risk deficiencies, or other potential restructuring options that will reduce the inherent risk and improve collectability of the loan. In some instances, a borrower will initiate a request for loan restructure. However, borrowers must provide updated financial information to corroborate the need for financial assistance as well as meet any prerequisite conditions required by the Bank. The Bank may also require the borrower to enter into a forbearance agreement.

Modification of loan terms may include the following:  reduction of the stated interest rate; extension of maturity date or other payment dates; reduction of the face amount or maturity amount of the loan; reduction in accrued interest; forgiveness of past-due interest; or a combination of the above.

Certain loans have been classified as impaired based on the Company’s expected inability to collect all amounts due under the contractual terms of the loan. The following table shows the Company’s investment in impaired and nonperforming loans as of and for the six months ended June 30, 2011 (in thousands).

			Specific	Average	Interest
	Impaired	Impaired	Allowance	Recorded	Income
	Loans in	Loans in	Allocated to	Investment in	Recognized
	Accrual	Non-accrual	Impaired	Impaired	on Impaired
	Status	Status	Loans	Loans	Loans

Real estate loans
Commercial real estate	$42,947	$6,977	$6,873	$33,332	$875
1-4 single family residential	3,066	2,812	—	8,609	217
Construction	74,173	—	2,278	74,527	3,192
Home equity loans and lines of credit	394	394	—	349	—

Total real estate loans	120,544	10,183	9,151	116,817	4,284
Other loans
Commercial	2,805	2,218	—	11,998	332
Consumer	1,341	83	395	1,396	47

Total other loans	4,146	2,888	395	13,394	379

Impaired loans held in portfolio, net	$124,690	$12,484	$9,546	$130,211	$4,663

The following table shows the Company’s investment in impaired and nonperforming loans as of and for the year ended December 31, 2010 (in thousands).

			Specific	Average	Interest
	Impaired	Impaired	Allowance	Recorded	Income
	Loans in	Loans in	Allocated to	Investment in	Recognized
	Accrual	Non-accrual	Impaired	Impaired	on Impaired
	Status	Status	Loans	Loans	Loans

Real estate loans
Commercial real estate	$27,060	$1,254	$4,895	$4,568	$1,203
1-4 single family residential	12,225	—	256	2,037	326
Construction	70,603	—	2,937	11,918	3,137
Home equity loans and lines of credit	—	210	—	35	—

Total real estate loans	109,888	1,464	8,088	18,558	4,666
Other loans
Commercial	17,041	141	616	2,847	594
Consumer	1,265	—	247	211	71

Total other loans	18,306	141	863	3,058	665
Impaired loans held in portfolio, net	$128,194	$1,605	$8,951	$21,616	$5,331

Included in impaired loans in accrual status are PCI loans that are being accounted for as pools and for which impairment is evaluated on the cumulative cash flows of the pools. PCI loans are classified as accruing loans due to discount accretion. In addition, the total carrying value of PCI loans accounted for as pools that are past due in excess of 90 days for either principal, interest or both, amounts to $198.6 million and $138.7 million as of June 30, 2011 and December 31, 2010, respectively.

Deposits

We expect that deposits will be our primary funding source in the future. Throughout the year ended December 31, 2010, we worked towards optimizing our deposit mix and lowering our cost of deposits by reducing rate sensitive time deposits as well as re-pricing certain deposit products that were at above market rates at Acquisition. In the future, we expect commercial core deposits will drive core deposit growth.

Excluding the impact of accretion from fair value adjustments due to acquisition accounting, the average rate paid on deposits for the year ended December 31, 2010 was 1.9%.

Total deposits at June 30, 2011 amounted to $2.1 billion, an increase of $573 million from December 31, 2010. The increase is a direct result of the 2011 Acquisitions, which provided $587 million at the respective acquisition dates.

We added $1.5 billion of total deposits directly as a result of the Acquisitions made in 2010. However, approximately $108 million of the time deposits acquired were non-core wholesale deposits (e.g. Quikrate) that have been strategically run-off and not renewed. Approximately $82 million of these wholesale deposits have run-off since acquisition over the year ended December 31, 2010. Organic deposit growth in 2010 net of Quikrate run-off totaled $127 million.

The following table shows the average balance amounts and the average rates paid on deposits held by us for the six months ended June 30, 2011 and balances outstanding as of June 30, 2011.

		Average	Average
	Balance	Balance	Rate Paid
	(dollars in thousands)

Non-interest-bearing demand deposits	$167,129	$136,596	—
Interest-bearing demand deposits	78,283	45,464	0.1%
Savings and money market accounts	435,682	329,644	0.4%
Time deposits	1,405,951	1,251,498	0.7%

Total deposits	$2,087,046	$1,763,202

The following table shows the average balance amounts and the average rates paid on deposits held by us for the year ended December 31, 2010 and balances outstanding as of December 31, 2010.

		Average	Average
	Balance	Balance	Rate Paid
	(dollars in thousands)

Non-interest-bearing demand deposits	$86,196	$71,817	0.0%
Interest-bearing demand deposits	30,827	24,371	0.1%
Savings and money market accounts	263,428	181,270	0.9%
Time deposits	1,133,808	772,104	2.0%

Total deposits	$1,514,259	$1,049,562

The maturity distribution of our time deposits of $100,000 or more as of June 30, 2011 was as follows:

(dollars in thousands)

Three months or less	$145,170
Over three through six months	86,395
Over six though 12 months	150,847
Over 12 months	309,650

Total	$692,062

The maturity distribution of our time deposits of $100,000 or more as of December 31, 2010 was as follows:

(dollars in thousands)

Three months or less	$49,558
Over three through six months	199,113
Over six though 12 months	152,546
Over 12 months	96,433

Total	$497,650

Borrowed Funds

In addition to deposits, we utilize advances from the FHLB as a supplementary funding source to finance our operations. FHLB advances are secured by stock qualifying first mortgage, commercial real estate, home equity loans and investment securities.

Borrowings consist of FHLB advances which amounted to $237.2 million and $176.7 million at June 30, 2011 and December 31, 2010, respectively. The increase in FHLB advances primarily results from the 2011 Acquisitions. The following table sets forth the maturity and interest rates of the FHLB advances as of June 30, 2011.

		Period
		End
	Ending	Interest
	Balance	Rates
	(dollars in thousands)

Maturing
Six months or less	$94,015	0.2% - 4.6%
After six months through one year	12,075	3.8% - 4.1%
After one year through two years	109,467	0.3% - 3.9%
After two years through three years	—	—
After three years through four years	20,017	3.9%

Advances from FHLB	235,574
Fair Value adjustment	1,630

Balance as of June 30, 2011	$237,204

Capital Resources

To date, stockholders’ equity has been influenced primarily by equity capital raised during 2009 and 2010, and to a lesser extent, earnings and changes in the unrealized gains, net of taxes, on investment securities available for sale. Stockholders’ equity increased $313.5 million, or 74.7% from $419.9 million as of December 31, 2009 to $733.4 million as of June 30, 2011, primarily as a result of the capital raise of $285.8 million completed during 2010 and retention of earnings, offset by an increase in unrealized losses on available for sale investment securities.

As of June 30, 2011 and December 31, 2010, respectively, we had capital levels that exceeded the regulatory guidelines for a “well-capitalized institution” under applicable guidelines. In addition, the OCC Agreement entered into by the Bank at the time of the initial Acquisition requires the Bank to maintain prescribed minimum capital ratios. The following table shows the required capital ratios of the Bank under the OCC Agreement and the Bank’s actual regulatory capital ratios for the periods presented.

	Ratios Required	Bank as of	Bank as of
	Under OCC	June 30,	December 31,
	Agreement	2011	2010

Tier 1 leverage ratio	10.0%	13.3%	13.5%
Tier 1 risk-based capital ratio	11.0%	29.6%	51.2%
Total risk-based capital ratio	12.0%	30.4%	52.5%

The FDIC Order also requires the Bank to maintain its Tier 1 common equity to total assets ratio at least at 10% for the first three years of operation. As of June 30, 2011 and December 31, 2010, the Bank’s ratio was 13.3% and 13.5%, respectively. As of December 31, 2010, the Company’s Tier 1 leverage ratio was 29.4%, its Tier 1 risk-based capital ratio was 104.1% and its total risk-based capital ratio was 105.4%. As of June 30, 2011, the Company’s Tier 1 leverage ratio was 23.6%, its Tier 1 risk-based capital ratio was 52.6% and its total risk-based capital ratio was 53.4%.

Liquidity and Liability Management

The Bank’s liquidity needs are primarily met by its cash and securities position, growth in deposits, cash flow from its amortizing investment and loan portfolios, and reimbursements under the loss sharing agreements. For additional information regarding our operating, investing, and financing cash flows, see “Consolidated Financial Statements—Consolidated Statements of Cash Flows.”

The Bank also has access to additional borrowing through secured FHLB advances, unsecured borrowing lines from correspondent banks, and a repurchase agreement (secured). In addition, the Bank established a borrowing line at the Federal Reserve Bank. Our asset/liability policy has established several measures of liquidity, including liquid assets (defined as cash and cash equivalents, and pledgeable securities) to total assets. The following table summarizes our liquidity ratios as of June 30, 2011.

Ratio	Policy Limit		Actual

Primary liquidity ratio, net	10	%Min	43%
Short-term non-core funding dependence	20	%Max	—
Net loans to deposits	90	%Max	41%
Pledged securities to total investments	50	%Max	20%
Net loans to assets	80	%Max	31%
Brokered deposits to total deposits	10	%Max	.01%
Fed funds purchased as % of assets	10	%Max	—
CDs >100M as a % of assets	20	%Max	20%
FHLB borrowings and repurchase agreements as % of assets	30	%Max	8%

As of June 30, 2011, the Bank’s FHLB advances totaled $237.2 million with additional credit capacity. The Bank has additional correspondent bank borrowing capacity of $55 million (unsecured); no amounts have been drawn against these facilities and no collateral has been pledged.

As a holding company, we are a corporation separate and apart from our subsidiary, the Bank, and therefore, we provide for our own liquidity. Our main sources of funding include equity capital raised in our offerings of equity securities and dividends paid by the Bank, when applicable, and access to capital markets. We believe these sources will be sufficient to fund our capital needs for at least the next twelve months. There are regulatory limitations that affect the ability of the Bank to pay dividends to us. See “Dividend Policy” and “Supervision and Regulation—Regulatory Limits on Dividends and Distributions.” Management believes that such limitations will not impact our ability to meet our ongoing short-term cash obligations.

We expect that after consummation of the offering, the Bank’s cash and liquidity resources will be generated by operations, deposit growth and reimbursements under the Bank’s loss sharing agreements, which we expect to be sufficient to satisfy the Bank’s capital requirements for at least the next twelve months.

Off Balance Sheet and Other Financing Arrangements

In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on the Bank’s consolidated balance sheets. We have limited off-balance sheet arrangements that have not had or are not reasonably likely to have a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We decrease our exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses.

Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

The following table summarizes commitments as of June 30, 2011 (in thousands).

	Covered	Not Covered	Total

Commitments to fund loans:
Residential	$5,113	$—	$5,113
Commercial and commercial real estate	5,131	2,267	7,398
Construction	24	—	24
Unfunded commitments under lines of credit	20,535	31,567	52,102

Total commitments to fund loans	30,803	33,834	64,637
Commercial and standby letters of credit	1,119	6,866	7,985

Total	$31,922	$40,700	$72,622

The following table summarizes commitments as of December 31, 2010 (in thousands).

	Covered	Not Covered	Total

Commitments to fund loans:
Residential	$2,434	$—	$2,434
Commercial and commercial real estate	1,206	492	1,698
Construction	234	—	234
Unfunded commitments under lines of credit	19,636	4,855	24,491

Total commitments to fund loans	23,510	5,347	28,857
Commercial and standby letters of credit	—	6,628	6,628

Total	$23,510	$11,975	$35,485

Contractual Obligations

The following table summarizes aggregated information about our outstanding contractual obligations and other long-term liabilities as of June 30, 2011 (in thousands).

	Payments Due by Period
					More than
	Total	Less than 1 Year	1-3 Years	3-5 Years	5 Years

Advances from the FHLB	$237,204	$106,824	$110,225	$20,155	$—
Operating Lease Obligations	22,394	1,348	4,139	3,613	13,294
Estimated clawback liability to the FDIC associated with loss sharing agreements	12,263	—	—	—	12,263

Total	$271,861	$108,172	$114,364	$23,768	$25,557

The following table summarizes aggregated information about our outstanding contractual obligations and other long-term liabilities as of December 31, 2010 (in thousands).

	Payments Due by Period
					More than
	Total	Less than 1 Year	1-3 Years	3-5 Years	5 Years

Advances from the FHLB	$175,316	$40,000	$115,316	$20,000	$—
Operating Lease Obligations	11,151	1,453	2,203	1,525	5,970
Estimated clawback liability to the FDIC associated with loss sharing agreements	9,253	—	—	—	9,253

Total	$195,720	$41,453	$117,519	$21,525	$15,223

The loss sharing agreements between the Company and the FDIC for the Old Premier, Old FCB, Old Peninsula, Old Cortez, Old FNBCF and Old Coastal acquisitions include clawback provisions that obligate the Company to pay the FDIC a certain amount in the event that losses incurred by the Company with respect to the loss sharing agreements do not reach a threshold specified in the applicable loss sharing agreement upon termination of the loss sharing agreement. The acquisition documentation for the Old Sunshine acquisition does not contain a clawback provision since there is no loss sharing arrangement in connection with that acquisition.

The provisions of the loss sharing agreements for the Old Premier and Old FCB acquisitions may require the Company to pay the FDIC, within 45 days of the loss sharing agreement termination date, 50% of the excess of 20% of the stated threshold, less the sum of (a) 25% of the asset discount amount, (b) 25% of the cumulative shared loss payments and (c) the cumulative servicing amount. The provisions of the loss sharing agreements for the Old Peninsula, Old Cortez, Old FNBCF and Old Coastal acquisitions may require the Company to pay the FDIC, within 45 days of the loss sharing agreement termination date, 50% of the excess of 20% of the intrinsic loss estimate, less the sum of (a) 20% of the net loss amount, (b) 25% of the asset discount bid and (c) 3.5% of the Covered Assets on the acquisition date.

At the date of acquisition, the Company recognizes a clawback liability equal to the present value of the discounted future cash flows expected to be paid to the FDIC in connection with the clawback provisions of the loss sharing agreement. The Company amortizes the discount on the clawback liability by recognizing a charge to earnings utilizing a straight line method. The Company evaluates, on a periodic basis, whether the result of its collection efforts on assets covered under loss sharing agreements have had an impact on the expected balance, if any, to be paid to the FDIC. Changes in management’s estimate of the clawback liability is, as appropriate, charged or credited to earnings in the period in which they are identified.

The fair value of the clawback liability is estimated using the same discounted cash flow model which derives the value of the FDIC loss share indemnification asset. This fair value estimate is based on the present value of the calculated clawback liability using a discount rate that takes into account the Company’s then current credit risk. The calculated liability is based on the terms of the loss share agreement, the projected losses on Covered Assets and the cumulative servicing amount, if applicable.

The discount rate used for the FDIC indemnification asset, which is a liability of the FDIC, is based on the risk-free rate plus a risk factor that considers the credit risk of the FDIC. On the other hand, the discount rate used for the clawback liability, which is a liability of the Company, is based on an equivalent of a AA corporate bond rate which management believes best reflects the Company’s credit risk profile.

The amortization of clawback liability was $1.2 million for the year ended December 31, 2010. The $1.2 million change in the clawback liability was comprised of two components: (1) the amortization of the discount on the clawback liability amounting to $200,000 and (2) the results of the re-measurement of the Bank’s liability in subsequent periods, which resulted in an increase in clawback liability totaling $1.0 million due to better than expected loan performance.

Critical Accounting Policies

The Notes to Consolidated Financial Statements contain a summary of our significant accounting policies, including discussions on recently issued accounting pronouncements, our adoption of them and the related impact of their adoption. We believe that certain of these policies, along with various estimates that we are required to make in recording our financial transactions, are important to have a complete picture of our financial position. In addition, these estimates require us to make complex and subjective judgments, many of which include matters with a high degree of uncertainty. The following is a discussion of these critical accounting policies and significant estimates. Additional information about these policies can be found in Note 2 of the Consolidated Financial Statements. See “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Business Combinations

The Company accounts for transactions that meet the definition of a purchase business combination by recording the assets acquired and liabilities assumed at their fair value upon acquisition. Intangible assets, indemnification contracts and contingent consideration are identified and recognized individually. If the fair value of the assets acquired exceeds the purchase price plus the fair value of the liabilities assumed, a bargain purchase gain is recognized. Conversely, if the purchase price plus the fair value of the liabilities assumed exceeds the fair value of the assets acquired, goodwill is recognized.

Fair Value Measurement

The Company uses estimates of fair value in applying various accounting standards for its consolidated financial statements. Under GAAP, fair value measurements are used in one of four ways:

1. In the consolidated balance sheet with changes in fair value recorded in the consolidated statements of operations and other comprehensive income (loss),

2. In the consolidated balance sheets with changes in fair value recorded in the accumulated other comprehensive loss section of the consolidated statements of changes in stockholders’ equity,

3. In the consolidated balance sheet for instruments carried at lower of cost or fair value with impairment charges recorded in the consolidated statements of operations and other comprehensive income (loss) and

4. In the notes to the consolidated financial statements.

Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. In general, the Company’s policy in estimating fair values is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads (including for the Company’s liabilities), relying first on observable data from active markets. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

Accounting Standards Codification (ASC) Topic 825, “Financial Instruments,” allows the Company an irrevocable option for measurement of eligible financial assets or financial liabilities at fair value on an instrument by instrument basis (the fair value option). Subsequent to the initial adoption of ASC Topic 825, the Company may elect to account for eligible financial assets and financial liabilities at fair value. Such an election may be made at the time an eligible financial asset, financial liability or firm commitment is recognized or when certain specified reconsideration events occur. The Company has not elected the fair value option for any eligible financial instrument as of December 31, 2010.

Investment Securities

The Company determines the classification of investment securities at the time of purchase. If the Company has the intent and the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at amortized cost. Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available for sale and carried at estimated fair value with unrealized gains or losses reported as a separate component of stockholders’ equity in accumulated other comprehensive loss, net of applicable income taxes. Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to interest income over the period to maturity or call of the related security using the effective interest method. Realized gains or losses on the sale of securities, if any, are determined using the specific identification method.

If a decline in the fair value of a security below its amortized cost is judged by management to be other than temporary, the cost basis of the security is written down to its fair value and the amount of the write-down is included in earnings. In order to determine if a decline in fair value is other than temporary, management considers several factors, including the length of time and extent to which the fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the security (considering factors such as adverse conditions specific to the security and ratings agency actions) and the intent and ability to retain the investment in order to allow for an anticipated recovery in fair value. If the impairment is not other than temporary, the portion of the impairment related to credit losses is recorded in earnings and the impairment related to other factors is recorded in other comprehensive income.

Investments in FHLB, FRB, and other bank stock are carried at cost because they can only be redeemed at par and are required investments based on measurements of the Company’s assets and/or borrowing levels. Investments are held to provide liquidity and to serve as a source of income.

Loans Receivable

The Company’s accounting methods for loans differ depending on whether the loans are originated or purchased, and for purchased loans, whether the loans were acquired as a result of a business acquisition or purchased at a discount as a result of credit deterioration since the date of origination.

Originated Loans

Loans that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized fees and costs on originated loans and unamortized premiums or discounts. The net amount of nonrefundable loan origination fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using methods which approximate the level yield method. Discounts and premiums are amortized or accreted to interest income over the estimated life of the loans using methods that approximate the level yield method. Commercial loans and substantially all installment loans accrue interest on the unpaid balance of the loans.

The Company classifies loans as past due when the payment of principal and interest based upon contractual terms is greater than 30 days delinquent. In cases where a borrower experiences financial difficulties and the Company may make certain concessionary modifications to contractual terms, the loan is classified as a restructured loan. Modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. The allowance for credit losses on restructured loans is determined by discounting the restructured cash flows by the original effective rate of the loan.

The Company’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest because the loan is adequately collateralized and in the process of collection. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance unless management believes that the ultimate collection of the principal is likely, in which case payments are recognized in earnings on a cash basis. Loans are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains classified as a nonaccrual loan.

Purchased Loans

Loans acquired in a business combination are recorded at their fair value at the acquisition date. Credit discounts are included in the determination of fair value; therefore, an ALL is not recorded at the acquisition date. The Company aggregates purchased loans into pools of loans with common characteristics in order to determine fair value on acquisition date. The Company reviews each loan at acquisition to determine if it should be accounted for as a loan that has experienced credit deterioration and it is probable that at acquisition, the Company will not be able to collect all the contractual principal and interest due from the borrower. The Company considers all loans acquired through FDIC -assisted transactions to meet the criteria of loans acquired with evidence of impairment, unless the loan type is specifically excluded from the scope of ASC 310-30. This policy is based on the following general themes surrounding an FDIC -assisted transaction: there is a high degree of uncertainty surrounding the quality of underwriting of the failed institutions that made the original loan, management of the Company has limited due diligence time prior to deal execution and in many instances loans were made in geographical areas that have experienced significant economic hardships as well as significant deterioration in collateral values. Loans acquired with evidence of impairment are classified as Purchased Credit Impaired, or PCI, loans.

The Company makes an estimate of the loans’ contractual principal and contractual interest payments as well as the total cash flows it expects to collect from the pools of loans, which include undiscounted expected principal and interest. The excess of contractual amounts over the total cash flows expected to be collected from the loans is referred to as non-accretable difference, which is not accreted into income. The excess of the expected undiscounted cash flows over the fair value of the loans is referred to as accretable discount. Accretable discount is recognized as interest income on a level-yield basis over the life of the loans. Judgmental prepayment assumptions are applied to both contractually required payments and cash flows expected to be collected at acquisition.

The Company continues to estimate cash flows expected to be collected over the life of the loans. Subsequent increases in total cash flows expected to be collected are recognized as an adjustment to the accretable discount with the amount of periodic accretion adjusted over the remaining life of the loans. Subsequent decreases in cash flows expected to be collected over the life of the loans are recognized as impairment in the current period through the ALL.

Allowance for Loan Losses (ALL)

The Company’s ALL is established for both performing loans and non-performing loans. The Company’s ALL is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers numerous factors including, but not limited to, internal risk ratings, loss forecasts, collateral values, geographic location, borrower FICO scores, delinquency rates, non-performing and restructured loans, origination channels, product mix, underwriting practices, industry conditions, economic trends and net charge-off trends.

For PCI loans, a valuation allowance is established when it is probable that the Company will be unable to collect all of the cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition. A specific allowance is established when subsequent evaluations of expected cash flows from PCI loans reflect a decrease in those estimates. For all other loans, specific allowances for loan losses are established for large commercial, corporate and commercial real estate impaired loans that are evaluated on an individual basis. The specific allowance established for these loans is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value or the estimated fair value of the underlying collateral less costs of disposition.

General allowances are established for loans grouped based on similar characteristics. In this process, general allowance factors established are based on an analysis of historical loss trends in the industry and expected loss given default rates derived from the Company’s internal risk rating process. Other adjustments for qualitative factors may be made to the allowance for the pools after an assessment of internal and external influences on credit quality and loss severity that are not fully reflected in the historical loss or risk rating data. For these measurements, the Company uses assumptions and methodologies that are relevant to estimating the level of impairment and probable losses in the loan portfolio. To the extent that the data supporting such assumptions has limitations, management’s judgment and experience play a key role in recording the allowance estimates.

Additions to the ALL are made by provisions charged to earnings. The allowance is decreased by charge-offs due to losses and increased by recoveries. Losses on unsecured consumer loans are recognized at 90 days past due. Residential real estate loans and secured consumer loans are typically charged-off when they become 120 to 180 days past due, depending on the collateral type. Secured loans may be written-down to the collateral’s fair value less estimated disposition costs, with previously accrued unpaid interest reversed. Subsequent charge-offs may be required as a result of changes in the fair value of collateral or other repayment prospects. The Company reports recoveries on a cash basis at the time received. Recoveries on loans that have been previously charged-off through a reduction of the non-accretable difference are recognized in earnings as income from resolution of Covered Assets and do not affect the ALL.

Loss Share Indemnification Asset

The FDIC loss share indemnification asset is measured separately from the Covered Assets acquired as it is not contractually embedded in any of the Covered Assets. The acquisition date fair value of the FDIC loss share indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on Covered Assets, based on the credit adjustment estimated for each Covered Asset and the loss sharing percentages. These cash flows were then discounted using a risk-free yield curve plus a premium reflecting the uncertainty related to the timing and receipt of such cash flows. The amount ultimately collected for this asset is dependent upon the performance of the underlying Covered Assets, the passage of time and claims submitted to the FDIC.

The FDIC loss share indemnification asset will be reduced as claims submissions are filed with the FDIC and collected. Decreases in expected reimbursements from the FDIC resulting from an improvement in the expected cash flows of Covered Loans are recognized in earnings prospectively consistent with the approach taken to recognize increases in cash flows on Covered Loans. Increases in expected reimbursements from the FDIC are recognized in earnings in the same period that the allowance for credit losses for the related loans is recognized. Furthermore, the resolution of Covered Assets for a value in excess of the estimated value of the asset will result in a decrease of the FDIC loss share indemnification asset equal to the loss share percentage of the loss not incurred. Conversely, losses in excess of estimates at the time of the loss will result in an increase in the FDIC loss share indemnification asset.

We will review and update the cash flow expected to be collected on Covered Assets and the FDIC loss share indemnification asset on a quarterly basis as loss and recovery estimates related to Covered Assets change. Decreases in the amount of cash flow expected to be collected on Covered Loans after acquisition result in a provision for loan losses, an increase in the ALL, and a proportional increase to the FDIC loss share indemnification asset and income for the estimated amount to be reimbursed. Increases in the amount of cash flow expected to be collected on Covered Loans after acquisition result in the reversal of any previously-recorded provision for loan losses and related ALL and a decrease to the FDIC loss share indemnification asset, or prospective adjustment to the accretable discount if no provision for loan losses had been previously recorded. If no provision for loan losses had been previously recorded, improvements in the expected cash flows from the Covered Loans, which is reflected as an adjustment to yield and accreted into income over the remaining life of the loans, decreases the expected cash flows to be collected from the loss sharing agreement, with such decrease reducing the yield to be accreted on a prospective basis if the total expected cash flows from the loss sharing agreement exceeds its carrying amount; and, if the carrying amount of the FDIC loss share indemnification asset exceeds the total expected cash flows, the excess is amortized into income over the shorter of (1) the remaining life of the respective loans or (2) the remaining life of the loss sharing agreement. As a result, the value of the FDIC loss share indemnification asset will continue to fluctuate over time based upon the continued performance of the loans and as the Bank receives payments from the FDIC under the loss sharing agreements. Realized losses in excess of acquisition date estimates will result in an increase in the FDIC loss share indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC loss share indemnification asset for loss sharing agreements will be reduced as discussed above.

The loss sharing agreements with the FDIC contain provisions under which the Bank will be reimbursed for a portion of certain expenses associated with Covered Assets. The Bank recognizes an increase to the FDIC loss share indemnification asset through a credit to non-

interest income related to the loss share percentage of expenses incurred. The loss sharing agreements also contain a potential obligation to remit a portion of the cash received from the FDIC in the Acquisitions. The amount payable to the FDIC is based on an established formula included in the various Purchase and Assumption Agreements. The Bank has recognized in other liabilities an estimate, representing management’s projections on the expected amount that will be payable to the FDIC. That liability is recognized using a discounted cash flow model at a market rate, inclusive of the Bank’s credit risk.

OREO

Real estate properties acquired through, or in lieu of, foreclosure or in connection with the Acquisitions, are to be sold or rented and are recorded at the fair value less disposition costs at the date of acquisition, establishing a new cost basis. OREO is subsequently carried at the lesser of cost or fair value less disposition costs. The Company periodically performs a valuation of the property held; any excess of cost over fair value less disposition costs is charged to earnings as impairment. Routine maintenance costs, declines in market value and net losses on disposal are included in earnings for the period.

Recent Accounting Pronouncements

In January 2011, the Company adopted the provisions of Accounting Standards Update (“ASU”) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires the Company to provide new disclosures in its financial statements to improve the transparency of financial reporting by requiring enhanced disclosures about the Company’s allowance for credit losses as well as the credit quality of the Company’s loan portfolio. The additional disclosures required are incorporated in Notes 6 in the unaudited condensed consolidated financial statements.

In January 2011, the Company adopted the provisions of ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations, which provides guidance on the disclosures reported in an entity’s financial statements regarding business acquisitions and clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in Topic 805 when comparative financial statements are presented. The amendments in this ASU also expand the supplemental pro forma disclosures currently required under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. See Note 7 in the unaudited condensed consolidated financial statements for additional disclosure.

In January 2011, the Company adopted ASU 2011-05, Presentation of Comprehensive Income. This update provides entities with an option of presenting the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. Adoption of this update resulted in presenting the components of comprehensive income in the Company’s condensed consolidated statements of operations and comprehensive income (loss), but did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. This update clarifies existing guidance on a creditor’s evaluation of whether a restructuring constitutes a troubled debt restructuring, including clarification of a creditor’s evaluation of whether it has granted a concession and of whether a debtor is experiencing financial difficulties. The Company is required to adopt this update for the quarter ending September 30, 2011, retrospectively to the beginning of the annual period of adoption, or January 1, 2011. Management does not anticipate that adoption will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements. This update removes from the assessment of effective control: (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The update is required to be adopted prospectively by the Company for the quarter ending March 31, 2012. Management does not anticipate that adoption will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments clarity the FASB’s intent about the application of fair value measurement requirements and other change principles or requirements for measuring fair value or disclosing information about fair value measurements. The Company is required to adopt this update prospectively for the quarter ending March 31, 2012. This update will result in expanded disclosures in the Company’s financial statements; however, management does not anticipate that adoption will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Significant Accounting Estimates

The Notes to Consolidated Financial Statements contain a summary of our significant accounting policies, including discussions on recently issued accounting pronouncements, our adoption of them and the related impact of their adoption. We believe that certain of these policies, along with various estimates that we are required to make in recording our financial transactions, are important to have a complete picture of our financial position. In addition, these estimates require us to make complex and subjective judgments, many of which include matters with a high degree of uncertainty. The following is a discussion of these significant estimates. Additional information about these policies can be found in Note 1 of the Consolidated Financial Statements. See “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Our financial reporting and accounting policies conform to GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates subject to change include the carrying value of loans, the ALL, the carrying value of the FDIC loss share indemnification asset, the carrying value of other real estate owned, the carrying value of intangible assets, contingent consideration liability, the determination of fair value for financial instruments, acquisition-related fair value computations and their impact in earnings and the realization of deferred tax assets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

The principal component of our risk of loss arising from adverse changes in the fair value of financial instruments, or market risk, is interest rate risk. The primary objective of our asset/liability management activities is to maximize net interest income, while maintaining acceptable levels of interest rate risk. Our Asset Liability Committee, or ALCO, is responsible for establishing policies to limit exposure to interest rate risk, and to ensure procedures are established to monitor compliance with these policies. The guidelines established by ALCO are reviewed and approved by our Board of Directors. However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree.

Consistent with industry practices, we primarily measure interest rate risk by utilizing the concept of Economic Value of Equity, or EVE. EVE is the intrinsic value of assets, less the intrinsic value of liabilities. EVE analysis provides a fair value of the balance sheet in alternative interest rate scenarios. The EVE does not take into account management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, as this framework evaluates risks to the current balance sheet only, changes to the volumes and pricing of new business opportunities that can be expected in the different interest rate outcomes are not incorporated in this analytical framework. In addition, we further evaluate and consider the impact of other business factors in a separate income simulation analysis, which is designed to capture not only the potential of all assets and liabilities to mature or reprice, but also the probability that they will do so. Income simulation also attends to the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, income simulation permits management to access the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them. We use a third party proprietary income simulation model to evaluate our interest rate risk.

Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, our model projects a minus 100, plus 100, plus 200 and plus 300 basis point change as well as modified scenarios to evaluate our interest rate sensitivity and to determine whether specific action is needed to improve the current structure, either through economic hedges and matching strategies or by utilizing derivative instruments. Our ALCO policy has established specific limits for changes to net interest income and to the capital based on the aforementioned models as follows:

	Loss in Income per
For an Interest Rate	the Simulation Model	Loss to Equity in EVE
Shock of	is not to Exceed	is not to Exceed

-100 bps	5.0%	10.0%
+100 bps	5.0%	10.0%
+200 bps	10.0%	20.0%
+300 bps	15.0%	30.0%

In the event the model indicates an unacceptable level of risk, based on current circumstances and events, we could undertake a number of actions that would reduce this risk, including the sale of a portion of our available for sale investment portfolio or the use of risk management strategies such as interest rate swaps and caps. As of June 30, 2011, we were in compliance with all of our limits except the minus 100 bps. Management believes that the likelihood of this scenario occurring is remote and does not consider that at this point a change of its current portfolio is deemed necessary. The remaining forecasts are within an acceptable level of interest rate risk per the policies established by ALCO.

Many assumptions were used by the Company to calculate the impact of changes in interest rates, including the change in rates. Actual results may not be similar to those derived from our model due to several factors including the timing and frequency of rate changes, market conditions and the shape of the yield curve. Actual results may also differ due to our actions, if any, in response to the changing rates and other changes in our business.

BUSINESS

Our Company

We are a bank holding company with one wholly-owned national bank subsidiary, Florida Community Bank, National Association, headquartered in Miami, Florida. The Bank currently operates 44 full-service retail bank branches in Florida under the name Florida Community Bank, National Association. We were formed in April 2009 with the goal of building a leading regional banking franchise. Since that time, we have raised an aggregate of approximately $740 million of equity capital. Since January 2010, we have acquired certain of the assets and assumed certain liabilities (including substantially all deposits) of eight failed banks in Florida from the FDIC, as receiver, including three Acquisitions in 2010 and five Acquisitions in 2011. We intend to continue our acquisition strategy by selectively identifying, acquiring and integrating depository institutions through traditional failed bank acquisitions with the FDIC. In addition, we may acquire assets, deposits and branches which we believe present attractive risk-adjusted returns or provide a strategic benefit to our growth strategy. All of the loan portfolios and OREO acquired in six of the eight Acquisitions are covered under loss sharing arrangements with the FDIC. The FDIC bears a substantial portion of any risk of loss on such Covered Assets. As of June 30, 2011, the Covered Assets had an aggregate book value of $774.4 million and a total unpaid principal balance, or UPB, of $984.7 million. As of June 30, 2011, consolidated assets totaled approximately $3.1 billion, customer deposits were approximately $2.1 billion and stockholders’ equity totaled approximately $733.4 million.

We offer a comprehensive range of traditional banking products and services to individuals, small and medium sized businesses, and other local organizations and entities in our market areas. Our target commercial customers engage in a wide variety of industries including healthcare and professional services, retail and wholesale trade, tourism, agricultural services, farming, fuel distribution, technology, automotive, building materials and commercial real estate.

Since our first Acquisition in January 2010, our operational focus has been on the stabilization of our deposit base, on the workout, collection and sale of loan and real estate assets acquired in the Acquisitions and positioning the Company for future growth. To date, we have integrated the operations of six of the eight banks we acquired, with the remaining two expected to be completed in early 2012, and completed the conversion of their core operating systems onto a common scalable operating platform. We expect this platform will support future growth, support our risk management activities and enhance lending opportunities. In addition, we have broadened our product and service offerings to include a full suite of treasury services for our commercial customers, built out our commercial loan origination platform in our strategic Florida markets, repositioned our community banking platform and begun originating both commercial and mortgage loans. We believe the accomplishments we have completed to date have effectively positioned the Company for future growth.

Our Market Areas

Our current market extends from Naples to Sarasota, and further to Brooksville, on the west coast of Florida, from Miami to Daytona Beach on the east coast of Florida and to Orlando in central Florida. According to estimates from SNL Financial, as of June 30, 2010, Florida had a total population of approximately 18.9 million, median household income of $49,910 and approximately 800,000 active businesses. Our top three MSAs consist of:

•	Miami-Fort Lauderdale-Pompano Beach, with a total population of approximately 5.5 million, median household income of $51,835 and approximately 260,000 active businesses;

•	Orlando-Kissimmee-Sanford, with a total population of approximately 2.1 million, median household income of $53,598 and approximately 95,000 active businesses; and

•	Cape Coral-Fort Myers, with a total population of approximately 630,000, median household income of $51,699 and approximately 30,000 active businesses.

In the recent past, numerous banking institutions in Florida have experienced and continue to experience severe distress. Many operate under regulatory orders, are undercapitalized, have elevated levels of nonperforming loans or have reduced their lending to customers in our markets. As of June 30, 2011, 55 banks in excess of approximately $36 billion in combined assets have failed since the beginning of 2008 in Florida (including the banks we acquired).

We believe the general distress in our markets provides an opportunity for us to increase market share through additional acquisitions and organic growth in what we believe are some of the most attractive markets in Florida. Over time, we expect to expand our branch network in Florida and may look to expand to other areas in the Southeastern United States.

Our Competitive Strengths

We believe the following are our competitive strengths:

•	Experienced and Talented Management Team. Our senior management team has substantial experience with regional banking franchises, including those of North Fork Bancorporation, Bank One, and the Florida operations of Fifth Third Bank and Wachovia Bank. Additionally, we have recruited a substantial number of seasoned commercial bankers with significant experience in the Bank’s markets, including three banking veterans each with more than 25 years of experience as senior officers. Over all, 80 of the approximately 180 professionals at the Bank have been hired by our senior management team (versus retained from the Old Banks). In addition, apart from their prior experience, most of our senior management team has worked together since late 2009 to successfully identify, execute, and integrate troubled banking businesses (both FDIC-assisted and unassisted) in Florida.

•	Extensive Target Evaluation Capabilities and Successful Acquisition Completion and Integration Experience. We believe that we have demonstrated our ability to effectively identify, analyze, acquire and integrate troubled banking businesses in Florida. Since January 2010, our senior management team has engaged in extensive diligence and analysis of a number of potential acquisition targets and, as described herein, has successfully acquired eight such institutions on what we believe were attractive terms, six of which have been integrated onto one common operating platform. We expect to integrate the remaining banks by early 2012. Given this experience, as well as their experience working with regulators, we believe our senior management team is well positioned to execute on our strategy of acquiring and consolidating banking platforms in our market areas in conjunction with pursuing organic lending opportunities.

•	Seasoned Loan Workout Team. As we continue to grow, we expect that the collection and workout of acquired loans will continue to be a significant source of income. We have assembled a management team with extensive experience evaluating nonperforming assets and the subsequent workout of those assets. Since our first Acquisition in January 2010, we have hired over 15 employees, including experienced senior loan workout officers, each with significant asset workout experience in our relevant markets to assist with the workout of the “legacy” loan portfolios and real estate acquired in the Acquisitions. This group consists of over 30 full time employees with responsibility for the ongoing credit management and strategic workout of acquired loan portfolios.

•	Full-Service Scalable Banking Platform. Since our first Acquisition, we have invested in our infrastructure and technology to create an efficient, scalable platform to support future growth, support our risk management activities and enhance lending and fee income opportunities through a full suite of traditional banking products and services. We believe that our 44-branch network, operating structure and scalable technology platform will enable us to grow as expansion opportunities, including acquisition opportunities, arise while also maintaining expense and credit discipline.

•	Robust Commercial Business Platform. We have substantially built out our commercial banking platform in our strategic Florida markets to provide a full range of banking services to our commercial customers, including a full suite of treasury management services. As a result, we have closed approximately $279.5 million of commercial loans in the six months ended June 30, 2011. We have staffed our credit origination team with senior commercial underwriters recruited from large regional and national banking platforms, each of which possesses proven commercial and industrial expertise underwriting middle market and corporate banking clients throughout the state of Florida, and intend to hire senior credit personnel in many of our key Florida markets over the next several months, to support our organic loan growth.

•	Strong Capital Position. We believe our strong capital position affords us the opportunity to pursue our growth strategy. As of June 30, 2011 and December 31, 2010, our Tier 1 leverage ratio was 23.6% and 29.4%, respectively, our Tier 1 risk-based capital ratio was 52.6% and 104.1%, respectively, our Total risk-based capital ratio was 53.4% and 105.4%, respectively, and our tangible common equity ratio was 22.7% and 29.4%, respectively. As of June 30, 2011 and December 31, 2010, the Bank’s Tier 1 leverage ratio was 13.3% and 13.5%, respectively, the Bank’s Tier 1 risk-based capital ratio was 29.6% and 51.2%, respectively, the Bank’s Total risk-based capital ratio was 30.4% and 52.5%, respectively, and the Bank’s tangible common equity ratio was 12.7% and 12.4%, respectively.

•	Liquidity Position. We believe our significant cash reserves and liquid securities portfolio held by the Bank position us well for future growth. As of June 30, 2011 and December 31, 2010, the Bank had investment securities of approximately $1.7 billion and $1.6 billion, respectively, the majority of which was held in U.S. government agencies and U.S. government sponsored enterprises obligations. The remaining investment portfolio was comprised primarily of highly liquid investment-grade securities.

•	Limited Credit Risk. As of June 30, 2011 and December 31, 2010, in excess of 74.5% and 98.3%, respectively, of our loan portfolio was covered by loss sharing arrangements with the FDIC resulting in limited credit risk exposure. In addition, we have adopted what we believe are conservative credit standards and disciplined underwriting requirements to maintain proper credit risk management.

Our Growth Strategies

Since January 2010, we have grown to become the sixth largest bank (based on assets held and excluding broker-dealers) headquartered in Florida. We intend to continue to build a leading regional banking franchise by growing—both through acquisitions and organically—within our existing markets, as well as other attractive markets that may complement our current footprint. Our primary market extends from Naples to Sarasota, and further to Brooksville on the west coast of Florida, from Miami to Daytona Beach on the east coast of Florida and Orlando in central Florida. Over time, we expect to expand our branch network in Florida and may look to expand to other areas in the Southeastern United States through FDIC-assisted bank acquisition transactions, traditional bank acquisitions without FDIC assistance, and through selective acquisitions of assets, deposits and branches. We intend to pursue the following growth strategies:

•	Pursue Acquisition Opportunities. Over the next several years, we intend to acquire other banking institutions or their assets and deposits to meet our growth objectives.

•	Expand Commercial Lending Business. We intend to continue to expand our commercial lending business through the build out and staffing of our commercial banking platform. To date, we have hired experienced commercial bankers in each of our metro markets to focus on larger commercial relationships, including experienced senior commercial relationship managers, and have enhanced our community banking platform with an experienced leader in the industry and continue to hire other community and business bankers in each of our Florida markets. There are now approximately over 70 professionals working in our commercial banking operation to support loan origination, credit and underwriting, servicing, and risk management functions. We believe these efforts will help increase our loan origination and associated revenue and attract new transaction account deposits that provide a lower cost of funds.

•	Expand Residential Mortgage Lending Business. We intend to continue to build out our residential mortgage loan origination platform. We have hired a team consisting of an experienced mortgage origination leader, mortgage loan originators covering our key markets and a mortgage loan processing and underwriting staff. We have also contracted with a third-party mortgage origination service provider to provide the necessary compliance and servicing functionality for our mortgage business. We may elect not to retain a significant portion of the mortgage loans we originate and expect to seek to sell these assets to third parties as opportunities arise. These efforts are designed to increase mortgage lending revenue as well as expand our existing suite of services which will attract new deposits.

•	Attract and Retain Retail Deposits. The Bank has developed and deployed a successful branded conversion strategy, titled “Stronger Than Ever,” to support stabilization of our customer and deposit base. Through June 30, 2011, the Bank has experienced deposit growth following the acquisition of each of the applicable Old Banks, which we believe is attributable to recapturing deposits that may have left during the period immediately before the related Old Bank’s closing, as well as deepening existing relationships and improving our deposit product mix to a higher percentage of transaction accounts. Specifically, since completing the Acquisitions, total deposits within those platforms from the date of each Acquisition to June 30, 2011 have grown 0.45% in the aggregate, excluding run off of certain CDs and the addition of our uninvested cash held at the Bank. We intend to continue pursuing these strategies with respect to future acquisitions with the goal of continuing to attract and retain key customers and core deposits.

•	Build the Systems and Product Suite Necessary for a Leading Regional Banking Franchise. We have integrated and significantly upgraded the core operating systems previously utilized by six of the eight banks we acquired from the FDIC, as receiver, with the remaining two banks expected to be integrated onto the core operating system by early 2012. Our core operating system enables us to provide a full suite of high quality products and services to our customers, which include integrated payables and receivables and e-banking services, and a suite of treasury services products such as remote deposit capture, account lock box services, fraud prevention capabilities, zero balance accounts, mobile banking and automatic cash sweeps, which is managed by a seasoned treasury services sales veteran, three treasury services sales officers and a treasury services implementation and servicing team.

Acquisitions

We were established with the goal of creating a leading regional banking franchise initially by acquiring multiple failed bank asset and liability pools in Florida from the FDIC, as receiver. Since January 22, 2010, we have acquired certain assets and assumed certain liabilities (including substantially all of the deposits) of a total of eight failed banks. In six of the eight

Acquisitions, we entered into loss sharing agreements with the FDIC under which the FDIC will bear a substantial portion of the risk of loss of all of the Covered Assets (loan assets and OREO) acquired in the Acquisitions. As of June 30, 2011, we had acquired certain of the assets and assumed certain of the liabilities of seven of the Old Banks, and the acquired Covered Assets therefrom had an aggregate book value of $1,424.5 million. The total carrying value of the Covered Loans as of June 30, 2011 was $729.3 million. The FDIC has completed a review of the single family loss share assets on March 31, 2011 and the commercial and other shared assets on June 3, 2011. We were not required to make any material adjustments to our financial statements as a result of these examinations.

2010 Acquisitions

Old Premier

On January 22, 2010, the Bank assumed substantially all of the non-brokered deposits and acquired certain assets and liabilities of Old Premier from the FDIC, as receiver, under the terms of a purchase and assumption agreement between the Bank and the FDIC dated January 22, 2010 (the “Premier Agreement”). With the acquisition of Old Premier, we gained an initial presence in South Florida with a four-branch footprint in Miami-Dade County, consistent with our strategy of establishing and building a regional banking franchise initially in the South Florida market.

Terms of the Premier Agreement.  Under the terms of the Premier Agreement, we assumed approximately $262.8 million of deposits and acquired approximately $298.3 million of the assets of Old Premier, including $287.2 million in loans, and $5.9 million of other real estate with a discount of $112.7 million and $2.9 million of fair value adjustments, respectively. The assets acquired also included $30.0 million of cash and cash equivalents, securities, and other assets, including $24.8 million in cash received from the FDIC to balance the assets acquired and liabilities assumed. The FDIC retained approximately $18.0 million of Old Premier’s liabilities, consisting of brokered CDs and certain subordinated debt.

In connection with the acquisition, we conducted due diligence on Old Premier’s loan portfolio with a focus on determining loss expectations on both the largest credits and the worst performing credits in the Old Premier loan portfolio. We also reviewed other loans in the portfolio to determine default frequency and loss severity factors for various asset classes to determine expected losses on the remainder of the portfolio. We then forecasted volume, duration and pace of resolution of nonperforming assets to determine estimated carrying costs and expenses. We also estimated the cost of administering the portfolio. Based on this due diligence, we submitted a negative bid to the FDIC to purchase the assets of Old Premier at a discount of $60.1 million. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements (described below) to be adequate to absorb the probable losses and expenses relating to Old Premier’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate, and any such inaccuracies may be material.

Loss Sharing Agreements.  In connection with the acquisition of Old Premier, the Bank entered into two loss sharing agreements with the FDIC that collectively cover approximately $293.1 million of the acquired assets, including 100% of the acquired loans and other real estate. The first type of loss sharing agreement covers single-family residential mortgage loans (the “Single Family Loss Agreement”) and the second type of loss sharing agreement covers construction, commercial real estate and commercial and industrial loans, OREO and other commercial assets (the “Commercial Loss Agreement”). These loss sharing agreements with the FDIC afford the Bank significant protection against future losses on the acquired loans and OREO.

Under the terms of the loss sharing agreements for Old Premier, the FDIC’s obligation to reimburse us for losses with respect to Covered Assets begins with the first dollar of loss incurred. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $94.0 million of losses on the acquired loans and OREO, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $94.0 million. The loss sharing agreements cover losses on single-family residential mortgage loans for 10 years and all other losses for five years (eight years for recoveries on non-residential loans). The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. The loss sharing agreements do not cover new loans made after that date. In addition to the $115.7 million of fair value discounts on Covered Assets, at the time of the acquisition, the Bank recorded an indemnification asset from the FDIC of $82.5 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

Equity Appreciation Agreement.  In connection with the acquisition of Old Premier, we entered into an equity appreciation agreement with the FDIC pursuant to which, upon the occurrence of a qualified initial public offering or a sale of all or substantially all of our assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the one time right to receive a payment in cash equal to the applicable value of 50,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions), depending on whether the triggering event is an initial public offering or sale event. The equity appreciation agreement further provides that in no event shall the payment by the Company to the FDIC be less than $1 million or more than $3.5 million. The FDIC has sixty days following receipt of written notice from the Company regarding the occurrence of a triggering event to exercise its right to receive payment under the equity appreciation agreement, provided that in no event shall the FDIC’s right to receive payment continue beyond January 22, 2020. We believe that the offering will be a qualified initial public offering under the equity appreciation agreement.

Old FCB

Terms.  On January 29, 2010, we assumed substantially all of the non-brokered deposits and acquired a portion of the assets and liabilities of Old FCB under the terms of a purchase and assumption agreement between the Bank and the FDIC dated January 29, 2010, which agreement is similar to the Premier Agreement. Under the purchase and assumption agreement for Old FCB, we assumed approximately $588.4 million of Old FCB’s $788.5 million of deposits and acquired approximately $525.3 million of Old FCB’s $790.0 million in total assets, including $263.6 million in loans, and $35.5 million of other real estate with a discount of $87.4 million and $26.6 million of fair value adjustments, respectively. The assets acquired also included $226.2 million of cash and cash equivalents, securities, and other assets owned by Old FCB and an additional $173.4 million in cash received from the FDIC to balance the assets acquired and liabilities assumed from Old FCB. With the acquisition of Old FCB, we added 11 branches and established our initial presence on the west coast of South Florida.

In connection with the acquisition, we conducted due diligence on Old FCB’s loan portfolio similar to the due diligence conducted in connection with the acquisition of Old Premier. Based on this due diligence, we submitted a negative bid of $55.6 million to the FDIC for the acquired assets of Old FCB. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Old FCB’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate, and any such inaccuracies may be material.

Loss Sharing Agreements.  The Bank entered into a Single Family Loss Agreement and Commercial Loss Agreement with the FDIC on approximately $299.0 million of Old FCB’s assets, including 100% of the acquired loans and other real estate, similar to the loss sharing agreements described above in connection with the transaction relating to Old Premier. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $141.0 million of losses on the acquired loans and OREO, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $141.0 million. In addition to the $114.0 million of fair value discounts on loans and OREO, at the time of acquisition, the Bank recorded an indemnification asset from the FDIC of $86.5 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

Equity Appreciation Agreement.  In connection with the acquisition of Old FCB, we entered into an equity appreciation agreement with the FDIC pursuant to which, upon the occurrence of a qualified initial public offering or a sale of all or substantially all of our assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the one time right to receive a payment in cash equal to the applicable value of 65,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions), depending on whether the triggering event is an initial public offering or sale event. The equity appreciation agreement further provides that in no event shall the payment by the Company to the FDIC be less than $1.3 million or more than $4.6 million. The FDIC has sixty days following receipt of written notice from the Company regarding the occurrence of a triggering event to exercise its right to receive payment under the equity appreciation agreement, provided that in no event shall the FDIC’s right to receive payment continue beyond January 29, 2020. We believe that the offering will be a qualified initial public offering under the equity appreciation agreement.

Old Peninsula

Terms.  On June 25, 2010, we assumed substantially all of the deposits and acquired certain assets and liabilities of Old Peninsula under the terms of a purchase and assumption agreement between the Bank and the FDIC dated June 25, 2010, which agreement is similar to the Premier Agreement. Under the purchase and assumption agreement for Old Peninsula, we assumed approximately $604.5 million of deposits and acquired approximately $622.6 million of the assets of Old Peninsula, including $392.2 million in loans, and $37.0 million of other real estate with a discount of $152.4 million and $23.7 million of fair value adjustments, respectively. The assets acquired also included $273.8 million of cash and cash equivalents, securities, and other assets, including $80.4 million in cash received from the FDIC to balance the assets acquired and liabilities assumed. With the acquisition of Old Peninsula, we further grew our regional presence by adding 13 branches to our footprint on both the east and west coasts of South Florida.

In connection with the acquisition, we conducted due diligence on Old Peninsula’s loan portfolio similar to the due diligence conducted in connection with earlier acquisitions. Based on this due diligence, we submitted a negative bid of $45.3 million to the FDIC for the acquired assets of Old Peninsula. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Old Peninsula’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate, and any such inaccuracies may be material.

Loss Sharing Agreements.  The Bank entered into a Single Family Loss Agreement and Commercial Loss Agreement with the FDIC on approximately $425.6 million of Old Peninsula’s assets, including 100% of the acquired loans (with the exception of consumer loans) and other real estate, similar to the loss sharing agreements described above in connection with the transaction relating to Old Premier. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and OREO. In addition to the $176.1 million of fair value discounts on loans and OREO, at the time of acquisition, the Bank recorded an indemnification asset from the FDIC of $135.8 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

Value Appreciation Instrument Agreement.  In connection with the acquisition of Old Peninsula, we entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of our assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 65,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share minus $20.00 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $20.00, divided by (Y) the applicable value per share.

The term of the agreement ends on the earlier to occur of the first anniversary of a triggering event or June 25, 2012. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the agreement), then upon the expiration of the term we must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the agreement) per common share as of the most recent quarter prior to the expiration of the term and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $20.00. We believe that the offering will be a qualified public offering under the value appreciation instrument agreement.

2011 Acquisitions

Old Sunshine

Terms.  On February 11, 2011, we assumed substantially all of the deposits and acquired certain assets and liabilities of Old Sunshine under the terms of a purchase and assumption agreement between the Bank and the FDIC dated February 11, 2011, which agreement is similar to the Premier Agreement. Under the purchase and assumption agreement for Old Sunshine, we assumed approximately $110.5 million of deposits and acquired approximately $114.6 million of the assets of Old Sunshine, including $83.2 million in loans, and $7.1 million of other real estate with a discount of $16.4 million and $2.3 million of fair value adjustments, respectively. The assets acquired also included $58.6 million of cash and cash equivalents, securities, and other assets, including $34.2 million in cash received from the FDIC to balance the assets acquired and liabilities assumed. With the acquisition of Old Sunshine, we further grew our regional presence by adding five branches on the northeast coast of Florida, with one of the branches closed shortly after the acquisition, to maximize cost efficiency.

Unlike the other six failed bank acquisitions, we did not enter into loss sharing agreements with the FDIC in connection with the purchase of Old Sunshine’s assets. In connection with the acquisition, we conducted due diligence on Old Sunshine’s loan portfolio similar to the due diligence conducted in connection with earlier acquisitions. Based on this due diligence, we submitted a negative bid of $31.9 million to the FDIC for the acquired assets of Old Sunshine. We expect that the negative bid will be adequate to absorb the probable losses and expenses relating to Old Sunshine’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid, and to acquire Old Sunshine without an FDIC loss sharing agreement, is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.

Value Appreciation Instrument Agreement.  In connection with the acquisition of Old Sunshine, we entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of our assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 25,000 shares of the Company’s Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share minus $19.86 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $19.86, divided by (Y) the applicable value per share.

The term of the agreement ends on the earlier to occur of the first anniversary of a triggering event or February 11, 2013. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the agreement), then upon the expiration of the term we must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the agreement) per common share as of the most recent quarter prior to the expiration of the term and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $19.86. We believe that the offering will be a qualified public offering under the value appreciation instrument agreement.

Old FNBCF

Terms.  On April 29, 2011, we assumed substantially all of the deposits and acquired certain assets and liabilities of Old FNBCF under the terms of a purchase and assumption agreement between the Bank and the FDIC dated April 29, 2011, which agreement is similar to the Premier Agreement. Under the purchase and assumption agreement for Old FNBCF, we assumed approximately $292.5 million of Old FNBCF’s deposits and acquired approximately $342.8 million of Old FNBCF’s total assets, including $243.3 million in loans, and $15.5 million of other real estate. The assets acquired also included $84.0 million of cash and cash equivalents, securities, and other assets owned by Old FNBCF. With the acquisition of Old FNBCF, we added six branches and established our initial presence in Orlando, Florida.

In connection with the acquisition, we conducted due diligence on Old FNBCF’s loan portfolio similar to the due diligence conducted in connection with earlier acquisitions. Based on this due diligence, we submitted a negative bid of $12.6 million to the FDIC for the acquired assets of Old FNBCF. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Old FNBCF’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate, and any such inaccuracies may be material.

Loss Sharing Agreements.  The Bank entered into a Single Family Loss Agreement and Commercial Loss Agreement with the FDIC on approximately $258.0 million of Old FNBCF’s assets, including 100% of the acquired loans (excluding consumer loans) and other real estate, similar to the loss sharing agreements described above for Old Premier. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $80.0 million of losses on the acquired loans and OREO, and assume 50% of losses and share 50% of loss recoveries on losses exceeding $80.0 million.

Value Appreciation Instrument Agreement.  In connection with the acquisition of Old FNBCF, we entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of our assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 100,000 shares of the Company’s Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share minus $19.66 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $19.66, divided by (Y) the applicable value per share.

The term of the agreement ends on the earlier to occur of the first anniversary of a triggering event or April 29, 2013. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the agreement), then upon the expiration of the term we must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the agreement) per common share as of the most recent quarter prior to the expiration of the term and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $19.66. We believe that the offering will be a qualified public offering under the value appreciation instrument agreement.

Old Cortez

Terms.  On April 29, 2011, we assumed substantially all of the deposits and acquired certain assets and liabilities of Old Cortez under the terms of a purchase and assumption agreement between the Bank and the FDIC dated April 29, 2011, which agreement is similar to the Premier Agreement. Under the purchase and assumption agreement for Old Cortez, we assumed approximately $59.9 million of Old Cortez’s deposits and acquired approximately $67.1 million of Old Cortez’s total assets, including $42.4 million in loans, and $4.2 million of other real estate. The assets acquired also included $20.5 million of cash and cash equivalents, securities, and other assets owned by Old Cortez. With the acquisition of Old Cortez, we added two branches and established our initial presence in Brooksville, Florida, north of Tampa.

In connection with the acquisition, we conducted due diligence on Old Cortez’s loan portfolio similar to the due diligence conducted in connection with the earlier acquisitions. Based on this due diligence, we submitted a negative bid of $4.5 million to the FDIC for the acquired assets of Old Cortez. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Old Cortez’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate, and any such inaccuracies may be material.

Loss Sharing Agreements.  The Bank entered into a Single Family Loss Share Agreement and Commercial Loss Share Agreement with the FDIC on approximately $46.2 million of Old Cortez’s assets, including 100% of the acquired loans (excluding consumer loans) and other real estate, similar to the loss sharing agreements described above for Old Premier. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and OREO.

Old Coastal

Terms.  On May 6, 2011, we assumed substantially all of the deposits and acquired certain assets and liabilities of Old Coastal under the terms of a purchase and assumption agreement between the Bank and the FDIC dated May 6, 2011, which agreement is similar to the Premier Agreement. Under the purchase and assumption agreement for Old Coastal, we assumed approximately $122.5 million of Old Coastal’s deposits and acquired approximately $129.7 million of Old Coastal’s total assets, including $93.9 million in loans, and $8.8 million of other real estate. The assets acquired also included $25.7 million of cash and cash equivalents, securities, and other assets owned by Old Coastal. With the acquisition of Old Coastal, we added two branches and established our initial presence in Cocoa Beach, Florida.

In connection with the acquisition, we conducted due diligence on Old Coastal’s loan portfolio similar to the due diligence conducted in connection with the earlier acquisitions. Based on this due diligence, we submitted a negative bid of $5.2 million to the FDIC for the acquired assets of Old Coastal. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Old Coastal’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate, and any such inaccuracies may be material.

Loss Sharing Agreements.  The Bank entered into a Single Family Loss Share Agreement and Commercial Loss Share Agreement with the FDIC on approximately $102.5 million of Old Coastal’s assets, including 100% of the acquired loans, (excluding consumer loans) and other real estate, similar to the loss sharing agreements described above for Old Premier. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $29.0 million of losses on the acquired loans and OREO, and assume 50% of losses and share 50% of loss recoveries on losses exceeding $29.0 million.

Old FPB

Terms.  On July 15, 2011, we assumed substantially all of the deposits and acquired certain assets and liabilities of Old FPB under the terms of a purchase and assumption agreement between the Bank and the FDIC dated July 15, 2011, which agreement is similar to the Premier Agreement. Under the purchase and assumption agreement for Old FPB, we assumed approximately $198.4 million of deposits and acquired approximately $227.1 million of the assets of Old FPB, including $157.2 million in loans, and $10.7 million of other real estate. The assets acquired also included $59.3 million of cash and cash equivalents, securities, and other assets, including $5.7 million in cash received from the FDIC to balance the assets acquired and liabilities assumed. With the acquisition of Old FPB, we further grew our regional presence by adding six branches located along Florida’s Treasure Coast.

Similar to Old Sunshine, we did not enter into loss sharing agreements with the FDIC in connection with the purchase of Old FPB’s assets. In connection with the acquisition, we conducted due diligence on Old FPB’s loan portfolio similar to the due diligence conducted in connection with earlier acquisitions. Based on this due diligence, we submitted a negative bid of $16.4 million to the FDIC for the acquired assets of Old FPB. We expect that the negative bid will be adequate to absorb the probable losses and expenses relating to Old FPB’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid, and to acquire Old FPB without an FDIC loss sharing agreement, is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.

Value Appreciation Instrument Agreement.  In connection with the acquisition of Old FPB, we entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of our assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 50,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share minus $19.92 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $19.92, divided by (Y) the applicable value per share.

The term of the agreement ends on the earlier to occur of the first anniversary of a triggering event or July 15, 2013. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the agreement), then upon the expiration of the term we must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the agreement) per common share as of the most recent quarter prior to the expiration of the term and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $19.92. We believe that the offering will be a qualified public offering under the value appreciation instrument agreement.

Loss Share Resolution

As described above, we have completed six FDIC-assisted acquisitions subject to loss share (and two FDIC-assisted transactions not subject to loss sharing agreements) that significantly grew our asset and liability base. As of June 30, 2011, 74.5% of the carrying value of our loans is covered by loss sharing agreements with the FDIC. We did not enter into any loss sharing agreement with the FDIC in connection with our acquisition of Old Sunshine and Old FPB. Because of the loss protection provided by the FDIC, the risks associated with the loans and foreclosed real estate we acquired in the FDIC-assisted acquisitions covered by loss sharing agreements are significantly different from the risks associated with our loans and foreclosed real estate that are not covered under the FDIC loss sharing agreements. As of June 30, 2011, our Covered Loans totaled $729.3 million and our non-Covered Loans totaled $249.6 million. Given the FDIC loss share protection for our Covered Loans, our business model since our initial acquisition on January 22, 2010 and for the future relies heavily on our loss share resolution business and on the remediation and disposal of the assets we acquired from the FDIC, rather than interest earned on loans and other assets.

Both the Commercial Loss Share Agreement and the Single Family Loss Share Agreement for each of our acquisitions with a loss sharing arrangement contain specific terms and conditions regarding the management of the Covered Assets that we must follow to receive reimbursement on losses from the FDIC. In general, under the loss sharing agreements, we must:

•	manage and administer Covered Loans and other assets and collect and effect charge-offs and recoveries in a manner consistent with our usual and prudent business and banking practices and, with respect to single family shared-loss loans, customary servicing procedures;

•	exercise our best judgment in managing, administering and collecting amounts on Covered Loans and other assets and effecting charge-offs with respect to Covered Loans and other assets;

•	use commercially reasonable efforts to maximize recoveries with respect to losses on single family shared-loss loans and use our best efforts to maximize collections with respect to shared-loss assets under the Commercial Loss Share Agreements;

•	retain sufficient staff to perform the duties under the loss sharing agreements;

•	adopt and implement accounting, reporting, record-keeping and similar systems with respect to the Commercial Loss Agreements;

•	comply with the terms of the loan modification guidelines approved by the FDIC or another federal agency for any single-family shared-loss loan; and

•	file quarterly certificates with the FDIC specifying the amount of losses, charge-offs and recoveries.

In addition, under both the Single Family Loss Share Agreements and Commercial Loss Share Agreements, the FDIC is not required to make any payments with respect to any charge-off or loss event that it determines we should not have effected. For instance, under the Single Family Loss Share Agreements, the FDIC can deny coverage if it finds we failed to undertake reasonable and customary loss mitigation efforts in accordance with the applicable modification guidelines or failed to follow customary servicing procedures. Under all of the loss sharing agreements, the FDIC must provide the Bank with notice and an opportunity to cure any such deficiency. Any unresolved disputes with the FDIC regarding losses or payments will be subject to binding arbitration.

To maintain compliance with the terms and conditions of the loss sharing agreements, we have created a robust workout platform from several departments to monitor, manage and administer the different aspects of the loss sharing agreements. See “Credit Policies and Procedures—Credit Administration/Loss Mitigation.”.

The cash payments we expect to receive in the future as a consequence of the collection, sale or other disposition of Covered Assets pursuant to the FDIC loss sharing agreements are reflected on our balance sheet as the FDIC loss share indemnification asset. The carrying value of the total FDIC loss share indemnification asset as of June 30, 2011 was $234.8 million which represents the present value of these expected payments. Through June 30, 2011, we have filed with the FDIC claims totaling $190.9 million under the loss sharing agreements.

Acquired Assets Not Covered by Loss Sharing Agreements

The Bank also acquired assets in the Acquisitions that are not covered by the loss sharing agreements with the FDIC, including loans (in the acquisitions of Old Sunshine and Old FPB), cash, certain investment securities purchased at fair market value (most of which were subsequently sold and the proceeds of which we used to acquire investment securities consistent with our investment strategy) and other tangible assets. In addition, the loss sharing agreements do not apply to assets acquired, purchased or originated after the date of the applicable loss sharing agreement or to investment securities.

Products and Services

Lending Activities

General.  Our primary lending focus is to serve consumers, commercial and middle market businesses and their executives with a variety of financial products and services, while maintaining strong and disciplined credit policies and procedures.

We offer a full array of lending products that cater to our customers’ needs including commercial loans, small business loans, residential mortgage loans, commercial real estate loans, equipment loans, term loans, asset-based loans, letters of credit and commercial lines of credit.

Commercial Loans

Commencing in late 2010, we began to build out our commercial business origination platform in our strategic markets, right-size our community banking platform, and build out our treasury services platform. All of these efforts are now substantially complete, and we have begun originating commercial loans, closing approximately $279.5 million of such loans in the six months ended June 30, 2011 with $187.8 million in funded loans outstanding as of such date. The staffing of our origination function has included the hiring of three seasoned senior credit underwriting professionals and ten underwriting team leaders and staff; four senior commercial origination directors/team leaders, and 12 origination relationship managers and staff; and a senior treasury services director, a treasury services manager, and six treasury services sales and support staff. New relationships and loan growth are expected to be primarily comprised of commercial and industrial lending and owner-occupied real estate lending to small and medium sized businesses and middle market companies and building on existing historical banking relationships with members of the Bank’s executive management team, as well as to professional practices, and other small businesses. We also intend to be opportunistic with high-quality seasoned investor-owned real estate using conservative credit underwriting metrics. We anticipate average credit relationships to be in the range of $1.0 million to $5.0 million in the business banking segment; $5.0 million to $20.0 million in the middle market segment; and $3.0 million to $15.0 million in the commercial real estate segment, with some higher loan exposures based on stronger underwriting metrics and risk profiles. Our disciplined approach to credit is expected to facilitate a gradual ramp-up of loan production in the remainder of 2011, which will not reach full capacity until at least 2012. We believe our loan origination growth will come as a result of not only moderate organic growth in borrowing needs in the markets we serve, but also from attracting new relationships to the Bank from targeted prospective clients. We believe that the disintermediation in our markets will provide opportunities for us to realize organic growth from establishing new banking relationships with customers that are dissatisfied with their current banking provider.

In the case of new loan originations, the principal economic risk associated with each lending category is the creditworthiness of the borrower and the ability of the borrower to repay the loan through a combination of cash flow, collateral conversion and support from outside sources of repayment. General economic conditions as well as the borrower’s capacity to withstand economic shocks and the strength of outside sources of repayments, such as recourse to guarantors, will affect the borrower’s ultimate ability to repay. Other general factors affecting a commercial borrower’s ability to repay include interest rates, inflation and the demand for the commercial borrower’s products and services, as well as other factors affecting a commercial borrower’s customers, suppliers and employees. Our underwriting standards vary for each type of loan. In underwriting loans, we seek to minimize our risks by giving careful consideration to a borrower’s financial history, future operating projections, and various other considerations impacting the borrower’s individual financial capacity, as well as related industry and geographic factors. Our underwriting analysis includes credit checks, reviews of appraisals and environmental hazards and a review of the borrower’s financial condition through various forms of financial statements and reports. Once a loan is approved and closed, the Bank seeks to limit risk by analyzing each borrower’s cash flow and collateral value on a regular basis.

Residential Real Estate Loans

Commencing in late 2010, we began to establish our residential mortgage loan origination platform. This build out has included the hiring of a team consisting of a mortgage origination leader with more than 30 years of residential lending experience and four mortgage loan originators covering our key metro markets and a mortgage loan processing and underwriting staff as well as building out two other Florida based lending platforms. We have contracted with a third-party mortgage origination servicer (Circle Mortgage Corporation) that will perform all of the required compliance, disclosure and standardized underwriting for each new loan request and a third-party loan servicer (Bayview Loan Servicing, LLC) to perform the ongoing loan servicing for both Covered Loans as well as for newly originated single family mortgages. Our efforts in the residential real estate loan program will be to focus on origination of conforming loans for sale to third-party purchasers, as well as the underwriting of residential real estate mortgages for our balance sheet. We expect that the on-balance sheet mortgages will consist primarily of jumbo mortgages underwritten conservatively and at conservative loan-to-values, primarily as an adjunct to our other lines of business in order to provide the product to the entrepreneurs and executives of the companies we will have relationships with through our business banking and commercial banking segments.

Credit Policies and Procedures

Loan Approval and Procedures.  Our internal credit policies and procedures are designed to minimize credit risks associated with loans. We have adopted new credit policies and procedures replacing the previously existing policies and procedures of the Old Banks. Our loan approval policies provide for limited levels of delegated management authority with approval of larger loans requiring multi-level review and approval and the approval of the Bank’s Credit Committee, consisting of six members of senior management and two Board members. All new and renewed loan approvals are reviewed in summary by the Credit Committee. To date, no loans have been made to directors or executive officers of the Company or the Bank, other than one residential mortgage loan to an officer in connection with his relocation to Florida, and no such loans will be made unless the loan is approved by the Board of Directors of the Bank and is on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

Credit Administration/Loss Mitigation.  We have substantially revised the credit policies of the Old Banks whose assets we acquired, and have developed and implemented what we believe are conservative credit standards and disciplined underwriting requirements to maintain proper credit risk management. Wholesale banking credit administration is led by a Chief Credit Officer with more than 20 years of in-market senior credit administration and wholesale platform leadership experience. Our credit administration platform relies on a disciplined management process encompassing credit administration, risk management and establishing asset disposition strategies. We have implemented a common loan approval process across the entire Bank; transitioned the servicing of the Bank’s legacy residential loan portfolio to Bayview Loan Servicing, LLC; implemented the LoanVantage® automated credit platform, which includes tracking of all technical and credit policy exceptions, with full aggregation reporting capability; and are continuing to recruit, staff and build out our credit origination, credit administration, credit risk review and portfolio management teams to facilitate the 2011 growth plan of the Bank. We intend to diversify our loan exposures among local market areas, loan types, and industries. We intend to maintain strong asset quality so that we can avoid significant loan charge-offs and maintain our focus on serving our customers and growing our business.

We also seek to manage our performing loans covered by loss sharing agreements with the FDIC to maintain continued coverage under the loss sharing agreements. Generally, under the Commercial Loss Agreements, coverage will be lost on a Covered Loan if we make certain advances, amendments, modifications, renewals or extensions that are not permitted under the agreement. For instance, coverage will be lost if we make any additional advance or commitment on a Covered Loan unless:

•	the advance or commitment is made within one year of the acquisition date;

•	total advances are less than 10% of the loan’s book value;

•	no charge-off has previously been taken with respect to the loan; and

•	such advances are made in good faith and supported by documentation in the credit files and in accordance with our credit policy guidelines.

Covered Loans also cannot be amended, modified, renewed or extended, or any term, right or remedy thereunder waived, unless made in good faith and otherwise in accordance with our credit policy guidelines, provided that no such amendment, modification, renewal, extension or waiver can:

•	extend the term of the loan beyond the end of the final quarter in which the agreement terminates (or beyond the term of the loan as currently in effect);

•	increase the amount of principal under a term loan (unless such increase is a permitted advance described above); or

•	increase the maximum amount of principal authorized under a revolving line of credit.

All Covered Loan modifications are subject to the review and approval of our Credit Department which will evaluate each renewal and modification request to confirm it will meet the requirements set forth in the applicable loss sharing agreement for continued coverage. As of June 30, 2011, we have not modified or renewed any Covered Loan that resulted in the loss of coverage under the loss sharing agreements with the FDIC.

Key credit administration and workout processes implemented by us to manage our asset portfolios include:

•	independent credit decision making;

•	weekly client contact and strategy reporting;

•	close monitoring and aggressive calling on clients that are delinquent with their loan payments;

•	independent risk rating assessment on each loan and ongoing monitoring by internal and external credit risk review;

•	implementation of a reverse pipeline with monthly collection reporting;

•	implementation of a portfolio management process to complete all loan renewals on a timely basis prior to their maturity as well as all ongoing required servicing;

•	weekly assessment and deployment meetings with all portfolio managers and work out officers;

•	monthly detailed account-level progress reporting using individual Criticized Asset Plans; and

•	documented, ongoing contact management and file maintenance.

In order to manage the workout of the loan portfolios we have acquired to date and loan assets which we may acquire in the future, we have built out a robust workout platform. The Legacy Portfolio Management Group, which is comprised of employees from the Special Assets Management, ORE Resolution and Loss Share/General Bank Administration Groups, all work together to provide timely resolution of acquired loan portfolios. Our Special Assets Management Group is comprised of teams in Miami, Naples/Ft. Myers and Sarasota, Florida, who lead the workout of the Bank’s covered nonperforming loans. ORE Resolution coordinates the transition of foreclosed real estate properties and the timely marketing, negotiation and sale of properties from the Bank. Our Loss Share/General Bank Administration Group is made up of credit, accounting and IT professionals that coordinate a number of activities relating to the gathering of data and the process of preparing and certifying loss share certificate submissions on a quarterly basis to the FDIC. To date, our Legacy Portfolio Management Group has been able to enhance collections on the loan portfolios acquired in the Acquisitions and to workout and sell a large amount of these acquired assets above their acquisition price and carrying value, improving the yield generated from those assets and also resulting in capital gains from the sale of OREO owned by the Bank.

In addition to deploying new workout protocols and procedures, our management has constructed forecasts reflecting the collection and restructuring activities that will provide internal benchmarks of bank loss share performance. Credit-related budgets have been created which reflect a longer-term forecast for the re-balancing of the credit portfolio to a more appropriate mix of commercial and industrial lending, commercial real estate, and consumer lending activities. Our management team relies upon decades of banking and credit experience, drawing upon experience in designing, implementing and executing effective credit administration and portfolio workout platforms. We believe that applying this expertise has significantly enhanced the credit performance of the acquired portfolios and in doing so has reduced both the Bank’s and the FDIC’s exposure to credit-driven costs associated with operating the Bank.

Post-Acquisition Stabilization

We believe a primary initial measure of success after the acquisition of the assets and liabilities of a failed financial institution is the performance of the acquired deposit base during the period immediately subsequent to the acquisition. The Bank has developed and deployed a branded conversion strategy, titled “Stronger Than Ever,” to support stabilization of the customer and deposit base. Key elements of the “Stronger Than Ever” campaign include:

•	retention of retail employees who interact with customers on a daily basis;

•	development of scripts for employees communicating with customers;

•	tracking of customer contacts for each branch’s “Top 100” customers;

•	in-market advertising;

•	60-day closed account contact protocol and tracking;

•	daily meetings to review relationship management techniques as well as review daily results;

•	daily sales management meetings for all branch managers and above in the Retail Division;

•	daily outbound call and appointment tracking, including new and closed accounts; and

•	service escalation and closing account protocols.

The Bank has experienced deposit growth following each Acquisition, which we attribute in part to the “Stronger Than Ever” campaign. This may also be attributable to recapturing deposits that may have left during the period immediately before the related bank’s closing, as well as deepening existing relationships and improving product mix to a higher percentage of transaction accounts.

Other Sources of Funds

In addition to deposits, we utilize advances from the FHLB as a supplementary funding source to finance our operations. FHLB advances are secured by qualifying collateral which may include first mortgages, commercial real estate, home equity loans and investment securities. The contractual balance of FHLB advances as of June 30, 2011 totaled $237.2 million, with $106.8 million, $110.2 million and $20.2 million maturing within one year, from one year through three years and from three years through five years, respectively. Outstanding FHLB advances increased from $51.8 million at January 31, 2010, to $176.7 million as of December 31, 2010 and to $237.2 million as of June 30, 2011, in each case primarily due to the Acquisitions.

Investment Securities

Our investment policy has been established by the Board of Directors and dictates that investment decisions will be made based on, among other things, the safety of the investment, liquidity requirements, interest rate risk, potential returns, cash flow targets and consistency with our asset/liability management. The Bank’s Investment Committee is responsible for making securities portfolio decisions in accordance with the established policies and in coordination with the Board’s Asset/Liability Committee. The Bank’s Investment Committee members, and Bank employees under the direction of such committee, have been delegated authority to purchase and sell securities within specified investment policy guidelines. Portfolio performance and activity are reviewed by the Bank’s Investment Committee and full Board of Directors on a periodic basis.

The Bank’s investment policy provides specific limits on investments depending on a variety of factors, including its asset class, issuer, credit rating, size, maturity, etc. The Bank’s current investment strategy includes maintaining a high credit quality, liquid, diversified portfolio invested in fixed and floating rate securities with short- to intermediate-term maturities. The purpose of this approach is to create a safe and sound investment portfolio that minimizes exposure to interest rate and credit risk while providing attractive relative yield given market conditions.

As of June 30, 2011, the Bank had an investment securities portfolio of approximately $1.7 billion, representing approximately 53.6% of our total assets, with 77.9% of the portfolio invested in securities rated AA or above by Standard & Poor’s, of which $1.0 billion is rated AAA. As of June 30, 2011, the weighted average duration of our investment portfolio was approximately 3.9 years (assuming Bloomberg consensus prepayment speeds and early calls if security is priced at a premium).

The following table summarizes the Bank’s investment securities available for sale portfolio as of June 30, 2011, excluding bank stock.

Investment Security Type	Fair Value	Percent of Total
	(dollars in
	thousands)

U.S. government agency and sponsored enterprise obligations	$709,020	42.3%
U.S. government agency and sponsored enterprise mortgage-backed securities	114,373	6.8%
State and Municipal obligations	232,827	13.9%
Asset backed and structured financing	272,838	16.3%
Corporate bonds and other securities	347,951	20.7%

Total Investment Securities	$1,677,009	100.0%

Systems and Platform Conversion

The integration of the Bank’s technology solutions onto a common operating platform is, in management’s view, critical to delivering high-quality banking solutions and services. Technology infrastructure consolidation can provide efficiency in communication and delivery systems as well as cost efficiencies. The conversion and consolidation of the technology systems for each of the Old Premier, Old FCB, Old Peninsula, Old Sunshine, Old FNBCF and Old Cortez platforms has been completed. These efforts included multiple system upgrades and enhancements; a new converged voice, data and video network; virtualized e-mail solutions; and a core system conversion and merger onto the upgraded banking solutions platform from FIS. The Old Coastal and Old FPB platforms are anticipated to be converted to the same operating platform in November 2011 and February 2012, respectively.

Marketing and Distribution

Primary Market

The primary market in which the Bank operates is the state of Florida. The bank currently has a 44-branch retail network that extends from Naples to Sarasota, and further to Brooksville, on the west coast of Florida, from Miami to Daytona Beach on the east coast of Florida, and to Orlando in Central Florida. Included in the Bank’s primary market are three of the top four largest MSAs in Florida; Orlando, Miami and West Palm Beach.

Distribution and Marketing Channels

The Bank takes a multi-channel distribution and integration approach to marketing its products. The main channel of distribution is the Bank’s 44-branch retail network. The Bank supports its traditional branch network with convenience technology such as internet banking, mobile and text banking as well as the latest in treasury services. The Bank recently expanded its reach by partnering with Publix Supermarket’s Presto network, which allows Bank customers the use of Publix’s 745 in-store ATMs without incurring a fee.

In addition to the experienced traditional retail platform staff, the Bank also deploys middle market bankers and community bankers into the market. These bankers focus on providing personalized, professional service to small and commercial businesses in our market. The middle market and community bankers partner with the Bank’s treasury services professionals to provide the high quality financial solutions to their business customers. The combination of the retail platform staff, in-market bankers and convenience products has allowed the Bank to follow the trend in banking in which customers take advantage of the full range of products that the Bank has to offer thus increasing product and service cross selling, and in turn, customer loyalty.

To support consumer and business awareness of the Bank’s market presence, financial strength and product offerings, the Bank utilizes the traditional print and radio advertising channels as well as capitalizes on opportunities to support local and state-wide causes that permit increased visibility of the Bank’s logo, message, and experienced staff. By providing a consistent look and message in all marketing efforts the Bank has been able to gain notoriety and leverage these opportunities while increasing brand awareness.

Having already acquired eight banks within the state of Florida, we understand the importance of post-acquisition marketing. During and following each acquisition the Company implements its “Stronger Than Ever” campaign which features outbound calling efforts and print advertising. The campaign communicates the newly acquired institutions’ continuity of staff combined with the financial strength and robust product offering of the Bank.

Customer Support

With each distribution channel comes an additional opportunity and need for customer support. The Bank has ensured that customers receive the same level of support at each touch point by establishing a service excellence program and service protocols. The Bank also has a customer service call center which supports all segments of the Bank with dedicated channels for retail and high touch commercial clients.

Deposit Product Offerings

The Bank offers a wide variety of deposit products including demand deposit accounts, interest-bearing products, savings accounts and certificates of deposit. The Bank regularly conducts market and competitor research to determine which products best suit the needs of each of its diverse markets. The Bank also utilizes the findings of its research during product development to ensure that it remains competitive in the market and can continue to fulfill the needs of its clientele.

The Bank also offers a full suite of treasury services that are designed to help business customers streamline their financial transactions, manage their accounts more efficiently and improve their business’ record keeping. These treasury services include ACH solutions, remote deposit capture, sweep accounts and lock-box services.

Credit Product Offerings

The Bank understands that credit products are an important partner to deposit products. The Bank offers customizable credit products for both business and consumer clients, including small business loans, residential mortgage loans, equipment loans, term loans, asset-based loans, letters of credit and larger commercial lending products.

Branding

In partnership with the systems conversion, the Bank is also in the process of developing and implementing a common brand. The Bank has chosen to leverage the name of the acquired institution in business the longest and brand all existing and future branches as FCB, Florida Community Bank. FCB was the first bank established in Collier County in 1923. The Bank has seen impressive customer retention with customers that joined Old FCB as early as 1970. The rich history combined with the number of markets served makes FCB the logical choice as the surviving brand. Retaining the FCB name will further reinforce our message that we are a Florida based and Florida focused bank.

The first step in the brand consolidation process came in January of 2011 when we re-branded the 13 offices of Old Peninsula to FCB, Florida Community Bank. The favorable customer response supported the decision to convert all branches to FCB. The marketing re-branding of the remainder of the Bank’s branches was completed in July 2011. Having only one brand to market will allow us to concentrate our efforts and capital on promoting the value and brand of FCB, Florida Community Bank.

Competition

The banking business is highly competitive, and we experience competition in our markets from many other financial institutions. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services offered, the convenience of banking facilities, reputation in the community and, in the case of loans to commercial borrowers, relative lending limits. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices within our market areas and beyond. Our largest banking competitors in our markets include Bank of America, BankAtlantic, BB&T, JPMorgan Chase, Regions Bank, SunTrust Bank, TD Bank and Wells Fargo.

We believe that the Bank’s operation as a Florida-based regional bank with a broad base of local customers, as well as the local relationships of the Bank’s senior management team and existing and future relationship-oriented lending officers, enhances its ability to compete with those non-local financial institutions now operating in its market, but no assurances can be given in this regard.

Employees

As of August 31, 2011, we had 567 full-time equivalent employees. None of our employees are parties to a collective bargaining agreement. We consider our relationships with our employees to be good.

Properties

Bond Street Holdings currently leases approximately 1000 square feet of office space from the Bank in Miami, Florida, our and the Bank’s principal executive offices, operations center and a Florida Community Bank-branded retail branch. Through the Bank, we provide banking services at 44 full-service banking locations under the Florida Community Bank brand in 16 Florida counties. Our main offices are located in Miami, Florida and in Naples, Florida.

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition or cash flow.

SUPERVISION AND REGULATION

The U.S. banking industry is highly regulated under federal and state law. These regulations affect the operations of the Company and its subsidiaries. Investors should understand that the primary objective of the U.S. bank regulatory regime is the protection of depositors, not the protection of stockholders.

The description below summarizes certain elements of the applicable bank regulatory framework. This description is not intended to include a description of all laws and regulations applicable to us and the Bank. Banking statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies, and a change in them, including changes in how they are interpreted or implemented, could have a material effect on our business. In addition to laws and regulations, state and federal bank regulatory agencies may issue policy statements, interpretive letters and similar written guidance applicable to us. Those issuances also may affect the conduct of our business or impose additional regulatory obligations. The description below is qualified in its entirety by reference to the full text of the statutes, regulations and policies that are described.

Bond Street Holdings, Inc. as a Bank Holding Company

Any entity that acquires direct or indirect control of a bank must obtain prior approval of the Board of Governors of the Federal Reserve System (Federal Reserve) to become a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (BHCA). We became a bank holding company upon consummation of our first FDIC-assisted transaction. As a bank holding company, we are subject to regulation under the BHCA, and to inspection, examination, supervision and enforcement by the Federal Reserve. Being a bank holding company enables us to focus on control investments and broadens the investment opportunities available to us as compared to a non-control investor, through access to both public and private financial institutions, failing and distressed financial institutions, seized assets and deposits, and FDIC auctions. Federal Reserve jurisdiction also extends to any company that is directly or indirectly controlled by a bank holding company, such as subsidiaries and other companies in which the bank holding company makes a controlling investment. Any legal entity that is deemed by the Federal Reserve to control the Company (including Bond Street Management, LLC) must also be approved to become a regulated bank holding company.

Statutes, regulations and policies could restrict our ability to diversify into other areas of financial services, acquire depository institutions, and make distributions or pay dividends on our equity securities. They may also require us to provide financial support to any bank which we control, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of a general deterioration in the financial condition of the Bank or other depository institutions.

The Bank as a National Bank

The Bank is a national bank and is subject to supervision and regular examination by its primary banking regulator, the Office of the Comptroller of the Currency (OCC). The Bank’s deposits are insured by the deposit insurance fund (DIF) of the FDIC up to applicable limits in the manner and to the extent provided by law. The Bank is subject to the Federal Deposit Insurance Act, as amended (FDI Act) and FDIC regulations relating to deposit insurance and may also be subject to supervision and examination by the FDIC under certain circumstances.

The Bank is subject to specific requirements pursuant to the OCC Agreement which was entered into in connection with the acquisition of Old Premier. The OCC Agreement requires, among other things, that the Bank provide updated business plans to the OCC each year, provide notice to, and obtain consent from, the OCC with respect to any additional failed bank acquisitions from the FDIC or the appointment of any new director or senior executive officer and to maintain various financial and capital ratios.

The Bank and, with respect to certain provisions, the Company, is also subject to an Order of the FDIC, dated January 22, 2010, issued in connection with the FDIC’s approval of the Bank’s application for federal deposit insurance. The Order requires, among other things, that during the first three years of operation, the Bank must obtain approval before implementing certain compensation plans, submit updated business plans and reports of material deviations from the plans, submit quarterly loss share reports and comply with the applicable requirements of the FDIC Policy. A failure by the Bank or the Company to comply with the requirements of the OCC Agreement or the FDIC Order, or the objection by the OCC or the FDIC to any materials or information submitted pursuant to the OCC Agreement or the FDIC Order, could prevent us from executing our business strategy and materially and adversely affect our businesses and our consolidated results of operations and financial condition.

Regulatory Notice and Approval Requirements

A bank holding company must obtain prior approval of the Federal Reserve in connection with any acquisition that results in the bank holding company owning or controlling more than 5% of any class of voting securities of a bank or another bank holding company. In acting on such applications, the Federal Reserve considers:

•	The effect of the acquisition on competition;

•	The financial condition and future prospects of the applicant and the banks involved;

•	The managerial resources of the applicant and the banks involved;

•	The convenience and needs of the community, including the record of performance under the Community Reinvestment Act; and

•	The effectiveness of the applicant in combating money laundering activities.

Our ability to make investments in depository institutions will depend on our ability to obtain approval of the Federal Reserve. The Federal Reserve could deny our application based on the criteria above or other considerations, including the condition or regulatory status of Bond Street Management, LLC or other controlled depository institutions.

Federal and state laws impose additional notice, approval, and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHCA and the Change in Bank Control Act. Among other things, these laws require regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting securities. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting securities. If a party’s ownership of the Company were to exceed certain thresholds, the investor could be deemed to “control” the Company for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Broad Supervision, Examination, and Enforcement Powers

A principal objective of the U.S. bank regulatory regime is to protect depositors by ensuring the financial safety and soundness of banks. To that end, the Federal Reserve and other bank regulators have broad regulatory, examination, and enforcement authority, including the power to issue cease and desist orders, impose substantial fines and other civil and criminal penalties, terminate deposit insurance and appoint a conservator or receiver. Bank regulators regularly examine the operations of banks and bank holding companies. In addition, banks and bank holding companies are subject to periodic reporting requirements.

Bank regulators have various remedies available if they determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of a banking organization’s operations are unsatisfactory. Bank regulators may also take action if they determine that the banking organization or its management is violating or has violated any law or regulation. Bank regulators have the power to, among other things:

•	enjoin “unsafe or unsound” practices;

•	require affirmative actions to correct any violation or practice;

•	issue administrative orders that can be judicially enforced;

•	direct increases in capital;

•	direct the sale of subsidiaries or other assets;

•	limit dividends and distributions;

•	restrict growth;

•	assess civil monetary penalties;

•	remove officers and directors; and

•	terminate deposit insurance.

The FDIC may terminate a bank’s deposit insurance upon a finding that the bank’s financial condition is unsafe or unsound or that the bank has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the bank’s regulatory agency. Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations, and supervisory agreements could subject us and our subsidiaries, Bond Street Management, LLC, or their officers, directors, and institution-affiliated parties to the remedies described above and other sanctions.

Bank Holding Company as a Source of Strength

It is a policy of the Federal Reserve that a bank holding company should serve as a source of financial and managerial strength to the banks that it controls. If a controlled bank is in financial distress, then the Federal Reserve could assert that the bank holding company must provide additional capital or financial support to the bank. If a controlled bank is undercapitalized, then the regulators could require the bank holding company to guarantee a capital restoration plan. If the Federal Reserve believes that a bank holding company’s activities, assets, or affiliates represent a significant risk to the financial safety, soundness, or stability of a controlled bank, then the Federal Reserve could require the bank holding company to terminate the activities, liquidate the assets, or divest the affiliates. The regulators may require these and other actions in support of controlled banks even if such action is not in the best interests of the bank holding company or its stockholders. Because we are a bank holding company, the Federal Reserve views us (and our consolidated assets) as a source of financial and managerial strength for our controlled depository institutions.

Moreover, the Dodd-Frank Act directs federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. The appropriate federal banking agency for such a depository institution may require reports from companies that own the insured depository institution to assess their ability to serve as a source of strength and to enforce compliance with the source-of-strength requirements. The term “source of financial strength” is defined as the ability of a company to provide financial assistance to its insured depository institution subsidiaries in the event of financial distress at such subsidiaries. The Dodd-Frank Act requires that federal bank regulators propose implementing regulations no later than July 21, 2011. Under this requirement, in the future we could be required to provide financial assistance to the Bank should it experience financial distress.

We control the Bank, which is a national bank. Consequently, the OCC could order an assessment of us if the Bank’s capital were to become impaired. If we failed to pay the assessment within three months, the OCC could order the sale of our equity in the bank to cover the deficiency.

In addition, capital loans by us or the Bank to any of our future subsidiary banks will be subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Permitted Activities and Investments of Bank Holding Companies

The BHCA generally prohibits a bank holding company from engaging in activities other than those determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (GLB Act) expanded the permissible activities of a bank holding company that qualifies as and elects to become a financial holding company. Under the regulations implementing the GLB Act, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to a financial activity. Those activities include, among other activities, certain insurance and securities activities. We have not yet determined whether it would be appropriate or advisable in the future to elect to become a financial holding company.

FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions

The FDIC approved our acquisition of Old Premier by order dated January 22, 2010. That order included a condition that the Bank, the Company, the Company’s founders and each of our investors comply with the applicable provisions of the FDIC Policy. The FDIC Policy imposes restrictions and requirements on certain institutions and their investors, to the extent that those institutions seek to acquire a failed bank from the FDIC. Certain provisions of the FDIC Policy are summarized below. They include a higher capital requirement for the Bank and a three-year restriction on the sale or transfer of our securities by an investor. As the agency responsible for resolving failed banks, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC adopted the FDIC Policy on August 26, 2009. The FDIC issued guidance under the FDIC Policy on January 6, 2010 and April 23, 2010.

For those institutions and investors to which it applies, the FDIC Policy imposes the following provisions, among others. First, the institution is required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors. This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, the institution is prohibited from extending credit to its investors and to affiliates of its investors. Fourth, investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions. The FDIC has interpreted this prohibition to apply to a wide range of non-U.S. jurisdictions. In its guidance, the FDIC has required that non-U.S. investors subject to the FDIC Policy invest through a U.S. subsidiary and adhere to certain requirements related to record keeping and information sharing. Fifth, without FDIC approval, investors are prohibited from selling or otherwise transferring their securities in the institution for a three-year period following the time of certain acquisitions. Certain provisions of the FDIC Policy are summarized in “Risk Factors—We and our investors are required to comply with the applicable provisions of the FDIC Policy, including a prohibition on sales or transfers of our securities until January 25, 2013 without prior FDIC approval.” The transfer restrictions in the FDIC Policy do not apply to open-ended investment companies that are registered under the Investment Company Act, issue redeemable securities, and allow investors to redeem on demand. Sixth, investors may not employ complex and functionally opaque ownership structures to invest in institutions. Seventh, investors that own 10% or more of the equity of a failed institution are not eligible to bid for that failed institution in an FDIC auction. Eighth, investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams, and their business models. Ninth, the FDIC Policy does not replace or substitute for otherwise applicable regulations or statutes.

Application of the FDIC Policy to us or our investors imposes additional regulatory obligations. We continue to work with the FDIC to exclude from application of the FDIC Policy certain of our investors that hold 5% or less of the total voting power of the Company.

Regulatory Capital Requirements

General.  Bank regulators view capital levels as important indicators of an institution’s financial soundness. FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. The final supervisory judgment on an institution’s capital adequacy is based on the regulator’s individualized assessment of numerous factors. For example, the FDIC Policy requires that certain institutions maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years from the time of certain acquisitions, which is higher than the otherwise applicable regulatory capital requirements. The FDIC has imposed this on the Bank and may impose the same requirement on other depository institution subsidiaries of the Company that we may acquire or control in the future.

As a bank holding company, we are subject to various regulatory capital adequacy requirements administered by the Federal Reserve. The Bank is also subject to capital adequacy requirements. The Federal Deposit Insurance Corporation Improvement Act of 1991 required the federal regulatory agencies to adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial condition.

Quantitative measures, established by the regulators to ensure capital adequacy, require that a bank holding company maintain minimum ratios of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common equity holders’ equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including a portion of servicing assets and the unrealized net gains and losses, after taxes, on securities available for sale). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt.

Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real-estate related loans are risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also given a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. For certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

In order to be deemed “well-capitalized,” banks and their holding companies currently are required to maintain Tier 1 capital and the sum of Tier 1 and Tier 2 capital equal to at least 6% and 10%, respectively, of their total risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit). The federal bank regulatory agencies may, however, set higher capital requirements for an individual bank or when a bank’s particular circumstances warrant. At this time the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well-capitalized standards, and future regulatory changes could impose higher capital standards as a routine matter.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the Federal Reserve considers a “tangible Tier 1 leverage ratio” (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or engaging in new activities. In addition, the federal bank regulatory agencies have established minimum leverage (Tier 1 capital to adjusted average total assets) guidelines for banks within their regulatory jurisdiction. These guidelines provide for a minimum leverage ratio of 5% for banks to be deemed “well capitalized.” As discussed above, under the FDIC Policy, the Bank must maintain a ratio of Tier 1 common equity to total assets of at least 10% for three years from the date of our first FDIC-assisted transaction. Our regulatory capital ratios and those of the Bank are in excess of the levels established for “well-capitalized” institutions.

As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

In addition, the Dodd-Frank Act further requires the federal banking agencies to adopt capital requirements which address the risks that the activities of an institution poses to the institution and the public and private stakeholders, including risks arising from certain enumerated activities. The federal banking agencies will likely change existing capital guidelines or adopt new capital guidelines in the future pursuant to the Dodd-Frank Act, the implementation of Basel III (described below) or other regulatory or supervisory changes. We cannot be certain what the impact on changes to existing capital guidelines will have on us or the Bank.

In addition, the OCC Agreement entered into by the Bank at the time of the initial Acquisition requires the Bank to maintain prescribed minimum capital ratios. The following table shows the required capital ratios of the Bank under the OCC Agreement and the Bank’s actual regulatory capital ratios for the periods presented.

	Ratios Required	Bank as of
	Under OCC	June 30,	Bank as of
	Agreement	2011	December 31, 2010

Tier 1 leverage ratio	10.0%	13.3%	13.5%
Tier 1 risk-based capital ratio	11.0%	29.6%	51.2%
Total risk-based capital ratio	12.0%	30.4%	52.5%

Basel I, Basel II and Basel III Accords.  The current risk-based capital guidelines that apply to us and the Bank are based on the 1988 capital accord, referred to as Basel I, of the International Basel Committee on Banking Supervision (Basel Committee), a committee of central banks and bank supervisors, as implemented by federal bank regulators. In 2008, the bank regulatory agencies began to phase-in capital standards based on a second capital accord issued by the Basel Committee, referred to as Basel II, for large or “core” international banks (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

Under the existing Basel I-based guidelines, the minimum ratio of total capital to risk-weighted assets (which are primarily the credit risk equivalents of balance sheet assets and certain off-balance sheet items such as standby letters of credit, but also include a nominal market risk equivalent balance related to foreign exchange and debt/equity trading activities) is 8%. At least half of the total capital must be composed of Tier 1 capital, which includes common stockholders’ equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock and a limited amount of trust preferred securities), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles, and disallowed deferred tax assets, among other items. The Federal Reserve also has adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3% of average quarterly total consolidated assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangible assets.

Federal banking regulators have also established risk-based and leverage capital guidelines that insured banks are required to meet. These regulations are generally similar to those established by the Federal Reserve for bank holding companies.

U.S. bank regulatory agencies have issued final rules with respect to implementation of the Basel II framework. Under the final Basel II rules, a small number of “core” banking organizations (generally large or internationally active organizations) will be required to use the advanced approaches under Basel II for calculating risk-based capital related to credit risk and operational risk, instead of the methodology reflected in the regulations effective prior to adoption of Basel II. The rules also require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

In order to implement the rules, a core banking organization is required to adopt an implementation plan and must satisfactorily complete a parallel run, in which it calculates capital requirements under both the Basel II rules and regulations effective prior to the adoption of Basel II.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. When fully phased-in on January 19, 2019, Basel III increases the minimum Tier 1 common equity ratio to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum Tier 1 common equity ratio to at least 7.0%. Basel III increases the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital conservation buffer and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a Tier 1 common equity ratio above the minimum but below the conservation buffer may face constraints on dividends, equity repurchases and compensation based on the amount of such shortfall.

Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity standards. The phase-in of the new rules is to commence on January 1, 2013, with the phase-in of the capital conservation buffer commencing January 1, 2015 and the rules to be fully phased-in by January 1, 2019.

In November 2010, Basel III was endorsed by the Seoul G20 Leaders Summit and will be subject to individual adoption by member nations, including the United States. On December 16, 2010, the Basel Committee issued the text of the Basel III rules, which presents the details of global regulatory standards on bank capital adequacy and liquidity agreed by the Basel Committee and endorsed by the Seoul G20 Leaders Summit. The federal banking agencies will likely implement changes to the current capital adequacy standards applicable to us and our bank subsidiaries in light of Basel III. If adopted by federal banking agencies, Basel III could lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios. The ultimate impact of the new capital and liquidity standards on us and our bank subsidiaries is currently being reviewed and will depend on a number of factors, including the rulemaking and implementation by the U.S. banking regulators. We cannot determine the ultimate effect that potential legislation, or subsequent regulations, if enacted, would have upon our earnings or financial position. In addition, significant questions remain as to how the capital and liquidity mandates of the Dodd-Frank Act will be integrated with the requirements of Basel III.

Note that the Dodd-Frank Act also requires the establishment of more stringent prudential standards by requiring the federal banking agencies to adopt capital and liquidity requirements which address the risks that the activities of an institution pose to the institution and the public and private stakeholders, including risks arising from certain enumerated activities. In particular, the Dodd-Frank Act excludes trust preferred securities issued on or after May 19, 2010 from Tier 1 capital following a transition period.

Prompt Corrective Action.  The FDI Act requires federal bank regulatory agencies to take “prompt corrective action” with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution’s treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

Under this system, the federal banking regulators have established five capital categories, well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking regulators have also specified by regulation the relevant capital levels for each of the other categories. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. A banking institution that is undercapitalized is required to submit a capital restoration plan. Failure to meet capital guidelines could subject the bank to a variety of enforcement remedies by federal bank regulatory agencies, including: termination of deposit insurance by the FDIC; restrictions on certain business activities; and appointment of the FDIC as conservator or receiver. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

Regulatory Limits on Dividends and Distributions

The Company is a legal entity separate and distinct from each of its subsidiaries. The ability of a bank to pay dividends and make other distributions, and to pay any management fee to its parent holding company, is limited by federal and state law. The specific limits depend on a number of factors, including the bank’s type of charter, recent earnings, recent dividends, level of capital, and regulatory status. The regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. For example, the FDI Act generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized.

The ability of a bank holding company to pay dividends and make other distributions can also be limited. A bank holding company is subject to leverage and minimum capital requirements as summarized above. The Federal Reserve has authority to prohibit a bank holding company from paying dividends or making other distributions. The Federal Reserve has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that, as a matter of prudent banking, a bank holding company should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality, and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. In addition, the Dodd-Frank Act and Basel III impose additional restrictions on the ability of banking institutions to pay dividends.

Our ability to pay dividends or make other distributions to our investors is limited by minimum capital and other requirements prescribed by law and regulation. Currently, the OCC Agreement prohibits the Bank from paying us a dividend for three years from the date of the first FDIC-assisted transaction. Once the three-year period has elapsed, the OCC Agreement imposes other restrictions on the Bank’s ability to pay dividends, including requiring prior approval from the OCC before any distribution is made. The regulators have authority to impose additional limits on dividends and distributions by the Company and its subsidiaries. Certain restrictive covenants in future debt instruments, if any, may also limit the Bank’s or our ability to make dividend payments.

Reserve Requirements

Pursuant to regulations of the Federal Reserve, all banks are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Bank.

Limits on Transactions with Affiliates and Insiders

Banks are subject to restrictions on their ability to conduct transactions with affiliates, including us, and other related parties. Section 23A of the Federal Reserve Act imposes quantitative limits, qualitative requirements, and collateral requirements on certain transactions by a bank with, or for the benefit of, its affiliates. Transactions covered by Section 23A include loans, extensions of credit, investment in securities issued by an affiliate, and purchases of assets from an affiliate. Section 23B of the Federal Reserve Act requires that most types of transactions by a bank with, or for the benefit of, an affiliate be on terms at least as favorable to the bank than if the transaction were conducted with an unaffiliated third party. The Federal Reserve’s Regulation W also defines and limits the transactions in which the Bank may engage with us or with other affiliates.

The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” to include credit exposures related to derivatives, repurchase agreements and securities lending arrangements, and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The definition of “affiliate” was expanded to include any investment fund to which we or an affiliate serves as an investment adviser. The ability of the Federal Reserve to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including by requiring coordination with other bank regulators.

The Federal Reserve’s Regulation O imposes restrictions and procedural requirements in connection with the extension of credit by a bank to its directors, executive officers, principal equity investors, and their related interests. All extensions of credit to insiders and their related interests must be on the same terms as, and subject to the same loan underwriting requirements as, loans to persons who are not insiders. In addition, Regulation O imposes lending limits on loans to insiders and their related interests and imposes, in certain circumstances, requirements for prior approval of the loans by the Bank’s board of directors.

General Assessment Fees

The OCC currently charges assessments to all national banks based upon the asset size of the bank. In addition to the general assessment fees, the OCC imposes surcharges on national banks with a supervisory composite rating of 3, 4 or 5 in its most recent safety and soundness examination. The general assessment fee is paid to the OCC on a semi-annual basis. The Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

Deposit Insurance Assessments

FDIC-insured depository institutions, such as the Bank, are required to pay deposit insurance premium assessments to the FDIC. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels, the level of supervisory concern the institution poses to its regulators and other risk measures. The FDIC recently raised assessment rates to increase funding for the DIF, which is currently under-funded.

The Dodd Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. In addition, federal deposit insurance for the full net amount of deposits in non-interest-bearing transaction accounts was extended to January 1, 2013 for all insured banks.

The Dodd-Frank Act changes the deposit insurance assessment framework, primarily by basing assessments on an institution’s total assets less tangible equity (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits, which is expected to shift a greater portion of the aggregate assessments to large banks. The Dodd-Frank Act also eliminates the upper limit for the reserve ratio designated by the FDIC each year, increases the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

The Dodd-Frank Act requires the DIF to reach a reserve ratio of 1.35% of insured deposits by September 30, 2020. On December 14, 2010, the FDIC raised the minimum designated reserve ratio of DIF to 2%. The ratio is higher than the minimum reserve ratio of 1.35% as set by the Dodd-Frank Act. Under the Dodd-Frank Act, the FDIC is required to offset the effect of the higher reserve ratio on insured depository institutions with consolidated assets of less than $10 billion.

On February 7, 2011, the FDIC approved a final rule on Assessments, Dividends, Assessment Base and Large Bank Pricing. The final rule, mandated by the Dodd-Frank Act, changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. Because the new assessment base under the Dodd-Frank Act is larger than the current assessment base, the final rule’s assessment rates are lower than the current rates, which achieves the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry. In addition, the final rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments if the DIF reserve ratio exceeds 1.5% but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds. The final rule also determines how the effect of the higher reserve ratio will be offset for institutions with less than $10 billion of consolidated assets.

Continued action by the FDIC to replenish the DIF as well as the changes contained in the Dodd-Frank Act may result in higher assessment rates, which would reduce our profitability or otherwise negatively impact our operations.

In addition to its insurance assessment, each insured bank is subject in 2011 to quarterly debt service assessments in connection with bonds issued by a government corporation that financed the federal savings and loans bailout. The first quarter 2011 debt service assessment is 0.0102% of each bank’s insured deposits and the second quarter 2011 assessment is 0.01% of each bank’s insured deposits.

Depositor Preference

The FDI Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If we invest in or acquire an insured depository institution that fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution and priority over any of the Bank’s stockholders, including us, or our investors or creditors.

Liability of Commonly Controlled Institutions

Under the FDI Act, FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with the default of an FDIC-insured depository institution controlled by the same bank holding company, and for any assistance provided by the FDIC to an FDIC-insured depository institution that is in danger of default and that is controlled by the same bank holding company. “Default” means generally the appointment of a conservator or receiver for the institution. “In danger of default” means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

This cross-guarantee liability for a loss at a commonly controlled institution would be subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liability, and any obligation subordinated to depositors or other general creditors, other than obligations owed to any affiliate of the depository institution (with certain exceptions).

Federal Home Loan Bank System

The Bank is a member of the Federal Home Loan Bank (FHLB) of Atlanta, which is one of the 12 regional FHLB’s composing the FHLB system. Each FHLB provides a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. Any advances from a FHLB must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance. As a member of the FHLB of Atlanta, the Bank is required to acquire and hold shares of capital stock in the FHLB of Atlanta.

Anti-Money Laundering Requirements

Under federal law, including the Bank Secrecy Act, the Patriot Act, and the International Money Laundering Abatement and Anti-Terrorist Financing Act, financial institutions (including insured depository institutions, broker-dealers and certain other financial institutions) must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Among other things, these laws are intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The Office of Foreign Assets Control (OFAC) is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If we or the Bank find a name on any transaction, account or wire transfer that is on an OFAC list, we or the Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Interstate Banking and Branching

Federal law permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve approval, to acquire banking institutions located in states other than the bank holding company’s home state without regard to whether the transaction is prohibited under state law. In addition, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution passed legislation prior to June 1, 1997 that expressly prohibits interstate mergers. The Dodd-Frank Act permits a national bank or a state bank, with the approval of its regulator, to open a branch in any state if the law of the state in which the branch is to be located would permit the establishment of the branch if the bank were a bank chartered in that state. National banks, such as the Bank, may provide trust services in any state to the same extent as a trust company chartered by that state.

Privacy and Security

Federal law establishes a minimum federal standard of financial privacy by, among other provisions, requiring banks to adopt and disclose privacy policies with respect to consumer information and setting forth certain rules with respect to the disclosure to third parties of consumer information. We have adopted and disseminated privacy policies pursuant to applicable law. Regulations adopted under federal law set standards for protecting the security, confidentiality and integrity of customer information, and require notice to regulators, and in some cases, to customers, in the event of security breaches. A number of states have adopted their own statutes concerning financial privacy and requiring notification of security breaches.

Consumer Laws and Regulations

Banks and other financial institutions are subject to numerous laws and regulations intended to protect consumers in transactions with banks. These laws include, among others:

•	Truth in Lending Act;

•	Truth in Savings Act;

•	Electronic Funds Transfer Act;

•	Expedited Funds Availability Act;

•	Equal Credit Opportunity Act;

•	Fair and Accurate Credit Transactions Act;

•	Fair Housing Act;

•	Fair Credit Reporting Act;

•	Fair Debt Collection Practices Act;

•	GLB Act;

•	Home Mortgage Disclosure Act;

•	Right to Financial Privacy Act;

•	Real Estate Settlement Procedures Act;

•	laws regarding unfair and deceptive acts and practices; and

•	usury laws.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state, and local laws mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers and monitor account activity when taking deposits, making loans, or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to substantial penalties, reputational damage, regulatory sanctions, customer rescission rights, action by state and local attorneys general, and civil or criminal liability. The Dodd-Frank Act creates a new independent Consumer Financial Protection Bureau (the “Bureau”) which will have broad authority to regulate consumer financial services and products provided by banks, such as the Bank, and various non-bank providers. It will have authority to promulgate regulations and issue orders, guidance, policy statements, conduct examinations and bring enforcement actions. In general, banks with assets of $10 billion or less, such as the Bank, will be examined for consumer complaints by their bank regulator. The creation of the Bureau is likely to lead to enhanced and strengthened enforcement of consumer financial protection laws.

The Community Reinvestment Act

The Bank is subject to the Community Reinvestment Act (CRA). The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low and moderate income neighborhoods, consistent with safe and sound bank operations. The regulators examine and assign each bank a public CRA rating. The CRA then requires bank regulators to take into account the bank’s record in meeting the needs of its service area when considering an application by a bank to establish a branch or to conduct certain mergers or acquisitions. The Federal Reserve is required to consider the CRA records of a bank holding company, controlled banks when considering an application by the bank holding company to acquire a bank or thrift or to merge with another bank holding company.

When we apply for regulatory approval to make certain investments, such as to acquire ownership or control of shares or assets of a bank or thrift or to merge with any other bank holding company, bank regulators will consider the CRA record of the target institution and the Company’s depository institution subsidiaries. An unsatisfactory CRA record could substantially delay approval or result in denial of an application. The regulatory agency’s assessment of the institution’s record is made available to the public. Since the first FDIC-assisted transaction, bank regulators have not conducted a CRA exam of the Bank.

In addition, federal law requires the disclosure of agreements reached with community groups that relate to the CRA, and contains various other provisions designed to improve the delivery of financial services to consumers while maintaining an appropriate level of safety in the financial services industry.

Changes in Laws, Regulations, or Policies and the Dodd-Frank Act

Federal, state, and local legislators and regulators regularly introduce measures or take actions that would modify the regulatory requirements applicable to banks, thrifts, their holding companies, and other financial institutions. Changes in laws, regulations, or regulatory policies could impact us or the Bank in ways we cannot predict.

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council (Council), the Federal Reserve, the OCC, and the FDIC.

The following items provide a brief description of certain provisions of the Dodd-Frank Act.

•	Source of Strength. The Dodd-Frank Act requires all companies that directly or indirectly control an insured depository institution to serve as a source of strength for the institution. Under this requirement, in the future we could be required to provide financial assistance to the Bank should it experience financial distress.

•	Payment of Interest on Demand Deposits Permitted. The Dodd-Frank Act repeals the prohibition on banks and other financial institutions from paying interest on demand deposits. Financial institutions will be permitted to begin paying interest on demand deposits beginning in July 2011. This could result in increased competition for these deposits from the Bank’s competitors and increase the Bank’s overall cost of funds, which could increase our cost of operations and reduce our profitability.

•	Limitation on Federal Preemption. The Dodd-Frank Act significantly reduces the ability of national banks to rely upon federal preemption of state consumer financial laws. Although the OCC will have the ability to make preemption determinations where certain conditions are met, the broad rollback of federal preemption has the potential to create a patchwork of federal and state compliance obligations. This could, in turn, result in significant new regulatory requirements applicable to us, with potentially significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks.

•	Mortgage Loan Origination and Risk Retention. The Dodd-Frank Act contains additional regulatory requirements that may affect our operations and result in increased compliance costs. For example, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks and thrifts, in an effort to require steps to verify a borrower’s ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

•	Imposition of Restrictions on Certain Activities. The Dodd-Frank Act requires new regulations for the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin, and reporting. Additionally, the Dodd-Frank Act requires that certain swaps and derivatives activities be “pushed out” of insured depository institutions and conducted in non-bank affiliates, significantly restricts the ability of a member of a depository institution holding company group to invest in or sponsor certain private funds, and broadly restricts such entities from engaging in “proprietary trading,” subject to limited exemptions. These restrictions may affect our ability to manage certain risks in our business.

•	Expanded FDIC Resolution Authority. While insured depository institutions have long been subject to the FDIC’s resolution framework, the Dodd-Frank Act creates a new mechanism for the FDIC to conduct the orderly liquidation of certain “covered financial companies,” including bank holding companies and systemically significant non-bank financial companies. Upon certain findings being made, the FDIC may be appointed receiver for a covered financial company, and would be tasked to conduct an orderly liquidation of the entity. The FDIC liquidation process is generally modeled on the existing Federal Deposit Insurance Act (FDI Act), bank resolution regulations, and generally gives the FDIC more discretion than in the traditional bankruptcy context.

•	Consumer Financial Protection Bureau. The Dodd-Frank Act creates the Bureau within the Federal Reserve System. The Bureau is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The Bureau has rulemaking authority over many of the statutes governing products and services offered to bank and thrift consumers. For banking organizations with assets of $10 billion or more, the Bureau has exclusive rule making and examination, and primary enforcement authority under federal consumer financial law. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the Bureau. This new federal and state regulatory framework may result in significant new regulatory requirements applicable to the us in respect of consumer financial products and services, with potentially significant increases in compliance costs and litigation risks.

•	Deposit Insurance. The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also provides unlimited deposit coverage for non-interest-bearing transaction accounts until January 1, 2013. Amendments to the FDI Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to DIF will be calculated. Under these amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. These provisions could increase the FDIC deposit insurance premiums paid by the Bank.

•	Transactions with Affiliates and Insiders. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

•	Enhanced Lending Limits. The Dodd-Frank Act strengthens the existing limits on a depository institution’s credit exposure to one borrower. Federal banking law currently limits a federal thrift’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expands the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

•	Corporate Governance. The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act (1) grants stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

Many of the requirements of the Dodd-Frank Act will be implemented over time and most will be subject to regulations implemented over the course of several years. Given the uncertainty surrounding the manner in which many of the Dodd-Frank Act’s provisions will be implemented by the various regulatory agencies and through regulations, the full extent of the impact on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their ages and positions as of August 31, 2011 are set forth below:

Name	Age	Position

Daniel M. Healy	68	Chief Executive Officer and Class III Director of the Company; Chief Executive Officer and Director of the Bank.
Vincent S. Tese	68	Executive Chairman and Class III Director of the Company; Executive Chairman and Director of the Bank.
Les J. Lieberman	54	Executive Vice Chairman and Class III Director of the Company; Executive Vice Chairman and Director of the Bank.
Kent S. Ellert	47	President, Chief Operating Officer and Class I Director of the Company; President, Chief Operating Officer and Director of the Bank.
Stuart I. Oran	61	Executive Vice President, Chief Administrative Officer and Class III Director of the Company; Executive Vice President, Chief Administrative Officer and Director of the Bank.
Timothy E. Johnson	38	Chief Financial Officer of the Company and the Bank.
Alan Bernikow	70	Class II Director of the Company; Director of the Bank.
Thomas E. Constance	75	Class II Director of the Company; Director of the Bank.
Frederic Salerno	68	Class II Director of the Company; Director of the Bank.
Gerald Luterman	67	Class I Director of the Company; Director of the Bank.
Howard R. Curd	72	Class I Director of the Company; Director of the Bank.
Paul Anthony Novelly	68	Class I Director of the Company; Director of the Bank.
William L. Mack	71	Class II Director of the Company; Director of the Bank.
James E. Baiter	47	Executive Vice President and Chief Credit Officer of the Bank.
Juan C. Castro	45	Executive Vice President and Wholesale Banking Executive of the Bank.

The following is a biographical summary of each of our directors and executive officers:

Board of Directors

Daniel M. Healy.  Daniel M. Healy has served as Chief Executive Officer of the Company since November 3, 2009, and as a director of the Company since October 1, 2010. Mr. Healy has served as the Bank’s Chief Executive Officer and as a director of the Bank since January 22, 2010. Prior to our formation, Mr. Healy served as Executive Chairman of the board of directors of Herald National Bank from its inception in November 2008 until his voluntary resignation in May 2009. From January 1992 until its sale to Capital One Financial Corporation in December 2006, Mr. Healy was Executive Vice President and Chief Financial Officer of North Fork Bancorporation, Inc., a regional bank holding company formerly listed on the New York Stock Exchange. He was also a director of North Fork from January 2000 until such sale. Prior to joining North Fork, Mr. Healy was managing partner of several offices of KPMG LLP. He is currently a Senior Advisor for Permira Advisors LLP, a private equity firm, and a member of the boards of directors and chairman of the Audit Committees of Keefe, Bruyette & Woods, an investment bank that specializes exclusively in the financial services sector, and Hiscox Ltd, a specialist insurance group listed on the London Stock Exchange. Mr. Healy is a graduate of St. Francis College, where he received his Bachelor of Business Administration degree in accounting, and is a Certified Public Accountant. Mr. Healy’s experience as an executive officer and director of a public regional bank holding company enables him to bring valuable insight to the Board of Directors, including an understanding of acquisition and expansion strategies and the management of a growing regional banking operation.

Vincent S. Tese.  Vincent S. Tese has served as Executive Chairman of the Company since November 3, 2009, and as a director of the Company since October 1, 2010. Mr. Tese has served as the Bank’s Executive Chairman and as a director of the Bank since January 22, 2010. From 1992 until 1994, Mr. Tese served as Vice Chairman of the Port Authority of New York and New Jersey, a bi-state agency that manages, develops and operates infrastructure and other projects in the New York/New Jersey port district, subsequent to being appointed its Commissioner in 1991. Prior to 1991, Mr. Tese was appointed to various positions within the administration of New York’s former Governor Mario M. Cuomo, including State Superintendent of Banks from 1983 to March 1985, Chairman and Chief Executive Officer of the Urban Development Corporation from March 1985 to 1987 and Director of Economic Development for New York State from 1987 to 1994. He is a director of Cablevision Systems Corporation, a New York Stock Exchange-listed telecommunications, media and entertainment company, GGCP, Inc., a privately held investment firm, IntercontinentalExchange, Inc., an operator of exchanges, trading platforms and clearing houses listed on the New York Stock Exchange, Mack-Cali Realty Corporation, a New York Stock Exchange-listed real estate investment trust, and Madison Square Garden, Inc., a NASDAQ-listed company. From 1996 to 2010, Mr. Tese was a director of Bowne and Company, Inc., a stockholder and marketing communications services company listed on the New York Stock Exchange, and from December 1994 to May 2008, he was a member of the board of directors of The Bear Stearns Companies Inc., a broker-dealer and global securities and investment firm. Mr. Tese received a Bachelor’s degree in accounting from Pace University in 1966 and following two years as a first lieutenant with the U.S. Army, a Juris Doctor degree from Brooklyn Law School in 1972 and a Master of Laws degree in taxation from New York University School of Law in 1973. Mr. Tese’s extensive experience in the banking and finance industries provides the Board of Directors with insight into regulatory and related matters and his leadership and visibility as a member of various other boards of directors provide the Company with considerable value as to business and economic perspective and other matters.

Les J. Lieberman.  Les J. Lieberman has served as Executive Vice Chairman of the Company since November 3, 2009, and as a director of the Company since October 1, 2010. Mr. Lieberman has served as the Bank’s Executive Vice Chairman and as a director of the Bank since January 22, 2010. Until December 31, 2009, as the executive managing director, Mr. Lieberman actively managed Sterling Partners, LLC, a merchant banking and asset management business that he founded in 1999. Sterling Partners was the investment manager of Suez Equity Investors, L.P., a private equity fund of which Mr. Lieberman was the managing general partner. Prior to founding Sterling Partners, Mr. Lieberman served as Executive Managing Director of Indosuez Capital, the middle market U.S. lending business of Banque Indosuez. In that role, he was responsible for all merchant banking, senior loan and mezzanine debt underwriting, subordinated debt investing, private equity investment and asset management activities of Indosuez Capital, including loan origination, analysis, approval and monitoring. From 1989 to 1992, Mr. Lieberman served as a Managing Director in the mergers and acquisitions department of Kidder Peabody & Co., where he also was a member of the investment banking department’s operating committee. From 1985 to 1989, he headed the Financial Services M&A Group at Drexel Burnham Lambert, an investment banking firm (where he was responsible for mergers and acquisitions involving banking institutions). Prior to that, Mr. Lieberman was at the accounting firm of Main Hurdman, where he was a Certified Public Accountant. Mr. Lieberman received a Master of Business Administration degree from the University of Pennsylvania’s Wharton School of Business and Finance and a Bachelor of Arts degree from Franklin and Marshall College, where he was elected to Phi Beta Kappa. Mr. Lieberman possesses valuable experience in a broad array of bank and finance related areas including as the founder and the senior manager of the U.S. division of a global bank that focused on underwriting, lending, private equity investing and asset management; as a senior banker and a senior management member in financial services mergers and acquisitions; and as a former CPA. This experience enables him to bring valuable insight to a variety of areas of the bank including investment activity, risk management, credit review, acquisition analysis and capital markets.

Kent S. Ellert.  Kent S. Ellert has served as President and Chief Operating Officer and as a director of the Company since October 1, 2010. Mr. Ellert has served as President and Chief Operating Officer of the Bank since January 22, 2010, and as a director of the Bank since February 23, 2010. From October 2009 until our purchase of certain assets of Old Premier on January 22, 2010, Mr. Ellert assisted us with the identification of target depository institutions as a consultant to the Company. Prior to joining our organization, Mr. Ellert was a consultant to Southeast Acquisition Holding Corp., an entity established for the pursuit of bank platform acquisitions in Florida. From August 2007 to October 2008, Mr. Ellert was President and Chief Executive Officer of Fifth Third Bank—South Florida. Prior to joining Fifth Third Bank, Mr. Ellert worked for Wachovia (legacy First Union) for 18 years, where he oversaw the establishment of Wachovia’s first wholesale banking platform in southwest Florida and managed the combination of Wachovia and First Union Bank in Broward County, Florida. Mr. Ellert held various other positions with Wachovia from 1989 until 2007, including Executive Vice President, Group Head Retail Banking, Southeast US Regional President, Business/Commercial Banking Sales Director, Senior Portfolio Manager and Corporate Banking Officer. Prior to joining Wachovia, Mr. Ellert was a Relationship Manager at NCNB (a predecessor to Bank of America). He is currently a member of the board of directors of Florida Gulf Coast University, Lutgert College of Business and prior member of the board of the Economic Development Council, where he also is the Vice Chairman of the Membership and Investment Committee. Mr. Ellert held the position as the Chair of the Museum of Science and Discovery and Deliver the Dream where he supported various civic and social initiatives. Mr. Ellert is a graduate of the University of Texas at Austin, where he received his Bachelor of Business Administration degree in accounting, and the University of Houston, where he received his Master in Business Administration degree with a concentration in finance. Mr. Ellert brings to the Bank valuable experience in the management and operations of a regional bank, and his experience and contacts in the Florida region also serve as a valuable resource for the Board of Directors.

Stuart I. Oran.  Stuart I. Oran has served as Executive Vice President and Chief Administrative Officer and as a director of the Company since October 1, 2010, and as Executive Vice President and Chief Administrative Officer of the Bank and as a director of the Bank since January 22, 2010. Mr. Oran has been the Managing Member of Roxbury Capital Group, a merchant banking firm he founded in 2002, which is focused on private equity, restructuring and financing transactions. From 1994 to 2002, he was a senior executive at United Airlines/UAL Corporation, an international air carrier traded on the NASDAQ Stock Exchange, with global responsibility for their legal, governmental and regulatory affairs and profit and loss responsibility for United’s $6 billion International Division, and was CEO of its business aviation line of business. Previously, Mr. Oran was a corporate partner at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison, which he joined in 1974. Mr. Oran is a director of Spirit Airlines, a commercial air carrier listed on NASDAQ, and Red Robin Gourmet Burgers, a national casual dining business listed on NASDAQ, and has been a director of Wendy’s International, Inc., the owner and franchisor of the Wendy’s® restaurant system, which is listed on the New York Stock Exchange, and Deerfield Capital Corp, an institutional asset manager listed on NASDAQ. Mr. Oran received a Bachelor of Science degree from Cornell University and a Juris Doctor degree from the University of Chicago Law School. Mr. Oran’s years of experience as a merchant banker, business executive and practicing attorney, and as a director of several public and private companies, enables him to bring important perspectives on issues relating to regulatory and governance matters, corporate finance and leadership.

Alan Bernikow.  Alan Bernikow has served as a director of the Company since October 1, 2010, and as a director of the Bank since January 22, 2010. From 1998 until his retirement in May 2003, Mr. Bernikow served as the Deputy Chief Executive Officer of Deloitte & Touche LLP, or D&T, a global professional services firm. Prior to that, Mr. Bernikow held various senior executive positions at D&T and various of its predecessor companies, which he joined in 1977. Mr. Bernikow currently serves as a director of Revlon, Inc., a worldwide cosmetics and beauty care products company listed on the New York Stock Exchange, as a director and chairman of the audit committee and compensation committee of Mack-Cali Realty Corporation, a real estate investment trust traded on the New York Stock Exchange, and as a director and member of the audit committee of Casual Male Retail Group, Inc., a specialty retailer of men’s apparel that is traded on the NASDAQ Stock Market. He also serves as a director or trustee, and chairman of the audit committees, of certain funds for which UBS Global Asset Management (US) Inc., a wholly-owned subsidiary of UBS AG, or one of its affiliates, serves as investment advisor, sub-advisor or manager. As a result of Mr. Bernikow’s long career in various operating and directorship positions, he provides the Board of Directors with business, leadership and management experience and insights into many aspects of our operations.

Thomas E. Constance.  Thomas E. Constance has served as a director of the Company since October 1, 2010, and as a director of the Bank since March 15, 2010. Mr. Constance is Co-Chairman, and since 1994 a partner, of Kramer Levin Naftalis & Frankel LLP, a law firm based in New York City which the Company has retained to provide certain legal services. From 1973 to 1994, Mr. Constance was with the law firm of Shea & Gould. Mr. Constance serves as a Trustee of the M.D. Sass Foundation and St. Vincent’s Services. He has served as a director of SIGA Technologies, Inc. since 2001. Mr. Constance received a Bachelor of Science degree from New York University and a Bachelor of Law degree from St. John’s University School of Law. As a practicing attorney, Mr. Constance brings an extensive history of counseling both public and private companies with respect to governance matters and other legal-related issues that may arise.

Frederic Salerno.  Fred Salerno has served as a director of the Company since October 1, 2010, and as a director of the Bank since July 28, 2010. Mr. Salerno is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic Corporation (Verizon’s predecessor) from August 1997. Before the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno is a director of CBS, Akamai Technologies, Inc., IntercontinentalExchange, Inc., National Fuel Gas Company, and Viacom Inc. From 1992 until 2008, Mr. Salerno also served on the board of directors of The Bear Stearns Companies Inc., a broker-dealer and global securities and investment firm. He earned a Master of Business Administration degree from

Adelphi University and is a trustee of Manhattan College. Mr. Salerno brings many years of business experience to the Board of Directors, which, among other things, provides the Board of Directors with valuable insight into general corporate and business matters for the Bank and the Company.

Gerald Luterman.  Gerald Luterman has served as a director of the Company since October 1, 2010, and as a director of the Bank since January 22, 2010. Mr. Luterman served on the board of directors of IKON Office Solutions, Inc. from 2003 to 2008, when it was acquired by Ricoh Company, Ltd. Mr. Luterman served as Executive Vice President and Chief Financial Officer of KeySpan Corporation, a large gas distribution and integrated energy company, from 1998 to 2007, when KeySpan was acquired by National Grid plc. Before joining KeySpan, Mr. Luterman was Senior Vice President and Chief Financial Officer of Arrow Electronics. Prior to that, Mr. Luterman held senior finance positions with American Express Company, a New York Stock Exchange-listed global payments and travel company, and Emerson Electric. In addition, Mr. Luterman was a principal with Booz-Allen & Hamilton, a strategy and technology consulting firm. He is currently a director of NRG Energy, a New York Stock Exchange-listed energy provider, where he serves on the audit and finance committees. Mr. Luterman is also currently a director of The Conti Group and Lutheran Medical Center. He is a member of the Financial Executive Institute and the American Gas Association, where he previously served as Chairman of the Finance Committee. Mr. Luterman brings many years of experience as a chief financial officer, which, among other things, provides the Board of Directors with valuable insight into financial direction, financial statements and general corporate finance matters for the Bank and the Company.

Howard R. Curd.  Howard Curd has served as a director of the Company since October 1, 2010, and as a director of the Bank since September 1, 2010. A seasoned executive, Mr. Curd has been Chairman of the Board and Chief Executive Officer of Uniroyal Engineered Products, LLC since 2003. He is a director of A. Schulman, Inc., an international supplier of plastic compounds and resins and NASDAQ listed company, and serves on its Audit Committee and as Chair of its Strategic Planning Committee. He has also served as a director of KeySpan Corporation and its predecessors, and of Emcore Corporation. Mr. Curd brings a long history of banking and general business experience to the Board of Directors.

Paul Anthony Novelly.  Tony Novelly has served as a director of the Company since October 1, 2010, and as a director of the Bank since September 23, 2010. He is Chairman and Chief Executive Officer of Apex Oil Company, Inc., a privately held company based in St. Louis, Missouri engaged in the trading, storage, marketing and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is President and a director of AIC Limited, a Bermuda-based oil trading company, Chairman of World Point Holdings, Inc., which owns and operates petroleum storage facilities in the United States, and Chief Executive Officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear and other consumer products, and serves as chairman of the board of FutureFuel Corp., a publicly held owner and operator of a biofuel and specialty chemical plant in Batesville, Arkansas. Within the past five years he has also served on the boards of directors of The Bear Stearns Companies Inc., a broker-dealer and global securities and investment firm, and of Intrawest Corporation, a company that is a world leader in destination resorts and adventure travel. Mr. Novelly brings extensive expertise in business, commodities, and consumer products to the Board of Directors.

William L. Mack.  Bill Mack has served as a director of the Company since October 1, 2010, and as a director of the Bank since September 1, 2010. He is the Chairman and founder of AREA Property Partners (f/k/a Apollo Real Estate Advisors, L.P.), the Chairman of the board of directors and Chairman of the Executive Committee of the board of directors of Mack-Cali

Realty Corporation, a real estate investment trust traded on the New York Stock Exchange, and the President and Senior Managing Partner of The Mack Company. Mr. Mack has served as a member of the Mack-Cali board of directors and as Chairman of the Executive Committee of that board since 1997, and as its Chairman since 2000. At The Mack Company, Mr. Mack pioneered the development of large, class A office properties and helped to increase The Mack Company’s real estate portfolio to approximately 20 million square feet. In addition, Mr. Mack is a founder of NRDC Real Estate Advisors, LLC and NRDC Equity Partners LLC. He currently serves as a board member of the Regional Advisory Board of JPMorgan Chase. Mr. Mack previously served as a member of the boards of directors of Retail Opportunity Investments Corporation, from 2009 to 2010; City and Suburban Financial Corporation, from 1988 to 2007; The Bear Stearns Companies Inc., from 1997 to 2004; Vail Resorts, Inc., from 1993 to 2004; and Wyndham International, Inc., from 1999 to 2005. Mr. Mack is a vice chairman of the North Shore-Long Island Jewish Health System, chairman of the board for the Solomon R. Guggenheim Foundation, and Trustee and Executive Committee member of Lenox Hill Hospital. He also is trustee emeritus of the Board of Trustees of the University of Pennsylvania and Vice Chairman of the Board of Overseers of The Wharton School of Business and Finance at the University of Pennsylvania. Mr. Mack attended The Wharton School and has a Bachelor of Science degree in business administration and finance and real estate from New York University. Mr. Mack’s extensive business experience, particularly in the area of real estate, provides the Board of Directors with valuable insight with respect to matters related to real estate banking products offered by the Bank.

Executive Officers

Timothy E. Johnson.  Timothy E. Johnson has served as Chief Financial Officer of the Company and the Bank since June 21, 2010. Prior to joining our organization, Mr. Johnson was a partner at KPMG in Chicago, Illinois from 2004 to 2010. At KPMG, he served as the lead engagement partner on more than 20 large and small bank acquisitions in the southeast United States, including distressed bank and FDIC failed bank transactions. He has focused on transactional “buy side” diligence, including diligence on large complex multi-channel regional banks, small community banks and monoline specialty finance companies. From 2002 to 2004 he served as Finance Director and Large Corporate Controller at the Commercial Bank of Bank One, National Association (acquired by JPMorgan Chase Bank, National Association), in which he managed teams responsible for reporting, budgeting, forecasting and analysis of the Commercial Bank’s loan and lease portfolio, and was further responsible for the development and implementation of several key reporting, accounting and operational risk management initiatives undertaken by the organization. From 1995 to 2002, Mr. Johnson served as an audit manager for Arthur Andersen, performing audits of large financial services entities. Mr. Johnson is a graduate of the University of Wisconsin, where he received his Bachelor of Business Administration degree in accounting.

James E. Baiter.  James E. Baiter has served as Executive Vice President and Chief Credit Officer of the Bank since January 22, 2010. From October 2009 until our purchase of certain assets of Old Premier on January 22, 2010, Mr. Baiter, along with Messrs. Ellert and Castro, assisted us with the identification of target depository institutions as a consultant to the Company. Prior to working for the Bank, Mr. Baiter worked alongside Messrs. Ellert and Castro as a consultant for Southeast Acquisition Holding Corp. From August 2007 until October 2008, Mr. Baiter was Director of Commercial Real Estate and Special Assets of Fifth Third Bank—South Florida. Prior to joining Fifth Third Bank, Mr. Baiter worked for Wachovia (legacy First Union) for sixteen years, most recently as Commercial Banking Director for Wachovia’s Broward/Palm Beach County markets from 2001 to 2007. In that capacity, he was responsible for marketing and administration of a 13 member team specializing in wholesale banking. He also held various other positions with Wachovia from 1991 until 2007, including Senior Risk Manager, Senior Portfolio Manager and Commercial Banking Officer. Prior to joining Wachovia in 1991, Mr. Baiter was a Corporate Banking Officer at Southeast Bank, N.A. Mr. Baiter is a graduate of Washington State University, where he received his Bachelor of Science degree in finance.

Juan C. Castro.  Juan C. Castro has served as Executive Vice President and Wholesale Banking Executive of the Bank since January 22, 2010. From October 2009 until our purchase of certain assets of Old Premier on January 22, 2010, Mr. Castro, along with Messrs. Ellert and Baiter, assisted us with the identification of target depository institutions as a consultant to the Bank. Prior to working for the Bank, Mr. Castro worked alongside Messrs. Ellert and Baiter as a consultant for Southeast Acquisition Holding Corp. From August 2007 to October 2008, he was the Senior Commercial Banker for Fifth Third Bank’s South Florida affiliate. Prior to joining Fifth Third Bank, Mr. Castro spent 17 years working for Wachovia Bank (legacy First Union National Bank and Southeast Bank). In his most recent capacity with Wachovia his role was as the Commercial Banking Director for Wachovia’s Gulf Coast Region. Mr. Castro established and managed a commercial banking team in the Gulf Coast market of South Florida which was an expansion unit for Wachovia. He also held various other senior line and credit positions with Wachovia from 1990 until 2007, including Senior Relationship Manager and Senior Credit Risk Manager for the Broward County market; Senior Portfolio Manager and Senior Underwriter in the Miami-Dade County market; and various other positions in commercial and corporate banking with the legacy First Union and Southeast Bank platforms prior to their acquisition by Wachovia. Mr. Castro is a graduate of the University of Miami, where he received his Bachelor of Science degree in telecommunications management and his Masters of Urban and Regional Planning degree.

Board Composition

The bylaws of the Company provide that the Board of Directors shall consist of not less than seven members nor more than 15 members, as set by the Board of Directors from time to time. The certificate of incorporation of the Company provides that the number of directors constituting the initial Board of Directors of the Company is 12. The Board of Directors is divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equally as possible. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Company’s first annual meeting of the stockholders; each director initially appointed to Class II shall serve for an initial term expiring at the second annual meeting of the stockholders; and each director initially appointed to Class III shall serve for an initial term expiring at the third annual meeting of the stockholders; provided, further, that after the first re-election of Class III directors for an additional three-year term, each subsequent election of directors at any subsequent annual meeting of the stockholders shall elect the directors elected at such meeting for a one-year term expiring at the Company’s next annual meeting of the stockholders thereafter. The term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

Director Independence

The Board of Directors currently consists of 12 members. In order to determine which of our directors may qualify as independent directors, we have adopted the director independence standards of the New York Stock Exchange. The Board of Directors has reviewed each of the directors’ relationships with the Company in conjunction with such standard and has affirmatively determined that the following members of the Board of Directors are

“independent” within the meaning of such rule: Messrs. Bernikow, Luterman, Novelly, Mack, Constance, Curd, and Salerno.

Board Leadership Structure

The Executive Chairman of the Board of Directors presides at all meetings of the Board of Directors of the Company. The Executive Chairman is appointed on an annual basis by the members of the Company’s Board of Directors, to serve at its pleasure. The offices of Executive Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company are separated—Vincent S. Tese has been appointed as Executive Chairman of the Company’s Board of Directors and Daniel M. Healy is the Company’s Chief Executive Officer. The Company does not have a fixed policy with respect to the separation of the offices of the Chairman or Executive Chairman of the Board of Directors and Chief Executive Officer of the Company. We believe that the separation of the offices is currently appropriate and that it is in our best interests to make these determinations from time to time.

Board Role in Oversight of Risk

Our Board of Directors, together with the board of directors of the Bank and the executive, audit, compensation and nomination and governance committees of the boards of directors of the Company and the Bank, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. In addition, the boards of directors of the Company and the Bank have established a joint Enterprise Risk Management Committee consisting of independent directors, to assist in the oversight of risk. These committees report regularly to the Bank’s full board of directors on risk-related matters and provide the Bank’s board of directors with integrated insight about the Bank’s management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, the Bank’s board of directors has a Loan and Credit Policy Committee and Asset/Liability Management and Investment Committee, each which provides risk management for the Bank in their respective areas of oversight. The management of the Bank also provides reports to our management and boards of directors regarding risk management.

In addition, the Company’s management also provides additional risk oversight at the holding company level by assisting the Bank with the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity structure. The Bank’s board of directors has also established a management-level Enterprise Risk Management Committee to assist in the oversight of risk.

At meetings of the Bank’s board of directors and its committees, directors receive regular updates from management regarding risk management. The Bank’s chief credit officer, president and chief operating officer and chief financial officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Healy, our Chief Executive Officer, and lead management’s risk discussions at meetings of the Bank’s board of directors and its committees. The contents of such discussions are also conveyed to our Board of Directors in situations where it is appropriate to address such matters at the holding company level. Outside of formal meetings, members of our Board of Directors and the board of directors of the Bank have regular access to senior executives of the Bank, including the chief credit officers, chief operations officer and chief financial officer.

Committees of the Board of Directors

The standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee, and Nomination and Governance Committee, as well as the joint Enterprise Risk Management Committee of the Company and the Bank.

Executive Committee

The Company’s Executive Committee consists of four directors (Messrs. Healy, Tese, Lieberman and Ellert). Mr. Tese serves as Chairman of the Executive Committee. The Executive Committee’s primary purpose is to act on behalf of the full Board of Directors during the intervals between meetings of the Board, usually when timing is critical. The Executive Committee may also, from time to time, formulate and recommend to the Board of Directors for approval general policies regarding management of the business and affairs of the Company. The Executive Committee of the Company has the power to authorize and approve on behalf of the Company, any acquisition of operations of any failed bank (including through the acquisition of assets and assumption of liabilities) from the FDIC, so long as the incremental capital contributed by the Company to the Bank (or such other qualified subsidiary of the Company, if any, as may effect such acquisition) in order to effect such acquisition does not exceed $125 million. The Executive Committee of the Bank has the power to authorize and approve on behalf of the Bank any acquisition of operations of any failed bank (including through the acquisition of assets and assumption of liabilities) from the FDIC, so long as the asset size of the acquisition target as reported on the acquisition target’s most recent Call Report does not exceed 15% of the Bank’s total assets as reported on its most recent Call Report.

Audit Committee

The Company’s Audit Committee consists of three directors (Messrs. Bernikow, Luterman and Salerno), all of whom have been determined by the Board of Directors to be independent. Mr. Bernikow serves as the chairman and the Board of Directors has determined that he qualifies as an “audit committee financial expert,” as such term is defined in applicable SEC regulations, and that he meets the New York Stock Exchange standard of possessing accounting or related financial management expertise. The Audit Committee’s primary duties include the oversight of (i) the independent registered public accounting firm’s qualifications and independence; (ii) the performance of the Company’s internal audit function and independent registered public accounting firm; and (iii) management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Company, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations.

The Audit Committee charter also mandates that the Audit Committee pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm.

Compensation Committee

The Company’s Compensation Committee consists of five directors (Messrs. Salerno, Bernikow, Curd, Novelly and Luterman), all of whom have been determined to be independent by our Board of Directors. Mr. Salerno serves as Chairman of the Compensation Committee. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and directors. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.

Nomination and Governance Committee

The Company’s Nomination and Governance Committee consists of four directors (Messrs. Mack, Novelly, Bernikow and Luterman), all of whom have been determined to be independent by our Board of Directors. Mr. Mack serves as Chairman of the Nomination and Governance Committee. The Nomination and Governance Committee will be responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nomination and Governance Committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board concerning governance matters.

Enterprise Risk Management Committee

The joint Enterprise Risk Management Committee of the Company and the Bank consists of three directors (Messrs. Curd, Constance and Salerno), all of whom have been determined to be independent by our Board of Directors. Mr. Curd serves as Chairman of the Enterprise Risk Management Committee. The purpose of the Enterprise Risk Management Committee is to assist the boards of directors of the Company and the Bank in fulfilling their responsibilities with respect to ensuring that an effective process is in place for the ongoing identification and assessment of risk, approving risk appetite and related metrics and reviewing risk profile, approving risk management policies, monitoring certain regulator-mandated requirements, and assessing the overall adequacy of the risk management function.

Compensation Committee Interlocks and Insider Participation

None of the directors who serve on the Compensation Committee of the Company and the Bank has ever been employed by Bond Street Holdings or the Bank. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on our boards of directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. The code of business conduct and ethics will be available on our website at www.bondstreetholdings.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. Information on, or accessible through, our website is not part of, or incorporated by reference in, this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program, policies and practices with respect to the compensation of our executive officers who appear in the “Summary Compensation Table” below (referred to collectively throughout this section as our “named executive officers”). Our named executive officers for the fiscal year ended 2010 were:

•	Daniel M. Healy, Chief Executive Officer of the Company and the Bank;

•	Kent S. Ellert, President and Chief Operating Officer of the Company and the Bank;

•	Timothy E. Johnson, Chief Financial Officer of the Company and the Bank;

•	James E. Baiter, Executive Vice President and Chief Credit Officer of the Bank; and

•	Juan C. Castro, Executive Vice President and Wholesale Banking Executive of the Bank.

Objectives of Executive Compensation

Our executive compensation program for all of our executives, including our named executive officers, is designed to pay for performance as well as attract and retain qualified executive officers. In order to accomplish these goals, our executive compensation program is designed to achieve the following:

•	Attract and retain management through meaningful and competitive compensation programs with a primary focus on long-term equity incentives that require continued employment through long-term vesting periods.

•	Align the interests of executive officers with the long-term interests of our stockholders by rewarding our named executive officers with long-term incentives that promote long-term stockholder value creation.

•	Promote stock ownership through providing executive officers with long-term equity incentives.

•	Reward individuals for performance with compensation tied to Company, individual and business segment performance as appropriate.

Oversight of Executive Compensation Program

The Company’s executive compensation program (which includes the compensation of executives of the Bank) is administered by the Compensation Committee of the Board of Directors. The Compensation Committee, which is comprised entirely of independent directors, is responsible for determining the compensation of the executives, including the named executive officers, of the Company and the Bank and for overseeing the Company’s and the Bank’s executive compensation and benefits programs. In order to put in place executive compensation that reflects our executive compensation program, our Compensation Committee looks not only at private sector compensation but also takes into consideration the regulatory framework in which we operate. Although we did not take any Troubled Asset Relief Program (TARP) funds, and are therefore not bound by any of the restrictions attached to TARP, our Compensation Committee is aware of such restrictions, as they impact the compensation packages many of our competitors are able to offer their executives.

Our Compensation Committee is also mindful of the restrictions placed on us by the OCC Agreement and the various Policy Statements applicable to us which restrict our ability to provide certain compensation arrangements to our executives. See “Supervision and

Regulation.” In that context, we note that the 2009 Option Plan provides that options granted thereunder cannot be exercised earlier than January 25, 2013. Additionally, we have certain Bank capital requirements that require the Bank to keep a higher level of Tier 1 capital than some of our competitors.

Role of the Compensation Committee and Management

Pursuant to its committee charter, the Compensation Committee is responsible for all aspects of the compensation programs for executive officers. The Compensation Committee takes into account a variety of factors including the regulatory environment (as described above), market practices and trends and contractual commitments when formulating compensation programs.

The Compensation Committee then reports and makes a recommendation to the Board of Directors regarding any compensation program. As part of determining an appropriate compensation program, the Compensation Committee reviews and considers the risk profile associated with any such program. The Compensation Committee does not set specific targets for compensation levels but instead reviews each element of compensation independently and determines the appropriate amount for each element, as discussed below. Within the framework of the programs approved by the Compensation Committee, management provides input to the Compensation Committee on compensation actions for executive officers and key select employees based on their evaluation of individual and Company performance. In making decisions regarding the compensation for the named executive officers, the Compensation Committee focuses primarily on the executive officer’s individual performance and our overall Company performance as well as retention needs and overall business environment.

Role of Compensation Consultant

The Compensation Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Compensation Committee retained Compensation Advisory Partners LLC (CAP), to provide independent compensation consulting services, particularly in light of the complex regulatory environment in which we operate. CAP provided a review of our existing executive compensation programs in light of current market conditions and also provided insight on future compensation initiatives.

Benchmarking

To provide the Compensation Committee with context, CAP reviewed total compensation levels and pay practices and trends among other comparable financial services institutions located throughout the United States. The Compensation Committee used this assessment as a reference point for competitive target compensation pay levels and pay program design; however, compensation actions were not determined based on these findings. Accordingly, the Company does not benchmark compensation.

Risk Oversight

Our Audit Committee provides oversight of our enterprise risk management, including the oversight of compensation practices to ensure that our compensation programs do not encourage undue risk. In addition, we are subject to various audits by the FDIC, OCC and Federal Reserve which review our risk profile and provide guidance on compensation programs. The Compensation Committee and management take this guidance into consideration when developing compensation programs. The Compensation Committee and Audit

Committee do not believe that the compensation program creates risks that are reasonably likely to have a material adverse impact on the Company.

Elements of Compensation

We believe that the compensation packages of our executive officers, including our named executive officers, provide an appropriate blend of fixed and variable compensation with greater emphasis on long-term incentives. The compensation elements were determined as follows:

Base Salary

Base salaries comprise the fixed portion of total compensation and are established based on an executive’s experience, education and other qualifications. In most cases, we have long-term contracts with our named executive officers which set forth the amount of base compensation payable during the term of such agreements. In 2010, there were no base salary increases for the named executive officers.

Discretionary Cash Bonus

Our named executive officers, including those with whom we have entered into written contractual commitments, are eligible to receive discretionary cash bonuses if such bonuses are awarded by our Compensation Committee. These bonuses are designed to reward executives based on the performance of the Company overall, the performance of a specific business area and an individual’s performance. In 2010, the Compensation Committee awarded discretionary cash bonuses to Messrs. Ellert, Johnson, Baiter and Castro in the amounts of: $425,000, $75,000, $225,000 and $225,000, respectively. These were not tied to a specific performance goal but based on the assessment of the Compensation Committee of overall results and contributions.

Long-Term Equity Based Compensation

At the time of the 2009 private placement financing, Bond Street Holdings adopted the 2009 Option Plan, which is administered by the Compensation Committee. The 2009 Option Plan provides for the grant of options to acquire shares of Class A Common Stock up to an aggregate of 10% of our issued and outstanding shares of common stock at the time of the award, subject to a maximum of 4,375,000 shares of Class A Common Stock that may be issued under the 2009 Option Plan during its five-year term. Executive management employees, consultants and directors of the Company and the Bank are eligible to participate in the 2009 Option Plan; provided that Messrs. Healy, Tese and Lieberman may not be granted, in total, options for more than 2% of the shares of common stock of the Company. Each grant of options to acquire shares of Common Stock will have an exercise price that is not less than the greater of (x) 100% of the fair market value of the shares of common stock (as defined in the 2009 Option Plan) and (y) the book value of the shares of common stock on the date of grant of such option. The Company will not modify the exercise price of any outstanding option except in connection with a reorganization, recapitalization or other similar event. Outstanding options are not exercisable prior to January 25, 2013, the third anniversary of our acquisition of certain assets of Old Premier.

We use grants under the 2009 Option Plan to align our executives’ interests with those of our stockholders. A significant portion of our executives’ compensation is equity based, so that the value of their compensation increases as the value of the Company to our stockholders increases. Most of our named executive officers were given option grants in accordance with the terms and conditions of their employment agreements, which are summarized below. Our Compensation Committee has the authority to make additional grants to our employees, including our executive officers, on a discretionary basis. We do not establish specific performance targets for long-term incentive levels. In 2010, Messrs. Healy, Ellert, Johnson, Baiter and Castro received options to purchase 151,533, 300,000, 150,000, 50,000 and 50,000 shares of Class A Common Stock, respectively, in connection with their employment.

As required by the FDIC, no options under our 2009 Option Plan may be exercised prior to January 25, 2013 and as a result of such regulatory requirement, our employees (including our named executive officers) are required to hold any option they may be granted for a significant period of time. This governmental-imposed requirement assists in aligning the interests of our employees (including our named executive officers) with those of our stockholders.

Compensation of Our Chief Executive Officer

Our Chief Executive Officer does not receive any cash compensation. As discussed elsewhere in this prospectus, our Chief Executive Officer, along with Messrs. Tese, Lieberman and Oran, are founders of our Company, and owned substantially all of the equity of the Company prior to the Bank’s receipt of a charter to conduct banking business, and prior to or in connection with the financing of our Company, have received certain warrants of the Company. The founders also purchased equity in our Company, indirectly, in our 2009 private placement financing, and have received grants under the 2009 Option Plan. As our Chief Executive Officer receives no cash compensation and holds options and warrants to acquire equity, and indirectly holds equity, in the Company, we believe our Chief Executive Officer’s goals are fully aligned with those of our stockholders.

Other Program Elements

Employment Arrangements with Named Executive Officers

The Bank has entered into employment agreements with Messrs. Kent S. Ellert, Timothy E. Johnson, James E. Baiter and Juan C. Castro. Daniel M. Healy, our Chief Executive Officer, is the only named executive officer not party to an employment agreement. The employment agreements set forth the compensation terms of each such named executive officer’s employment. In accordance with their employment agreements, the named executive officers (excluding our Chief Executive Officer) are entitled to receive certain benefits if their employment is terminated by the Bank without cause (or by the executive for good reason) or in connection with a change in control.

Perquisites

The named executive officers are entitled to receive limited perquisite benefits including reimbursement for travel and business related expenses, and a monthly car allowance or car (including insurance, maintenance, and fuel). In accordance with his employment agreement, Mr. Johnson was entitled to receive additional relocation perquisites and reimbursement for certain legal fees in connection with his employment agreement. These benefits are described in greater detail under “Employment Agreements with Named Executive Officers.”

Tax and Accounting

The Compensation Committee will take into consideration the requirement for a public company in order to maintain tax deductibility of compensation under Section 162(m) of the Internal Revenue Code.

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers” in this prospectus, for all services rendered in all capacities to us and our subsidiaries from the formation of the Company on April 1, 2009 through December 31, 2010.

							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
	Year	($)	($)	($)	($) (1)	($)	($)	($) (2)	($)

Daniel M. Healy	2010	—	—	—	142,456	—	—	—	142,456
Chief Executive Officer of the Company and the Bank (3)	2009	—	—	—	—	—	—	—	—
Kent S. Ellert	2010	383,333	425,000	—	1,680,000	—	—	—	2,488,333
President and Chief Operating Officer of the Company and the Bank (4)	2009	—	—	—	—	—	—	—	—
Timothy E. Johnson	2010	212,051	225,000	—	870,000	—	—	52,256	1,359,307
Chief Financial Officer of the Company and the Bank (5)	2009	—	—	—	—	—	—	—	—
James E. Baiter	2010	229,167	225,000	—	296,500	—	—	—	750,667
Executive Vice President and Chief Credit Officer of the Bank (6)	2009	—	—	—	—	—	—	—	—
Juan C. Castro	2010	229,167	225,000	—	296,500	—	—	—	750,667
Executive Vice President and Wholesale Banking Executive of the Bank (7)	2009	—	—	—	—	—	—	—	—

(1)	The amounts in the “option awards” column reflect the aggregate grant date fair value of the stock options awarded during the applicable year to the named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 2 to our consolidated financial statements included in this prospectus.

(2)	The amounts indicated in the “all other compensation” column for 2010 include the following:

a. Reimbursement for certain relocation and housing expenses of Mr. Johnson in connection with his relocation package, $39,000.

b. Tax gross-up provided to Mr. Johnson in connection with his relocation package, $13,256.

(3)	Mr. Healy became Chief Executive Officer of the Company and the Bank on November 3, 2009 and January 22, 2010, respectively. Mr. Healy’s “option awards” reflect options under the 2009 Option Plan awarded on December 9, 2009 and March 29, 2010 to purchase 127,510 and 24,023 shares, respectively, of Class A Common Stock at an exercise price of $20.00 per share. The options expire on December 19, 2019 and March 29, 2020, respectively.

(4)	Mr. Ellert became President and Chief Operating Officer of the Company and the Bank on October 1, 2010 and January 22, 2010, respectively. The compensation for Mr. Ellert in 2010 reflects amounts paid to him for a partial year of employment as well as sign-on cash and equity awards under the terms of his employment agreement. Mr. Ellert’s “option awards” reflect options under the 2009 Option Plan awarded on February 23, 2010 to purchase 300,000 shares of Class A Common Stock at an exercise price of $20.00 per share. The options expire on February 23, 2020.

(5)	Mr. Johnson became Chief Financial Officer of the Company and the Bank on October 1, 2009 and June 21, 2010, respectively. The compensation for Mr. Johnson in 2010 reflects amounts paid to him for a partial year of employment as well as sign-on cash and equity awards under the terms of his employment agreement. Mr. Johnson’s “option awards” reflect options under the 2009 Option Plan awarded on June 2, 2010 to purchase 150,000 shares of Class A Common Stock at an exercise price of $20.00 per share. The options expire on June 2, 2020.

(6)	Mr. Baiter became Executive Vice President and Chief Credit Officer of the Bank on January 22, 2010. The compensation for Mr. Baiter in 2010 reflects amounts paid to him for a partial year of employment as well as sign-on cash and equity awards under the terms of his employment agreement. Mr. Baiter’s “option awards” reflect options under the 2009 Option Plan awarded on March 29, 2010 to purchase 50,000 shares of Class A Common Stock at an exercise price of $20.00 per share. The options expire on March 29, 2020.

(7)	Mr. Castro became Executive Vice President and Wholesale Banking Executive of the Bank on January 22, 2010. The compensation for Mr. Castro in 2010 reflects amounts paid to him for a partial year of employment as well as sign-on cash and equity awards under the terms of his employment agreement. Mr. Castro’s “option awards” reflect options under the 2009 Option Plan awarded on March 29, 2010 to purchase 50,000 shares of Class A Common Stock at an exercise price of $20.00 per share. The options expire on March 29, 2020.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table provides a summary regarding plan-based awards granted to the named executive officers in 2010.

		All Other
		Option
		Awards:	Exercise or	Grant Date
		Number of	Base Price of	Fair Value of
		Shares or	Option	Stock and
		Units	Awards	Option
Name	Grant Date	(#)	($/Sh)	Awards

Daniel M. Healy	3/29/2010	24,023	20.00	$142,456
Kent S. Ellert	2/23/2010	300,000	20.00	$1,680,000
Timothy E. Johnson	6/2/2010	150,000	20.00	$870,000
James E. Baiter	3/29/2010	50,000	20.00	$296,500
Juan C. Castro	3/29/2010	50,000	20.00	$296,500

Employment Agreements with Named Executive Officers

The Bank currently has employment agreements with Kent Ellert, Timothy Johnson, James Baiter and Juan Castro. Messrs. Ellert and Johnson entered into amended and restated employment agreements on January 10, 2011 and January 24, 2011, respectively. Messrs. Baiter and Castro entered into amended and restated employment agreements on January 31, 2011. We have included below descriptions of the current employment agreements of each of these officers, as amended. There is no employment arrangement with Daniel M. Healy, written or otherwise.

Kent S. Ellert—President and Chief Operating Officer of the Company and the Bank

On January 10, 2011, the Bank entered into an amended and restated employment agreement with Kent Ellert. Under that agreement, the current term of his employment commenced on February 11, 2010 and ends on January 31, 2014, and, unless either party provides 90 days notice in writing prior to the end of then-current term, will automatically renew for additional one year periods thereafter. Pursuant to the employment agreement, Mr. Ellert is entitled to an annual base salary of $450,000. Mr. Ellert is eligible to receive an annual cash incentive bonus as may be approved by the Compensation Committee of the Bank in its discretion pursuant to the terms of the Bank’s annual incentive plan, as it may be amended from time to time. The Bank will also reimburse Mr. Ellert for all reasonable and necessary travel and business expenses incurred by him in accordance with, and subject to, the Bank’s standard policies. In addition, the Bank provides Mr. Ellert with a car, and covers the costs associated with the operation of the car, including insurance, maintenance and fuel.

Pursuant to his employment agreement, Mr. Ellert was granted an option to purchase 300,000 shares of Class A Common Stock of the Company. The option is subject to the provisions of the 2009 Option Plan and a stock option agreement with the Company. The option will vest with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the option grant; provided, that the vested portion of the option is not exercisable prior to January 25, 2013.

The Bank may terminate Mr. Ellert’s employment agreement with or without cause, and Mr. Ellert may terminate his employment agreement with or without good reason, including, in both instances, in connection with a change of control. Further detail on our severance obligations to Mr. Ellert, including the definitions of “cause”, “good reason” and “change of control,” are set forth below under the heading “Potential Payments Upon Termination or Change of Control.”

Timothy E. Johnson—Chief Financial Officer of the Company and the Bank

On January 24, 2011, the Bank entered into an amended and restated employment agreement with Timothy Johnson. The current term of his employment agreement commenced on June 28, 2010 and ends on June 30, 2013, and, unless either party provides 90 days notice prior to the end of the then-current term, will automatically renew for additional one year periods thereafter. Pursuant to the employment agreement, Mr. Johnson is entitled to an annual base salary of $400,000. Mr. Johnson also received a one-time cash signing bonus of $150,000, contingent upon one year of employment with the Bank. Mr. Johnson is eligible to receive an annual cash incentive bonus as may be approved by the Compensation Committee of the Bank in its discretion pursuant to the terms of the Bank’s annual incentive plan, as it may be amended from time to time. The Bank will also reimburse Mr. Johnson for all reasonable and necessary travel and business expenses incurred by him in accordance with, and subject to, the Bank’s standard policies. In addition, the Bank provides Mr. Johnson with a car, and covers the costs associated with the operation of the car, including insurance, maintenance and fuel.

The Bank provided Mr. Johnson with a relocation package, that included the following: (i) a loan at market terms for the purchase of a primary residence, (ii) up to six months’ temporary housing assistance, (iii) up to six months’ of mortgage carrying costs on Mr. Johnson’s then-current principal residence, (iv) up to two family house hunting trips to South Florida, (v) assistance with the sale of Mr. Johnson’s then-current principal residence including payment of broker’s commission, and (vi) payment for the reasonable costs of moving of furniture and personal effects as reasonably determined by the board of directors of the Bank. Prior to Mr. Johnson’s relocation, the Bank also reimbursed Mr. Johnson for all reasonable out-of-town travel and other reasonable expenses. Under his employment agreement the Bank agreed to provide Mr. Johnson with a full tax gross-up with respect to any payments or reimbursements relating to Mr. Johnson’s relocation benefits. Mr. Johnson was also entitled to reimbursement from the Bank for up to $7,000 for his reasonable legal fees and expenses incurred in connection with the review and negotiation of his employment agreement and related documentation.

Pursuant to his employment agreement, Mr. Johnson was granted an option to purchase 150,000 shares of Class A Common Stock of the Company. The option is subject to the provisions of the 2009 Option Plan and a stock option agreement with the Company. The option will vest with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the option grant; provided, that the vested portion of the option is not exercisable prior to January 25, 2013. Notwithstanding the foregoing, the option shall become immediately vested in full upon a change of control (as defined in the option agreement) of either the Bank or the Company or upon a termination of Mr. Johnson’s employment with the Bank as a result of his death or disability; provided that, in no event shall such options become exercisable prior to January 25, 2013. In addition, if Mr. Johnson’s employment is terminated by the Company without cause or by Mr. Johnson for good reason, the portion of his option that would have become vested upon the next anniversary of the grant shall vest upon such termination of employment, provided, that in no event shall the option be exercisable before January 25, 2013.

The Bank may terminate Mr. Johnson’s employment with or without cause, and Mr. Johnson may terminate his employment with or without good reason, including, in both instances, in connection with a change of control. Further detail on our severance obligations to Mr. Johnson, including the definitions of “cause”, “good reason” and “change of control,” are set forth below under the heading “Potential Payments Upon Termination or Change of Control.”

James E. Baiter—Executive Vice President and Chief Credit Officer of the Bank

On January 31, 2011, the Bank entered into an amended and restated employment agreement with James E. Baiter, under which his employment commenced on February 17, 2010. Mr. Baiter’s initial term of employment ends on January 31, 2013, and thereafter will automatically renew for additional one-year periods unless either party gives notice 90 days prior to the end of the term. Pursuant to the employment agreement, Mr. Baiter is entitled to an annual base salary of $250,000. Mr. Baiter is eligible to receive an annual cash incentive bonus as may be approved by the Compensation Committee of the Bank in its discretion pursuant to the terms of the Bank’s annual incentive plan, as it may be amended from time to time. The Bank will also reimburse Mr. Baiter for all reasonable and necessary travel and business expenses incurred by him in accordance with, and subject to, the Bank’s standard policies.

Pursuant to his employment agreement, Mr. Baiter was granted an option to purchase 50,000 shares of Class A Common Stock of the Company. The option is subject to the provisions of the 2009 Option Plan and a stock option agreement with the Company. The option will vest with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the option grant; however the vested portion of the option is not exercisable prior to January 25, 2013.

The Bank may terminate Mr. Baiter’s employment with or without cause, and Mr. Baiter may terminate his employment with or without good reason, including, in both instances, in connection with a change of control. Further detail on our severance obligations to Mr. Baiter, including the definitions of “cause,” “good reason” and “change of control,” are set forth below under the heading “Potential Payments Upon Termination or Change of Control.”

Juan C. Castro—Executive Vice President and Wholesale Banking Executive of the Bank

On January 31, 2011, the Bank entered into an amended and restated employment agreement with Juan C. Castro under which his employment commenced on February 17, 2010. Mr. Castro’s initial term of employment ends on January 31, 2013, and thereafter will automatically renew for additional one-year periods unless either party gives notice 90 days prior to the end of the term. Pursuant to the employment agreement, Mr. Castro is entitled to an annual base salary of $250,000. Mr. Castro is eligible to receive an annual cash incentive bonus as may be approved by the Compensation Committee of the Bank in its discretion pursuant to the terms of the Bank’s annual incentive plan, as it may be amended from time to time. The Bank will also reimburse Mr. Castro for all reasonable and necessary travel and business expenses incurred by him in accordance with, and subject to, the Bank’s standard policies.

Pursuant to his employment agreement, Mr. Castro was granted an option to purchase 50,000 shares of Class A Common Stock of the Company. The option is subject to the provisions of the 2009 Option Plan and a stock option agreement with the Company. The option will vest with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the option grant; however the vested portion of the option is not exercisable prior to January 25, 2013.

The Bank may terminate Mr. Castro’s employment with or without cause, and Mr. Castro may terminate his employment with or without good reason, including, in both instances, in connection with a change of control. Further detail on our severance obligations to Mr. Castro, including the definitions of “cause,” “good reason” and “change of control,” are set forth below under the heading “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at 2010 Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2010 for the named executive officers.

	Option Awards						Stock Awards
Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
				Equity					Awards:	Market or
				Incentive					Number of	Payout
				Plan				Market	Unearned	Value of
				Awards:				Value of	Shares,	Unearned
	Number of	Number of		Number of			Number of	Shares or	Units or	Shares,
	Securities	Securities		Securities			Shares or	Units of	Other	Units
	Underlying	Underlying		Underlying			Units of	Stock	Rights	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	That	That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Daniel M. Healy	—	127,510	(1)	—	20.00	12/9/2019	—	—	—	—
	—	24,023	(2)	—	20.00	3/29/2020	—	—	—	—
Kent S. Ellert	—	300,000	(3)	300,000	20.00	9/26/2020	—	—	—	—
Timothy E. Johnson	—	150,000	(3)	150,000	20.00	6/2/2020	—	—	—	—
James E. Baiter	—	50,000	(3)	50,000	20.00	3/29/2020	—	—	—	—
Juan C. Castro	—	50,000	(3)	50,000	20.00	3/29/2020	—	—	—	—

(1)	These options vested immediately upon issuance on December 9, 2009, but may not be exercised prior to January 25, 2013.

(2)	These options vested immediately upon issuance on March 29, 2010, but may not be exercised prior to January 25, 2013.

(3)	These options will vest with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the option grant. These options may not be exercised prior to January 25, 2013.

Option Exercises and Stock Vested in 2010

As of December 31, 2010, 1,354,599 shares of Class A Common Stock were issuable upon the exercise of outstanding stock options granted under our 2009 Option Plan with a weighted average exercise price of $20.15 per share. Of these options, 804,599 were vested but remained unexercisable as of December 31, 2010 pursuant to the terms of the awards. No named executive officer exercised options in 2010.

Potential Payments Upon Termination or Change of Control

Severance Arrangements for Kent S. Ellert

The following table and narrative describe and quantify the potential payments to Mr. Ellert upon termination or change of control, assuming that such termination or change of control was effective as of December 31, 2010.

	Termination by the
	Company Without		Termination by the
	Cause		Company in		Termination Upon
	(or by the Officer for		Connection with a		Death
	Good Reason)		Change of Control		or Disability

Accrued Vacation	$18,750		$18,750		$18,750
Severance Payments	450,000	(1)	900,000	(2)	1,387,500	(3)
COBRA Continuation Coverage (4)	24,804		24,804		24,804

Total	$493,554		$943,554		$1,431,054

(1)	Amount is paid over 12 months and reflects one times base salary plus the amount of the last annual bonus paid or payable by the Bank to Mr. Ellert for the annual bonus period ended immediately prior to the year in which his employment was terminated. Mr. Ellert did not receive a bonus in 2009.

(2)	Amount is paid over 24 months and reflects two times base salary plus the amount of the last annual bonus paid or payable by the Bank to Mr. Ellert for the annual bonus period ended immediately prior to the year in which his employment was terminated. Mr. Ellert did not receive a bonus in 2009.

(3)	Reflects continued payment of salary to Mr. Ellert (or his estate or beneficiaries) until January 31, 2014.

(4)	Amount reflects reimbursement of COBRA premiums for 18 months.

Pursuant to Mr. Ellert’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:

•	Termination by the Bank without cause or by Mr. Ellert for good reason.

•	Termination within three months before or 12 months following a change of control (i) by the Bank without cause or (ii) by Mr. Ellert for good reason, or in the event that Mr. Ellert terminates his employment for any reason during the seventh calendar month following a change of control.

•	Termination by the Bank for cause or by Mr. Ellert without good reason.

•	Termination due to Mr. Ellert’s death or by the Bank based on Mr. Ellert’s disability.

If Mr. Ellert’s employment is terminated under any circumstances, he will be entitled to certain accrued benefits as follows: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the benefit, annual bonus and incentive plans and programs referred to in the employment agreement in accordance with the terms of such plans and programs.

If Mr. Ellert’s employment is terminated by the Bank without cause or if Mr. Ellert terminates his employment for good reason, Mr. Ellert would be entitled to the following, in addition to his accrued benefits: (i) a severance payment of an amount equal to the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Ellert for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 12 months following the date of termination in accordance with the Bank’s normal payroll practices and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Ellert’s employment is terminated prior to the expiration of the term within three months before or 12 months following a change of control (A) by the Bank without cause or (B) by Mr. Ellert for good reason, or in the event Mr. Ellert terminates his employment with the Bank for any reason during the seventh calendar month following a change of control, he will be entitled to the following, in addition to his accrued benefits: (i) a severance payment of an amount equal to the product of two times the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Ellert for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 24 months following the date of termination in accordance with the Bank’s normal payroll practices and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Ellert’s employment is terminated by the Bank for cause, or if Mr. Ellert terminates his employment without good reason, he will be entitled only to his accrued benefits.

If Mr. Ellert’s employment is terminated prior to the expiration of the term by reason of death or disability, he, or his estate or beneficiaries, will be entitled to the following, in addition to his accrued benefits: (i) continued payment of his salary to himself in the case of disability (less any disability benefits provided to Mr. Ellert under any disability insurance paid for or for which premiums paid by Mr. Ellert were reimbursed by the Bank) and to his estate in the case of death, in either case through the end of the term and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage (for Mr. Ellert’s spouse in the case of death).

Under his employment agreement, Mr. Ellert is subject to certain covenants, including, but not limited to, a covenant not to enter into a competing business or solicit employees or customers of the Bank to terminate their relationship with the Bank for a period of one year after the date of termination of his employment, and a non-disclosure covenant. If, at the time of termination of Mr. Ellert’s employment or any time thereafter, Mr. Ellert is in material breach of any of the covenants in the employment agreement (which breach, if susceptible to cure, continues unremedied following 15 days written notice from the Bank to Mr. Ellert), except as otherwise required by law, he shall not be entitled to any of the payments described above (or if payments have commenced, any continued payment).

Severance Arrangement for Timothy E. Johnson

The following table and narrative describe and quantify the potential payments to Mr. Johnson upon termination or change of control, assuming that such termination or change of control was effective as of December 31, 2010.

	Termination by the
	Company Without		Termination by the
	Cause		Company in		Termination Upon
	(or by the Officer for		Connection with a		Death
	Good Reason)		Change of Control		or Disability

Accrued Benefits	$—		$—		$—
Severance Payments	400,000	(1)	800,000	(2)	1,000,004	(3)
Stock Options (4)	—		—		—
COBRA Continuation Coverage (5)	24,804		24,804		24,804

Total	$424,804		$824,804		$1,024,804

(1)	Amount is paid over 12 months and reflects one times base salary plus the amount of the last annual bonus paid or payable by the Bank to Mr. Johnson for the annual bonus period ended immediately prior to the year in which his employment was terminated. Mr. Johnson did not receive a bonus in 2009.

(2)	Amount is paid over 24 months and reflects two times base salary plus the amount of the last annual bonus paid or payable by the Bank to Mr. Johnson for the annual bonus period ended immediately prior to the year in which his employment was terminated. Mr. Johnson did not receive a bonus in 2009.

(3)	Reflects continued payment of salary to Mr. Johnson (or his estate or beneficiaries) until January 30, 2013.

(4)	Reflects the value of the portion of Mr. Johnson’s option to acquire Class A Common Stock of the Company that would have become exercisable upon the next anniversary of the grant date. Pursuant to the terms of Mr. Johnson’s employment agreement, the vested portion of the option shall not become exercisable prior to January 25, 2013.

(5)	Amount reflects reimbursement of COBRA premiums for 18 months.

Pursuant to Mr. Johnson’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:

•	Termination by the Bank without cause or by Mr. Johnson for good reason.

•	Termination within three months before or 12 months following a change of control (i) by the Bank without cause or (ii) by Mr. Johnson for good reason, or in the event that Mr. Johnson terminates his employment for any reason during the seventh calendar month following a change of control.

•	Termination by the Bank for cause or by Mr. Johnson without good reason.

•	Termination due to Mr. Johnson’s death or by the Bank based on Mr. Johnson’s disability.

If Mr. Johnson’s employment is terminated under any circumstances, he will be entitled to certain accrued benefits as follows: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the benefit, annual bonus and incentive plans and programs referred to in the employment agreement in accordance with the terms of such plans and programs.

If Mr. Johnson’s employment is terminated by the Bank without cause or if Mr. Johnson terminates his employment for good reason, Mr. Johnson would be entitled to the following, in addition to his accrued benefits: (i) a severance payment of an amount equal to the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Johnson for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 12 months following the date of termination in accordance with the Bank’s normal payroll practices; (ii) the portion of his option to acquire Class A Common Stock of the Company that would have become exercisable upon the next anniversary of the grant date shall immediately become exercisable upon such termination of employment (provided that in no event shall the vested portion of the option become exercisable prior to January 25, 2013) and (iii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Johnson’s employment is terminated prior to the expiration of the term within three months before or 12 months following a change of control (A) by the Bank without cause or (B) by Mr. Johnson for good reason, or in the event Mr. Johnson terminates his employment with the Bank for any reason during the seventh calendar month following a change of control, he will be entitled to the following, in addition to his accrued benefits: (i) a severance payment of an amount equal to the product of two times the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Johnson for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 24 months following the date of termination in accordance with the Bank’s normal payroll practices; (ii) the portion of his option to acquire Class A Common Stock of the Company that would have become exercisable upon the next anniversary of the grant date shall immediately become exercisable upon such termination of employment; provided that 100% of the option shall immediately become exercisable upon the change of control (as defined in the option agreement); provided, further, that in no event shall the vested portion of the option become exercisable prior to January 25, 2013, and (iii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Johnson’s employment is terminated by the Bank for cause, or if Mr. Johnson terminates his employment without good reason, he will be entitled only to his accrued benefits.

If Mr. Johnson’s employment is terminated prior to the expiration of the term by reason of death or disability, he, or his estate or beneficiaries, will be entitled to the following, in addition to his accrued benefits: (i) continued payment of his salary to himself in the case of disability (less any disability benefits provided to Mr. Johnson under any disability insurance paid for or for which premiums paid by Mr. Johnson were reimbursed by the Bank) and to his estate in the case of death, in either case through the end of the term and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage (for Mr. Johnson’s spouse in the case of death).

Under his employment agreement, Mr. Johnson is subject to certain covenants, including, but not limited to, a covenant not to enter into a competing business or solicit employees or customers of the Bank to terminate their relationship with the Bank for a period of one year after the date of termination of his employment, and a non-disclosure covenant. If, at the time of termination of Mr. Johnson’s employment or any time thereafter, Mr. Johnson is in material breach of any of the covenants in the employment agreement (which breach, if susceptible to cure, continues unremedied following 15 days written notice from the Bank to Mr. Johnson), except as otherwise required by law, he shall not be entitled to any of the payments described above (or if payments have commenced, any continued payment).

Severance Arrangements for James E. Baiter

The following table and narrative describe and quantify the potential payments to Mr. Baiter upon termination or change of control, assuming that such termination or change of control was effective as of December 31, 2010.

	Termination by the
	Company Without		Termination by the
	Cause		Company in		Termination Upon
	(or by the Officer for		Connection with a		Death
	Good Reason)		Change of Control		or Disability

Accrued Vacation	$10,417		$10,417		$10,417
Severance Payment	250,000	(1)	250,000	(1)	520,834	(2)
COBRA Continuation Coverage (3)	24,804		24,804		24,804

Total	$285,221		$285,221		$556,055

(1)	Amount is paid over 12 months and reflects one times base salary plus the amount of the last annual bonus paid or payable by the Bank to Mr. Baiter for the annual bonus period ended immediately prior to the year in which his employment was terminated. Mr. Baiter did not receive a bonus in 2009.

(2)	Reflects continued payment of salary to Mr. Baiter (or his estate or beneficiaries) until January 31, 2013.

(3)	Amount reflects reimbursement of COBRA premiums for 18 months.

Pursuant to Mr. Baiter’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:

•	Termination by the Bank without cause or by Mr. Baiter for good reason.

•	In the event that Mr. Baiter terminates his employment for any reason during the seventh calendar month following a change of control.

•	Termination by the Bank for cause or by Mr. Baiter without good reason.

•	Termination due to Mr. Baiter’s death or by the Bank based on Mr. Baiter’s disability.

If Mr. Baiter’s employment is terminated under any circumstances, he will be entitled to certain accrued benefits as follows: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the benefit, annual bonus and incentive plans and programs referred to in the employment agreement in accordance with the terms of such plans and programs.

If Mr. Baiter’s employment is terminated by the Bank without cause or Mr. Baiter terminates his employment for good reason, Mr. Baiter would be entitled to the following, in addition to his accrued benefits: (i) a severance payment of an amount equal to the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Baiter for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 12 months following the date of termination in accordance with the Bank’s normal payroll practices and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

In the event Mr. Baiter terminates his employment with the Bank for any reason during the seventh calendar month following a change of control, he would be entitled to the following, in addition to his accrued benefits, (i) a severance payment of an amount equal to the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Baiter for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 12 months following the date of termination in accordance with the Bank’s normal payroll practices and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Baiter’s employment is terminated by the Bank for cause, or if Mr. Baiter terminates his employment without good reason, he will be entitled only to his accrued benefits.

If Mr. Baiter’s employment is terminated prior to the expiration of the term by reason of disability, he will be entitled to the following, in addition to his accrued benefits: (i) continued payment of his salary (less any disability benefits provided to Mr. Baiter under any disability insurance paid for or for which premiums paid by Mr. Baiter were reimbursed by the Bank) through the end of the term and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Baiter’s employment is terminated prior to the expiration of the term by reason of his death, his estate or beneficiaries, will be entitled to the following, in addition to his accrued benefits: (i) continued payment of his salary to his estate (less any life insurance benefits provided by the Bank or paid for or for which the premiums paid by Mr. Baiter were reimbursed by the Bank), in either case through the end of the term and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage for Mr. Baiter’s spouse.

Under his employment agreement, Mr. Baiter is subject to certain covenants, including, but not limited to, a covenant not to enter into a competing business or solicit employees or customers of the Bank to terminate their relationship with the Bank for a period of one year after the date of termination of his employment, and a non-disclosure covenant. If, at the time of termination of Mr. Baiter’s employment or any time thereafter, Mr. Baiter is in material breach of any of the covenants in the employment agreement (which breach, if susceptible to cure, continues unremedied following 15 days written notice from the Bank to Mr. Baiter), except as otherwise required by law, he shall not be entitled to any of the payments described above (or if payments have commenced, any continued payment).

Severance Arrangements for Juan C. Castro

The following table and narrative describe and quantify the potential payments to Mr. Castro upon termination or change of control, assuming that such termination or change of control was effective as of December 31, 2010.

	Termination by the
	Company Without		Termination by the
	Cause		Company in		Termination Upon
	(or by the Officer for		Connection with a		Death
	Good Reason)		Change of Control		or Disability

Accrued Vacation	$10,417		$10,417		$10,417
Severance Payment	250,000	(1)	250,000	(1)	520,834	(2)
COBRA Continuation Coverage (3)	24,804		24,804		24,804

Total	$285,221		$285,221		$556,055

(1)	Amount is paid over 12 months and reflects one times base salary plus the amount of the last annual bonus paid or payable by the Bank to Mr. Castro for the annual bonus period ended immediately prior to the year in which his employment was terminated. Mr. Castro did not receive a bonus in 2009.

(2)	Reflects continued payment of salary to Mr. Castro (or his estate or beneficiaries) until January 31, 2013.

(3)	Amount reflects reimbursement of COBRA premiums for 18 months.

Pursuant to Mr. Castro’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:

•	Termination by the Bank without cause or by Mr. Castro for good reason.

•	In the event that Mr. Castro terminates his employment for any reason during the seventh calendar month following a change of control.

•	Termination by the Bank for cause or by Mr. Castro without good reason.

•	Termination due to Mr. Castro’s death or by the Bank based on Mr. Castro’s disability.

If Mr. Castro’s employment is terminated under any circumstances, he will be entitled to certain accrued benefits as follows: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the benefit, annual bonus and incentive plans and programs referred to in the employment agreement in accordance with the terms of such plans and programs.

If Mr. Castro’s employment is terminated by the Bank without cause or Mr. Castro terminates his employment with good reason, he will be entitled to the following, in addition to his accrued benefits: (i) a severance payment of an amount equal to the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Castro for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 12 months following the date of termination in accordance with the Bank’s normal payroll practices and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

In the event Mr. Castro terminates his employment with the Bank for any reason during the seventh calendar month following a change of control, he will be entitled to the following, in addition to his accrued benefits: (i) a severance payment of an amount equal to the sum of (A) his salary and (B) the annual bonus paid or payable by the Bank to Mr. Castro for the annual bonus period ended immediately prior to the year in which his employment was terminated, payable in equal installments during the 12 months following the date of termination in accordance with the Bank’s normal payroll practices and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Castro’s employment is terminated by the Bank for cause, or if Mr. Castro terminates his employment without good reason, he will be entitled only to his accrued benefits.

If Mr. Castro’s employment is terminated prior to the expiration of the term by reason of disability, he will be entitled to the following, in addition to his accrued benefits: (i) continued payment of his salary (less any disability benefits provided to Mr. Castro under any disability insurance paid for or for which premiums paid by Mr. Castro were reimbursed by the Bank) through the end of the term and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage.

If Mr. Castro’s employment is terminated prior to the expiration of the term by reason of his death, his estate or beneficiaries, will be entitled to the following, in addition to his accrued benefits: (i) continued payment of his salary to his estate (less any life insurance benefits provided by the Bank or paid for or for which the premiums paid by Mr. Castro were reimbursed by the Bank), in either case through the end of the term and (ii) up to 18 months of the monthly premiums for COBRA continuation coverage for Mr. Castro’s spouse.

Under his employment agreement, Mr. Castro is subject to certain covenants, including, but not limited to, a covenant not to enter into a competing business or solicit employees or customers of the Bank to terminate their relationship with the Bank for a period of one year after the date of termination of his employment, and a non-disclosure covenant. If, at the time of termination of Mr. Castro’s employment or any time thereafter, Mr. Castro is in material breach of any of the covenants in the employment agreement (which breach, if susceptible to cure, continues unremedied following 15 days written notice from the Bank to Mr. Castro), except as otherwise required by law, he shall not be entitled to any of the payments described above (or if payments have commenced, any continued payment).

Other General Terms

Circumstances Triggering Payments

“Cause”, “change of control”, Good Reason” and “disability” are defined in the current employment agreements of Messrs. Ellert, Johnson, Baiter and Castro as follows:

“Cause” generally includes:

•	the misappropriation of funds or property of the Bank or its affiliates, or willful destruction of property of the Bank or of its affiliates;

•	the conviction of (1) a felony or (2) any crime involving fraud, dishonesty or moral turpitude or that materially impairs the executive officer’s ability to perform his duties with the Bank or that causes material damage to the Bank or its affiliates;

•	the violation of any banking law or regulation or agreement with any banking agency having jurisdiction over the Bank which is reasonably likely to result in damage to the Bank or its affiliates;

•	engaging in willful misconduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Bank or its affiliates and which is reasonably likely to result in material damage to the Bank or its affiliates;

•	the willful and material failure to perform his duties with the Bank (other than as a result of total or partial incapacity due to physical or mental illness);

•	the (1) willful violation of the Bank’s material policies or rules or (2) negligent or willful misconduct in the performance of his duties with the Bank, in each case, which is reasonably likely to result in material damage to the Bank or its affiliates; or

•	the material breach of any material provisions of the applicable employment agreement.

A “change of control” is generally deemed to occur upon:

•	any “person” is or becomes a “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act of 1934, as amended (Exchange Act), directly or indirectly, of securities of the Bank representing more than 50% of the total voting power represented by then outstanding voting securities of the Bank (calculated in accordance with Rule l3d-3 of the Exchange Act); provided, that the term “persons” as defined in Sections l3(d) and l4(d) of the Act shall not include a trustee or other fiduciary holding securities under any employee benefit plan of the Bank;

•	a merger of the Bank, the sale or disposition by the Bank of all or substantially all of its assets, or any other business combination of the Bank with any other corporation, other than any such merger or business combination which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Bank or such surviving entity outstanding immediately after such merger or business combination; or

•	a majority of the directors who constituted the board of directors of the Bank at the beginning of any 12-month period are replaced by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election.

“Good Reason” generally includes:

•	the executive officer ceasing to be a senior executive of the Bank;

•	the failure of the Bank to indemnify the executive officer, or to maintain directors’ and officers’ liability insurance coverage for the executive officer, as required; or

•	the decrease or material failure of the Bank to pay the executive’s compensation described in the applicable employment agreement; or

•	in the case of Messrs. Ellert and Johnson, the relocation of executive officer’s principal work location more than 50 miles from the greater Miami or Fort Lauderdale, Florida metropolitan area.

A “disability” generally includes the executive’s inability to perform the duties and responsibilities contemplated under the employment agreement for a period of either (A) 90 consecutive days or (B) six months in any 12-month period due to a physical or mental incapacity or impairment.

Pursuant to each of the respective current employment agreements, the Bank has agreed to indemnify each of Messrs. Ellert, Johnson, Baiter and Castro for liabilities incurred because of their employment and to provide each of them with the full protection of any directors’ and officers’ liability insurance policies maintained generally for the benefit of its officers.

Compensation of Directors for Fiscal Year 2010

During the fiscal year ended December 31, 2010, the non-employee directors of the Company received total compensation as shown in the following table.

				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name (1)	Cash ($)	($)	($) (2)	($)	Earnings ($)	($)	($)

Alan Bernikow	—	—	—	—	—	—	—
Thomas E. Constance	—	—	296,500	—	—	—	296,500
Howard R. Curd	—	—	271,000	—	—	—	271,000
Gerald Luterman	—	—	—	—	—	—	—
William L. Mack	—	—	271,000	—	—	—	271,000
Paul Anthony Novelly	—	—	271,000	—	—	—	271,000
Frederic Salerno	—	—	271,000	—	—	—	271,000

(1)	Each of Vincent S. Tese, Les J. Lieberman and Stuart I. Oran serves as a director and executive officer of the Company, but is not a named executive officer, and does not receive any additional compensation for services provided as a director.

(2)	Reflects the aggregate grant date fair value of stock options awarded during 2010, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in this prospectus for the year ended December 31, 2010.

The table below shows the aggregate number of stock options (and the exercise price thereof) held by non-employee directors as of December 31, 2010.

	Stock Options	Exercise Price of
Name	(in Shares) (1)	Stock Options

Alan Bernikow	50,000	$20.00
Thomas E. Constance	50,000	$20.00
Howard R. Curd	50,000	$21.00
Gerald Luterman	50,000	$20.00
William L. Mack	50,000	$21.00
Paul Anthony Novelly	50,000	$21.00
Frederic Salerno	50,000	$21.00

(1)	All stock options included in this table were awarded with a ten-year term.

For the year ending December 31, 2011, non-employee directors each received an annual grant of options to purchase 50,000 shares of Class A Common Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2010.

Number of Securities
Remaining Available for
	Number of Securities		Weighted-Average		Future Issuance Under
	to be Issued Upon		Exercise Price of		Equity Compensation
	Exercise of		Outstanding		Plans (Excluding
	Outstanding Options,		Options, Warrants		Securities Reflected in
	Warrants and Rights		and Rights		Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	1,354,599	(1)	$20.15	(1)	2,346,561
Equity compensation plans not approved by security holders	—		$—		—
Total	1,354,599	(1)	$20.15	(1)	2,346,561

(1)	Shares of Class A Common Stock issuable upon exercise of options issued under the Company’s 2009 Option Plan.

As of December 31, 2010, there were no outstanding options that had been awarded outside of the Company’s equity compensation plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal stockholders). See “Supervision and Regulation—Limits on Transactions with Affiliates and Insiders.”

We have adopted policies to comply with these regulatory requirements and restrictions. Our policy provides that the Company’s Audit Committee shall, prior to the Company entering into any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, review and approve such transaction and recommend to the Board of Directors that it approve such transaction; however, the Company may only enter into a related party transaction approved by the Audit Committee if the Board of Directors also approves such transaction. The Audit Committee shall report to the Board of Directors any proposed related party transaction that it does not approve. The Audit Committee shall also review and report to the Board of Directors any questions of possible conflict of interest involving members of the Board of Directors, members of senior management or their immediate families.

Certain Relationships and Related Person Transactions

Based on information provided by the directors and the executive officers, the Audit Committee determined that there were no related person transactions to be reported in this prospectus other than:

On June 1, 2010, the Bank, Bond Street Management, LLC, Bond Street Investors LLC and the Company (formerly Bond Street Holdings LLC) entered into an Office Space, Expenses and Tax Allocation Agreement. The parties to the allocation agreement entered into an amendment and restatement to such agreement on August 1, 2011, and a further amendment to the agreement on September 7, 2011. Under the terms of the allocation agreement, as amended, (i) Bond Street Management, LLC, Bond Street Investors LLC and the Company will rent office space from the Bank at a fair market rate, (ii) the Company will prepare and file consolidated federal income tax returns on behalf of Bond Street Management, LLC, Bond Street Investors LLC, the Company and the Bank, (iii) the Bank will pay to the Company an amount equal to the federal income taxes the Bank would have paid if it were not included in such returns, and (iv) the Bank will provide certain administrative and support services and incur other miscellaneous expenses for the benefit of Bond Street Management, LLC, Bond Street Investors LLC and the Company. All payments, reimbursements and other amounts due under the allocation agreement are required to be made by the applicable party on a quarterly basis. The Company pays approximately $100,000 per quarter to the Bank in respect of office space and shared cost of salaries for several executives.

Kramer Levin Naftalis & Frankel LLP serves as the Company’s principal outside legal counsel, and regularly bills the Company for legal services provided to the Company. One of our directors, Thomas Constance, is a partner at Kramer Levin Naftalis & Frankel LLP.

In November 2009 and August 2010, we granted registration rights to the investors in our 2009 and 2010 private placement financings. See “Shares Eligible for Future Sale—Registration Rights” for a description of the registration rights.

All loans to executive officers and directors of the Company and the Bank have been made in compliance with Section 22(h) of the Federal Reserve Act and have been made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectability or present other unfavorable features.

All of such loans are approved by the Board of Directors. The following table presents a summary of the only loan in excess of $120,000 extended by the Bank to any of the Company’s directors, executive officers or immediate family members of such individuals.

			Highest
			Principal	Balance	Amount Paid
		Year	Balance	June 30,	During Year		Interest
Name and Position	Type	Made	During	2011	Principal	Interest	Rate

Timothy E. Johnson, Chief Financial Officer of the Company and the Bank	Residential Mortgage	2011	$1,373,253	$1,366,387	$8,961	$28,102	4.85%

Upon completion of the Company’s 2010 private placement financing, Messrs. Healy, Lieberman, Tese, Oran and Ellert received warrants (the exercise of which is conditioned upon the consummation of an initial public offering of the Company that raises at least $100 million of proceeds at a minimum offering price of $20.00 per share, or Qualified IPO, to acquire an aggregate of 2,142,000 shares of Class A Common Stock at an exercise price ranging from $26.45 per share at the earliest time that a portion of such warrants might first become exercisable on August 13, 2013 to $35.99 per share when such warrants expire on August 13, 2017. See “Description of Capital Stock—Warrants.”

Each of Messrs. Healy, Lieberman and Tese received such warrants to acquire 642,600 shares, Mr. Oran received such warrants to acquire 85,680 shares, and Mr. Ellert received such warrants to acquire 128,520 shares.

On November 12, 2009, prior to the Company’s initial private placement financing, the Company issued, as a distribution in respect of its existing equity, warrants to purchase 3,310,428 shares of Class A Common Stock, at per share exercise prices of $24.24, $26.18 and $28.28 each for one-third of such shares, exercisable in three substantially equal portions on each of the 6-month, 18-month and 30-month anniversaries of the consummation of a Qualified IPO, but in no event prior to January 25, 2013. Such warrants expire on November 12, 2016. Each of Messrs. Healy, Lieberman and Tese (or related transferees) holds such warrants to acquire 886,254 shares, and Mr. Oran (or related transferees) holds such warrants to acquire 417,483 shares.

In each case, warrants issued prior to our conversion from a limited liability company to a corporation on October 1, 2010 initially represented rights to acquire limited liability company interests, and after October 1, 2010 represent rights to acquire an equivalent number of shares of common stock.

In November 2009, concurrently with the consummation of the Company’s first private placement financing, Bond Street Investors LLC acquired 1,069,519 Class A limited liability company interests (now 1,069,519 shares of Class A Common Stock) in the Company at the offering price minus the initial purchaser’s discount/placement agent fee, or an aggregate of approximately $20 million, including $6 million invested by Messrs. Healy, Lieberman and Tese. In August 2010, concurrently with the consummation of the Company’s second private placement financing, Bond Street Investors LLC acquired 702,976 Class A limited liability company interests (now 702,976 shares of Class A Common Stock) in the Company at the offering price, or an aggregate of approximately $14.8 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s voting securities as of August 31, 2011 of (i) each person known to the Company to beneficially own more than 5% of the applicable class of voting securities, (ii) each director of the Company, (iii) each named executive officer and (iv) all directors and executive officers of the Company as a group. As of August 31, 2011, a total of 32,548,906 shares of Class A Common Stock were outstanding. Each share of Class A Common Stock is entitled to one vote on matters on which holders of Class A Common Stock are eligible to vote. The column entitled “Percentage of Total Voting Stock Outstanding” shows the percentage of total voting stock beneficially owned by each listed party. Percentage ownership “prior to the offering” is based on 32,548,906 shares of our Class A Common Stock outstanding as of August 31, 2011. Percentage ownership “following the offering” is based on           shares of our Class A Common Stock outstanding immediately after the offering assuming that the underwriters’ over-allotment option is not exercised. The Company also has Class B Common Stock. As of August 31, 2011, a total of 4,462,692 shares of Class B Common Stock were outstanding. The footnotes in the below table indicate the number of shares of Class B Common Stock, if any, held by each listed party. Our Class B Common Stock is convertible into Class A Common Stock upon transfer, subject to certain restrictions. See “Description of Capital Stock—Common Stock.”

The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” as of August 31, 2011 of any shares which such person has the right to acquire within 60 days of August 31, 2011, through the exercise or conversion of any stock option, convertible security, warrant or other right. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below on August 31, 2011, any security which such person or persons have the right to acquire within 60 days of August 31, 2011 is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Number of		Percentage of	Percentage of
	Class A		Total Voting Stock	Total Voting
	Shares		Outstanding	Stock Outstanding
Name and Address of	Beneficially		Prior to the	Following the
Beneficial Owner (1)	Owned		Offering	Offering

DIRECTORS AND NAMED EXECUTIVE OFFICERS
Daniel M. Healy	320,455	(2)	*%	*%
Kent S. Ellert	25,000	(3)	*%	*%
Timothy E. Johnson	0	(4)	*%	*%
James E. Baiter	0	(5)	*%	*%
Juan C. Castro	0	(5)	*%	*%
Vincent S. Tese	320,455	(6)	*%	*%
Les J. Lieberman	320,455	(7)	*%	*%
Stuart I. Oran	33,419	(8)	*%	*%
Alan Bernikow	0	(9)	*%	*%
Thomas E. Constance 1177 Avenue of the Americas New York, NY 10036	0	(9)	*%	*%
Howard R. Curd	0	(9)	*%	*%
Gerald Luterman	0	(9)	*%	*%
William L. Mack	217,601	(10)	*%	*%

	Number of		Percentage of	Percentage of
	Class A		Total Voting Stock	Total Voting
	Shares		Outstanding	Stock Outstanding
Name and Address of	Beneficially		Prior to the	Following the
Beneficial Owner (1)	Owned		Offering	Offering

Paul Anthony Novelly	305,370	(11)	*%	*%
Frederic Salerno	0	(9)	*%	*%
All Executive Officers and Directors as a group (fifteen persons)	1,279,586		3.9%	%
OTHER HOLDERS OF 5% OR MORE OF THE COMPANY’S VOTING STOCK
Franklin Mutual Advisers LLC 101 John F. Kennedy Pkwy, Short Hills, NJ 07078	2,620,320	(12)	8.1%	%
Elliott Management Corporation 712 5th Avenue, 35th Floor New York, NY 10019	2,380,952	(13)	7.3%	%
Bond Street Investors LLC 5301 Blue Lagoon Drive, Miami, FL 33126 (14)	1,772,495		5.5%	%

(1)	Unless otherwise indicated, the address for each executive officer and director of the Company is c/o Bond Street Holdings, Inc., 5301 Blue Lagoon Drive, Miami, Florida 33126.

(2)	This includes: (i) 1,995 shares of Class A Common Stock beneficially owned by Mr. Healy through Bond Street Management, LLC, (ii) 108,800 shares of Class A Common Stock which he may be deemed to beneficially own by reason of ownership of limited liability company interests in Bond Street Investors LLC, and (iii) 98,430 shares of Class A Common Stock that have been transferred by Mr. Healy to various estate planning vehicles. This does not include: (i) warrants to purchase 1,085,732 shares of Class A Common Stock held by Mr. Healy directly and warrants to purchase 443,122 shares of Class A Common Stock that have been transferred by Mr. Healy to various estate planning vehicles, or (ii) 246,667 shares of Class A Common Stock issuable upon the exercise of options (which warrants and options in no event can be exercised earlier than January 25, 2013).

(3)	This includes 25,000 shares of Class A Common Stock which Mr. Ellert may be deemed to beneficially own by reason of limited liability company interests in Bond Street Investors LLC beneficially owned by Mr. Ellert or related parties. This does not include: (i) warrants to purchase 128,520 shares of Class A Common Stock, or (ii) 500,000 shares of Class A Common Stock issuable upon the exercise of options (which in no event can be exercised earlier then January 25, 2013).

(4)	This does not include 200,000 shares of Class A Common Stock issuable upon the exercise of options (which in no event can be exercised earlier than January 25, 2013).

(5)	This does not include 150,000 shares of Class A Common Stock issuable upon the exercise of options (which in no event can be exercised earlier than January 25, 2013).

(6)	This includes: (i) 1,995 shares of Class A Common Stock beneficially owned by Mr. Tese through Bond Street Management, LLC, and (ii) 108,800 shares of Class A Common Stock which he may be deemed to beneficially own by reason of ownership of limited liability company interests in Bond Street Investors LLC. This does not include: (i) warrants to purchase 985,992 shares of Class A Common Stock held by Mr. Tese directly and warrants to purchase 542,862 shares of Class A Common Stock that have been transferred by Mr. Tese to certain family members, or (ii) 246,667 shares of Class A Common Stock issuable upon the exercise of options (which warrants and options in no event can be exercised earlier than January 25, 2013).

(7)	This includes: (i) 1,995 shares of Class A Common Stock beneficially owned by Mr. Lieberman through Bond Street Management, LLC, (ii) 100,000 shares of Class A Common Stock which he may be deemed to beneficially own by reason of ownership of limited liability company interests in Bond Street Investors LLC, and (iii) 98,432 shares of Class A Common Stock that have been transferred by Mr. Lieberman to various estate planning vehicles. This does not include: (i) warrants to purchase 764,430 shares of Class A Common Stock held by Mr. Lieberman directly and warrants to purchase 764,424 shares of Class A Common Stock that have been transferred by Mr. Lieberman to various estate planning vehicles, or (ii) 246,667 shares of Class A Common Stock issuable upon the exercise of options (which warrants and options in no event can be exercised earlier than January 25, 2013).

(8)	This includes 315 shares of Class A Common Stock beneficially owned by Mr. Oran through Bond Street Management, LLC. This does not include: (i) warrants to purchase 402,531 shares of Class A Common Stock held by Mr. Oran directly and warrants to purchase 100,632 shares of Class A Common Stock that have been transferred by Mr. Oran to various estate planning vehicles, or (ii) 150,000 shares of Class A Common Stock issuable upon the exercise of options (which warrants and options, in no event can be exercised earlier than January 25, 2013).

(9)	This does not include 100,000 shares of Class A Common Stock issuable upon the exercise of options (which in no event can be exercised earlier than January 25, 2013).

(10)	This includes 217,601 shares of Class A Common Stock which Mr. Mack may be deemed to beneficially own by reason of limited liability company interests in Bond Street Investors LLC beneficially owned by him or related parties. This does not include 100,000 shares of Class A Common Stock issuable upon the exercise of options (which in no event can be exercised earlier than January 25, 2013).

(11)	This includes 305,370 shares of Class A Common Stock which Mr. Novelly may be deemed to beneficially own by reason of limited liability company interests in Bond Street Investors LLC beneficially owned by him or related parties. This does not include 100,000 shares of Class A Common Stock issuable upon the exercise of options (which in no event can be exercised earlier than January 25, 2013).

(12)	This includes shares of Class A Common Stock held by Franklin Mutual Advisers LLC and certain affiliated entities.

(13)	This includes shares of Class A Common Stock held by Elliott Management Corporation and certain affiliated entities.

(14)	Bond Street Investors LLC is a Delaware limited liability company in which certain of our directors and officers, among others, have an interest. Bond Street Investors LLC invested in each of the November 2009 and August 2010 private placement financings. Bond Street Management, LLC is the managing member of Bond Street Investors LLC, and as such has the power to vote, or to direct the voting, of the shares of the Company held by Bond Street Investors LLC. Daniel Healy, Vincent Tese and Les Lieberman are the managers of Bond Street Management, LLC, and as such may be deemed to directly or indirectly control the vote and disposition of shares of Class A Common Stock held by Bond Street Investors LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to our initial public offering, there has been no public market for our Class A Common Stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our Class A Common Stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. We intend to apply to have our Class A Common Stock listed on the New York Stock Exchange under the symbol ‘‘BSH.” As of August 31, 2011, there were 37,011,598 shares of common stock outstanding, including 32,548,906 shares of Class A Common Stock and 4,462,692 shares of Class B Common Stock, held by approximately 96 holders of record.

Sale of Restricted Shares

Upon completion of the offering, we will have           shares of Class A Common Stock outstanding and 4,462,692 shares of Class B Common Stock outstanding. This excludes up to shares of Class A Common Stock that may become issuable by the Company to the FDIC pursuant to the value appreciation instrument agreements (as described more fully in “Business—Acquisitions”) assuming that the FDIC elects to settle amounts due under such instruments in shares of Class A Common Stock and assuming a price of $      per share, the midpoint of the range set forth on the cover page of this prospectus. The shares of Class A Common Stock being sold in the offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144 under the Securities Act, without restriction or registration under the Securities Act. All remaining shares, and all shares subject to outstanding options, were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

As a result of the selling restriction agreements, and the provisions of Rule 144, the restricted securities will first become available for sale in the public market as follows excluding the effect of purchases, if any, of shares of our common stock by our existing stockholders in the offering:

	Additional Shares	Additional Shares of
	of Class A Common	Class B Common
	Stock Eligible for	Stock Eligible for
Days After the Date of this Prospectus	Public Sale	Public Sale	Comments

90 days			Shares available for sale after expiration of lock-up period in the registration rights agreement described below.
180 days			Shares available for sale after expiration of lock-up agreements described below.

Lock-Up Arrangements

We have agreed that, for a period commencing on the date of the underwriting agreement that we are entering into in connection with the offering until 180 days after the initial closing of the offering, and subject to compliance with registration rights granted to our stockholders prior to the date hereof and described herein, we will not, without the prior written consent of Deutsche Bank Securities Inc.:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or file any registration statement under the Securities Act with respect to any of the foregoing; or

•	enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities,

whether any such transaction described above is to be settled by delivery of the shares of common stock or such other securities, in cash or otherwise.

The prior sentence will not apply to grants of options to acquire shares of common stock under our 2009 Option Plan or to issuances in connection with the initial public offering.

Bond Street Management, LLC, Bond Street Investors LLC, our officers and the Bank’s directors have each agreed that, subject to certain exceptions, for a period beginning on the date of the underwriting agreement that we are entering into in connection with the offering and ending on (and including) the date that is 180 days after the date of the initial closing of the offering, they will not, without the prior written consent of Deutsche Bank Securities Inc.:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities,

whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

Notwithstanding the prior sentence, subject to applicable securities laws, the FDIC Policy and the restrictions contained in our certificate of incorporation, these persons may transfer our securities (including, without limitation, the shares of common stock): (a) as a bona fide gift or gifts, provided that the donee or donees agree to be bound in writing by the same restrictions described above; or (b) to any trust for the direct or indirect benefit of the holder or the immediate family of the holder, provided that the trustee agrees in writing to be bound by the same restrictions described above.

Pursuant to the registration rights agreements entered into in connection with our 2009 and 2010 private placement financings, each holder agreed that it would not, directly or indirectly, sell, offer to sell, grant any option or otherwise transfer or dispose of any equity securities or any securities convertible into or exchangeable or exercisable for equity securities for a period of up to 90 days (or 180 days with respect to equity securities purchased by Bond Street Investors LLC concurrently with the consummation of the 2009 private placement financing) following the effective date of the registration statement for the initial public offering or up to 90 days (or 180 days with respect to equity securities purchased by Bond Street Investors LLC concurrently with the consummation of the 2009 private placement financing) following the date of an underwritten offering pursuant to a shelf registration statement.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to any other requirements of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the applicable class of common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, most of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the holding period or certain other restrictions contained in Rule 144.

Registration Rights

Within 45 days after the effective date of the registration statement of which this prospectus is a part, we have agreed to use our best efforts to file a registration statement with the SEC providing for the resale pursuant to Rule 415 from time to time, by the holders thereof, of (a) 22,069,519 shares of our common stock pursuant to the terms of a Registration Rights Agreement, dated as of November 12, 2009, by and between us and Deutsche Bank Securities Inc. as initial purchaser/placement agent for the benefit of the investors in the 2009 private placement financing and (b) 14,279,993 shares of our common stock pursuant to the terms of a Registration Rights Agreement, dated as of August 13, 2010, by and between us and the investors in the 2010 private placement financing.

The FDIC has also received certain demand registration rights, exercisable after the Company’s initial public offering, for shares of Class A Common Stock that may be issued pursuant to the value appreciation instrument agreements entered into by and between the Company and the FDIC in connection with the acquisitions of certain assets of each of Old Peninsula, Old Sunshine, Old FNBCF and Old FPB. Once the FDIC’s registration rights are exercisable, the FDIC is not subject to any lock-up or other required waiting period in connection with its exercise of its registration rights other than certain limited exceptions provided in such registration rights agreements.

2009 Option Plan

As described above in “Management—Description of Equity Incentive Plan,” at the time of the 2009 private placement financing we adopted the 2009 Option Plan, which is administered by the Compensation Committee of the Board of Directors. As described above in “Management—Description of Equity Incentive Plan,” the 2009 Option Plan provides for the grant of options to acquire Class A Common Stock up to an aggregate of 10% of our issued and outstanding common stock at the time of the award, subject to a maximum of 4,375,000 shares of common stock that may be issued during the five-year term of the 2009 Option Plan.

As of August 31, 2011, 2,700,501 shares of Class A Common Stock were issuable upon the exercise of outstanding stock options granted under our 2009 Option Plan with a weighted average exercise price of $20.57 per share, of which 936,599 options were vested; pursuant to the terms thereof none of those options were currently exercisable. In addition, as of August 31, 2011, there were an aggregate of 1,000,659 shares reserved for future issuance under the 2009 Option Plan.

As soon as practicable after the completion of the offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares of common stock issuable under the 2009 Option Plan. Accordingly, shares of common stock underlying these options will be freely tradable and eligible for sale in the public markets, subject to vesting provisions, terms of the lock-up agreements, terms of any applicable holding period restrictions related to the FDIC Policy and, in the case of affiliates only, the restrictions of Rule 144 other than the holding period requirement.

Warrants

On November 12, 2009, prior to the Company’s initial private placement financing, the Company issued, as a distribution in respect of its existing equity, warrants to purchase an aggregate of 3,310,428 shares of Class A Common Stock, at per share exercise prices of $24.24, $26.18 and $28.28 each for one-third of such shares, exercisable in three substantially equal portions on each of the 6-month, 18-month and 30-month anniversaries of the consummation of an initial public offering of the Company that raises at least $100 million of proceeds at a minimum offering price of $20.00 per share, or a Qualified IPO, but in no event prior to January 25, 2013. Such warrants expire on November 12, 2016. We expect the offering to constitute a Qualified IPO.

On August 13, 2010 and November 12, 2010, the Company issued the 2010 Warrants to purchase an aggregate of 2,142,000 shares of Class A Common Stock, at a per share exercise price of between $26.45 and $35.99 (depending on the date of exercise). The first one-third of the 2010 Warrants become exercisable upon the later to occur of (i) one half year (183 days) following the consummation of a Qualified IPO and (ii) August 13, 2013, the second one-third of the 2010 Warrants become exercisable upon the later to occur of (i) one and one half years (548 days) following the consummation of a Qualified IPO and (ii) August 13, 2013, and the final one-third of the 2010 Warrants become exercisable upon the later to occur of (i) two year and one half years (913 days) following the consummation of a Qualified IPO and (ii) August 13, 2013. Each of the 2010 Warrants will expire on August 13, 2017. We expect the offering to constitute a Qualified IPO.

In each case, warrants issued prior to our conversion from a limited liability company to a corporation on October 1, 2010 initially represented rights to acquire limited liability company interests, and after October 1, 2010 represent rights to acquire an equivalent number of shares of common stock.

DESCRIPTION OF CAPITAL STOCK

The following description sets forth the general terms and provisions of our capital stock. The statements below describing our securities do not purport to be complete and are qualified in their entirety by reference to the applicable provisions in the bylaws, certificate of incorporation and the registration rights agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

General

Our certificate of incorporation provides that we may issue up to 100,000,000 shares of Class A Common Stock, par value $0.001 per share, and 50,000,000 shares of Class B Common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 31, 2011, there were 32,548,906 shares of Class A Common Stock and 4,462,692 shares of Class B Common Stock outstanding and 83 and 13 stockholders of record, respectively. After the offering, there will be an aggregate of           shares of our Class A Common Stock and Class B Common Stock outstanding or           shares if the underwriters exercise their over-allotment option in full (excluding any shares of Class A Common Stock that may become issuable by the Company to the FDIC pursuant to the value appreciation instrument agreements (as described more fully in “Business—Acquisitions”)). In addition, as of August 31, 2011, there were options and warrants to purchase 8,152,929 shares of Class A Common Stock outstanding.

Common Stock

Class A Common Stock and Class B Common Stock.  Other than with respect to voting rights and transfer and conversion provisions, each as described below, the Class A Common Stock and Class B Common Stock are treated equally and identically.

Voting Rights.  The holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the stockholders, including the election of directors. Holders of our Class B Common Stock do not have voting power except as required by applicable law. Holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the shares of Class A Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Conversion.  Each share of Class B Common Stock will be convertible into one share of Class A Common Stock, subject to the following restrictions. Class B Common Stock may not be converted into Class A Common Stock in the hands of the initial investor or any of its affiliates and may only be transferred by the initial investor if (A) such transfer is otherwise permitted by the Company’s certificate of incorporation and (B) such transfer is (i) to an affiliate of the initial investor or to the Company; (ii) in a widespread public distribution; (iii) in transfers in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company; or (iv) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the investor. Class A Common Stock may not be converted into Class B Common Stock.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the Board of Directors out of legally available funds. See “Dividend Policy” and “Supervision and Regulation—Regulatory Limits on Dividends and Distributions.”

Liquidation, Dissolution and Winding Up.  Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Preemptive Rights.  Holders of common stock have no preemptive rights or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Assessment.  All outstanding shares of common stock are, and the common stock to be outstanding upon completion of the offering will be, fully paid and nonassessable.

Ownership Limitations.  If any applicable regulatory authority determines that the identity or structure of a holder of common stock precludes the Company from participating in any acquisition of a financial institution or otherwise precludes the granting of any approval, consent or similar actions, then the Company may require the holder of common stock to transfer such common stock or, at the discretion of the Company and subject to applicable regulatory approval, the Company may repurchase the common stock from such holder.

The Company is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Policy.

Preferred Stock

No shares of preferred stock are issued and outstanding, and we have no current intent to issue preferred stock in the immediate future. The Board of Directors will have the authority, without further action by the stockholders, to issue from time to time the undesignated preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Company.

Warrants

On November 12, 2009, prior to the Company’s initial private placement financing, the Company issued, as a distribution in respect of its existing equity, warrants (the “2009 Warrants”) to purchase an aggregate of 3,310,428 shares of Class A Common Stock, at per share exercise prices of $24.24, $26.18 and $28.28 each for one-third of such shares exercisable in three substantially equal portions on each of the 6-month, 18-month and 30-month anniversaries of the consummation of a Qualified IPO, but in no event prior to January 25, 2013. The 2009 Warrants expire on November 12, 2016. We expect the offering to constitute a Qualified IPO.

On August 13, 2010 and November 12, 2010, the Company issued warrants (the “2010 Warrants”) to purchase an aggregate of 2,142,000 shares of Class A Common Stock, at a per share exercise price of between $26.45 and $35.99 (depending on the date of exercise). The first one-third of the 2010 Warrants are exercisable upon the later to occur of (i) one half year

(183 days) following the consummation of a Qualified IPO and (ii) August 13, 2013, the second one-third of the 2010 Warrants are exercisable upon the later to occur of (i) one and one half years (548 days) following the consummation of a Qualified IPO and (ii) August 13, 2013, and the final one-third of the 2010 Warrants are exercisable upon the later to occur of (i) two year and one half years (913 days) following the consummation of a Qualified IPO and (ii) August 13, 2013. Each of the 2010 Warrants will expire on August 13, 2017 and may not be exercised prior to August 13, 2013. The exercise price of such warrants increases continuously, based on the actual number of days elapsed from August 13, 2010 until August 13, 2017 according to the formula: $21.00*(1.08)(number of days elapsed from August 13, 2010 to the date of exercise divided by 365). For example, the minimum exercise price would be $26.45 per share at the earliest time that a portion of such warrants might first become exercisable on August 13, 2013, and the maximum exercise price would be $35.99 per share when such warrants expire on August 13, 2017. We expect the offering to constitute a Qualified IPO.

In each case, warrants issued prior to our conversion from a limited liability company to a corporation on October 1, 2010 initially represented rights to acquire limited liability company interests, and after October 1, 2010 represent rights to acquire an equivalent number of shares of common stock.

Registration Rights

Within 45 days after the effective date of the registration statement of which this prospectus is a part, we have agreed to use our best efforts to file a registration statement with the SEC providing for the resale pursuant to Rule 415 from time to time, by the holders thereof, of (a) 22,069,519 shares of our common stock pursuant to the terms of a Registration Rights Agreement, dated as of November 12, 2009, by and between us and Deutsche Bank Securities Inc. as initial purchaser/placement agent for the benefit of the investors in the 2009 private placement financing and (b) 14,279,993 shares of our common stock pursuant to the terms of a Registration Rights Agreement, dated as of August 13, 2010, by and between us and the investors in the 2010 private placement financing.

The FDIC has also received certain demand registration rights, exercisable after the Company’s initial public offering, for shares of Class A Common Stock that may be issued pursuant to the value appreciation instrument agreements entered into by and between the Company and the FDIC in connection with the acquisitions of each of Old Peninsula, Old Sunshine, Old FNBCF and Old FPB. Once the FDIC’s registration rights are exercisable, the FDIC is not subject to any lock-up or other required waiting period in connection with its exercise of its registration rights other than certain limited exceptions provided in such registration rights agreements.

Limitation of Liability and Indemnification of Directors and Authorized Representatives

Delaware General Corporation Law

The DGCL at Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened,

pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation, partnership, joint venture, trust or other enterprise, at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith, or lack of a reasonable belief that one’s actions are in or not opposed to the best interest of the corporation, or with respect to any criminal action or proceeding, lack of reasonable cause to believe one’s conduct was unlawful is not presumed from the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or nolo contendere plea or its equivalent. In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect of any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise in defense of any of the above described actions or proceedings, he shall be indemnified against expenses (including attorneys’ fees). The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the board of directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt of undertakings to repay. A corporation may purchase indemnity insurance.

Certificate of Incorporation

Our certificate of incorporation provides that the Company, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify each person who is or was an officer or director of the Company and each person who serves or served as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company and may indemnify any and all other persons whom it shall have power to indemnify under said section, each an authorized representative from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Our certificate of incorporation further provides that a director, officer or other authorized representative of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, officer or other authorized representative, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

Expenses actually and reasonably incurred by any person indemnified under our certificate of incorporation in defending a third party proceeding or corporate proceeding shall be paid by the Company in advance of the final disposition of such third party proceeding or corporate proceeding and within 30 days of receipt by the secretary of the Company, if required by law, of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the certificate of incorporation. Any person receiving indemnification payments shall reimburse the Company for such indemnification payments to the extent that such person also receives payments under an insurance policy in respect of such matter.

Our certificate of incorporation provides that the Company will use commercially reasonable efforts to purchase and maintain directors and officers’ liability insurance (or its equivalent) for the Company and its subsidiaries with financially responsible insurers in such amounts and against such losses and risks as are customary for the business conducted by the Company and its subsidiaries. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Exchange Act.

Indemnification Agreements

Prior to completion of the offering, we intend to enter into separate indemnification agreements with each of our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation against any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Composition

The bylaws of the Company provide that the Board of Directors shall consist of not less than seven members or more than 15 members, as set by the Board of Directors from time to time. The certificate of incorporation of the Company provides that the number of directors constituting the initial Board of Directors of the Company is 12. The Board of Directors is divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equally as possible. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the first annual meeting of the stockholders; each director initially appointed to Class II shall serve for an initial term expiring at the second annual meeting of the stockholders; and each director initially appointed to Class III shall serve for an initial term expiring at the third annual meeting of the stockholders; provided, further, that after the first re-election of Class III directors for an additional three-year term, each subsequent election of directors at any subsequent annual meeting of the stockholders shall elect the directors elected at such meeting for a one year term expiring at the Company’s next annual meeting of the stockholders thereafter. The term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

Anti-Takeover Considerations and Special Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

The following sets forth certain provisions of the DGCL, our certificate of incorporation and our bylaws. Banking laws also impose notice approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-

insured depository institution. For additional information, see the section of this prospectus entitled “Supervision and Regulation—Regulatory Notice and Approval Requirements.”

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the director of our Board of Directors or a committee of our Board of Directors.

Stockholder Meetings.  Our bylaws provide that special meetings of the stockholders may be called for any purpose or purposes pursuant to a resolution approved by the Executive Committee of the Board of Directors, or by the Executive Chairman, the Executive Vice-Chairman, the Chief Executive Officer or the Secretary upon written request signed by the holders of more than 50% of the issued and outstanding stock entitled to vote at such meeting.

No Action by Stockholders Without a Meeting.  Our certificate of incorporation provides that stockholders are not entitled to act by written consent.

Amendments to our Certificate of Incorporation and Bylaws.  Under the DGCL, our bylaws may be modified by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote thereon. Our certificate of incorporation provides that our Board of Directors is expressly empowered to adopt, amend or repeal our bylaws.

The DGCL also provides that any amendment of our certificate of incorporation must be made by a resolution of the Board of Directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote thereon or directing that the amendment proposed be considered at the next annual meeting of the stockholders. The affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon is required to approve any amendment to our certificate of incorporation; provided, that the prior approval of holders of Class A Common Stock entitled to vote thereon whose aggregate Class A Common Stock holdings at such time exceed 80% of all Class A Common Stock at such time is required to (i) amend or alter the provision of the certificate of incorporation regarding amendments to our certificate of incorporation and bylaws and (ii) to amend or repeal, or adopt any provisions inconsistent with the section of the certificate of incorporation regarding the composition and term of office of our Board of Directors.

No Cumulative Voting.  The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Director Removal.  Our bylaws provide that holders of Class A Common Stock entitled to vote thereon whose aggregate Class A Common Stock holdings at such time exceed 80% of all Class A Common Stock at such time may remove an officer or director without cause by written notice to the Company and such officer or director.

Section 203 of the DGCL.  We will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We intend not to elect to “opt out” of Section 203.

Transfer Agent and Registrar

BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, telephone: (800) 851-9677 (United States and Canada) or (201) 680-6578 (International) is our transfer agent and registrar.

Listing

We intend to apply to have our Class A Common Stock listed on the New York Stock Exchange under the trading symbol ‘‘BSH.”

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, have severally agreed to purchase from us the following respective number of shares of Class A Common Stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Number of
Shares of Class A
Underwriters	Common Stock

Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sandler O’Neill & Partners L.P.
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Class A Common Stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of Class A Common Stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $      per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms. Sales of shares of Class A Common Stock outside of the United States may be made by affiliates of the underwriters.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to           additional shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Class A Common Stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of Class A Common Stock as the number of shares of Class A Common Stock to be purchased by it in the above table bears to the total number of shares of Class A Common Stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of Class A Common Stock to the underwriters to the extent the option is exercised. If any additional shares of Class A Common Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the           shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of Class A Common Stock less the amount paid by the underwriters to us per share of Class A Common Stock. The underwriting discounts and commissions are     % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without Exercise	With Full Exercise
		of Over-Allotment	of Over-Allotment
	Fee per Share	Option	Option

Discounts and commissions paid by us	$	$	$

We estimate that the total expenses of the offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $          .

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or file any registration statement under the Securities Act with respect to any of the foregoing (except as required pursuant to our existing registration rights agreements), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A Common Stock or such other securities, in cash or otherwise, in each case without the prior written consent of Deutsche Bank Securities Inc. for a period beginning on the date of this prospectus and ending 180 days after the initial closing of the offering, other than the shares of Class A Common Stock to be sold hereunder, any shares of Class A Common Stock issued upon the exercise of warrants, options or shares reserved for issuance under our 2009 Option Plan and shares of our common stock issued in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Bond Street Management, LLC, Bond Street Investors LLC, certain stockholders, our officers and directors and the Bank’s officers and directors have each entered into a lock-up agreement with the underwriters prior to the commencement of the offering pursuant to which each of these persons or entities, subject to certain exceptions, for a period beginning on the date of this prospectus and ending 180 days after the initial closing of the offering, may not, without the prior written consent of Deutsche Bank Securities Inc. (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities (including, without limitation, shares of Class A

Common Stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a share option or warrant) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Class A Common Stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for our shares of Class A Common Stock. See “Shares Eligible for Future Sale” for a description of the registration rights. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Consent for the restricted transactions described above may be given by Deutsche Bank Securities Inc. at any time without public notice, except in the case of consents given to our officers and directors, in which case we will be required to announce such a consent in a press release at least two business days prior to the effective date of the consent. Notwithstanding the foregoing, we will not be required to announce a consent given to an officer or director if (1) the consent has been given solely to permit a transfer not for consideration and (2) the transferee has agreed in writing to be bound by the terms of the lock-up agreement to the extent and for the duration that such terms remain in effect at the time of the transfer. Transfers or dispositions can also be made during the lock-up period in the case of gifts or for estate planning purposes where the donee or trustee, as applicable, agree in writing to be bound to the same restrictions described above. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

Pursuant to the registration rights agreements entered into in connection with our 2009 and 2010 private placement financings, each holder agreed that it would not, directly or indirectly, sell, offer to sell, grant any option or otherwise transfer or dispose of any equity securities or any securities convertible into or exchangeable or exercisable for equity securities for a period of up to 90 days (or 180 days with respect to equity securities purchased by Bond Street Investors LLC concurrently with the consummation of the 2009 private placement financing) following the effective date of the registration statement for the initial public offering or up to 90 days (or 180 days with respect to equity securities purchased by Bond Street Investors LLC concurrently with the consummation of the 2009 private placement financing) following the date of an underwritten offering pursuant to a shelf registration statement. Pursuant to the registration rights agreements entered into with the FDIC, once the FDIC’s registration rights are exercisable, the FDIC is not subject to any lock-up or other required waiting period in connection with its exercise of its registration rights, other than certain limited exceptions provided in such registration rights agreements.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with our 2009 and 2010 private placement financings, Deutsche Bank Securities Inc. received cash compensation for acting as placement agent, a portion of which was paid at the time of the respective closing of each such private placement financing, and approximately $14.2 million of which, in the aggregate, was taken out of the proceeds of the private placement financings and held aside to be paid at the time of a qualified initial public offering. We expect the offering to constitute a qualified initial public offering and to pay the funds held aside to Deutsche Bank Securities Inc. upon completion of the offering. None of the proceeds from the offering will be used to pay any portion of the withheld placement fee.

In connection with the offering, the underwriters may purchase and sell shares of our Class A Common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Class A Common Stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Class A Common Stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We intend to apply to list our common stock on the New York Stock Exchange under the trading symbol “BSH.”

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of the offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of the Offering

Prior to the offering, there has been no public market for our Class A Common Stock. Consequently, the initial public offering price of our Class A Common Stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors that will be considered in determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	prevailing market conditions;

•	our results of operations in recent periods;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

•	estimates of our business potential.

See “Risk Factors—There has been no prior public market for our common stock and an active trading market in our stock may not develop or be sustained.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a summary of certain material U.S. federal income tax consequences relevant to non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A Common Stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. U.S. federal estate and gift tax consequences and state, local and non-U.S. tax consequences are not summarized, nor, except as provided herein, are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, “controlled foreign corporations,” “passive foreign investment companies,” partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our Class A Common Stock as compensation or otherwise in connection with the performance of services, or persons that will hold our Class A Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. Holders who will hold our Class A Common Stock as “capital assets” (generally, property held for investment).

You are a non-U.S. Holder if you are a beneficial owner of our Class A Common Stock for U.S. federal income tax purposes that is neither an entity or arrangement treated as a partnership nor (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is taxable as a corporation) created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; or (iv) a trust (a) if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust, or (b) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax consequences to a partner relating to an investment in our Class A Common Stock will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our Class A Common Stock, you are urged to consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Distributions

Distributions with respect to our Class A Common Stock will be treated as dividends when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our Class A Common Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment of such holder) are generally subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax treaty benefits. A non-U.S. holder can generally meet the certification requirement by providing a properly executed Internal Revenue Service (IRS) Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Sale or Other Disposition

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other disposition (other than a redemption, which may be subject to withholding tax or certification requirements under certain circumstances) of our Class A Common Stock unless: (i) the non-US holder is an individual that is present in the United States for 183 or more days in the taxable year of the sale or disposition, and certain other requirements are met; (ii) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder); or (iii) our Class A Common Stock constitutes a “United States real property interest” by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition, or the non-U.S. holder’s holding period for our Class A Common Stock.

We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we will not become a USRPHC in the future. Even if we become a USRPHC, however, so long as our Class A Common Stock is regularly traded on an established securities market, such Class A Common Stock will be treated as U.S. real property interests in the hands of a non-U.S. holder only if the non-U.S. holder actually or constructively holds more than 5% of our Class A Common Stock.

If an individual non-U.S. holder is present in the United States for 183 days or more during the year of disposition, the non-U.S. holder may pay U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain from the sale or other disposition of our Class A Common Stock (other than gain that is effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses.

Gain that is effectively connected with the conduct by non-U.S. holders of a trade or business within the United States (and, if a treaty applies, is attributable to a U.S. permanent established maintained by the non-U.S. holder) will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally as if such holder were a resident of the United States. Further, non-U.S. holders that are foreign corporations may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of our Class A Common Stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders are urged to consult their tax own advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to accounts or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly- or partially-owned by United States persons. Accordingly, the entity through which our Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our Class A Common Stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our Class A Common Stock.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered by this prospectus will be passed upon for Bond Street Holdings, Inc. by Kramer Levin Naftalis & Frankel LLP, New York, New York and, with respect to bank regulatory matters, Willkie Farr & Gallagher LLP, Washington, DC. Certain legal matters with respect to the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC through its Electronic Data Gathering and Retrieval System, or EDGAR, a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of Class A Common Stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement, or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements, or documents. Reference is made to each such exhibit for a more complete description of the matters involved. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain additional information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed by us with the SEC via EDGAR are also available at the web site maintained by the SEC on the World Wide Web at www.sec.gov.

The internet address of our corporate website is www.bondstreetholdings.com. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules.

The information on our website is not a part of this prospectus and will not be part of any of our periodic or current reports to the SEC.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for per-share data)

		December 31,
		2010
		(Derived from
		Audited
	June 30,	Financial
	2011	Statements)
	(Unaudited)

Assets:
Cash and cash equivalents	$76,707	$43,412
Investment securities:
Held-to-maturity securities	526	512
Available for sale securities	1,677,009	1,614,736
Federal Home Loan Bank and other bank stock	29,241	28,409

Total investment securities	1,706,776	1,643,657

Loans receivable, net	978,884	515,321
Loss share indemnification asset	234,805	162,596
Due from Federal Deposit Insurance Corporation	8,618	28,621
Premises and equipment	26,990	19,623
Other real estate owned	50,435	23,219
Goodwill and other intangibles	25,065	6,423
Other assets	19,700	10,789

Total assets	$3,127,980	$2,453,661

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Non-interest bearing	$167,129	$86,196
Interest bearing	513,966	294,255

Total transaction accounts	681,095	380,451
Time deposits	1,405,951	1,133,808

Total deposits	2,087,046	1,514,259
Advances from the Federal Home Loan Bank	237,204	176,689
Deferred taxes	10,513	10,924
Other liabilities	59,834	23,086

Total liabilities	2,394,597	1,724,958

Stockholders’ equity:
Class A common stock, par value $0.001 per share; 100 million shares authorized and 32,548,906 issued and outstanding	33	33
Class B common stock, par value $0.001 per share; 50 million shares authorized and 4,462,692 issued and outstanding	4	4
Additional paid-in capital	715,582	709,536
Retained earnings	16,395	19,972
Accumulated other comprehensive income (loss)	1,369	(842)

Total stockholders’ equity	733,383	728,703

Total liabilities and stockholders’ equity	$3,127,980	$2,453,661

The accompanying notes are an integral part of these condensed consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(dollars in thousands, except for per-share data)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2011	2010

Interest income:
Interest and fees on loans	$32,166	$12,052
Interest on investment securities	8,808	3,974
Interest on federal funds sold and other	12	6

Total interest income	40,986	16,032

Interest expense:
Interest on deposits	10,647	4,579
Interest on borrowings	907	406

Total interest expense	11,554	4,985

Net interest income	29,432	11,047
Provision for loan losses	3,866	119

Net interest income after provision	25,566	10,928

Non-interest income:
Service charges and fees	2,900	1,051
Loss share indemnification (loss) income	(23)	2,406
Income from resolution of Covered Assets	827	107
Gain on FDIC assisted transactions	7,654	26,188
Gain on sales of other real estate owned	4,289	3,576
Gain (loss) on sales of investment securities	903	(288)

Total non-interest income	16,550	33,040

Non-interest expenses:
Salaries and employee benefits	23,603	6,448
Occupancy and equipment expenses	3,212	1,751
Other real estate and Covered Assets resolution related expenses	8,469	4,166
Professional services	8,976	4,229
Other	9,112	3,175

Total non-interest expenses	53,372	19,769

Income (loss) before income tax (benefit) expense	(11,256)	24,199
Income tax (benefit) expense	(7,679)	264

Net income (loss)	$(3,577)	$23,935

Earnings (loss) per common share: Basic and diluted	$(0.10)	$1.05

Weighted average number of common shares outstanding: Basic and diluted	37,011,598	22,731,605

Net income (loss)	$(3,577)	$23,935
Other comprehensive income (loss):
Unrealized net holding gains on securities available for sale, net of taxes of $1,265 and $379, respectively	1,574	676
Reclassification adjustment for gains on securities available for sale included in net income, net of taxes of $343	637	—

Total comprehensive income (loss)	$(1,366)	$24,611

The accompanying notes are an integral part of these condensed consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)
(dollars in thousands)

											Accumulated
									Additional		Other	Total
	Class A Interests		Class A Common Stock		Class B Interests		Class B Common Stock		Paid in	Retained	Comprehensive	Stockholders’
	Units	Amount	Shares	Amount	Units	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

Balance at December 31, 2010	—	$—	32,548,906	$33	—	$—	4,462,692	$4	$709,536	$19,972	$(842)	$728,703
Stock-based compensation	—	—	—	—	—	—	—	—	6,046	—	—	6,046
Net loss	—	—	—	—	—	—	—	—	—	(3,577)	—	(3,577)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	2,211	2,211

Balance as of June 30, 2011	—	$—	32,548,906	$33	—	$—	4,462,692	$4	$715,582	$16,395	$1,369	$733,383

Balance at December 31, 2009	20,365,655	$377,661	—	$—	2,365,950	$43,875	—	$—	$—	$(1,661)	$—	$419,875
2009 capital raise related costs	—	(12)	—	—	—	—	—	—	—	—	—	(12)
Stock-based compensation	—	772	—	—	—	—	—	—	—	—	—	772
Net income	—	—	—	—	—	—	—	—	—	23,935	—	23,935
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	676	676

Balance as of June 30, 2010	20,365,655	$378,421	—	$—	2,365,950	$43,875	—	$—	$—	$22,274	$676	$445,246

The accompanying notes are an integral part of these condensed consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(dollars in thousands)

	Six Months	Six Months
	Ended	Ended
	June 30, 2011	June 30, 2010

Cash flows from operating activities:
Net (loss) income	$(3,577)	$23,935
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Accretable discount on loans	(30,305)	(11,961)
Amortization (accretion) of premium (discount) on investment securities, net	(3,840)	358
Provision for loan losses	3,866	119
Amortization (accretion) of premium (discount) on loss share indemnification asset	6,635	(2,050)
Loss (income) resulting from gains (losses) on Covered Assets, net	(3,440)	3,049
Amortization of and remeasurement clawback liability	2,702	86
Gain on FDIC assisted transactions	(7,654)	(26,188)
Loss (gain) on sales of investment securities	(903)	288
Gain on sales of other real estate owned	(4,289)	(3,576)
Stock-based compensation expense	6,046	772
Depreciation and amortization	820	330
Increase (decrease) in:
Deferred taxes	(5,243)	(256)
Decrease (increase) in other assets, net	(3,877)	3,522
Increase in other liabilities, net	(4,321)	842

Net cash (used) provided in operating activities	(47,380)	(10,730)

Cash flows from investing activities:
Cash and cash equivalents acquired in FDIC assisted transactions	121,332	455,107
Purchases of investment securities available for sale	(2,563,519)	(1,560,717)
Sales, paydowns and maturities of available-for-sale securities	2,594,663	825,957
Sales (Purchases) of FHLB and other bank stock	3,156	(5,191)
Change in loans, net	(121,757)	42,963
Collection from FDIC on loss share indemnification asset	43,366	—
Proceeds from sale of other real estate owned	12,382	10,027
Purchases of premises and equipment	(8,187)	(14,864)

Net cash (used) provided in investing activities	81,436	(246,718)

Cash flows from financing activities:
Change in deposits, net	(14,535)	4,904
Change in borrowings, net	13,774	119,773
Funds released from restricted escrow account	—	413,200

Net cash (used) provided by financing activities	(761)	537,877

Net increase in cash and cash equivalents	33,295	280,429
Cash and cash equivalents at the beginning of the period	43,412	7,168

Cash and cash equivalents at end of the period	$76,707	$287,597

Supplemental disclosures of cash flow information:
Interest payments during the period	$12,873	$4,210
Income taxes paid	47	360

Supplemental disclosure of noncash investing and financing activities:
Transfer of loans to other real estate owned	$14,793	$5,772

The accompanying notes are an integral part of these condensed consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1  Presentation of Financial Statements

Bond Street Holdings, Inc. (the “Company”), was formed on April 1, 2009, and is a registered Bank Holding Company incorporated in Delaware. The Company’s wholly owned subsidiary, Florida Community Bank, N.A. (the “Bank”), formerly known as Premier American Bank, N.A., is a federally-chartered, federally-insured commercial bank whose primary regulator is the Office of the Comptroller of the Currency (the “OCC”). Following receipt of final approval to become a new national bank from the OCC on January 22, 2010, the Bank acquired certain assets and assumed certain liabilities, including substantially all deposits, of Premier American Bank (“PAB”), Miami, Florida, and during 2010, also acquired certain assets and assumed certain liabilities of two additional failed depository institutions: Florida Community Bank (“FCB”), Immokalee, Florida; and Peninsula Bank (“PB”), Englewood, Florida. During the period from January 1, 2011 to June 30, 2011, the Bank acquired certain assets and assumed certain liabilities, including substantially all deposits, of four additional failed depository institutions: Sunshine State Community Bank (“SSCB”), Port Orange, Florida; First National Bank of Central Florida (“FNBCF”), Winter Park, Florida; Cortez Community Bank (“CCB”), Brooksville, Florida; and Coastal Bank (“CB”), Cocoa Beach, Florida (all seven of such acquisitions are collectively referred to herein as the “Acquisitions”).

With respect to each of the Acquisitions, except for the SSCB acquisition, the Bank entered into loss sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”) providing for the FDIC to assume responsibility for certain losses on the acquired loan portfolios of, and other real estate owned (“OREO”) by, the acquired depository institutions. As of June 30, 2011, the Bank operated 40 branches and employed 521 full-time employees in its Florida markets, with operations extending from Naples to Sarasota and further to Brooksville, on the West Coast of Florida, from Miami to Daytona Beach on the East Coast of Florida, and Orlando in Central Florida.

The condensed consolidated financial statements included herein have been prepared without audit pursuant to the instructions to Form S-1 and Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2010 included in the Company’s registration statement on Form S-1. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations.

These condensed consolidated financial statements were compiled in accordance with the accounting policies set forth in Note 2—Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements in the Company’s Consolidated Financial Statements as of and for the year ended December 31, 2010 included in the Company’s registration statement on Form S-1. The accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments that, in the opinion of management, are necessary to reflect a fair statement of the Company’s consolidated financial condition, results of operations and cash flows. Operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

2  Recent Accounting Pronouncements

In January 2011, the Company adopted the provisions of Accounting Standards Update (“ASU”) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires the Company to provide new disclosures in its financial statements to improve the transparency of financial reporting by requiring enhanced disclosures about the Company’s allowance for credit losses as well as the credit quality of the Company’s loan portfolio. The additional disclosures required are incorporated in Notes 6 in these unaudited condensed consolidated financial statements.

In January 2011, the Company adopted the provisions of ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations, which provides guidance on the disclosures reported in an entity’s financial statements regarding business acquisitions and clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in Topic 805 when comparative financial statements are presented. The amendments in this ASU also expand the supplemental pro forma disclosures currently required under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.

In January 2011, the Company adopted ASU 2011-05, Presentation of Comprehensive Income. This update provides entities with an option of presenting the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. Adoption of this update resulted in presenting the components of comprehensive income in the Company’s condensed consolidated statements of operations and comprehensive income (loss), but did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. This update clarifies existing guidance on a creditor’s evaluation of whether a restructuring constitutes a troubled debt restructuring, including clarification of a creditor’s evaluation of whether it has granted a concession and of whether a debtor is experiencing financial difficulties. The Company is required to adopt this update for the quarter ending September 30, 2011, retrospectively to the beginning of the annual period of adoption, or January 1, 2011. Management does not anticipate that adoption will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements. This update removes from the assessment of effective control: (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The update is required to be adopted prospectively by the Company for the quarter ending March 31, 2012. Management does not anticipate that adoption will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

update result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments clarity the FASB’s intent about the application of fair value measurement requirements and other change principles or requirements for measuring fair value or disclosing information about fair value measurements. The Company is required to adopt this update prospectively for the quarter ending March 31, 2012. This update will result in expanded disclosures in the Company’s financial statements; however, management does not anticipate that adoption will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3  Acquisitions

On each of February 11, 2011, April 29, 2011, April 29, 2011 and May 6, 2011, the Bank entered into a Purchase and Assumption Agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities, including substantially all of the non-brokered deposits of each of SSCB, FNBCF, CCB and CB, respectively (collectively, the “2011 Acquired Institutions”), four depository institutions located in Florida. Prior to its acquisition, each of the 2011 Acquired Institutions functioned as a community bank with offices in its local market in Florida.

Concurrently with the acquisitions of certain assets and the assumption of certain liabilities from the FDIC, respectively, of FNBCF on April 29, 2011 (the “FNBCF Acquisition”), CCB on April 29, 2011 (the “CCB Acquisition”) and CB on May 6, 2011 (the “Coastal Acquisition”), the Bank entered into loss sharing agreements with the FDIC covering certain legacy assets of each such failed institution (“Covered Assets”), including substantially all of their respective loan portfolios and OREO.

Pursuant to the terms of each loss sharing agreement, the Covered Assets are subject to a stated loss threshold, listed in the table below, whereby the FDIC will reimburse the Bank for a percentage of the losses incurred on such Covered Assets (or in certain cases, a varying percentage of such losses). The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying Covered Assets, the contractual balance of unfunded commitments that were acquired, plus certain interest and expenses.

The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC previously paid the Bank a reimbursement under each of the loss sharing agreements. The FDIC’s obligation to reimburse the Bank for a percentage of losses with respect to Covered Assets begins with the first dollar of loss incurred. The expected reimbursements from the FDIC under each of the loss sharing agreements were recorded as a loss share indemnification asset at its estimated fair value on the acquisition date. The acquisition date loss share indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above.

The Bank did not enter into a loss sharing agreement with respect to the acquisition of SSCB (the “SSCB Acquisition”), which occurred on February 11, 2011. The Bank also acquired certain other assets of each 2011 Acquired Institution that are not covered by loss sharing agreements with the FDIC, including cash balances, certain investment securities purchased at fair market value, and other tangible assets.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following table summarizes the loss sharing percentages and loss threshold in connection with the 2011 Acquired Institutions:

	SSCB	FNBCF	CCB	CB

Loss sharing before loss threshold is met	N/A	80%	80%	80%
Loss sharing after loss threshold is met	N/A	50%	80%	50%
Loss threshold	N/A	$80 million	N/A	$29 million

Each of the loss sharing agreements is subject to certain servicing procedures as specified in the relevant agreement with the FDIC. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Bank’s reimbursement of recoveries to the FDIC for ten years. The loss sharing agreements applicable to all other Covered Assets provide for FDIC loss sharing for five years and the Bank reimbursement of recoveries to the FDIC for eight years.

The Company has determined that the acquisitions of the net assets and assumptions of liabilities of the 2011 Acquired Institutions constitute business combinations as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed were recorded at their fair values at the date of acquisition. Fair values were determined based on the requirements of FASB ASC Topic 820, “Fair Value Measurements.” The determination of the initial fair value of loans purchased in an acquisition and the initial fair value of the related loss share indemnification asset involves a high degree of judgment and complexity. The carrying value of the acquired loans and the loss share indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets. However, the amount the Bank realizes on these assets could differ materially from the carrying value reflected in these condensed consolidated financial statements based upon the timing and amount of collections on the acquired loans in future periods. The fair value estimates require that management make assumptions about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

In connection with the acquisition of Old Sunshine, the Bank entered into a value appreciation instrument agreement (the “Old Sunshine VAI Agreement”) with the FDIC pursuant to which, upon the occurrence of a “triggering event” (a qualified public offering or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders)), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 25,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share (determined by a market value per share calculation) minus $19.86 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share (determined by a market value per share calculation) minus $19.86, divided by (Y) the applicable value per share.

The term of the Old Sunshine VAI Agreement ends on the earlier to occur of the first anniversary of a “triggering event” or February 11, 2013. In the event that a “triggering event” does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the Old Sunshine VAI Agreement), then upon the

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

expiration of the term the Company must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the Old Sunshine VAI Agreement) per common share as of the most recent quarter prior to the expiration of the term and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $19.86.

The Company recorded the estimated fair value of the Old Sunshine VAI Agreement as a liability at the acquisition date, which amounted to $130,000. The fair value of the Old Sunshine VAI Agreement as of June 30, 2011 of $110,000 is included in other liabilities in the condensed consolidated balance sheet, with the decrease in fair value during the period recorded to other non-interest expense.

In connection with the acquisition of Old FNBCF, the Bank entered into a value appreciation instrument agreement (the “Old FNBCF VAI Agreement”) with the FDIC pursuant to which, upon the occurrence of a “triggering event” (a qualified public offering or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders)), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 100,000 shares of Class A Common Stock subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share (determined by a market value per share calculation) minus $19.66 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share (determined by a market value per share calculation) minus $19.66, divided by (Y) the applicable value per share.

The term of the Old FNBCF VAI Agreement ends on the earlier to occur of the first anniversary of a triggering event or April 29, 2013. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the Old FNBCF VAI Agreement), then upon the expiration of the term the Company must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the Old FNBCF VAI Agreement) per common share as of the most recent quarter prior to the expiration of the term and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $19.66.

The Company recorded the estimated fair value of the Old FNBCF VAI Agreement as a liability at the acquisition date, which amounted to $558,000. The fair value of the Old FNBCF VAI Agreement as of June 30, 2011 of $441,000 is included in other liabilities in the condensed consolidated balance sheet, with the decrease in fair value during the period recorded to other non-interest expense.

The Company’s assumptions utilized to determine the fair value of assets acquired and liabilities assumed conform to market conditions at the date of acquisition. Since acquisition, management has updated these assumptions to incorporate the effects, if any, of new information about facts and circumstances that existed as of the acquisition date.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

As a consequence of the federal assistance resulting from the FDIC bid dynamics, which enabled the Bank to submit a significantly discounted negative bid for the assets of SSCB, as well as the loss sharing agreements entered into with the FDIC in connection with the acquisitions of FNBCF, CCB and CB, the risks associated with the loans and foreclosed real estate acquired from the 2011 Acquired Institutions have been completely altered, making the historical financial information of the 2011 Acquired Institutions immaterial to an understanding of the Company’s present and planned future operations.

In addition, the business strategy of the Bank relies heavily on its acquisition activities and its loss share resolution businesses, and on the remediation and disposal of Covered Assets it acquired from the FDIC, and is fundamentally different from the business of each of the 2011 Acquired Institutions. In light of the foregoing, management believes that the nature and magnitude of the federal assistance provided in connection with the acquisition of certain assets, and the assumption of certain liabilities, of each of the 2011 Acquired Institutions is so pervasive that the relevance of any historical information to an assessment of future operations of the Company is substantially reduced. Therefore, the Company has omitted the historical financial statements of SSCB, FNBCF, CCB and CB in these condensed consolidated financial statements.

The Company believes that the Bank’s loss sharing agreements with the FDIC mitigate the Company’s risk of loss on the Covered Assets acquired from the 2011 Acquired Institutions. Nonetheless, to the extent the actual values realized for the Covered Assets are different from the Bank’s estimates of such values at the time of acquisition of each of the 2011 Acquired Institutions, the loss share indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC. Additionally, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition dates of the 2011 Acquired Institutions.

The following table summarizes the assets acquired, liabilities assumed, and consideration received from or paid to the FDIC in connection with the acquisition of each of the 2011 Acquired Institutions (in thousands):

	SSCB	FNBCF	CCB	CB	Total

Balances prior to business combination adjustments:
Total assets	$114,648	$342,838	$67,085	$129,749	$654,320
Total liabilities	117,312	324,712	67,105	122,815	631,944
Net assets acquired (liabilities assumed)	(2,664)	18,126	(20)	6,934	22,376
Discount on assets acquired	(31,564)	(8,239)	(2,811)	(4,415)	(47,029)

Amount due to (from) FDIC	$(34,228)	$9,887	$(2,831)	$2,519	$(24,653)

Consideration received from (paid to) FDIC:
Cash	$34,218	$(10,100)	$2,870	$(2,543)	$24,445
Other assets	10	213	(39)	24	208

Net consideration received (paid)	$34,228	$(9,887)	$2,831	$(2,519)	$24,653

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following table summarizes the fair value adjustments and determination of gain with respect to the acquisition of each of the 2011 Acquired Institutions (in thousands):

	SSCB	FNBCF	CCB	CB	Total

Book value of assets (liabilities) prior to acquisition	$(2,664)	$18,126	$(20)	$6,934	$22,376
Net consideration received from (paid to) FDIC	34,228	(9,887)	2,831	(2,519)	24,653

Net assets acquired before fair value adjustments	31,564	8,239	2,811	4,415	47,029

Adjustments to fair value of assets acquired and liabilities assumed:
Assets:
Loans	(16,355)	(69,833)	(15,261)	(31,222)	(132,671)
Loss share indemnification asset	—	56,003	14,109	28,655	98,767
OREO	(2,344)	(6,713)	(1,852)	(4,181)	(15,090)
Intangible assets	1,028	1,900	200	800	3,928
Deferred tax assets	—	—	279	—	279

Fair value adjustments to assets	(17,671)	(18,643)	(2,525)	(5,948)	(44,787)

Liabilities:
Time deposits	620	780	200	300	1,900
Borrowings	378	1,379	215	—	1,972
Deferred tax liabilities	5,111	—	—	—	5,111
Clawback liability	—	—	308	—	308
Value appreciation instruments	130	558	—	—	688

Fair value adjustments to liabilities	6,239	2,717	723	300	9,979

Net fair value adjustments	(23,910)	(21,360)	(3,248)	(6,248)	(54,766)

Gain (Goodwill) on FDIC assisted transactions	$7,654	$(13,121)	$(437)	$(1,833)	$(7,737)

The following is a description of the methods used to determine the fair values of significant assets and liabilities presented above.

Cash and Cash Equivalents:

The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets.

Investment Securities:

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair value estimates are based on observable inputs including

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

quoted market prices for similar instruments, quoted market prices that are not in an active market or other inputs that are observable in the market.

Federal Home Loan Bank Stock and Other Bank Stock:

Federal Home Loan Bank stock and other bank stock are recognized at cost as a reasonable estimate for fair value, as these instruments are only redeemable at par and had no evidence of impairment.

Loans:

Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, delinquency and credit classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates. Additional assumptions used include default rates, loss severity, payment curves, loss curves and prepayment speeds.

Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on market rates for new originations of comparable loans at the time of acquisition and include adjustments for liquidity concerns.

Loss Share Indemnification Asset:

Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements of the losses and the applicable loss sharing percentages. These cash flows were discounted using a risk-free yield curve plus a premium reflecting the uncertainty related to the collection amounts, timing of the cash flows and other liquidity concerns.

Other Real Estate Owned (“OREO”):

OREO is presented at the estimated fair value, net of related costs of disposal.

Deferred Tax Asset or Deferred Tax Liability, net:

Deferred tax asset or liability, net, represents the net tax-effected differences between the book basis and tax basis of certain acquired assets and liabilities, including the acquired investment securities, loans, OREO, loss share indemnification asset, time deposits and Federal Home Loan Bank (“FHLB”) advances.

Core Deposit Intangible:

The fair value of the core deposit intangible asset was estimated based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. In determining the value, proper consideration was given to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Goodwill:

The amount of goodwill represents the residual difference in the fair value of the net liabilities acquired and reflects the market share, synergies and related benefits expected to

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

result from the acquisition. The goodwill is assigned to the Bank, the Company’s community banking segment.

Other Assets:

The fair value of other assets was determined based on management’s assessment of the collectability and realisability of such assets at acquisition date.

Deposits:

The fair values used for the demand and savings deposits that comprise the transaction accounts acquired equal the amount payable on demand at the acquisition date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such deposits.

Advances from the FHLB:

The fair values of advances from the FHLB are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such advances.

Other Liabilities:

The fair value of other liabilities is based primarily on the carrying amounts, which is a reasonable estimate based on the short-term nature of these liabilities. Included in other liabilities are the value appreciation instrument agreements at their estimated fair value on the acquisition date. The fair value of the value appreciation instrument agreements was determined using the Black-Scholes option pricing model.

Clawback liability:

The loss sharing agreements between the Company and the FDIC for certain of the Acquisitions include clawback provisions that obligate the Company to pay the FDIC a certain amount in the event that losses incurred by the Company do not reach a certain threshold upon termination of the loss sharing agreement.

The fair value of the clawback liability is estimated using the same discounted cash flow model used to determine the loss share indemnification asset. This fair value estimate is based on the present value of the calculated clawback liability using a discount rate that takes into account the Company’s credit risk. The calculated liability is based on the terms of the applicable loss sharing agreement, the projected losses on Covered Assets and the cumulative servicing amount, if applicable.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following table summarizes the assets acquired and liabilities assumed in connection with each of the 2011 Acquired Institutions based on preliminary estimates of fair value (in thousands):

	SSCB	FNBCF	CCB	CB	Total

Assets acquired:
Cash and cash equivalents	$41,804	$33,692	$22,645	$23,191	$121,332
Investment securities:
Available-for-sale securities	15,665	35,194	—	—	50,859
Federal Home Loan Bank and other bank stock	614	2,553	544	277	3,988

Total investment securities	16,279	37,747	544	277	54,847

Loans receivable, net	66,856	173,473	27,149	62,682	330,160
Loss share indemnification asset	—	56,003	14,109	28,655	98,767
Other real estate owned	4,760	8,829	2,319	4,608	20,516
Core deposit intangible	1,028	1,900	200	800	3,928
Deferred taxes asset	—	—	279	—	279
Other assets	478	2,664	146	1,069	4,357

Total assets acquired	131,205	314,308	67,391	121,282	634,186

Liabilities assumed:
Deposits	111,154	293,314	60,102	122,752	587,322
Advances from the Federal Home Loan Bank	7,147	32,379	7,215	—	46,741
Value appreciation instruments	130	558	—	—	688
Clawback liability	—	—	308	—	308
Deferred tax liability	5,111	—	—	—	5,111
Other liabilities	9	1,178	203	363	1,753

Total liabilities assumed	123,551	327,429	67,828	123,115	641,923

Gain (Goodwill) on FDIC assisted transactions	$7,654	$(13,121)	$(437)	$(1,833)	$(7,737)

Acquisition-related costs, which are included in other non-interest expense in the accompanying condensed statements of operations and comprehensive income (loss) for the six months ended June 30, 2011 and 2010 were $603,000 and $1.6 million, respectively.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following is a summary of loans purchased in connection with the acquisition of certain assets of SSCB (in thousands):

				Purchased
				Non-Credit
	Purchase Credit Impaired			Impaired
	Unpaid	Additional	Total	Unpaid
	Principal	Contractual	Contractual	Principal
	Balance	Cash Flows	Cash Flows	Balance	Total

Real estate loans:
Commercial real estate	$31,546	$7,095	$38,641	$642	$39,283
Construction	11,458	4,157	15,615	79	15,694
1-4 single family residential	13,997	9,382	23,379	803	24,182
Home equity loans and lines of credit	1,345	205	1,550	211	1,761

Total real estate loans	58,346	20,839	79,185	1,735	80,920
Other loans:
Commercial	17,543	5,195	22,738	653	23,391
Consumer	4,171	1,373	5,544	761	6,305

Total other loans	21,714	6,568	28,282	1,414	29,696

Total loans	$80,060	$27,407	107,467	3,149	$110,616

Non-accretable difference			(30,477)		(30,477)

Total expected cash flows (1)			76,990	3,149	80,139

Accretable discount			(12,880)	(403)	(13,283)

Fair value			$64,110	$2,746	$66,856

(1)	For Non-PCI loans, or loans acquired that are not considered purchased credit-impaired loans (“PCI loans”) at acquisition, the total expected cash flows represent the unpaid principal balance (“UPB”).

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following is a summary of loans purchased in connection with the acquisition of certain assets of FNBCF (in thousands):

				Purchased
				Non-Credit
	Purchase Credit Impaired			Impaired
	Unpaid	Additional	Total	Unpaid
	Principal	Contractual	Contractual	Principal
	Balance	Cash Flows	Cash Flows	Balance	Total

Real estate loans:
Commercial real estate	$142,525	$51,889	$194,414	$—	$194,414
Construction	45,017	10,514	55,531	—	55,531
1-4 single family residential	19,354	10,867	30,221	—	30,221
Home equity loans and lines of credit	10,337	2,328	12,665	11,326	23,991

Total real estate loans	217,233	75,598	292,831	11,326	304,157
Other loans:
Commercial	10,222	1,884	12,106	3,807	15,913
Consumer	490	90	580	228	808

Total other loans	10,712	1,974	12,686	4,035	16,721

Total loans	$227,945	$77,572	305,517	$15,361	$320,878

Non-accretable difference			(112,099)		(112,099)

Total expected cash flows (1)			193,418	15,361	208,779

Accretable discount			(30,169)	(5,137)	(35,306)

Fair value			$163,249	$10,224	$173,473

(1)	For Non-PCI loans, the total expected cash flows represent the UPB.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following is a summary of loans purchased in connection with the acquisition of certain assets of CCB (in thousands):

				Purchased
				Non-Credit
	Purchase Credit Impaired			Impaired
	Unpaid	Additional	Total	Unpaid
	Principal	Contractual	Contractual	Principal
	Balance	Cash Flows	Cash Flows	Balance	Total

Real estate loans:
Commercial real estate	$29,000	$15,611	$44,611	$—	$44,611
1-4 single family residential	9,843	8,859	18,702	—	18,702

Total real estate loans	38,843	24,470	63,313	—	63,313
Other loans:
Commercial	1,852	892	2,744	802	3,546
Consumer	318	39	357	594	951

Total other loans	2,170	931	3,101	1,396	4,497

Total loans	$41,013	$25,401	66,414	$1,396	67,810

Non-accretable difference			(34,530)		(34,530)

Total expected cash flows (1)			31,884	1,396	33,280

Accretable discount			(5,911)	(220)	(6,131)

Fair value			$25,973	$1,176	$27,149

(1)	For Non-PCI loans, the total expected cash flows represent the UPB.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following is a summary of loans purchased in connection with the acquisition of certain assets of CB (in thousands):

				Purchased
				Non-Credit
	Purchase Credit Impaired			Impaired
	Unpaid	Additional	Total	Unpaid
	Principal	Contractual	Contractual	Principal
	Balance	Cash Flows	Cash Flows	Balance	Total

Real estate loans:
Construction	$16,010	$5,906	$21,916	$—	$21,916
1-4 single family residential	27,730	28,640	56,370	2,373	58,743
Home equity loans and lines of credit	1,683	644	2,327	1,877	4,204

Total real estate loans	45,423	35,190	80,613	4,250	84,863
Other loans:
Commercial	42,053	28,513	70,566	2,032	72,598
Consumer	2	—	2	145	147

Total other loans	42,055	28,513	70,568	2,177	72,745

Total loans	$87,478	$63,703	151,181	$6,427	157,608

Non-accretable difference			(72,058)		(72,058)

Total expected cash flows (1)			79,123	6,427	85,550

Accretable discount			(21,345)	(1,523)	(22,868)

Fair value			$57,778	$4,904	$62,682

(1)	For Non-PCI loans, the total expected cash flows represent the UPB.

UPBs of PCI loans were reduced during the six month period ended June 30, 2011, by approximately $19.1 million since the dates of the acquisition of the 2011 Acquired Institutions through repayments by borrowers, loan sales, transfers to OREO and charge-offs of customer loan balances.

The following table presents the components of the loss share indemnification assets of the 2011 Acquired Institutions as of their respective acquisition dates (in thousands):

	FNBCF	CCB	CB	Total

Estimated portion of gross losses subject to FDIC indemnification:
Commercial assets	$43,843	$9,987	$19,554	$73,384
1-4 single family residential assets	13,089	3,986	9,001	26,076
Other real estate owned	5,370	1,481	3,345	10,196

Estimated portion of gross losses subject to FDIC indemnification:	62,302	15,454	31,900	109,656
Fair value discount	(6,299)	(1,345)	(3,245)	(10,889)

Loss share indemnification asset at acquisition dates	$56,003	$14,109	$28,655	$98,767

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

As previously disclosed in the notes to the 2010 consolidated financial statements, the Company entered into two equity appreciation agreements and a value appreciation instrument agreement with the FDIC in connection with certain of its 2010 acquisitions. The Company did not account for these as contingent consideration as of December 31, 2010, which had an immaterial impact on the financial statements. During the six month period ended June 30, 2011, the Company corrected its accounting by recognizing a contingent consideration liability for each of these instruments. This correction resulted in an increase in other non-interest expense of $736,000.

4	Investment Securities

Investment securities at June 30, 2011 and December 31, 2010 are summarized as follows (in thousands):

	June 30, 2011
	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value

Held to maturity:
Foreign bonds	$526	$—	$(6)	$520

Available for sale:
U.S. Government agencies and sponsored enterprises obligations	$708,484	$572	$(36)	$709,020
U.S. Government agencies and sponsored enterprises mortgage-backed securities	112,961	1,467	(55)	114,373
State and municipal obligations	232,770	56	—	232,827
Asset-backed securities	272,624	426	(212)	272,838
Corporate bonds and other securities	347,529	1,164	(741)	347,951

	$1,674,368	$3,685	$(1,044)	$1,677,009

	December 31, 2010
	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value

Held to maturity:
Foreign bonds	$512	$36	$—	$548

Available for sale:
U.S. Government agencies and sponsored enterprises obligations	$1,411,001	$35	$(1,489)	$1,409,547
U.S. Government agencies and sponsored enterprises mortgage-backed securities	80,765	292	(626)	80,431
State and municipal obligations	1,439	2	(18)	1,423
Asset-backed securities	3,060	75	—	3,135
Corporate bonds and other securities	119,821	379	—	120,200

	$1,616,086	$783	$(2,133)	$1,614,736

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following is a summary of investment securities at June 30, 2011 and December 31, 2010, by contractual maturity, and adjusted for anticipated prepayments (in thousands):

	June 30, 2011		December 31, 2010
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Held to maturity:
Due after one year through five years	$526	$520	$512	$548

Total held to maturity	$526	$520	$512	$548

Available for sale:
Due within one year	$2,894	$2,903	$766,567	$766,315
Due after one year through five years	1,092,097	1,093,052	766,840	766,092
Due after five years through ten years	180,736	181,057	1,478	1,461
Due after ten years	398,641	399,997	81,201	80,868

Total available for sale	$1,674,368	$1,677,009	$1,616,086	$1,614,736

The expected life of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay the underlying mortgage loans with or without call or prepayment penalties. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been included in maturity groupings based on estimated prepayments.

The following table presents the estimated fair values and the gross unrealized loss on investment securities in an unrealized loss position (in thousands):

	June 30, 2011		December 31, 2010
	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss

Available for sale:
U.S. Government agencies and sponsored enterprises obligations	$21,707	$(36)	$910,393	$(1,489)
U.S. Government agencies and sponsored enterprises mortgage-backed securities	13,017	(55)	50,124	(626)
State and municipal obligations	—	—	914	(18)
Asset-backed securities	74,748	(212)	—	—
Corporate bonds and other securities	134,946	(741)	—	—

Total available for sale	$244,418	$(1,044)	$961,431	$(2,133)

Substantially all securities available for sale at June 30, 2011 and December 31, 2010 are investment grade based on ratings from recognized rating agencies. The fair value and unrealized loss for securities in an unrealized loss position in excess of one year at June 30, 2011 amounted to $11.8 million and $45,000, respectively. Substantially all securities in an unrealized loss position in excess of one year are securities issued by U.S. Government and sponsored enterprises.

The Company monitors its investment securities for other than temporary impairments (“OTTI”). Impairment is evaluated on an individual security basis considering numerous factors, and its relative significance varies depending on the situation. The Company has evaluated the nature of unrealized losses in the investment securities portfolio to determine if

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

OTTI exists. The unrealized losses relate to change in market interest rates, specific market conditions and do not represent credit-related impairments. Furthermore, it is more-likely-than-not that the Company will be able to retain the securities for a period of time sufficient for a recovery in value to the amortized cost basis. Management has completed an assessment of each security in an unrealized loss position for credit impairment and has determined that no individual security had OTTI at June 30, 2011 and December 31, 2010, respectively. The following describes the basis under which the Company has evaluated OTTI:

U.S. Government Agencies and Sponsored Enterprises Mortgage-Backed Securities (“MBS”):

The unrealized losses associated with U.S. Government agencies and sponsored enterprises MBS are primarily driven by changes in interest rates. These securities have either an explicit or implicit U.S. government guarantee.

Corporate Bonds and Asset Backed Securities:

Securities were generally underwritten in accordance with the Company’s own investment standards prior to the decision to purchase, without relying on a bond issuer’s guarantee in making the investment decision. These investments are investment grade and will continue to be monitored as part of the Company’s ongoing impairment analysis, but are expected to perform in accordance with terms.

Proceeds from sale of investment securities available for sale during the six months ended June 30, 2011 and 2010 totaled $2.3 billion and $0.8 billion, respectively, resulting in gross realized gains of $0.9 million and $0.3 million and gross realized losses of zero and $0.6 million, respectively, which are included in non-interest income in the consolidated statements of operations and comprehensive income (loss).

As part of the Company’s liquidity management strategy, the Company pledges securities to secure borrowings from the FHLB. The Company also pledges securities to collateralize public deposits. The amortized cost and fair value of pledged securities totaled $270.8 million and $271.4 million and $380.5 million and $367.6 million, respectively, at June 30, 2011 and December 31, 2010.

5	Loans Receivable, Net

The Company’s loans receivable primarily consist of loans acquired in the Acquisitions, the majority of which are covered by a loss sharing agreement with the FDIC (“Covered Loans”). A substantial portion of the Covered Loans exhibited evidence of deterioration in credit quality since origination, and are defined as PCI loans. The remaining portfolio of Covered Loans consists of loans acquired that are not considered PCI loans at acquisition, or Non-PCI loans. “Non-Covered Loans” consist of loans originated by the Company and loans acquired in the Acquisitions which are not covered by a loss sharing agreement. A substantial portion of the acquired non-Covered Loans were classified as PCI loans at acquisition. Approximately 74.5% and 98.3% of the loan portfolio at June 30, 2011 and December 31, 2010, respectively, is covered by loss sharing agreements with the FDIC.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following tables summarize the Company’s loans receivable by portfolio segment at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011
	Covered Loans		Non-Covered Loans
	Purchase		Purchase
	Credit	Other	Credit	Other		Percent
	Impaired	Loans	Impaired	Loans	Total	of Total

Real estate loans:
Commercial real estate	$368,990	$17,940	$38,172	$88,881	$513,983	51.4%
1-4 single family residential	91,173	4,129	10,897	2,548	108,747	10.9%
Construction	151,310	815	7,385	1,796	161,306	16.1%
Home equity loans and lines of credit	12,683	29,237	1,299	1,098	44,317	4.4%

Total real estate loans	$624,156	$52,121	$57,753	$94,323	$828,353	82.8%

Other loans:
Commercial and industrial	$39,664	$14,164	$2,684	$91,119	$147,631	14.8%
Consumer	16,354	2,734	1,677	3,870	24,635	2.4%

Total other loans	$56,018	$16,898	$4,361	$94,989	$172,266	17.2%

Total loans held in portfolio	$680,174	$69,019	$62,114	$189,312	$1,000,619	100.0%

Unearned discount, premiums and deferred costs, net	—	(10,337)	—	(216)	(10,553)

Total loans held in portfolio, net of discounts, premiums and deferred costs	$680,174	$58,682	$62,114	$189,096	$990,066
Allowance for loan losses	(9,546)	—	—	(1,636)	(11,182)

Loans held in portfolio, net	$670,628	$58,682	$62,114	$187,460	$978,884

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

	December 31, 2010
	Covered Loans		Non-Covered Loans
	Purchase		Purchase
	Credit	Other	Credit	Other		Percent
	Impaired	Loans	Impaired	Loans	Total	of Total

Real estate loans:
Commercial real estate	$361,433	$20,561	$—	$2,457	$384,451	72.3%
1-4 single family residential	41,074	—	—	2,654	43,728	8.2%
Construction	22,925	—	—	—	22,925	4.3%
Home equity loans and lines of credit	—	13,235	—	—	13,235	2.5%

Total real estate loans	$425,432	$33,796	$—	$5,111	$464,339	87.3%

Other loans:
Commercial and industrial	$44,057	$14,961	$—	$1,161	$60,179	11.3%
Consumer	3,402	1,447	1,265	970	7,084	1.3%
Other	—	—	—	262	262	0.1%

Total other loans	$47,459	$16,408	$1,265	$2,393	$67,525	12.7%

Total loans held in portfolio	$472,891	$50,204	$1,265	$7,504	$531,864	100.0%

Unearned discount, premiums and deferred costs, net	—	(7,520)	—	—	(7,520)

Total loans held in portfolio, net of discounts, premiums and deferred costs	$472,891	$42,684	$1,265	$7,504	$524,344
Allowance for loan losses	(8,933)	—	—	(90)	(9,023)

Loans held in portfolio, net	$463,958	$42,684	$1,265	$7,414	$515,321

At June 30, 2011 and December 31, 2010, the UPB of PCI loans was $988.1 million and $803.1 million, respectively.

At June 30, 2011 and December 31, 2010, the majority of outstanding loans were to customers domiciled in Florida (97.0% and 90.7% respectively). No other state represented borrowers with more than 1.1% and 3.0% of loans outstanding at June 30, 2011 and December 31, 2010, respectively.

The accretable discount on PCI loans represents the amount by which the undiscounted expected cash flows on such PCI loans exceed their carrying value. The increase in expected cash flow for certain PCI loan pools acquired in 2010 resulted in the reclassification of $53.4 million in non-accretable difference to accretable discount as of June 30, 2011. Changes

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

in accretable discount for PCI loans for the six months ended June 30, 2011 and June 30, 2010 were as follows (in thousands):

	June 30,	June 30,
	2011	2010

Balance at beginning of period	$80,142	$—
Additions to accretable discount resulting from acquisitions	70,305	85,738
Accretion	(28,432)	(9,043)
Reclassifications from non-accretable difference	53,388	—

Balance at end of period	$175,403	$76,695

6	Allowance for Loan Losses (ALL)

The ALL reflects management’s estimate of probable credit losses inherent in the loan portfolio. The computation of the ALL includes elements of judgment and high levels of subjectivity. A substantial portion of the Company’s loans were acquired in failed bank acquisitions, were purchased at a substantial discount to their original book value and are covered by loss sharing agreements with the FDIC.

The Company’s accounting method for loans and the related ALL differs depending on whether the loans are originated or purchased, and for purchased loans, whether the purchased loan has experienced credit deterioration since origination and it is probable at acquisition that the Company will not be able to collect all the contractual principal and interest due from the borrower. The Company therefore assesses and monitors credit risk and portfolio performance using distinct methodologies for each class of loans receivable, namely PCI loans and Non-PCI loans. Within each class the Company further disaggregates the portfolios into the following segments: commercial real estate, 1-4 single family residential, construction, home equity loans and lines of credit, commercial and industrial and consumer.

PCI loans are aggregated into pools, which are part of a portfolio segment, with common risk characteristics at acquisition. The Company makes an estimate of each pool’s contractual principal and interest payments as well as total cash flow it expects to collect from the loan pools at acquisition. The Company continues to estimate the expected cash flows from each pool over the life of the loans. For PCI loan pools, an ALL is recorded when it is probable that the Company will be unable to collect all of the cash flows expected at acquisition, plus additional cash flows expected to be collected arising from changes in estimates after acquisition. A specific allowance is established when subsequent evaluations of expected cash flows from PCI loan pools reflect a decrease in those estimates.

The ALL for Non-PCI loans is evaluated by portfolio segment for small homogenous loans. General allowances are established for portfolio segments based on risk characteristics, economic conditions, the Company’s and industry delinquency and historical loss trends and expected loss given default. Specific reserves for classified loans are established using a combination of these factors and the Company’s internal risk rating process. This method is applied to all Non-PCI loan portfolio segments, including, non-impaired commercial real estate, construction and commercial and industrial loan segments. A specific allowance is established for large commercial real estate, construction and commercial and industrial impaired loans that are evaluated on an individual basis. The specific allowance established for these loans is based on a thorough analysis of the most probable source of repayment, including present value of the loans expected future cash flows, the loans estimated market value or estimated

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

fair value of the underlying collateral less cost of disposition. Impaired loans are identified through the Company’s internal review and risk rating system.

Other adjustments for qualitative factors may be made to the ALL for pools of PCI loans and Non-PCI portfolio segments after an assessment of internal and external influences on credit quality and loss severity that are not fully reflected in the historical loss or risk rating data.

As a result of the Company’s limited history and stringent credit requirements, its originated portfolio is not sufficiently seasoned to have experienced any impaired loans as of June 30, 2011 and June 30, 2010. In addition, the acquired Non-PCI loans have not exhibited any individually significant impaired loans as of June 30, 2011 and 2010. The Company therefore has evaluated its PCI and Non-PCI loans by portfolio segments on a collective basis for purposes of determining the adequacy of the ALL as of June 30, 2011 and June 30, 2010.

Since the recording of a provision for loan losses on Covered Loans represents an increase in the amount of reimbursement we ultimately expect to receive from the FDIC under the loss sharing agreements, the provision is partially offset with an increase in the loss share indemnification asset and non-interest income in the consolidated statement of operations and comprehensive income (loss) for the present value of the projected increase. Therefore, the impact on the consolidated results of operations and comprehensive income (loss) of an increase in the provision for Covered Loans is significantly mitigated by the protection afforded by the loss sharing agreements (for further information see Note 7 to the condensed consolidated financial statements).

Increases (decreases) in the loss share indemnification asset of $1.5 million were reflected in non-interest income for the six months ended June 30, 2011, related to the provision for loan losses on Covered Loans, including both PCI and Non-PCI loans.

Changes in the ALL by loan class and portfolio segment for the six month periods ended June 30, 2011 and June 30, 2010, respectively, are as follows (in thousands):

	Six Month Period Ended June 30, 2011
		1 - 4
		Single		Home Equity	Commercial
	Commercial	Family		Loans and Lines	and
	Real Estate	Residential	Construction	of Credit	Industrial	Consumer	Total

ALL beginning balance	$4,923	$298	$2,933	$—	$624	$245	$9,023
Provision for Non-PCI loans	730	8	5	5	795	3	1,546
Provision (credit) for PCI loans	2,823	(75)	(654)	—	(20)	246	2,320

Total provision	3,553	(67)	(649)	5	775	249	3,866

Charge-offs—PCI loans	(833)	(181)	—	—	(596)	(97)	(1,707)

Balance at June 30, 2011	$7,643	$50	$2,284	$5	$803	$397	$11,182

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

	Six Month Period Ended June 30, 2010
		1 - 4
		Single		Home Equity	Commercial
	Commercial	Family		Loans and Lines	and
	Real Estate	Residential	Construction	of Credit	Industrial	Consumer	Total

ALL beginning balance	$—	$—	$—	$—	$—	$—	$—
Provision for Non-PCI loans	24	36	—	—	7	9	76
Provision for PCI loans	—	—	—	—	43	—	43

Total provision	24	36	—	—	50	9	119

Charge-offs—PCI loans	—	—	—	—	(43)	—	(43)

Balance at June 30, 2010	$24	$36	$—	$—	$7	$9	$76

The ALL by loan class and portfolio segment as of December 31, 2010 is as follows (in thousands):

		1 - 4
		Single		Home Equity	Commercial
	Commercial	Family		Loans and Lines	and
	Real Estate	Residential	Construction	of Credit	Industrial	Consumer	Total

PCI loans	$4,895	$255	$2,933	$—	$616	$234	$8,933
Non-PCI loans	28	43	—	—	8	11	$90

ALL Balance as of December 31, 2010	$4,923	$298	$2,933	$—	$624	$245	$9,023

Credit Quality Indicators

Management considers delinquency status to be the most meaningful indicator of the credit quality of one-to-four single family residential, home equity loans and lines of credit and consumer loans. Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for Non-PCI commercial, construction and commercial real estate loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact management’s estimates of loss factors used in determining the amount of the ALL. Internal risk ratings are updated on a continuous basis. Relationships with balances in excess of $250,000 are re-evaluated at least annually and more frequently if circumstances indicate that a change in risk rating may be warranted. Loans exhibiting potential credit weaknesses that deserve management’s close attention and that if left uncorrected may result in deterioration of the repayment capacity of the borrower are categorized as special mention. Loans with well-defined credit weaknesses including payment defaults, declining collateral values, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost overruns, unreasonable construction delays, past due real estate taxes or exhausted interest reserves are assigned an internal risk rating of substandard. A loan with a weakness so severe that collection in full is highly questionable or improbable will be assigned an internal risk rating of doubtful.

Certain PCI loan pools have been classified as impaired based on a decrease in expected cash flows during the period. PCI loans are classified as accruing loans due to discount accretion. Substantially all Non-PCI loans in non-accrual status are Covered Loans. The following table shows the Company’s investment in impaired PCI loan pools by portfolio segment and impaired Non-PCI loans in non-accrual status as of and for the six months ended

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

June 30, 2011 and as of and for the year ended December 31, 2010, respectively (in thousands) and impaired loans in non-accrual status:

	UPB of	Investment in	Specific	Impaired	Average	Interest
	Impaired	Impaired	Allowance	Non-PCI	Recorded	Income
	Loans in	Loans in	Allocated to	Loans in	Investment in	Recognized
As of and for the Six Month	Accrual	Accrual	Impaired	Non-Accrual	Impaired	On Impaired
Period Ended June 30, 2011	Status	Status	Loans	Status	Loans	Loans

Real estate loans:
Commercial real estate	$42,518	$42,947	$6,873	$6,977	$33,332	$875
1-4 single family residential	3,066	3,066	—	2,812	8,609	217
Construction	81,621	74,137	2,278	—	74,527	3,192
Home equity loans and lines of credit	394	394	—	394	349	—

Total real estate loans	127,599	120,544	9,151	10,183	116,817	4,284

Other loans:
Commercial	2,805	2,805	—	2,218	11,998	332
Consumer	1,080	1,341	395	83	1,396	47

Total other loans	3,885	4,146	395	2,888	13,394	379

Impaired loans held in portfolio, net	$131,484	$124,690	$9,546	$12,484	$130,211	$4,663

	UPB of	Investment in	Specific	Impaired	Average	Interest
	Impaired	Impaired	Allowance	Non-PCI	Recorded	Income
	Loans in	Loans in	Allocated to	Loans in	Investment in	Recognized
As of and for the Year Ended	Accrual	Accrual	Impaired	Non-Accrual	Impaired	On Impaired
December 31, 2010	Status	Status	Loans	Status	Loans	Loans

Real estate loans:
Commercial real estate	$33,349	$27,060	$4,895	$1,254	$4,568	$1,203
1-4 single family residential	14,985	12,225	256	—	2,037	326
Construction	86,769	70,603	2,937	—	11,918	3,137
Home equity loans and lines of credit	210	—	—	210	35	—

Total real estate loans	135,313	109,888	8,088	1,464	18,558	4,666

Other loans:
Commercial	19,205	17,041	616	141	2,847	594
Consumer	1,259	1,265	247	—	211	71

Total other loans	20,464	18,306	863	141	3,058	665

Impaired loans held in portfolio, net	$155,777	$128,194	$8,951	$1,605	$21,616	$5,331

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

In evaluating credit risks the Company looks at multiple factors including delinquencies. The following table summarizes the carrying value of loans that are delinquent in excess of 30 days and still accruing and Non-PCI loans in non-accrual as of June 30, 2011 and December 31, 2010 (in thousands).

	June 30, 2011					December 31, 2010
			Loans Past					Loans Past
			Due 90					Due 90
		Loans	Days and	Loans in	Total	Loans	Loans	Days and	Loans in	Total
	Loans Past	Past Due	Over and	Non-	Loans in	Past Due	Past Due	Over and	Non-	Loans in
	Due 30 to	60 to 89	Still	Accrual	Delinquent	30 to 59	60 to 89	Still	Accrual	Delinquent
Non-PCI Loans	59 Days	Days	Accruing	Status	Status	Days	Days	Accruing	Status	Status

Real estate loans:
Commercial real estate	$—	$—	$192	$6,977	$7,169	$—	$—	$—	$1,254	$1,254
1-4 single family residential	236	—	—	2,812	3,048	465	—	—	—	465
Construction	28	—	—	—	28	—	—	—	—	0
Home equity loans and lines of credit	148	—	148	394	690	72	—	—	210	282

Total real estate loans	412	—	340	10,183	10,935	537	—	—	1,464	2,001

Commercial and industrial	134	82	99	2,218	2,533	2,484	87	—	141	2,712
Consumer	46	—	96	83	225	—	—	—	—	—

Total	$592	$82	$535	$12,484	$13,693	$3,021	$87	$—	$1,605	$4,713

	June 30, 2011				December 31, 2010
			Loans Past				Loans Past
			Due 90				Due 90
		Loans	Days and	Total	Loans	Loans	Days and	Total
	Loans Past	Past Due	Over and	Loans in	Past Due	Past Due	Over and	Loans in
	Due 30 to	60 to 89	Still	Delinquent	30 to 59	60 to 89	Still	Delinquent
PCI Loans	59 Days	Days	Accruing	Status	Days	Days	Accruing	Status

Real estate loans:
Commercial real estate	$20,591	$13,545	$88,917	$123,053	$4,031	$9,804	$59,439	$73,274
1-4 single family residential	3,298	3,780	21,850	28,928	2,723	1,309	7,490	11,522
Construction	5,740	7,961	67,814	81,515	4,979	3,502	60,409	68,890
Home equity loans and lines of credit	872	188	4,800	5,860	636	601	4,796	6,033

Total real estate loans	30,501	25,474	183,381	239,356	12,369	15,216	132,134	159,719

Commercial and industrial	450	450	6,854	7,754	71	8	6,516	6,595
Consumer	139	203	8,405	8,747	22	11	98	131

Total	$31,090	$26,127	$198,640	$255,857	$12,462	$15,235	$138,748	$166,445

Substantially all loans in delinquent status are covered under loss sharing agreements with the FDIC.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following tables summarize the Company’s Non-PCI and non-Covered Loan portfolio segments by key indicators of credit quality as of June 30, 2011 and December 31, 2010 (in thousands):

	Commercial		Commercial &
As of June 30, 2011	Real Estate	Construction	Industrial	Total

Non-Covered Loans:
Pass	$63,070	$1,796	$88,773	$153,639
Special Mention	3,917	—	203	4,120
Substandard	21,894	—	2,143	24,037

Total Non-Covered Loans	88,881	1,796	91,119	181,796

Non-PCI loans:
Pass	17,725	815	14,164	32,704
Substandard	215	—	—	215

Total Non-PCI loans	17,940	815	14,164	32,919

	$106,821	$2,611	$105,283	$214,715

	Commercial		Commercial &
As of December 31, 2010	Real Estate	Construction	Industrial	Total

Non-Covered Loans:
Pass	$2,343	$—	$1,161	$3,504
Special Mention	114	—	—	114

Total Non-Covered Loans	2,457	—	1,161	3,618

Non-PCI loans:
Pass	20,561	—	14,952	35,513
Substandard	—	—	9	9

Total Non-PCI loans	20,561	—	14,961	35,522

	$23,018	$—	$16,122	$39,140

7  Covered Assets and Loss Sharing Agreements

In each of the Acquisitions (except SSCB), the Company and the FDIC entered into certain loss sharing agreements. Pursuant to the terms of each loss sharing agreement, the Covered Assets are subject to a stated loss threshold, whereby the FDIC will reimburse the Bank for a percentage of the losses incurred on such Covered Assets (or in certain cases, a varying percentage of such losses). The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying Covered Assets, the contractual balance of unfunded commitments that were acquired, plus certain interest and expenses. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC previously paid the Bank a reimbursement under each of the loss sharing agreements. The FDIC’s obligation to reimburse the Bank for a percentage of losses with respect to Covered Assets begins with the first dollar of loss incurred. The expected reimbursements from the FDIC under each of the loss sharing agreements were recorded as a loss share indemnification asset at its estimated fair value on the acquisition date. The acquisition date loss share indemnification asset reflects

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

the present value of the expected net cash reimbursement related to the loss sharing agreements described above.

The following table summarizes the carrying value of asset covered by the loss sharing agreements at June 30, 2011 and December 31, 2010 (in thousands):

	June 30,	December 31,
	2011	2010

Covered assets:
Loans	$729,310	$506,642
OREO	45,127	23,219

Total Covered Assets	$774,437	$529,861

The amounts covered by the loss sharing agreements are the pre-acquisition book value of the underlying assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs applicable to single family residential mortgage loans. The loss sharing agreement applicable to single family residential loans provides for FDIC loss sharing and the Company reimbursement to the FDIC, in each case as described above, for 10 years. The loss sharing agreement applicable to commercial loans and OREO provides for FDIC loss sharing for five years and the Company reimbursement of recoveries to the FDIC for eight years, in each case as described above. The agreements with the FDIC also include an “upside on loss arrangement” provision that may result in an additional payment to the FDIC by the Company if net losses on Covered Assets do not reach a certain threshold upon termination of the loss sharing agreement. (See “Clawback Liability” below).

The loss sharing agreements continue to be measured on the same basis as the related indemnified loans. Because the Covered Loans are accounted for in accordance with the requirements of ASC Topic 310-30, subsequent changes in expected cash flows from the loss sharing agreement also follow this model. The recognition of impairment of the Covered Loans is recorded as a provision for loan losses and immediately increases the expected cash flow from the loss sharing agreement, with the offset recorded as other non-interest income. Subsequent increases in the amount expected to be collected on covered loans results in the reversal of any previously-recorded provision for loan losses and related ALL and adjustments to the FDIC loss share indemnification asset, or prospective adjustment to the accretable discount if no provision for loan losses had been previously recorded. If no provision for loan losses had been recorded, improvements in the expected cash flows from the Covered Loans, which is reflected as an adjustment to yield and accreted into income over the remaining life of the loans, decreases the expected cash flows to be collected from the loss sharing agreement, with such decrease reducing the yield to be accreted on a prospective basis if the total expected cash flows from the loss sharing agreement exceeds its carrying amount; and, if the total expected cash flows are less than the carrying amount the deficit is amortized into income over the shorter of (1) the remaining life of the respective loans or (2) the remaining life of the loss sharing agreement. As of June 30, 2011 the carrying value of the loss share indemnification asset exceeded the total cash flow expected to be collected by $39.3 million and is being amortized over the period of the remaining cash flows using the effective interest method.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Changes in the loss share indemnification asset for the six months ended June 30, 2011 and June 30, 2010 were as follows (in thousands):

	June 30,	June 30,
	2011	2010

Balance at beginning of period	$162,596	$—
Additions to loss share indemnification asset resulting from acquisitions	98,767	304,777
Reimbursable expenses and charged-off interest	5,874	3,217
Accretion (amortization)	(6,635)	2,050
Loss (income) resulting from gains (losses) on Covered Assets, net	3,440	(3,049)
Reductions for claims submitted to FDIC	(29,237)	(48,388)

Balance at end of period	$234,805	$258,607

In connection with the Bank’s loss sharing agreements with the FDIC, the Company will be reimbursed for a portion of certain expenses associated with Covered Assets. The Company recognizes income from reimbursement of qualifying expenses on Covered Loans that have not been charged-off but for which a charge-off is expected. During the six month periods ended June 30, 2011 and June 30, 2010, the Company recognized $8.5 million and $4.2 million, respectively, of expenses subject to reimbursement under the loss sharing agreements and $5.8 million and $3.3 million, respectively, of reimbursement income associated with such expenses.

Clawback Liability

The loss sharing agreements between the Company and the FDIC for certain of the Acquisitions include clawback provisions that obligate the Company to pay the FDIC a certain amount in the event that losses incurred by the Company do not reach a certain threshold upon termination of the loss sharing agreement.

The fair value of the clawback liability is estimated using the same discounted cash flow model used to determine the loss share indemnification asset. This fair value estimate is based on the present value of the calculated clawback liability using a discount rate that takes into account the Company’s credit risk. The calculated liability is based on the terms of the applicable loss sharing agreement, the projected losses on Covered Assets and the cumulative servicing amount, if applicable.

The clawback liability is included in other liabilities in the accompanying condensed consolidated balance sheets and the amortization and loss on re-measurement is included in other non-interest expense in the accompanying statements of operations and other

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

comprehensive income (loss). The following table summarizes the changes in the clawback liability for the six months ended June 30, 2011 and June 2010 (in thousands):

	June 30,	June 30,
	2011	2010

Balance at beginning of period	$9,253	$—
Increase due to acquisitions	308	8,011
Increase due to amortization	304	86
Increase from re-measurement	2,398	—

Balance at end of period	$12,263	$8,097

8  Other Real Estate Owned (“OREO”)

An analysis of OREO for the six months ended June 30, 2011 and June 30, 2010 follows (in thousands):

	June 30,	June 30,
	2011	2010

Balance at beginning of period	$23,219	$—
Additions from acquisitions	20,516	25,143
Transfers from loan portfolio	14,793	5,772
Sales	(8,093)	(6,451)

Balance at end of period	$50,435	$24,464

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

9  Intangible Assets

Goodwill and other intangible assets, which include core deposit and customer relationship intangibles as of June 30, 2011 and December 31, 2010 are summarized as follows (in thousands):

	June 30,	December 31,
	2011	2010

Core deposit intangible	$9,480	$6,121
Goodwill	15,391	—
Other	194	302

Total	$25,065	$6,423

During the six months ended June 30, 2011, the Company acquired certain assets and assumed certain liabilities of the 2011 Acquired Institutions from the FDIC resulting in the recognition of $15.4 million in goodwill and $3.9 million in core deposit intangibles. During the six months ended June 30, 2011 and June 30, 2010, the Company recognized $676,485 and $241,746, respectively, of amortization expense related to intangible assets. The Company expects to amortize an additional $6.9 million of intangibles within the next five years.

10  Stock Option Awards

On January 10, 2011, the Board of Directors granted 785,402 options to Company directors with immediate vesting and 560,500 options to Company employees that vest in equal installments over a period of three years. All the options granted have an exercise price of $21, the estimated fair value of the Company’s stock on the date of grant, are exercisable after January 5, 2013 and expire on January 10, 2021. The options were granted under the Company’s 2009 Equity Incentive Plan covering its directors, employees and affiliates.

The fair value of these options was determined utilizing the Black-Scholes pricing model methodology using the assumptions of a weighted average risk-free interest rate of 1.93%, an expected term of six years, volatility of 36.54%, dividend yield of 2.5%, which resulted in a total fair value of $8.1 million on the date of grant.

The Company recorded a total of $6.0 million of stock based compensation during the six months ended June 30, 2011 and $772,000 during the six months ended June 30, 2010.

11  Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The ability of the Company and the Bank to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under the

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Florida banking laws that cash dividends be paid only out of undivided profits and only if the Company or the Bank have surplus of a specified level.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined) to average assets (as defined). Management believes, at June 30, 2011 and December 31, 2010, that the Company and Bank met all capital adequacy requirements to which they are subject.

In connection with the Bank’s operating agreement with the OCC, the Bank agreed to maintain minimum capital ratios in excess of current regulatory requirements as follows: Tier 1 leverage ratio of 10%, Tier 1 risk-based capital ratio of 11% and total risk-based capital ratio of 12%. These ratios are in lieu of the current capital regulatory requirements to be considered well and adequately capitalized of 5% and 4% of Tier 1 leveraged ratio, 6% and 4% of Tier 1 risk-based capital and 10% and 8% of total risk-based capital, respectively. The Bank’s and Company’s regulatory capital levels at June 30, 2011 and December 31, 2010 are as follows (dollars in thousands):

	June 30, 2011
				Required to be		Required to be
				Considered Well		Considered Adequately
	Actual			Capitalized		Capitalized
Bank Regulatory Capital	Assets	Ratio	Amount	Ratio	Amount	Ratio	Amount

Tier 1 leverage ratio	$2,975,975	13.3%	$395,373	10.0%	$297,598	10.0%	$297,598
Tier 1 risk-based capital ratio	1,336,448	29.6%	395,373	11.0%	147,009	11.0%	147,009
Total risk-based capital ratio	1,336,448	30.4%	406,530	12.0%	160,374	12.0%	160,374

	June 30, 2011
				Required to be		Required to be
				Considered Well		Considered Adequately
	Actual			Capitalized		Capitalized
Company Regulatory Capital	Assets	Ratio	Amount	Ratio	Amount	Ratio	Amount

Tier 1 leverage ratio	$2,981,718	23.6%	$704,225	5.0%	$149,086	4.0%	$119,269
Tier 1 risk-based capital ratio	1,338,519	52.6%	704,225	6.0%	80,311	4.0%	53,541
Total risk-based capital ratio	1,338,519	53.4%	715,382	10.0%	133,852	8.0%	107,082

	December 31, 2010
				Required to be		Required to be
				Considered Well		Considered Adequately
	Actual			Capitalized		Capitalized
Bank Regulatory Capital	Assets	Ratio	Amount	Ratio	Amount	Ratio	Amount

Tier 1 leverage ratio	$2,467,542	13.5%	$333,210	10.0%	$246,754	10.0%	$246,754
Tier 1 risk-based capital ratio	650,755	51.2%	333,210	11.0%	71,583	11.0%	71,583
Total risk-based capital ratio	650,755	52.5%	341,425	12.0%	78,090	12.0%	78,090

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

	December 31, 2010
				Required to be		Required to be
				Considered Well		Considered Adequately
	Actual			Capitalized		Capitalized
Company Regulatory Capital	Assets	Ratio	Amount	Ratio	Amount	Ratio	Amount

Tier 1 leverage ratio	$1,750,381	29.4%	$723,122	5.0%	$122,813	4.0%	$98,250
Tier 1 risk-based capital ratio	705,449	104.1%	723,122	6.0%	41,670	4.0%	27,780
Total risk-based capital ratio	705,449	105.4%	731,808	10.0%	69,451	8.0%	55,561

The Bank is subject to regulations of certain federal and state agencies and can be periodically examined by those authorities. As a consequence, the Bank’s business is susceptible to the impacts of federal legislation and regulations issued by, but not limited to, the Federal Reserve Bank, OCC and FDIC.

12  Fair Value Measurements

The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

Level 1—Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

Level 2—Assets and liabilities valued based on observable market data for similar instruments.

Level 3—Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require.

Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon independent vendor or broker pricing and valuation. When determining the fair value measurements for assets and liabilities and the related fair value hierarchy, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability (observable inputs). When possible, the Company looks to active and observable markets to price identical assets or liabilities and when identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs. Unobservable inputs are only used to measure fair value to the extent that observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity, resulting in diminished observability of both actual trades and assumptions that would otherwise be available to value these instruments, or the value of the underlying collateral is not market observable. Although third party price indications may be available for a security, limited trading activity would make it difficult to support the observability of these quotations.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Financial Instruments Carried at Fair Value on a Recurring Basis

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the general classification of each instrument under the valuation hierarchy.

Investment securities available for sale are carried at fair value on a recurring basis. When available, fair value is based on quoted prices in an active market and as such, would be classified as Level 1 (e.g., U.S. Government agency securities, preferred stock of U.S. Government agencies and mutual funds included). If quoted market prices are not available, fair values are estimated using quoted prices of securities with similar characteristics, discounted cash flows or other pricing models. Investment securities available for sale that the Company classifies as Level 2 include U.S. Government agencies mortgage-backed securities and collateralized mortgage obligations, preferred stock of other issuers and state and municipal obligations. All other investment securities available for sale are classified as Level 3 and include private label mortgage pass-through certificates, collateralized debt obligations and other debt securities for which fair value estimation requires the use of unobservable inputs. The Company values these securities using third party proprietary pricing models that incorporate observable and unobservable inputs.

Value appreciation instruments—The estimated fair value of value appreciation instruments is derived primarily using the Black-Sholes option pricing model. Since the Company’s common stock is not publicly traded on an exchange, significant inputs to the model are not observable, resulting in Level 3 classification.

The fair value of the clawback liability is estimated using a discounted cash flow technique based on projected cash flows related to the resolution of Covered Assets and a discount rate using a risk free rate, plus a premium, resulting in Level 3 classification.

The following table presents the financial instruments measured at fair value on a recurring basis at June 30, 2011 and December 31, 2010, respectively, on the consolidated balance sheet utilizing the hierarchy discussed above (in thousands):

	June 30, 2011				December 31, 2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Available for sale
U.S. Government agencies and sponsored enterprises debt obligations	$—	$709,020	$—	$709,020	$411,250	$1,001,432	$—	$1,412,682
U.S. Government agencies and sponsored enterprises mortgage-backed securities	—	114,373	—	114,373	—	80,431	—	80,431
State and municipal obligations	—	232,826	—	232,826	—	3,135	—	3,135
Asset backed and structured financing	—	272,838	—	272,838	—	1,423	—	1,423
Corporate bonds and other securities	—	347,952	—	347,952	—	117,065	—	117,065
Clawback liability	—	—	12,263	12,263	—	—	9,253	9,253
Value appreciation instruments	—	—	1,195	1,195	—	—	—	—

Total	$—	$1,677,009	$13,458	$1,690,467	$411,250	$1,203,486	$9,253	$1,623,989

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Financial Instruments Measured at Fair Value on a Non-Recurring Basis

Loans that are collateral dependent and OREO are measured for impairment on a non-recurring basis using the fair value of the collateral or real estate owned and are carried at the lower of carrying value or estimated fair value less disposition costs. Fair value of the loan collateral or real estate owned property is primarily determined using the market and income valuation techniques and which incorporate observable and unobservable market data to formulate an opinion of the estimated fair value. When current appraisals are not available, the Company uses its judgment regarding changes in market conditions, based on observable market inputs, to adjust the latest appraised value available. As a result, the estimated fair value is considered Level 3. The Company had no collateral dependent loans as of June 30, 2011 and December 31, 2010. As of June 30, 2011 and December 31, 2010, the Company had $50.4 million and $23.2 million of OREO, respectively.

Intangible assets are initially recorded at estimated fair value and measured for impairment on a non-recurring basis. These assets are reviewed for impairment at least annually, or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. These fair value adjustments use significant assumptions that are unobservable in the market. As a result, the estimated fair value is considered Level 3.

13  Fair Value of Financial Instruments

The following table presents the carrying value and fair value of financial instruments as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial assets:
Cash and cash equivalents	$76,707	$76,707	$43,412	$43,412
Investments securities	1,706,776	1,706,770	1,643,657	1,643,693
Loans receivable	978,884	1,242,999	515,321	593,307
Loss share indemnification asset	234,805	169,834	162,596	124,329
Due from FDIC	8,618	8,618	28,621	28,621
Financial liabilities:
Deposits	2,087,046	2,099,877	1,514,259	1,502,566
Advances from the Federal Home Loan Bank	237,204	237,909	176,689	177,152
Clawback liability	12,263	12,263	9,253	9,253
Value appreciation instruments	1,195	1,195	—	—

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Certain financial instruments are carried at amounts that approximate fair value due to their short-term nature and generally negligible credit risk. Financial instruments for which fair value approximates the carrying amount at June 30, 2011 and December 31, 2010, include cash and cash equivalents, loss share indemnification assets due from FDIC, accrued interest receivables, other assets and other liabilities.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Investment Securities:

Fair value measurement is based upon quoted market prices in an active market, when available (Level 1). If quoted market prices are not available, fair values are measured based on identical or similar investment securities (Level 2). Any investment securities not valued based upon the methods above are considered Level 3.

Loans Receivable:

Fair values for loans were based on a discounted cash flow methodology that considered various factors, including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns. The discount rate does not include a factor for credit losses as that risk has been included in the estimated cash flows.

Loss Share Indemnification Asset and Clawback Liability:

The fair value of the loss share indemnification asset and clawback liability is estimated using a discounted cash flow technique based on projected cash flows related to the resolution of Covered Assets and a discount rate using a risk free rate, plus a premium, that incorporates the uncertainty related to the amounts and timing of the cash flows and other liquidity concerns as well as the counterparties credit risk.

Deposits:

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis and using the rates currently offered for deposits of similar remaining maturities.

Value appreciation instruments—The estimated fair value of value appreciation instruments are derived primarily using the Black-Sholes option pricing model. Since the Company’s common stock is not publicly traded on an exchange, significant inputs to the model are not observable, resulting in Level 3 classification.

Advances from the FHLB:

The fair value of borrowings from the FHLB is estimated by discounting the future cash flows using the current rate at which similar borrowings with similar remaining maturities could be made.

Value appreciation instruments—The estimated fair value of value appreciation instruments is derived primarily using the Black-Sholes option pricing model. Since the Company’s common stock is not publicly traded on an exchange, significant inputs to the model are not observable, resulting in Level 3 classification.

14  Earnings (Loss) per Share

Basic earnings (loss) per common share and diluted loss per common share are computed by dividing net income (loss) available to common stockholders by the weighted-average

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted-average number of common shares outstanding during the period, plus the dilutive effect of securities or other contracts to issue common shares (“Common Stock Equivalents” or “CSE”). CSE are excluded from the computation of earnings per common share in periods in which they have an anti-dilutive effect. Outstanding stock options and warrants are potentially dilutive securities, but are not included in the calculation of diluted earnings per common share because to do so would be anti-dilutive at June 30, 2011 and 2010. Therefore, at June 30, 2011 and 2010, the weighted average number of shares used to compute basic and diluted earnings per common share is the same.

15  Subsequent Events

Subsequent events have been evaluated through September 19, 2011. The Company has not identified any events that would have a material impact on the consolidated financial position, result of operations or cash flows of the Company as of and for the period ended June 30, 2011, except as disclosed below.

On July 15, 2011, the Bank entered into a Purchase and Assumption Agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities, including substantially all of the deposits, of First Peoples Bank (“FPB”), a failed depository institution headquartered in Port Saint Lucie, Florida. This transaction was completed without a loss sharing agreement with the FDIC. However, the Bank’s bid submitted to the FDIC contained a significant discount for the purchased assets, which was intended to offset the probable losses and expenses relating to FPB’s loan and other real estate portfolios, expected carrying costs for the non-performing assets, and the costs to manage the portfolios. This discount recorded by the Bank on the acquired problem loans has a similar overall financial statement impact as that of a transaction that includes FDIC loss sharing. Prior to this acquisition, FPB functioned as a community bank with 6 branches in the area of Port St. Lucie, Florida. The Bank acquired $227.1 million of assets and assumed $198.4 million of deposits related to this acquisition. The Bank received a one-time payment of $5.7 million from the FDIC in connection with the acquisition of this institution. Based on preliminary estimates of the fair value of assets acquired and liabilities assumed, the Bank expects to recognize goodwill of $2.8 million in connection with the acquisition.

In connection with such acquisition, the Company entered into a value appreciation instrument agreement with the FDIC (the “FPB VAI”) pursuant to which, upon the occurrence of a qualified public float event (essentially a $100 million or larger public offering) or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by the Company’s equity holders), the FDIC has the right, which may be exercised in whole or in part, to receive a payment in cash or in stock in respect of 50,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share (determined based on a market value calculation) minus $19.92 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share (determined based on a market value calculation) minus $19.92, divided by (Y) the applicable value per share.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The term of the FPB VAI ends on the earlier to occur of the first anniversary of a qualified public float event or July 15, 2013. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the agreement), then upon the expiration of the term, the Company shall pay to the FDIC a cash fee equal to the product of (1) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (2) the per share price equal to the product of (x) the Company’s tangible book value (as defined in the agreement) per common share of the most recent quarter prior to the expiration of the term and (y) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, the determination value, minus $19.92, the exercise price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bond Street Holdings, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of Sunshine State Community Bank by Florida Community Bank, N.A. (formerly Premier American Bank, N.A.), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”) pursuant to the Purchase and Assumption Agreement dated February 11, 2011 by and between the Federal Deposit Insurance Corporation and Premier American Bank, N.A. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed of Sunshine State Community Bank as of February 11, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

Boston, Massachusetts
September 19, 2011

SUNSHINE STATE COMMUNITY BANK

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY KNOWN AS PREMIER
AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
FEBRUARY 11, 2011
(dollars in thousands)

Assets Acquired
Cash and due from banks	$41,804
Federal Home Loan Bank stock	614
Investment securities, available for sale	15,665
Loans	66,856
Other real estate owned	4,760
Core deposit intangible	1,028
Other assets	478

Total assets acquired	$131,205

Liabilities Assumed
Deposits:
Noninterest-bearing	29,277
Interest-bearing	81,877

Total deposits	111,154
Federal Home Loan Bank advances	7,147
Value appreciation instrument	130
Deferred tax liability	5,111
Other liabilities	9

Total liabilities assumed	123,551

Net assets acquired	$7,654

The accompanying notes are an integral part of this financial statement.

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY KNOWN AS PREMIER
AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
FEBRUARY 11, 2011

(1)	FDIC-Assisted Acquisition of Certain Assets and Liabilities

On February 11, 2011, Florida Community Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Sunshine Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits (excluding certain brokered deposits) and acquire certain assets of Sunshine State Community Bank (“Old Sunshine”), a full service commercial bank headquartered in Port Orange, Florida.

Old Sunshine operated five branch locations across Port Orange, Ormond Beach and Daytona Beach, Florida. Under the Sunshine Agreement, the Bank assumed approximately $117.3 million of liabilities and acquired approximately $114.6 million of assets. In addition, the Bank received $34.2 million in cash from the FDIC. See Note 3 for additional information including the application of acquisition accounting to the balances of acquired assets and assumed liabilities of Old Sunshine.

The Bank did not enter into a loss sharing agreement with the FDIC with respect to the Old Sunshine acquisition. However, the Bank’s bid submitted to the FDIC contained a significant discount for the purchased assets, which was intended to offset the probable losses and expenses relating to Old Sunshine’s loan and other real estate portfolios, expected carrying costs for the nonperforming assets and the costs to manage the portfolios. This bid discount on the acquired problem loans has a similar overall financial statement impact as that of a transaction that includes FDIC loss sharing.

In connection with the acquisition of Old Sunshine, the Bank entered into a Value Appreciation Instrument Agreement (“VAI Agreement”) with the FDIC pursuant to which, upon the occurrence of a “triggering event”—qualified public offering or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 25,000 shares of the Company’s Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share (determined by a market value per share calculation) minus $19.86 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share (determined by a market value per share calculation) minus $19.86, divided by (Y) the applicable value per share.

The term of the VAI Agreement ends on the earlier to occur of the first anniversary of a “triggering event” or February 11, 2013. In the event that a “triggering event” does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the VAI Agreement), then upon the expiration of the term the Company must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the VAI Agreement) per common share as of the most recent quarter prior to the expiration of the term

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $19.86.

The Company recorded the estimated fair value of the Old Sunshine VAI Agreement as a liability at the acquisition date, which amounted to $130,000.

(2)	Basis of Presentation

The Bank has determined that the acquisition of the net assets of Old Sunshine constitutes a business acquisition as defined under accounting principles generally accepted in the United States of America (“US GAAP”). As required under US GAAP, the assets acquired and liabilities assumed are recorded at their fair values. In many cases the determination of these fair values requires management to make estimates about discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change.

Furthermore, accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The applicable standard describes three levels of inputs that may be used to measure fair value: Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date; Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data; Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s assumptions utilized to determine the fair value of assets acquired and liabilities assumed conform to market conditions at the date of acquisition. Since acquisition, management has updated these assumptions to incorporate the effects, if any, from the occurrence of events subsequent to acquisition that reflect better information on the initial assumptions used to determine fair value.

Following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed.

Cash and due from banks

These assets are short-term in nature and their book values approximate fair values. The balances maintained may at times exceed available depository insurance limits.

Federal Home Loan Bank stock

The Federal Home Loan Bank (“FHLB”) requires member banks to purchase its stock as a condition of membership and the amount varies based on the level of FHLB advances and other factors. This stock is generally redeemable based on guidelines established by the FHLB and is presented at the expected redemption value.

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

Investment securities

Fair values for investment securities are based on quoted market prices, where available, and are classified as Level 2 in the fair value hierarchy. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments. All acquired investment securities were designated as available for sale.

Loans

Fair values for loans are based on a discounted cash flow methodology and are considered Level 3 in the fair value hierarchy. Factors considered in determining the fair value of acquired loans include projected cash flows, type of loan and related collateral, classification status, fixed or variable interest rate, liquidity risk, term of loan and whether or not the loan was amortizing, current market conditions and discount rates.

The fair value of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable discount and an accretable discount. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable discount, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for credit losses. Subsequent increases in cash flows result in a reversal of the provision for credit losses to the extent of prior charges, or a reclassification of the difference from non-accretable to accretable discount with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Performing loans acquired in business combinations are accounted for using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ expected cash flows. Purchased performing loans are recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio. Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses established at the acquisition date. A provision for loan losses is recorded for any deterioration in the credit quality of loans subsequent to the acquisition.

Other real estate owned

Foreclosed real estate is presented at fair value representing the estimated present value of the net proceeds that management expects to receive when the property is sold. Management used appraisals of properties to determine fair values and, in some instances, engaged outside consultants and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date. The estimated fair value is considered Level 3 in the fair value hierarchy. These additional discounts were applied based on various market studies performed internally and by outside consultants based on the type of property and geographic region to determine the average deterioration in real estate values.

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

Intangible assets

Intangible assets include $1.0 million of core deposit intangible that was established at acquisition and will be amortized using a straight line method over a 5-year life. Such fair value is based on the expected net cash flows attributable to core deposits assumed.

Deposits

The fair values used for the demand and savings deposits that comprise the transaction accounts acquired equal the amount payable on demand at the acquisition date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such deposits and are considered Level 3 in the fair value hierarchy.

Advances from the FHLB

The fair values of advances from the FHLB are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such advances and are considered Level 3 in the fair value hierarchy.

(3)	Acquisition Accounting Adjustments

The following table presents the assets acquired and liabilities assumed, as recorded by Old Sunshine on the acquisition date and as adjusted for acquisition accounting adjustments (in thousands).

				As Recorded by
				Florida
	As Recorded by	Acquisition		Community
	Old Sunshine	Adjustments		Bank, N.A.

Assets
Cash and due from banks	$7,586	$34,218	(a)	$41,804
FHLB stock	614	—		614
Investment securities	15,665	—		15,665
Loans	83,211	(16,355	) (b)	66,856
Other real estate owned	7,104	(2,344	) (c)	4,760
Core deposit intangible	—	1,028	(d)	1,028
Other assets	468	10	(a)	478

Total assets	$114,648	$16,557		$131,205

Liabilities
Deposits:
Noninterest-bearing	$29,277	$—		$29,277
Interest-bearing	81,257	620	(e)	81,877

Total deposits	110,534	620		111,154
FHLB advances	6,769	378	(e)	7,147
Other liabilities	9	—		9
Value appreciation instrument		130	(g)	130
Deferred tax liability	—	5,111	(f)	5,111

Total liabilities	$117,312	$6,239		$123,551

Excess of liabilities assumed over assets acquired	$(2,664)

Aggregate adjustments		$10,318

Net assets acquired				$7,654

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

The net assets acquired have been accounted for in the Company’s consolidated financial statements as a gain on FDIC-assisted transactions.

Explanation of acquisition adjustments

(a)	— Reflects the initial cash received and receivable from the FDIC on the acquisition date.

(b)	— Reflects fair value adjustments based on a preliminary evaluation of the acquired loan portfolio.

(c)	— Reflects fair value adjustments based on a preliminary evaluation of OREO properties.

(d)	— Reflects adjustment to record the estimated fair value of the core deposit intangible.

(e)	— Reflects the fair value adjustments based on current interest rates being offered.

(f)	— Adjustment represents the deferred tax liability generated by the acquisition and principally represents the excess carrying value of acquired loans over their tax basis.

(g)	— Reflects the fair value adjustment based on a preliminary evaluation of the instrument.

(4)	Premises and Equipment

Under the terms of the SSCB Agreement, all occupied banking facilities and equipment being utilized are initially leased from the FDIC on a month-to-month basis.

Under the terms of the Sunshine Agreement, the Bank had a 90-day option to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of Old Sunshine from the FDIC at the appraised fair market value as of the date acquired. Subsequent to the date of acquisition, the Bank exercised its option to continue the operation of four branches and the other branch was closed. The Bank purchased the four branches and other fixed assets from the FDIC for approximately $3.8 million and $166,000, respectively.

(5)	Investment Securities

The fair values of investment securities acquired at February 11, 2011 were as follows (in thousands):

	Fair	Purchased
	Value	Yield

GNMA, FNMA and FHLMC mortgage-backed securities	$5,780	3.33%
GNMA and FHLMC REMICs	9,885	3.92%

Total investment securities	$15,665	3.63%

The following table shows contractual maturities and yields of Investment securities at February 11, 2011. For purposes of the maturity table, mortgage-backed securities, which are

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

not due in a single maturity date, have been included in maturity groupings based on the contractual maturity (in thousands).

	GNMA, FNMA and
	FHLMC Mortgage-Back		GNMA and FHLMC
	Securities		REMICs
	Amount	Yield	Amount	Yield

Maturity
One year or less	$—	—	$—	—
After one year through five	—	—	—	—
After five years through ten	37	6.00%	34	4.50%
After ten years	5,743	3.41%	9,851	3.80%

Total	$5,780	3.43%	$9,885	3.80%

The following table presents the fair value measurements of investments measured at fair value on a recurring basis as of February 11, 2011, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands).

		Significant
	Quoted Market	Other	Significant
	Prices in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)

FNMA, GNMA and FHLMC mortgage-backed securities	$—	$5,780	$—
GNMA and FHLMC REMICs	—	9,885	—

	$—	$15,665	$

(6)	Loans

The contractual cash flows, cash flows expected to be collected, non-accretable discount and accretable discount on impaired loans, the unpaid principal balance, or UPB, on non-impaired loans and fair value of all acquired loans at February 11, 2011 is provided below (in thousands).

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial real estate	$38,641	$642	$39,283
Commercial	22,738	653	23,391
1-4 single family residential	23,379	803	24,182
Construction	15,615	79	15,694
Consumer	5,544	761	6,305
Home equity loans and lines of credit	1,550	211	1,761

Total contractual cash flows of acquired loans	107,467	3,149	110,616
Non-accretable discount	(30,477)	—	(30,477)

Cash flows expected to be collected (1)	76,990	3,149	80,139
Accretable discount	(12,880)	(403)	(13,283)

Preliminary fair value of loans acquired	$64,110	$2,746	$66,856

(1)	For non-impaired loans, the cash flows expected to be collected represent the UPB.

The Old Sunshine loan portfolio is not covered by loss sharing agreements with the FDIC.

(7)	Deposits

Deposit liabilities assumed are comprised of the following at February 11, 2011 (in thousands):

Demand	$29,277
Interest-bearing demand	2,244
Money market deposits and savings	17,232
Time	62,401

Total assumed deposits	$111,154

At February 11, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$35,675
2012	19,121
2013	4,390
2014	1,382
2015	1,159
Thereafter	674

Total assumed time deposits	$62,401

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at February 11, 2011 were as follows (in thousands).

SUNSHINE STATE COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

Three months or less	$3,255
Over three through six months	4,057
Over six through 12 months	8,128
Over 12 months	10,211

Total assumed time deposits in denominations of $100,000	$25,651

(8)	FHLB Advances

FHLB advances outstanding at February 11, 2011, incur interest and have contractual maturities as follows (in thousands):

Matures During Period Ending December 31,	Balance	Interest Rate

2012	$2,084	3.78%
2013	4,257	3.85%
2020	806	5.01%

Total	$7,147

(9)	Subsequent Events

In preparing the financial statement, the Company has evaluated, for potential recognition and disclosure, events and transactions that have occurred subsequent to February 11, 2011, through the date of issuance of this financial statement on September 19, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bond Street Holdings, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of First National Bank of Central Florida by Florida Community Bank, N.A. (formerly Premier American Bank, N.A.), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”) pursuant to the Purchase and Assumption Agreement dated April 29, 2011 by and between the Federal Deposit Insurance Corporation and Premier American Bank, N.A. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed of First National Bank of Central Florida as of April 29, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

Boston, Massachusetts
September 19, 2011

FIRST NATIONAL BANK OF CENTRAL FLORIDA

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY KNOWN AS PREMIER
AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
APRIL 29, 2011
(dollars in thousands)

Assets Acquired
Cash and due from banks	$33,692
Federal Home Loan Bank and other bank stock	2,553
Investment securities, available for sale	35,194
Loans	173,473
Loss share indemnification asset	56,003
Other real estate owned	8,829
Core deposit intangible	1,900
Other assets	2,664

Total assets acquired	$314,308

Liabilities Assumed
Deposits:
Noninterest-bearing	32,230
Interest-bearing	261,084

Total deposits	293,314
Federal Home Loan Bank advances	32,379
Value appreciation instrument	558
Other liabilities	1,178

Total liabilities assumed	327,429

Net liabilities assumed	$13,121

The accompanying notes are an integral part of this financial statement.

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY KNOWN AS PREMIER
AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
APRIL 29, 2011

(1)	FDIC-Assisted Acquisition of Certain Assets and Liabilities

On April 29, 2011, Florida Community Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “FNBCF Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits (excluding certain brokered deposits) and acquire certain assets of First National Bank of Central Florida (“Old FNBCF”), a full service commercial bank headquartered in Winter Park, Florida.

Old FNBCF operated six branch locations in the Orlando metropolitan area in central Florida. Under the FNBCF agreement, the Bank assumed approximately $324.7 million of liabilities and acquired approximately $342.8 million of assets. See Note 3 for additional information including the application of acquisition accounting to the balances of acquired assets and assumed liabilities of Old FNBCF.

The Bank entered into a Single Family Shared-Loss Agreement and a Commercial Shared-Loss Agreement with the FDIC on approximately $258.0 million of Old FNBCF’s assets, including all acquired loans except for consumer loans. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $80.0 million of losses on the acquired loans and other real estate owned (“OREO”), and assume 50% of losses and share 50% of loss recoveries on losses exceeding such threshold.

In connection with the acquisition of Old FNBCF, the Bank entered into a Value Appreciation Instrument Agreement (the “VAI Agreement”) with the FDIC pursuant to which, upon the occurrence of a “triggering event”—qualified public offering or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 100,000 shares of the Company’s Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share (determined by a market value per share calculation) minus $19.66 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share (determined by a market value per share calculation) minus $19.66, divided by (Y) the applicable value per share.

The term of the VAI Agreement ends on the earlier to occur of the first anniversary of a triggering event or April 29, 2013. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the VAI Agreement), then upon the expiration of the term the Company must pay to the FDIC a cash fee equal to the product of (i) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (ii) the per share price equal to (x) the product of (A) the Company’s tangible book value (as defined in the VAI Agreement) per common share as of the most recent quarter prior to the expiration of the term and (B) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, (y) minus $19.66.

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

The Company recorded the estimated fair value of the Old FNBCF VAI Agreement as a liability at the acquisition date, which amounted to $558,000.

(2)	Basis of Presentation

The Bank has determined that the acquisition of the net assets of Old FNBCF constitutes a business acquisition as defined under accounting principles generally accepted in the United States of America (“US GAAP”). As required under US GAAP, the assets acquired and liabilities assumed are recorded at their fair values. In many cases the determination of these fair values requires management to make estimates about discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change.

Furthermore, accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The applicable standard describes three levels of inputs that may be used to measure fair value: Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date; Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data; Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s assumptions utilized to determine the fair value of assets acquired and liabilities assumed conform to market conditions at the date of acquisition. Since acquisition, management has updated these assumptions to incorporate the effects, if any, from the occurrence of events subsequent to acquisition that reflect better information on the initial assumptions used to determine fair value.

Following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed.

Cash and due from banks

These assets are short-term in nature and their book values approximate fair values. The balances maintained may at times exceed available depository insurance limits.

Federal Home Loan Bank and other bank stock

The Federal Home Loan Bank (“FHLB”) requires member banks to purchase its stock as a condition of membership and the amount varies based on the level of FHLB advances and other factors. This stock is generally redeemable based on guidelines established by the FHLB and is presented at the expected redemption value.

Investment securities

Fair values for investment securities are based on quoted market prices, where available, and are classified as Level 2 in the fair value hierarchy. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

for similar instruments. All acquired investment securities were designated as available for sale.

Loans

Fair values for loans are based on a discounted cash flow methodology and are considered Level 3 in the fair value hierarchy. Factors considered in determining the fair value of acquired loans include projected cash flows, type of loan and related collateral, classification status, fixed or variable interest rate, liquidity risk, term of loan and whether or not the loan was amortizing, current market conditions and discount rates.

The fair value of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable discount and an accretable discount. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable discount, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for credit losses. Subsequent increases in cash flows result in a reversal of the provision for credit losses to the extent of prior charges, or a reclassification of the difference from non-accretable to accretable discount with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Performing loans acquired in business combinations are accounted for using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ expected cash flows. Purchased performing loans are recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio. Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses, or ALL, established at the acquisition date. A provision for loan losses is recorded for any deterioration in the credit quality of loans subsequent to the acquisition.

Other real estate owned

Foreclosed real estate is presented at fair value representing the estimated present value of the net proceeds that management expects to receive when the property is sold. Management used appraisals of properties to determine fair values and, in some instances, engaged outside consultants and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date. The estimated fair value is considered Level 3 in the fair value hierarchy. These additional discounts were applied based on various market studies performed internally and by outside consultants based on the type of property and geographic region to determine the average deterioration in real estate values.

Loss share indemnification asset

The loss share indemnification asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentage. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.

Intangible assets

Intangible assets include $1.9 million of core deposit intangibles that was established at acquisition and will be amortized using a straight line method over a 5-year life. Such fair value is based on the expected net cash flows attributable to core deposits assumed.

Deposits

The fair values used for the demand and savings deposits that comprise the transaction accounts acquired equal the amount payable on demand at the acquisition date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such deposits and are considered Level 3 in the fair value hierarchy.

Advances from the FHLB

The fair values of advances from the FHLB are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such advances and are considered Level 3 in the fair value hierarchy.

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(3)	Acquisition Accounting Adjustments

The following table presents the assets acquired and liabilities assumed, as recorded by Old FNBCF on the acquisition date and as adjusted for acquisition accounting adjustments (in thousands).

				As Recorded by
				Florida
	As Recorded by	Acquisition		Community
	Old FNBCF	Adjustments		Bank, N.A.

Assets
Cash and due from banks	$43,792	$(10,100	) (a)	$33,692
FHLB and other bank stock	2,553	—		2,553
Investment securities	35,194	—		35,194
Loans	243,306	(69,833	) (b)	173,473
Loss share indemnification asset	—	56,003	(d)	56,003
Other real estate owned	15,542	(6,713	) (c)	8,829
Core deposit intangible	—	1,900	(e)	1,900
Other assets	2,451	213	(a)	2,664

Total assets	$342,838	$(28,530)		$314,308

Liabilities
Deposits:
Noninterest-bearing	$32,230	$—		$32,230
Interest-bearing	260,304	780	(f)	261,084

Total deposits	292,534	780		293,314
FHLB advances	31,000	1,379	(f)	32,379
Value appreciation instrument		558	(g)	558
Other liabilities	1,178	—		1,178

Total liabilities	$324,712	$2,717		$327,429

Excess of assets acquired over liabilities assumed	$18,126

Aggregate adjustments		$(31,247)

Net liabilities assumed				$13,121

The net liabilities assumed have been accounted for in the Company’s consolidated financial statements as goodwill. Such goodwill is deductible for tax purposes.

Explanation of acquisition adjustments

(a) —	Reflects the initial cash paid to and receivable from the FDIC on the acquisition date.

(b) —	Reflects fair value adjustments based on a preliminary evaluation of the acquired loan portfolio.

(c) —	Reflects fair value adjustments based on a preliminary evaluation of OREO properties.

(d) —	Reflects estimated fair value based on a preliminary evaluation of losses to be reimbursed under FDIC loss sharing agreements.

(e) —	Reflects adjustment to record the estimated fair value of the core deposit intangible.

(f) —	Reflects the fair value adjustment based on current interest rates being offered.

(g) —	Reflects the fair value adjustment based on a preliminary evaluation of the instrument.

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(4)	Premises and Equipment

Under the terms of the FNBCF Agreement, all occupied banking facilities and equipment being utilized are initially leased from the FDIC on a month-to-month basis.

Under the terms of the FNBCF Agreement, the Bank has 90 days to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of Old FNBCF from the FDIC at the appraised fair market value as of the date acquired. Subsequent to the date of acquisition, the Bank exercised its option to purchase three branches for approximately $2.5 million and other fixed assets for approximately $504,000.

(5)	Investment Securities

The fair values of investment securities acquired at April 29, 2011 were as follows (in thousands):

	Fair	Purchased
	Value	Yield

GNMA, FNMA and FHLMC mortgage-backed securities	$18,526	4.72%
GNMA REMICs	16,668	3.89%

Total investment securities	$35,194	4.31%

The following table shows contractual maturities and yields of investment securities at April 29, 2011. For purposes of the maturity table, mortgage-backed securities, which are not due in a single maturity date, have been included in maturity groupings based on the contractual maturity (in thousands).

	GNMA, FNMA and
	FHLMC Mortgage-Back		GNMA and FHLMC
	Securities		REMICs
	Amount	Yield	Amount	Yield

Maturity
One year or less	$—	—	$—	—
After one year through five	1,045	4.00%	—	—
After five years through ten	—	—	—	—
After ten years	17,481	4.76%	16,668	3.89%

Total	$18,526	4.72%	$16,668	3.89%

The following table presents the fair value measurements of investments measured at fair value on a recurring basis as of April 29, 2011, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands).

		Significant
	Quoted Market	Other	Significant
	Prices in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)

FNMA, GNMA and FHLMC mortgage-backed securities	$—	$15,172	$—
GNMA REMICs	—	20,022	—

	$—	$35,194	$—

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(6)	Loans

The contractual cash flows, cash flows expected to be collected, non-accretable discount and accretable discount on impaired loans, the unpaid principal balance, or UPB, on non-impaired loans and fair value of all acquired loans at April 29, 2011 is provided below (in thousands).

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial real estate	$194,414	$—	$194,414
Construction	55,531	—	55,531
1-4 single family residential	30,221	—	30,221
Home equity loans and lines of credit	12,665	11,326	23,991
Commercial	12,106	3,807	15,913
Consumer	580	228	808

Total contractual cash flows of acquired loans	305,517	15,361	320,878
Non-accretable discount	(112,099)	—	(112,099)

Cash flows expected to be collected (1)	193,418	15,361	208,779
Accretable discount	(30,169)	(5,137)	(35,306)

Preliminary fair value of loans acquired	$163,249	$10,224	$173,473

(1)	For non-impaired loans, the cash flows expected to be collected represent the UPB.

Covered Loans are reported in loans exclusive of the expected reimbursement from the FDIC and are initially recorded at fair value at the acquisition date. At the acquisition date, the Bank estimated the fair value of the loan portfolio at $173.5 million. The acquired loan portfolio consists of approximately $172.7 million in Covered Loans and $0.8 million in consumer loans that are not covered under the loss sharing agreements with the FDIC.

Covered Loans for Old FNBCF are and will continue to be subject to ongoing credit review. If and when credit deterioration is noted subsequent to the April 29, 2011 acquisition date, loss estimates will be included in the calculation of the ALL, and provision for credit losses. The portion that is recoverable under the FDIC loss sharing agreement due to post-acquisition credit deterioration will result in an adjustment to the loss share indemnification asset.

(7)	Deposits

Deposit liabilities assumed are comprised of the following at April 29, 2011 (in thousands):

Demand	$32,230
Interest-bearing demand	22,087
Money market deposits and savings	69,477
Time	169,520

Total assumed deposits	$293,314

FIRST NATIONAL BANK OF CENTRAL FLORIDA

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

At April 29, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$79,034
2012	63,807
2013	19,089
2014	4,403
2015	1,007
Thereafter	2,180

Total assumed time deposits	$169,520

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at April 29, 2011 were as follows (in thousands).

Three months or less	$17,248
Over three through six months	11,146
Over six through 12 months	33,145
Over 12 months	57,600

Total assumed time deposits in denominations of $100,000	$119,139

(8)	Contingencies

As part of the FNBCF Agreement, all pending litigation relating to covered assets are covered under the loss sharing agreements and all other defensive litigation and any class actions are retained by the FDIC, as receiver.

The loss sharing agreements between the Bank and the FDIC includes a clawback provision that obligates the Bank to pay the FDIC a certain amount in the event that losses incurred by the Bank do not reach a certain threshold upon termination of the loss sharing agreement. The Bank estimated that the clawback provision had no value at the acquisition date.

(9)	FHLB Advances

FHLB advances outstanding at April 29, 2011, incur interest and have contractual maturities as follows (in thousands):

Matures During Period Ending December 31,	Balance	Interest Rate

2011	$3,013	3.63%
2012	18,812	4.24%
2013	10,554	3.42%

Total	$32,379

(10)	Subsequent Events

In preparing the financial statement, the Company has evaluated, for potential recognition and disclosure, events and transactions that have occurred subsequent to April 29, 2011, through the date of issuance of this financial statement on September 19, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bond Street Holdings, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of Cortez Community Bank by Florida Community Bank, N.A. (formerly Premier American Bank, N.A.), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”) pursuant to the Purchase and Assumption Agreement dated April 29, 2011 by and between the Federal Deposit Insurance Corporation and Premier American Bank, N.A. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed of Cortez Community Bank as of April 29, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

Boston, Massachusetts
September 19, 2011

CORTEZ COMMUNITY BANK

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
 BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY KNOWN AS PREMIER
AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
APRIL 29, 2011
(dollars in thousands)

Assets Acquired
Cash and due from banks	$22,645
Federal Home Loan Bank stock	544
Loans	27,149
Loss share indemnification asset	14,109
Other real estate owned	2,319
Core deposit intangible	200
Deferred tax asset	279
Other assets	146

Total assets acquired	$67,391

Liabilities Assumed
Deposits:
Noninterest-bearing	6,826
Interest-bearing	53,276

Total deposits	60,102
Federal Home Loan Bank advances	7,215
Clawback liability	308
Other liabilities	203

Total liabilities assumed	$67,828

Net liabilities assumed	$437

The accompanying notes are an integral part of this financial statement.

CORTEZ COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY PREMIER AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
APRIL 29, 2011

(1)	FDIC-Assisted Acquisition of Certain Assets and Liabilities

On April 29, 2011, Florida Community Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Cortez Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits (excluding certain brokered deposits) and acquire certain assets of Cortez Community Bank (“Old Cortez”), a full service commercial bank headquartered in Brooksville, Florida.

Old Cortez operated two branch locations in Hernando County in Florida. Under the Cortez Agreement, the Bank assumed approximately $67.1 million of liabilities and acquired approximately $67.1 million of assets. See Note 3 for additional information including the application of acquisition accounting to the balances of acquired assets and assumed liabilities of Old Cortez.

The Bank entered into a Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement with the FDIC on approximately $46.2 million of Old Cortez’s assets, including all acquired loans, except for consumer loans, and other real estate owned. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and other real estate owned (“OREO”).

(2)	Basis of Presentation

The Bank has determined that the acquisition of the net assets of Old Cortez constitutes a business acquisition as defined under accounting principles generally accepted in the United States of America (“US GAAP”). As required under US GAAP, the assets acquired and liabilities assumed are recorded at their fair values. In many cases the determination of these fair values requires management to make estimates about discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change.

Furthermore, accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The applicable standard describes three levels of inputs that may be used to measure fair value: Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date; Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data; Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s assumptions utilized to determine the fair value of assets acquired and liabilities assumed conform to market conditions at the date of acquisition. Since acquisition, management has updated these assumptions to incorporate the effects, if any, from the

CORTEZ COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

occurrence of events subsequent to acquisition that reflect better information on the initial assumptions used to determine fair value.

Following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed.

Cash and due from banks

These assets are short-term in nature and their book values approximate fair values. The balances maintained may at times exceed available depository insurance limits.

Federal Home Loan Bank stock

The Federal Home Loan Bank (“FHLB”) requires member banks to purchase its stock as a condition of membership and the amount varies based on the level of FHLB advances and other factors. This stock is generally redeemable based on guidelines established by the FHLB and is presented at the expected redemption value.

Loans

Fair values for loans are based on a discounted cash flow methodology and are considered Level 3 in the fair value hierarchy. Factors considered in determining the fair value of acquired loans include projected cash flows, type of loan and related collateral, classification status, fixed or variable interest rate, liquidity risk, term of loan and whether or not the loan was amortizing, current market conditions and discount rates.

The fair value of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable discount and an accretable discount. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable discount, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for credit losses. Subsequent increases in cash flows result in a reversal of the provision for credit losses to the extent of prior charges, or a reclassification of the difference from non-accretable to accretable discount with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Performing loans acquired in business combinations are accounted for using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ expected cash flows. Purchased performing loans are recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio. Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses, or ALL, established at the acquisition date. A provision for loan losses is recorded for any deterioration in the credit quality of loans subsequent to the acquisition.

CORTEZ COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

Other real estate owned

Foreclosed real estate is presented at fair value representing the estimated present value of the net proceeds that management expects to receive when the property is sold. Management used appraisals of properties to determine fair values and, in some instances, engaged outside consultants and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date. The estimated fair value is considered Level 3 in the fair value hierarchy. These additional discounts were applied based on various market studies performed internally and by outside consultants based on the type of property and geographic region to determine the average deterioration in real estate values.

Loss share indemnification asset

The loss share indemnification asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentage. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.

Intangible assets

Intangible assets include $200,000 of core deposit intangible that was established at acquisition and will be amortized using a straight line method over a 5-year life. Such fair value is based on the expected net cash flows attributable to core deposits assumed.

Deposits

The fair values used for the demand and savings deposits that comprise the transaction accounts acquired equal the amount payable on demand at the acquisition date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such deposits and are considered Level 3 in the fair value hierarchy.

Advances from the FHLB

The fair values of advances from the FHLB are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such advances and are considered Level 3 in the fair value hierarchy.

Clawback liability

The loss sharing agreement between the Bank and the FDIC includes a clawback provision that obligates the Bank to pay the FDIC a certain amount in the event that losses incurred by the Bank do not reach a certain threshold upon termination of the loss sharing agreement.

The fair value of the clawback liability is estimated using the same discounted cash flow model used to determine the loss share indemnification asset. This fair value estimate is based on the present value of the calculated clawback liability using a discount rate that takes into account the Bank’s credit risk. The calculated liability is based on the terms of the applicable loss sharing agreement, the projected losses on covered assets and the cumulative servicing amount, if applicable.

CORTEZ COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(3)	Acquisition Accounting Adjustments

The following table presents the assets acquired and liabilities assumed, as recorded by Old Cortez on the acquisition date and as adjusted for acquisition accounting adjustments (in thousands).

				As Recorded by
				Florida
	As Recorded by	Acquisition		Community
	Old Cortez	Adjustments		Bank, N.A.

Assets
Cash and due from banks	$19,775	$2,870	(a)	$22,645
FHLB stock	544	—		544
Loans	42,410	(15,261	) (b)	27,149
Loss share indemnification asset	—	14,109	(d)	14,109
Other real estate owned	4,171	(1,852	) (c)	2,319
Core deposit intangible	—	200	(e)	200
Deferred tax asset	—	279	(f)	279
Other assets	185	(39	) (a)	146

Total assets	$67,085	$306		$67,391
Liabilities
Deposits:
Noninterest-bearing	$6,826	$—		$6,826
Interest-bearing	53,076	200	(g)	53,276

Total deposits	59,902	200		60,102
FHLB advances	7,000	215	(g)	7,215
Clawback liability	—	308	(h)	308
Other liabilities	203	—		203

Total liabilities	67,105	723		67,828

Excess of liabilities assumed over assets acquired	$(20)

Aggregate adjustments		$(417)

Net liabilities acquired				$437

The net liabilities assumed have been accounted for in the Company’s consolidated financial statements as goodwill. Such goodwill is deductible for tax purposes.

Explanation of acquisition adjustments

(a) —	Reflects the initial cash received from and payable to the FDIC on the acquisition date.

(b) —	Reflects fair value adjustments based on a preliminary evaluation of the acquired loan portfolio.

(c) —	Reflects fair value adjustments based on a preliminary evaluation of OREO properties.

(d) —	Reflects estimated fair value based on a preliminary evaluation of losses to be reimbursed under FDIC loss sharing agreements.

(e) —	Reflects adjustment to record the estimated fair value of the core deposit intangible.

(f) —	Adjustment represents the deferred tax asset generated by the transaction.

(g) —	Reflects the fair value adjustment based on current interest rates being offered.

(h) —	Reflects the fair value adjustment based on a preliminary evaluation of the amount contingently payable under the FDIC loss sharing agreement.

CORTEZ COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(4)	Premises and Equipment

Under the terms of the Cortez Agreement, all occupied banking facilities and equipment being utilized are initially leased from the FDIC on a month-to-month basis.

Under the terms of the Cortez Agreement, the Bank has a 90-day option to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of Old Cortez from the FDIC at the appraised fair market value as of the date acquired. Subsequent to the date of acquisition, the Bank exercised its option to purchase one branch and the other branch was closed. The Bank purchased the occupied location from the FDIC for approximately $1.7 million and other fixed assets for approximately $81,000.

(5)	Loans

At the time of acquisition, loans that have experienced deterioration since origination such that it is probable that the borrower will not be able to make all contractually required payments are classified as impaired. These loans are accounted for using ASC 310-30 accounting standards. All remaining loans are classified as non-impaired.

The contractual cash flows, cash flows expected to be collected, non-accretable discount and accretable discount on impaired loans, the unpaid principal balance, or UPB, on non-impaired loans and fair value of all acquired loans at April 29, 2011 is provided below (in thousands).

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial real estate	$44,611	$—	$44,611
1-4 single family residential	18,702	—	18,702
Commercial	2,744	802	3,546
Consumer	357	594	951

Total contractual cash flows of acquired loans	66,414	1,396	67,810
Non-accretable discount	(34,530)	—	(34,530)

Cash flows expected to be collected (1)	31,884	1,396	33,280
Accretable discount	(5,911)	(220)	(6,131)

Preliminary fair value of loans acquired	$25,973	$1,176	$27,149

(1)	For non-impaired loans, the cash flows expected to be collected represent the UPB.

Covered Loans are reported in loans exclusive of the expected reimbursement from the FDIC and are initially recorded at fair value at the acquisition date. At the acquisition date, the Bank estimated the fair value of the loan portfolio at $27.1 million. The acquired loan portfolio consists of approximately $26.1 million in Covered Loans and $1.0 million in consumer loans that are not covered under the loss sharing agreements with the FDIC.

Covered Loans for Old Cortez are and will continue to be subject to ongoing credit review. If and when credit deterioration is noted subsequent to the April 29, 2011 acquisition date, loss estimates will be included in the calculation of the ALL, and provision for credit losses. The portion that is recoverable under the FDIC loss sharing agreements due to post-acquisition credit deterioration will result in an adjustment to the loss share indemnification asset.

CORTEZ COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(6)	Deposits

Deposit liabilities assumed are comprised of the following at April 29, 2011 (in thousands):

Demand	$6,826
Interest-bearing demand	2,109
Money market deposits and savings	5,928
Time	45,239

Total assumed deposits	$60,102

At April 29, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$22,477
2012	10,081
2013	9,131
2014	2,643
2015	320
Thereafter	587

Total assumed time deposits	$45,239

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at April 29, 2011 were as follows (in thousands).

Three months or less	$1,675
Over three through six months	2,399
Over six through 12 months	1,358
Over 12 months	4,596

Total assumed time deposits in denominations of $100,000	$10,028

(7)	Contingencies

As part of the Cortez Agreement, all pending litigation relating to covered assets are covered under the loss sharing agreements and all other defensive litigation and any class actions are retained by the FDIC, as receiver.

CORTEZ COMMUNITY BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(8)	FHLB Advances

FHLB advances outstanding at April 29, 2011, incur interest and have contractual maturities as follows (in thousands):

Matures During Period Ending December 31,	Balance	Interest Rate

2012	$1,014	2.27%
2013	6,201	2.83%

Total	$7,215

(9)	Subsequent Events

In preparing the financial statement, the Company has evaluated, for potential recognition and disclosure, events and transactions that have occurred subsequent to April 29, 2011, through the date of issuance of this financial statement on September 19, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bond Street Holdings, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of Coastal Bank by Florida Community Bank, N.A. (formerly Premier American Bank, N.A.), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”) pursuant to the Purchase and Assumption Agreement dated May 6, 2011 by and between the Federal Deposit Insurance Corporation and Premier American Bank, N.A. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed of Coastal Bank as of May 6, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

Boston, Massachusetts
September 19, 2011

COASTAL BANK

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY KNOWN AS PREMIER
AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
MAY 6, 2011
(dollars in thousands)

Assets Acquired
Cash and due from banks	$23,191
Federal Home Loan Bank stock	277
Loans	62,682
Loss share indemnification asset	28,655
Other real estate owned	4,608
Core deposit intangible	800
Other assets	1,069

Total assets acquired	$121,282

Liabilities Assumed
Deposits:
Noninterest-bearing	6,000
Interest-bearing	116,752

Total deposits	122,752
Other liabilities	363

Total liabilities assumed	$123,115

Net liabilities assumed	$1,833

The accompanying notes are an integral part of this financial statement.

COASTAL BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
BY FLORIDA COMMUNITY BANK, N.A. (FORMERLY KNOWN AS PREMIER
AMERICAN BANK, N.A.)
(A WHOLLY-OWNED SUBSIDIARY OF BOND STREET HOLDINGS, INC.)
MAY 6, 2011

(1)	FDIC-Assisted Acquisition of Certain Assets and Liabilities

On May 6, 2011, Florida Community Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Bond Street Holdings, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Coastal Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits (excluding certain brokered deposits) and acquire certain assets of Coastal Bank (“Old Coastal”), a full service commercial bank headquartered in Cocoa Beach, Florida.

Old Coastal operated two branch locations in the Cocoa Beach, Florida area. Under the Coastal Agreement, the Bank assumed approximately $122.8 million of liabilities and acquired approximately $129.7 million of assets. See Note 3 for additional information including the application of acquisition accounting to the balances of acquired assets and assumed liabilities of Old Coastal.

The Bank entered into a Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement with the FDIC on approximately $102.5 million of Old Coastal’s assets, including all acquired loans except for consumer loans and other real estate. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $29.0 million of losses on the acquired loans and other real estate owned (“OREO”), and assume 50% of losses and share 50% of loss recoveries on losses exceeding such threshold.

(2)	Basis of Presentation

The Bank has determined that the acquisition of the net assets of Old Coastal constitutes a business acquisition as defined under accounting principles generally accepted in the United States of America (“US GAAP”). As required under US GAAP, the assets acquired and liabilities assumed are recorded at their fair values. In many cases the determination of these fair values requires management to make estimates about discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change.

Furthermore, accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The applicable standard describes three levels of inputs that may be used to measure fair value: Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date; Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data; Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s assumptions utilized to determine the fair value of assets acquired and liabilities assumed conform to market conditions at the date of acquisition. Since acquisition, management has updated these assumptions to incorporate the effects, if any, from the

COASTAL BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

occurrence of events subsequent to acquisition that reflect better information on the initial assumptions used to determine fair value.

Following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed.

Cash and due from banks

These assets are short-term in nature and their book values approximate fair values. The balances maintained may at times exceed available depository insurance limits.

Federal Home Loan Bank stock

The Federal Home Loan Bank (“FHLB”) requires member banks to purchase its stock as a condition of membership and the amount varies based on the level of FHLB advances and other factors. This stock is generally redeemable based on guidelines established by the FHLB and is presented at the expected redemption value.

Loans

Fair values for loans are based on a discounted cash flow methodology and are considered Level 3 in the fair value hierarchy. Factors considered in determining the fair value of acquired loans include projected cash flows, type of loan and related collateral, classification status, fixed or variable interest rate, liquidity risk, term of loan and whether or not the loan was amortizing, current market conditions and discount rates.

The fair value of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable discount and an accretable discount. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable discount, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for credit losses. Subsequent increases in cash flows result in a reversal of the provision for credit losses to the extent of prior charges, or a reclassification of the difference from non-accretable to accretable discount with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Performing loans acquired in business combinations are accounted for using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ expected cash flows. Purchased performing loans are recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio. Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses, or ALL, established at the acquisition date. A provision for loan losses is recorded for any deterioration in the credit quality of loans subsequent to the acquisition.

COASTAL BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

Other real estate owned

Foreclosed real estate is presented fair value representing the estimated present value of the net proceeds that management expects to receive when the property is sold. Management used appraisals of properties to determine fair values and, in some instances, engaged outside consultants and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date. The estimated fair value is considered Level 3 in the fair value hierarchy. These additional discounts were applied based on various market studies performed internally and by outside consultants based on the type of property and geographic region to determine the average deterioration in real estate values.

Loss share indemnification asset

The loss share indemnification asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentage. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.

Intangible assets

Intangible assets include $800,000 of core deposit intangible that was established at acquisition and will be amortized using a straight line method over a 5-year life. Such fair value is based on the expected net cash flows attributable to core deposits assumed.

Deposits

The fair values used for the demand and savings deposits that comprise the transaction accounts acquired equal the amount payable on demand at the acquisition date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such deposits and are considered Level 3 in the fair value hierarchy.

COASTAL BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(3)	Acquisition Accounting Adjustments

The following table presents the assets acquired and liabilities assumed, as recorded by Old Coastal on the acquisition date and as adjusted for acquisition accounting adjustments (in thousands).

				As recorded by
				Florida
	As Recorded by	Acquisition		Community
	Old Coastal	Adjustments		Bank, N.A.

Assets
Cash and due from banks	$25,734	$(2,543	) (a)	$23,191
FHLB stock	277	—		277
Loans	93,904	(31,222	) (b)	62,682
Loss share indemnification asset	—	28,655	(d)	28,655
Other real estate owned	8,789	(4,181	) (c)	4,608
Core deposit intangible	—	800	(e)	800
Other assets	1,045	24	(a)	1,069

Total assets	$129,749	$(8,467)		$121,282
Liabilities
Deposits:
Noninterest-bearing	$6,000	$—		$6,000
Interest-bearing	116,452	300	(f)	116,752

Total deposits	122,452	300		122,752
Other liabilities	363	—		363

Total liabilities	122,815	300		123,115

Excess of assets acquired over liabilities assumed	$6,934

Aggregate adjustments		$(8,767)

Net liabilities acquired				$1,833

The net liabilities assumed have been accounted for in the Company’s consolidated financial statements as goodwill. Such goodwill is deductible for tax purposes.

Explanation of acquisition adjustments

(a) —	Reflects the initial cash paid to and receivable from the FDIC on the acquisition date.

(b) —	Reflects fair value adjustments based on a preliminary evaluation of the acquired loan portfolio.

(c) —	Reflects fair value adjustments based on a preliminary evaluation of OREO properties.

(d) —	Reflects estimated fair value based on a preliminary evaluation of losses to be reimbursed under FDIC loss sharing agreements.

(e) —	Reflects adjustment to record the estimated fair value of the core deposit intangible.

(f) —	Reflects the fair value adjustment based on current interest rates being offered.

COASTAL BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

(4)	Premises and Equipment

Under the terms of the Coastal Agreement, all occupied banking facilities and equipment being utilized are initially leased from the FDIC on a month-to-month basis.

Under the terms of the Coastal Agreement, the Bank had a 90-day option to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of Old Coastal from the FDIC at the appraised fair market value as of the date acquired. Subsequent to the date of acquisition, the Bank exercised its option to purchase both locations. The Bank purchased the branches from the FDIC for approximately $1.5 million and other fixed assets for approximately $85,000.

(5)	Loans

At the time of acquisition, loans that have experienced deterioration since origination such that it is probable that the borrower will not be able to make all contractually required payments are classified as impaired. These loans are accounted for using ASC 310-30 accounting standards. All remaining loans are classified as non-impaired.

The contractual cash flows, cash flows expected to be collected, non-accretable discount and accretable discount on impaired loans, the unpaid principal balance, or UPB, on non-impaired loans and fair value of all acquired loans at May 6, 2011 is provided below (in thousands).

	Impaired	Non-impaired
	Loans	Loans	Total

Contractual cash flows of acquired loans:
Commercial	$70,566	$2,032	$72,598
1-4 single family residential	56,370	2,373	58,743
Construction	21,916	—	21,916
Home equity loans and lines of credit	2,327	1,877	4,204
Consumer	2	145	147

Total contractual cash flows of acquired loans	151,181	6,427	157,608
Non-accretable discount	(72,058)	—	(72,058)

Cash flows expected to be collected (1)	79,123	6,427	85,550
Accretable discount	(21,345)	(1,523)	(22,868)

Preliminary fair value of loans acquired	$57,778	$4,904	$62,682

(1)	For non-impaired loans, the cash flows expected to be collected represent the UPB.

Covered Loans are reported in loans exclusive of the expected reimbursement from the FDIC and are initially recorded at fair value at the acquisition date. At the acquisition date, the Bank estimated the fair value of the loan portfolio at $62.7 million. The acquired loan portfolio consists of approximately $62.6 million in Covered Loans and $0.1 million in consumer loans that are not covered under the loss sharing agreements with the FDIC.

Covered Loans for Old Coastal are and will continue to be subject to ongoing credit review. If and when credit deterioration is noted subsequent to the May 6, 2011 acquisition date, loss estimates will be included in the calculation of the ALL, and provision for credit losses. The portion that is recoverable under the FDIC loss sharing agreements due to post-

COASTAL BANK

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED—(Continued)

acquisition credit deterioration will result in an adjustment to the loss share indemnification asset.

(6)	Deposits

Deposit liabilities assumed are comprised of the following at May 6, 2011 (in thousands):

Demand	$6,000
Interest-bearing demand	7,602
Money market deposits and savings	23,165
Time	85,985

Total assumed deposits	$122,752

At May 6, 2011, scheduled maturities of time deposits were as follows (in thousands):

Periods Ending December 31,
2011	$53,979
2012	24,528
2013	6,554
2014	353
2015	549
Thereafter	22

Total assumed time deposits	$85,985

The aggregate amount and scheduled maturities of time deposits in denominations of $100,000 or more at May 6, 2011 were as follows (in thousands).

Three months or less	$5,758
Over three through six months	14,048
Over six through 12 months	9,806
Over 12 months	16,668

Total assumed time deposits in denominations of $100,000	$46,280

(7)	Contingencies

As part of the Coastal Agreement, all pending litigation related to covered assets are covered under the loss sharing agreements and all other defensive litigation and any class actions are retained by the FDIC, as receiver.

The loss sharing agreement between the Bank and the FDIC includes a clawback provision that obligates the Bank to pay the FDIC a certain amount in the event that losses incurred by the Bank do not reach a certain threshold upon termination of the loss sharing agreement. The Company estimated that the clawback provision had no value at the acquisition date.

(8)	Subsequent Events

In preparing the financial statement, the Company has evaluated, for potential recognition and disclosure, events and transactions that have occurred subsequent to May 6, 2011, through the date of issuance of this financial statement on September 19, 2011.

BOND STREET HOLDINGS, INC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Bond Street Holdings, Inc. and Subsidiaries:

We have audited Bond Street Holdings, Inc. (a Delaware Corporation) and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment. There were inadequate internal controls over financial reporting related to a change in vendors which caused a significant delay in appropriately recording the purchase accounting entries of the Company and amounted to a material adjustment to the financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Bond Street Holdings, Inc. and Subsidiaries has not maintained effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Bond Street Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2010 and for the period from inception (April 1, 2009) to December 31, 2009. The material weakness identified above was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2010 financial statements, and this report does not affect our report dated May 12, 2011, which expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

New York, New York
May 12, 2011

Bond Street Holdings, Inc.

Management’s Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

Bond Street Holdings Inc. (the “Company”)’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Management is responsible for establishing and maintaining effective internal control over financial reporting. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. In our assessment of the effectiveness of internal control over financial reporting at December 31, 2010, we identified the following material weakness:

In connection with the acquisitions of Premier American Bank, Florida Community Bank and Peninsula Bank (the Acquisitions) the Company engaged the services of third parties to obtain an independent computation of the fair value of assets and liabilities as of the date of the acquisitions. Furthermore, management intended to use the assistance of the third party to establish a sustainable model and process to perform the required accounting calculation in support of recordkeeping of loans accounted for under the provisions of Accounting Standards Codification (ASC) 310-30 Receivables, Loans and Debt Securities Acquired with Deteriorated Credit Quality. During the 4th quarter of 2010 Management engaged an additional third party to evaluate the results of the valuation and identify potential weaknesses in the process. Towards the end of 2010 and during the first quarter of 2011, Management identified errors in the determination of fair value of certain assets acquired and liabilities assumed and as well as weaknesses in the structure of the processes that resulted in adjustments to balance sheet and income statements of the Company as of and for the year ended December 31, 2010. Management believes that the engagement of the second third party in conjunction with other corrective actions (including but not limited to, enhancement of policies and procedures, allocation of additional resources, etc.) has assisted the Company in the remediation of this weakness.

Based on our assessment, and because of the material weakness previously discussed, we have concluded that our internal control over financial reporting was not effective at December 31, 2010.

The effectiveness of our internal control over financial reporting has been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in its report which is included herein.

BOND STREET HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Bond Street Holdings, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Bond Street Holdings, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and other comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2010 and for the period from inception (April 1, 2009) to December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bond Street Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2010 and for the period from inception (April 1, 2009) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Bond Street Holdings, Inc.’s and Subsidiaries internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated May 12, 2011, expressed an adverse opinion on internal control over financial reporting.

/s/ GRANT THORNTON LLP

New York, New York
May 12, 2011

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for per-share data)

December 31,	2010	2009

ASSETS:
Cash and cash equivalents	$43,412	$7,168
Investment securities:
Held-to-maturity securities	512	—
Available for sale securities	1,614,736	—
Federal Home Loan Bank and other bank stock	28,409	—

Total investment securities	1,643,657	—

Loans receivable, net	515,321	—
Loss share indemnification asset	162,596	—
Due from Federal Deposit Insurance Corporation (“FDIC”)	28,621	—
Premises and equipment	19,623	—
Other real estate owned	23,219	—
Funds in restricted escrow account	—	413,200
Other assets	17,212	693

Total assets	$2,453,661	$421,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Transaction accounts:
Non-interest bearing	$86,196	$—
Interest bearing	294,255	—

Total transaction accounts	380,451	—
Time deposits	1,133,808	—

Total deposits	1,514,259	—
Advances from the Federal Home Loan Bank	176,689	—
Deferred taxes	10,924	—
Other liabilities	23,086	1,186

Total liabilities	1,724,958	1,186

Stockholders’ equity:
Class A interests (20,365,655 units)	—	377,661
Class A common stock, par value $0.001 per share; 100 million shares authorized and 32,548,906 issued and outstanding	33
Class B interests (2,365,950 units)	—	43,875
Class B common stock, par value $0.001 per share; 50 million shares authorized and 4,462,692 issued and outstanding	4
Additional paid-in capital	709,536	—
Retained earnings	19,972	(1,661)
Accumulated other comprehensive loss	(842)	—

Total stockholders’ equity	728,703	419,875

Total liabilities and stockholders’ equity	$2,453,661	$421,061

The accompanying notes are an integral part of these consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands, except for share data)

For the year ended December 31, 2010 and for the period from April 1, 2009 (date of inception) to December 31, 2009	2010	2009

Interest income:
Interest and fees on loans	$33,908	$—
Interest on investment securities	12,631	—
Interest on federal funds sold and other	34	4

Total interest income	46,573	4

Interest expense:
Interest on deposits	13,417	—
Interest on borrowings	1,431	—

Total interest expense	14,848	—

Net interest income	31,725	4
Provision for loan losses	9,862	—

Net interest income after provision	21,863	4

Non-interest income:
Service charges and fees	2,620	—
Accretable discount on loss share indemnification asset	5,302	—
Reimbursement of expenses subject to loss share indemnification	13,983	—
Income from resolution of Covered Assets	1,494	—
Gain on FDIC-assisted transactions	26,188	—
Gain on sales of other real estate owned	8,293	—
Gain on sales of investment securities	6,194	—

Total non-interest income	64,074	—
Non-interest expenses:
Salaries and employee benefits	21,651	—
Occupancy and equipment expenses	4,985	10
Other real estate and Covered Assets resolution related expenses	17,590	—
Professional services	12,498	1,607
Other	11,387	48

Total non-interest expense	68,111	1,665

Income (loss) before income tax benefit	17,826	(1,661)
Income tax benefit	(3,807)	—

Net income (loss)	$21,633	$(1,661)

Earnings (loss) per common share: Basic and diluted	$0.77	$(0.53)

Weighted average number of common shares outstanding: Basic and diluted	28,247,986	3,113,918

Net income (loss)	$21,633	$(1,661)
Other comprehensive income (loss):
Unrealized net holding gains on securities available for sale, net of taxes of $1,861	2,963	—
Reclassification adjustment for gains on securities available for sale included in net income, net of taxes of $2,389	(3,805)	—

Total comprehensive income (loss)	$20,791	$(1,661)

The accompanying notes are an integral part of these consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except for share data)

											Accumulated
									Additional		Other	Total
	Class A Interests		Class A Common Stock		Class B Interests		Class B Common Stock		Paid in	Retained	Comprehensive	Stockholders’
	Units	Amount	Shares	Amount	Units	Amount	Shares	Amount	Capital	Earnings	Loss	Equity

Balance at April 1, 2009 (Inception date)	—	$—	—	$—	—	$—	—	$—	$—	$—	$—	$—
Member contribution	20,365,655	377,661	—	—	2,365,950	43,875	—	—	—	—	—	421,536
Net loss	—	—	—	—	—	—	—	—	—	(1,661)	—	(1,661)

Balance at December 31, 2009	20,365,655	377,661	—	—	2,365,950	43,875	—	—	—	(1,661)	—	419,875
Conversion of units to shares	(20,365,655)	(377,661)	20,365,655	21	(2,365,950)	(43,875)	2,365,950	2	421,513	—	—	—
Shares sold in 2010 capital raise	—	—	12,183,251	12	—	—	2,096,742	2	285,759	—	—	285,773
Stock based compensation	—	—	—	—	—	—	—	—	2,264	—	—	2,264
Net income	—	—	—	—	—	—	—	—	—	21,633	—	21,633
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(842)	(842)

Balance as of December 31, 2010	—	$—	32,548,906	$33	—	$—	4,462,692	$4	$709,536	$19,972	$(842)	$728,703

The accompanying notes are an integral part of these consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

For the year ended December 31, 2010 and for the period from April 1, 2009 (date of inception) to December 31, 2009	2010	2009

Cash flows from operating activities:
Net income (loss)	$21,633	$(1,661)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Accretable discount on loans	(32,219)	—
Amortization of premium on investment securities	5,311	—
Provision for loan losses	9,862	—
Accretion of discount on loss share indemnification asset	(5,302)	—
Reimbursement of expenses subject to loss share indemnification	(13,983)	—
Income on loss share indemnification asset, resulting from impairments and dispositions of Covered Assets, net	(157)	—
Amortization of clawback liability	1,242	—
Gain on FDIC-assisted transactions	(26,188)	—
Gain on sales of investment securities	(6,194)	—
Gain on sales of assets	(8,293)	—
Stock compensation expense	2,264	—
Depreciation and amortization	742	—
Deferred tax benefit	(3,807)	—
Decrease (Increase) in other assets, net	14,649	(693)
Increase in other liabilities, net	4,574	1,186

Net cash used in operating activities	(35,866)	(1,168)

Cash flows from investing activities:
Cash received from FDIC-assisted transactions	455,107	—
Purchases of investment securities available for sale	(7,530,444)	—
Sales, paydowns and maturities of available-for-sale securities	6,125,678	—
Purchases of FHLB and other bank stock	(19,148)	—
Change in loans, net	85,264	—
Collection from FDIC on loss share indemnification asset	132,840	—
Proceeds from sale of other real estate owned	22,408	—
Purchases of premises and equipment, net	(20,365)	—

Net cash used in investing activities	(748,660)	—

Cash flows from financing activities:
Change in deposits, net	47,036	—
Change in borrowings, net	74,761	—
Decrease (increase) in funds in restricted escrow account	413,200	(413,200)
Proceeds from capital raise, net	285,773	421,536

Net cash provided by financing activities	820,770	8,336

Net (decrease) increase in cash and cash equivalents	36,244	7,168
Cash and cash equivalents at the beginning of the period	7,168	—

Cash and cash equivalents at end of the period	43,412	7,168

Supplemental disclosures of cash flow information:
Interest payments during the period	$11,234	$—
Income taxes paid during the period	1,520	—

Supplemental disclosure of noncash investing and financing activities:
Transfer of loans to other real estate owned	$12,191	$—

The accompanying notes are an integral part of these consolidated financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1	Presentation of Financial Statements

Bond Street Holdings, Inc., (the “Company”) was formed on April 1, 2009, and is a registered Bank Holding Company incorporated in Delaware. The Company wholly owns Premier American Bank, National Association (the “Bank”), a federally-chartered, federally-insured commercial bank whose primary regulator is the Office of the Comptroller of the Currency (the “OCC”).

During 2010, following receipt of final approval to establish a new national bank from the OCC on January 22, 2010, the Bank acquired certain assets and assumed certain liabilities, including substantially all deposits, of three failed depository institutions: Premier American Bank, Miami, Florida; Florida Community Bank, Immokalee, Florida; and Peninsula Bank, Englewood, Florida (collectively the “Acquisitions”). In each of these cases, the Bank entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (FDIC) providing for the FDIC to assume responsibility for certain losses on the acquired loan portfolios. As of December 31, 2010, the Bank operated 26 branches and employed 348 full-time employees in the South Florida market, with operations extending from Naples to Sarasota on the west coast of Florida and from Miami to Palm Beach on the east coast of Florida.

The Company may undertake to acquire control of more depository institutions through auctions by the FDIC of failed depository institutions (an “Assisted Transaction”) or seek to acquire control of additional depository banking institutions in the United States outside of such process. The Company and the Bank are subject to regulations primarily of certain federal agencies and can be periodically examined by those authorities. As a consequence of the extensive regulation, the Company’s business is susceptible to the impacts of federal legislation and regulations including but not limited to the Federal Reserve Bank (“FRB”), OCC and FDIC. The Company became subject to regulation by the FRB as of January 22, 2010.

2	Summary of Significant Accounting Policies

Business combinations

The Company accounts for transactions that meet the definition of a purchase business combination by recording the assets acquired and liabilities assumed at their fair value upon acquisition. Intangible assets, indemnification contracts and contingent consideration are identified and recognized individually. If the fair value of the assets acquired exceeds the purchase price plus the fair value of the liabilities assumed, a bargain purchase gain is recognized. Conversely, if the purchase price plus the fair value of the liabilities assumed exceeds the fair value of the assets acquired, goodwill is recognized.

Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, the Bank, and the Bank’s subsidiaries, which consist of a group of real estate holding companies. Any intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The Company’s financial reporting and accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates subject to change include the carrying value of loans, the allowance for loan losses, the carrying value of the loss share indemnification asset, the carrying value of other real estate owned, the carrying value of intangible assets, contingent consideration liability, the determination of fair value for financial instruments, acquisition-related fair value computations and their impact in earnings and the realization of deferred tax assets.

Fair Value Measurement

The Company uses estimates of fair value in applying various accounting standards for its consolidated financial statements. Under GAAP, fair value measurements are used in one of four ways:

1. In the consolidated balance sheet with changes in fair value recorded in the consolidated statements of operations and other comprehensive income (loss),

2. In the consolidated balance sheets with changes in fair value recorded in the accumulated other comprehensive loss section of the consolidated statements of changes in stockholders’ equity,

3. In the consolidated balance sheet for instruments carried at lower of cost or fair value with impairment charges recorded in the consolidated statements of operations and other comprehensive income (loss) and

4. In the notes to the consolidated financial statements.

Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. In general, the Company’s policy in estimating fair values is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads (including for the Company’s liabilities), relying first on observable data from active markets. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

Accounting Standards Codification (“ASC”) Topic 825, “Financial Instruments,” allows the Company an irrevocable option for measurement of eligible financial assets or financial liabilities at fair value on an instrument by instrument basis (the fair value option). Subsequent to the initial adoption of ASC Topic 825, the Company may elect to account for eligible financial assets and financial liabilities at fair value. Such an election may be made at the time an eligible financial asset, financial liability or firm commitment is recognized or when certain specified reconsideration events occur. The Company has not elected the fair value option for any eligible financial instrument as of December 31, 2010.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. A gain or loss is recognized in earnings upon completion of the sale based

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on the difference between the sales proceeds and the carrying value of the assets. Control over the transferred assets is deemed to have been surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks, Federal funds sold and securities purchased under resale agreements or similar arrangements. Cash and cash equivalents have original maturities of three months or less. Accordingly, the carrying amount of such instruments is considered a reasonable estimate of fair value. The Company’s balances maintained may at times, exceed available depository insurance limits. The Bank is required to maintain reserve balances with the FRB. Such reserve requirements are based on a percentage of deposit liabilities and may be satisfied by cash on hand. The average reserves required to be held at the FRB as of December 31, 2010, was $38.0 million.

Restricted Cash Balances

Restricted cash represents funds held in a demand deposit escrow account of the Placement Agent. At December 31, 2009, the Company had $413.2 million in this account and none at December 31, 2010. All of these funds were fully insured under the Transaction Account Guaranty Program (“TAGP”) created on October 14, 2008. The TAGP was extended through December 31, 2010.

Investment Securities

The Company determines the classification of investment securities at the time of purchase. If the Company has the intent and the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at amortized cost.

Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available for sale and carried at estimated fair value with unrealized gains or losses reported as a separate component of stockholders’ equity in accumulated other comprehensive loss, net of applicable income taxes. Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to interest income over the period to maturity of the related security using the effective interest method. Realized gains or losses on the sale of securities, if any, are determined using the specific identification method.

If a decline in the fair value of a security below its amortized cost is judged by management to be other than temporary, the cost basis of the security is written down to its fair value and the amount of the write-down is included in earnings. In order to determine if a decline in fair value is other than temporary, management considers several factors, including the length of time and extent to which the fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the security (considering factors such as adverse conditions specific to the security and ratings agency actions) and the intent and ability to retain the investment in order to allow for an anticipated recovery in fair value. If the impairment is not other than temporary, the portion of the impairment related to credit losses

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is recorded in earnings and the impairment related to other factors is recorded in other comprehensive income.

Investments in Federal Home Loan Bank (“FHLB”) and other bank stock are carried at cost because they can only be redeemed at par and are required investments based on measurements of the Company’s assets and/or borrowing levels. Investments are held to provide liquidity and to serve as a source of income.

Loans Receivable

The Company’s accounting methods for loans differ depending on whether the loans are originated or purchased, and for purchased loans, whether the loans were acquired as a result of a business acquisition or purchased at a discount as a result of credit deterioration since the date of origination.

Originated Loans

Loans that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized fees and costs on originated loans and unamortized premiums or discounts. The net amount of nonrefundable loan origination fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using methods which approximate the level yield method. Discounts and premiums are amortized or accreted to interest income over the estimated life of the loans using methods that approximate the level yield method. Commercial loans and substantially all installment loans accrue interest on the unpaid balance of the loans.

The Company classifies loans as past due when the payment of principal and interest based upon contractual terms is greater than 30 days delinquent. In cases where a borrower experiences financial difficulties and the Company may make certain concessionary modifications to contractual terms, the loan is classified as a restructured loan.

Modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. The allowance for credit losses on restructured loans is determined by discounting the restructured cash flows by the original effective rate of the loan.

The Company’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest because the loan is adequately collateralized and in the process of collection. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance unless management believes that the ultimate collection of the principal is likely, in which case payments are recognized in earnings on a cash basis. Loans are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains classified as a nonaccrual loan.

Purchased Loans

Acquired loans are accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”), unless the loan type is specifically excluded from the scope of ASC 310-30. At acquisition, the Company pools loans based on common characteristics, e.g. single family residential loans, commercial real estate loans, construction loans, etc. The Company then evaluates each of these loan pools to determine if they meet the criteria of loans acquired with evidence of impairment. The Company has determined that all such pooled loans it has acquired in FDIC-assisted transactions meet this criteria for the reasons disclosed in this Note 2 Summary of Significant Accounting Policies – Purchased Loans of the Notes to Consolidated Financial Statements. Accordingly, there are no separate groupings of loans individually identified with credit impairment and those so classified by analogy.

Acquired loans that do not meet the criteria established under ASC 310-30, or non-PCI loans, are accounted for under ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Costs (“ASC 310-20”). For non-PCI loans acquired at a discount to UPB, this accounting method results in a purchase discount that accretes on a level-yield basis and is recognized as a component of interest income. While under ASC 310-20 the entire purchase discount is accretable, a portion of the accretable purchase discount can be attributable to expected credit losses and other cash flow items impacting fair value.

The Company makes an estimate of the loans’ contractual principal and contractual interest payments as well as the total cash flows it expects to collect from the pools of loans, which include undiscounted expected principal and interest. The excess of contractual amounts over the total cash flows expected to be collected from the loans is referred to as non-accretable difference, which is not accreted into income. The excess of the expected undiscounted cash flows over the fair value of the loans is referred to as accretable discount. Accretable discount is recognized as interest income on a level-yield basis over the life of the loans. Judgmental prepayment assumptions are applied to both contractually required payments and cash flows expected to be collected at acquisition.

The Company continues to estimate cash flows expected to be collected over the life of the loans. Subsequent increases in total cash flows expected to be collected are recognized as an adjustment to the accretable discount with the amount of periodic accretion adjusted over the remaining life of the loans. Subsequent decreases in cash flows expected to be collected over the life of the loans are recognized as impairment in the current period through the allowance for loan losses.

During the fourth quarter of 2010, the Company hired a third party specialist to confirm Day 1 loan valuations, which had been initially performed by a separate third party specialist. The results of this analysis were recorded as part of the Company’s Day 1 accounting in 2010. There have been no other acquisition accounting adjustments related to transactions entered into during the six months ended June 30, 2011 and the year ended December 31, 2010 that were identified or recorded during the measurement periods.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Loan Losses

The Company’s allowance for loan losses (“ALL”) is established for both performing loans and nonperforming loans. The Company’s ALL is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers numerous factors including, but not limited to, internal risk ratings, loss forecasts, collateral values, geographic location, borrower FICO scores, delinquency rates, nonperforming and restructured loans, origination channels, product mix, underwriting practices, industry conditions, economic trends and net charge-off trends.

For PCI loans, a valuation allowance is established when it is probable that the Company will be unable to collect all of the cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition. A specific allowance is established when subsequent evaluations of expected cash flows from PCI loans reflect a decrease in those estimates. For all other loans, specific allowances for loan losses are established for large commercial, corporate and commercial real estate impaired loans that are evaluated on an individual basis. The specific allowance established for these loans is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value or the estimated fair value of the underlying collateral less costs of disposition. General allowances are established for loans grouped based on similar characteristics. In this process, general allowance factors established are based on an analysis of historical loss trends in the industry and expected loss given default rates derived from the Company’s internal risk rating process. Other adjustments for qualitative factors may be made to the allowance for the pools after an assessment of internal and external influences on credit quality and loss severity that are not fully reflected in the historical loss or risk rating data. For these measurements, the Company uses assumptions and methodologies that are relevant to estimating the level of impairment and probable losses in the loan portfolio. To the extent that the data supporting such assumptions has limitations, management’s judgment and experience play a key role in recording the allowance estimates.

Additions to the ALL are made by provisions charged to earnings. The allowance is decreased by charge-offs due to losses and increased by recoveries. Losses on unsecured consumer loans are recognized at 90 days past due. Residential real estate loans and secured consumer loans are typically charged-off when they become 120 to 180 days past due, depending on the collateral type.

Secured loans may be written-down to the collateral’s fair value less estimated disposition costs, with previously accrued unpaid interest reversed. Subsequent charge-offs may be required as a result of changes in the fair value of collateral or other repayment prospects. The Company reports recoveries on a cash basis at the time received.

Recoveries on loans that have been previously charged-off through a reduction of the non-accretable difference are recognized in earnings as income from resolution of Covered Assets and do not affect the allowance for loan losses.

Loss Share Indemnification Asset

Assets subject to loss sharing agreements with the FDIC are labeled “Covered Assets” in the accompanying notes to the consolidated financial statements and include certain loans and other real estate owned.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The loss share indemnification asset is measured separately from the Covered Assets acquired as it is not contractually embedded in any of the Covered Assets. The initial fair value of the loss share indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on Covered Assets, based on the credit adjustment estimated for each Covered Asset and the loss sharing percentages. These cash flows were then discounted using a risk-free yield curve plus a premium reflecting the uncertainty related to the timing and receipt of such cash flows. The amount ultimately collected for this asset is dependent upon the performance of the underlying Covered Assets, the passage of time and claims submitted to the FDIC.

The loss share indemnification asset will be reduced as claims submissions are filed with the FDIC and collected. Decreases in expected reimbursements from the FDIC resulting from an improvement in the expected cash flows of Covered Loans are recognized in earnings prospectively consistent with the approach taken to recognize increases in cash flows on Covered Loans. Increases in expected reimbursements from the FDIC are recognized in earnings in the same period that the allowance for credit losses for the related loans is recognized. Furthermore, the resolution of Covered Assets for a value in excess of the estimated value of the asset will result in a decrease of the loss share indemnification asset equal to the loss share percentage of the loss not incurred. Conversely, losses in excess of estimates at the time of the loss will result in an increase in the loss share indemnification asset.

The loss sharing agreements with the FDIC contain provisions under which the Bank will be reimbursed for a portion of certain expenses associated with Covered Assets. The Bank recognizes an increase to the loss share indemnification asset through a credit to non-interest income related to the loss share percentage of expenses incurred.

The loss sharing agreements also contain a potential obligation to remit a portion of the cash received from the FDIC in the Acquisitions. The amount payable to the FDIC is based on an established formula included in the various Purchase and Assumption Agreements. The Bank has recognized in other liabilities an estimate, representing management’s projections on the expected amount that will be payable to the FDIC. That liability is recognized using a discounted cash flow model at a market rate, inclusive of the Bank’s credit risk.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation or amortization. Land is stated at cost. In addition, purchased software and costs of computer software developed for internal use are capitalized provided certain criteria are met. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms, including certain renewals that were deemed probable at lease inception, or the estimated useful lives of the improvements. Rent expense and rental income on operating leases are recorded using the straight-line method over the appropriate lease terms.

Other Real Estate Owned (“OREO”)

Real estate properties acquired through, or in lieu of, foreclosure or in connection with the Acquisitions, are to be sold or rented and are recorded at the fair value less disposition costs at the date of acquisition, establishing a new cost basis. OREO is subsequently carried at the lesser of cost or fair value less disposition costs. The Company periodically performs a

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

valuation of the property held; any excess of cost over fair value less disposition costs is charged to earnings as impairment. Routine maintenance costs, declines in market value and net losses on disposal are included in earnings for the period.

Intangible Assets

Core deposit intangible (“CDI”) is a measure of the value of checking and savings deposits acquired in a business combination. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. CDI is amortized over the estimated useful lives of the existing deposit relationships acquired, but does not exceed 10 years. The Company evaluates such identifiable intangibles for impairment when an indication of impairment exists. If an impairment loss is determined to exist, the loss is reflected as an impairment charge in the consolidated statements of operations and other comprehensive income (loss) for the period in which such impairment is identified. No impairment charges were required to be recorded for the year ended December 31, 2010. The core deposit intangible is included in other assets in the accompanying consolidated balance sheet.

Income Taxes

Income tax expense consists of income taxes that are currently payable and deferred income taxes. Deferred income tax expense is determined by recognizing deferred tax assets and liabilities for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The Company assesses the deferred tax assets and establishes a valuation allowance when realization of a deferred asset is not considered to be more-likely-than-not. The Company considers its expectation of future taxable income in evaluating the need for a valuation allowance.

The Company files a consolidated federal income tax return including the results of its wholly owned subsidiary, the Bank. The Company estimates income taxes payable based on the amount it expects to owe the various tax authorities (i.e., federal, state and local). Income taxes represent the net estimated amount due to, or to be received from, such tax authorities. In estimating income taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions, taking into account statutory, judicial, and regulatory guidance in the context of the Company’s tax position. In this process, management also relies on tax opinions, recent audits and historical experience. Although the Company uses the best available information to record income taxes, underlying estimates and assumptions can change over time as a result of unanticipated events or circumstances such as changes in tax laws and judicial guidance influencing its overall tax position.

An uncertain tax position is recognized only if it is more-likely-than-not to be sustained upon examination based on the technical merits of the position. The amount of tax benefit recognized in the financial statements is the largest amount of benefit that is more than fifty percent likely to be sustained upon ultimate settlement of the uncertain tax position. The Company recognizes interest related to unrecognized tax benefits in income tax expense (benefit) and penalties, if any, in operating expenses.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based Compensation

The Company sponsors an incentive stock option plan established in 2009 under which qualified stock options may be granted periodically to key employees and directors of the Company or its affiliates at a specific exercise price to acquire shares of the Company’s Class A common stock.

Compensation cost is measured based on the estimated fair value of the award at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model to calculate the fair values of options awarded. This model requires assumptions as to expected volatility, dividends, terms and risk- free rates. Since the Company’s common stock is not currently traded on an exchange, expected volatility is measured based on the volatility of the common stock of similar companies. The expected term represents the period of time that options are expected to be outstanding from the grant date. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the appropriate life of each option. The expected dividend yield was determined based on the expected dividends to be declared.

Reclassifications

Certain amounts presented for the prior period have been reclassified to conform to the current period presentation.

Segment Reporting

The Company operates one reportable segment of business, Community Banking, which includes Premier American Bank, National Association, the Company’s sole banking subsidiary. Through Premier American Bank, National Association, the Company provides a broad range of retail and commercial banking services. Management makes operating decisions and assesses performance based on an ongoing review of these banking operations, which constitute the Company’s only operating segment.

Accounting Policies Recently Adopted and Pending Adoption

During April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, the ASU requires a creditor to evaluate whether a restructuring constitutes a troubled debt restructuring, by separately concluding that both (1) the restructuring constitutes a concession and (2) the debtor is experiencing financial difficulties. The update is effective for the Company for annual periods ending on or after December 15, 2012, including interim periods within those annual periods.

In December 2010, the FASB issued guidance to provide further clarification regarding the acquisition date that should be used for reporting the pro forma financial information disclosures when comparative financial statements are presented. This statement also requires entities to provide a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination. This statement is effective prospectively for business combinations occurring after December 31, 2010. The impact of this statement will depend on the nature and timing of any potential future business combinations.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2010, the FASB issued new guidance to improve transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. The update is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of their allowance for credit losses. This guidance is effective for the first annual reporting period ending after December 15, 2010. The adoption of this guidance did not have a significant impact on the financial position of the Company.

In March 2010, the FASB issued new guidance impacting receivables. The new guidance clarifies that a modification to a loan that is part of a pool of loans that were acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance is effective for any modifications of loans accounted for within a pool in the first annual reporting period ending after July 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued new guidance to improve disclosures regarding fair value measurements and disclosures. Fair value measurements and disclosures were enhanced to require additional information regarding transfers to and from Level 1 and Level 2, the reasons for the transfers and a gross presentation of activity within the roll-forward of Level 3. The guidance clarifies existing disclosure requirements on the level of disaggregation of classes of assets and liabilities. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements. This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to separately disclose purchases, sales, issuances and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

3  Acquisitions

On January 22, 2010, January 29, 2010, and June 25, 2010, the Bank entered into Purchase and Assumption Agreements with the FDIC, as receiver, to acquire certain assets and assume certain liabilities, including substantially all of the non-brokered deposits of Premier American Bank, Florida Community Bank and Peninsula Bank, respectively (collectively, the “Acquired Institutions”), three failed depository institutions in Florida. Prior to the Acquisitions, each of the Acquired Institutions functioned as a community bank with offices in the southern part of Florida.

Concurrently with the acquisitions and assumptions from the FDIC of certain assets and liabilities, respectively, of Premier American Bank on January 22, 2010 (the “PAB Acquisition”), Florida Community Bank on January 29, 2010 (the “FCB Acquisition”), and Peninsula Bank on June 25, 2010 (the “Peninsula Acquisition”), the Bank entered into loss sharing agreements with the FDIC covering certain legacy assets of each such failed institution (Covered Assets), including substantially all loan portfolios and OREO. The Bank acquired other assets of each Acquired Institution that are not covered by the loss sharing agreements with the FDIC including cash balances, certain investment securities purchased at fair market value and other tangible assets. Pursuant to the terms of each loss sharing agreement, the Covered Assets are subject to a stated loss threshold, listed on the table below, whereby the FDIC will reimburse the Bank for a percentage of the losses (or in certain cases, a varying percentage of losses). The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under each of the loss sharing agreements. The

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FDIC’s obligation to reimburse the Bank for a percentage of losses with respect to Covered Assets begins with the first dollar of loss incurred. The expected reimbursements under each of the loss sharing agreements were recorded as a loss share indemnification asset at its estimated fair value on the acquisition date. The loss share indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above.

The following table summarizes the loss share percentages and loss threshold for the Acquired Institutions:

	Premier	Florida	Peninsula
	American Bank	Community Bank	Bank

Loss share before loss threshold is met	80%	80%	80%
Loss share after loss threshold is met	95%	95%	80%
Loss threshold	$94 million	$141 million	N/A

The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying Covered Assets, the contractual balance of unfunded commitments that were acquired, plus certain interest and expenses.

Each of the loss sharing agreements is subject to certain servicing procedures as specified in the relevant agreement with the FDIC. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Bank’s reimbursement of recoveries to the FDIC for ten years. The loss sharing agreements applicable to all other Covered Assets provide for FDIC loss sharing for five years and the Bank reimbursement of recoveries to the FDIC for eight years.

The Company has determined that the Acquisitions of the net assets (liabilities) of the Acquired Institutions constitute business combinations as defined by the FASB Accounting Standards Codification Topic 805, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed were recorded at their fair values. Fair values were determined based on the requirements of FASB ASC Topic 820, “Fair Value Measurements.” The determination of the initial fair value of loans purchased in an acquisition and the initial fair value of the related loss share indemnification asset involves a high degree of judgment and complexity. The carrying value of the acquired loans and the loss share indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets. However, the amount the Bank realizes on these assets could differ materially from the carrying value reflected in these consolidated financial statements based upon the timing and amount of collections on the acquired loans in future periods. The fair value estimates require that management make assumptions about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

As a result of the loss share arrangements, the risks associated with the loans and foreclosed real estate acquired from Premier American Bank, Florida Community Bank and Peninsula Bank have been completely altered, making the historical financial information of Premier American Bank, Florida Community Bank and Peninsula Bank immaterial to an understanding of the Company’s present and planned future operations. In addition, the business of the Bank since January 22, 2010, and for the immediate future relies heavily on its acquisition activities and its loss share resolution businesses and on the remediation and disposal of assets it acquired from the FDIC as a receiver of Premier American Bank, Florida Community Bank and Peninsula Bank and is fundamentally different from the businesses of all such failed banks. In light of the foregoing, the Company has determined that neither Premier

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

American Bank nor Florida Community Bank is the predecessor entity of the Company because the Company did not succeed to substantially all of the business of either of such banks in the Acquisitions. The Company has, therefore, omitted the historical financial statements of Premier American Bank and Florida Community Bank in these consolidated financial statements. Further, management believes that the nature and magnitude of the federal assistance in the Peninsula Acquisition is so pervasive, that the relevance of any historic information to an assessment of future operations to the Company is substantially reduced. Therefore, the Company has also omitted the historical financial statements of Peninsula Bank in these consolidated financial statements.

The Company believes that the Bank’s loss sharing agreements with the FDIC mitigate the Company’s risk of loss on Covered Assets acquired. Nonetheless, to the extent the actual values realized for the Covered Assets are different from the estimates, the loss share indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC. Additionally, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date.

The following table summarizes the Acquisitions by Acquired Institution (in thousands):

	Premier	Florida
	American	Community	Peninsula
	Bank	Bank	Bank	Total

Balances prior to business combination adjustments:
Total assets	$298,264	$525,330	$622,626	$1,446,220
Total liabilities	263,040	643,100	655,955	1,562,095

Net assets acquired (liabilities assumed)	35,224	(117,770)	(33,329)	(115,875)
Discount on assets acquired	(60,082)	(58,000)	(45,264)	(163,346)

Fair value of net liabilities assumed	(24,858)	(175,770)	(78,593)	(279,221)
Deposit premium	—	2,365	—	2,365

Amount due from FDIC	$(24,858)	$(173,405)	$(78,593)	$(276,856)

Consideration received from FDIC:
Cash	$24,835	$163,500	$80,401	$268,736
Other assets	23	12,270	—	12,293

Consideration received	24,858	175,770	80,401	281,029

Consideration given to FDIC:
Deposit premium	—	2,365	—	2,365
Other liabilities	—	—	1,808	1,808

Consideration given	—	2,365	1,808	4,173

Net consideration received	$24,858	$173,405	$78,593	$276,856

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the fair value adjustments and determination of gain on FDIC-assisted transactions of each of the Acquired Institutions (in thousands):

	Premier	Florida
	American	Community	Peninsula
	Bank	Bank	Bank	Total

Cost basis on assets (liabilities) prior to acquisition	$35,224	$(117,770)	$(33,329)	$(115,875)
Net consideration received from FDIC	24,858	173,405	78,593	276,856

Net assets acquired before fair value adjustments	60,082	55,635	45,264	160,981

Adjustments to fair value of assets acquired and liabilities assumed:
Assets:
Loans	(112,730)	(87,415)	(152,383)	(352,528)
Loss share indemnification asset	82,509	86,485	135,785	304,779
OREO	(2,948)	(26,599)	(23,701)	(53,248)
Intangible assets	1,350	3,002	2,243	6,595
Other assets	68	(2,225)	(1,502)	(3,659)

Fair value adjustments to assets	(31,751)	(26,752)	(39,558)	(98,061)

Liabilities:
Time deposits	1,309	7,681	2,569	11,559
Borrowings	—	1,830	98	1,928
Deferred tax liabilities	9,514	5,561	137	15,212
Other liabilities	1,787	4,053	2,193	8,033

Fair value adjustments to liabilities	12,610	19,125	4,997	36,732

Fair value adjustments to acquired assets	(44,361)	(45,877)	(44,555)	(134,793)

Gain on FDIC-assisted transactions	$15,721	$9,758	$709	$26,188

The following is a description of the methods used to determine the fair values of significant assets and liabilities presented above.

Cash and Cash Equivalents:

The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets.

Investment Securities:

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments, quoted market prices that are not in an active market or other inputs that are observable in the market.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal Home Loan Bank Stock and Other Bank Stock:

Federal Home Loan Bank stock and other bank stock are recognized at cost as a reasonable estimate for fair value, as these instruments are only redeemable at par and had no evidence of impairment.

Loans:

Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, delinquency and credit classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates. Additional assumptions used include default rates, loss severity, payment curves, loss curves and prepayment speeds.

Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on market rates for new originations of comparable loans at the time of acquisition and include adjustments for liquidity concerns.

Loss Share Indemnification Asset:

Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements of the losses and the applicable loss sharing percentages. These cash flows were discounted using a risk-free yield curve plus a premium reflecting the uncertainty related to the collection amounts, timing of the cash flows and other liquidity concerns.

OREO:

OREO is presented at the estimated fair value, net of related costs of disposal.

Deferred Tax Liability, net:

Deferred tax liability, net, represents the net tax-effected differences between the book basis and tax basis of certain acquired assets and liabilities including the acquired investment securities and loans, loss share indemnification asset, time deposits and FHLB advances.

Core Deposit Intangible:

The fair value of this intangible asset was estimated based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. In determining the value, proper consideration was given to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Other Assets:

The fair value of other assets was determined based on management’s assessment of the collectability and realizability of such assets at acquisition date.

Deposits:

The fair values used for the demand and savings deposits that comprise the transaction accounts acquired equal the amount payable on demand at the acquisition date. The fair

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such deposits.

Advances from the FHLB:

The fair values of advances from the FHLB are estimated using a discounted cash flow calculation that applies interest rates being offered at the acquisition date to the contractual cash flows on such advances.

Other Liabilities:

The fair value of other liabilities is based primarily on the carrying amounts, which is a reasonable estimate based on the short-term nature of these liabilities.

The following table summarizes the opening balances related to the acquired assets and assumed liabilities of each of the Acquired Institutions (in thousands):

	Premier	Florida
	American	Community	Peninsula
	Bank	Bank	Bank	Total

Assets acquired:
Cash and cash equivalents	$27,749	$266,347	$161,011	$455,107

Investment securities:
Held-to-maturity securities	—	—	503	503
Available-for-sale securities	—	112,698	97,743	210,441
Federal Home Loan Bank and other bank stock	1,486	4,321	3,454	9,261

Total investment securities	1,486	117,019	101,700	220,205
Loans receivable, net	174,492	176,145	239,782	590,419
Loss share indemnification asset	82,509	86,485	135,785	304,779
Other real estate owned	2,945	8,866	13,332	25,143
Other assets	2,189	17,120	11,858	31,167

Total assets acquired	291,370	671,982	663,468	1,626,820

Liabilities assumed:
Deposits	264,102	596,049	607,072	1,467,223
Advances from the Federal Home Loan Bank	—	51,830	50,098	101,928
Deferred taxes, net	9,514	5,561	137	15,212
Other liabilities	2,033	8,784	5,452	16,269

Total liabilities assumed	275,649	662,224	662,759	1,600,632

Gain on FDIC-assisted transactions	$15,721	$9,758	$709	$26,188

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition-related costs associated with the Acquisitions were expensed as incurred and totaled the following amounts (in thousands):

Amount

Premier American Bank	$572
Florida Community Bank	692
Peninsula Bank	301

Total acquisition-related costs	$1,565

The following is a summary of loans purchased in connection with the PAB Acquisition (in thousands):

				Purchased
				Non-credit
	Purchase Credit Impaired			Impaired
	Carrying	Additional	Total	Unpaid
	Value at	Contractual	Contractual	Principal
	Acquisition	Cash Flows	Cash Flows	Balance	Total

Real estate loans:
Commercial real estate	$204,235	$26,525	$230,760	$524	$231,284
Construction	35,456	5,302	40,758	—	40,758
1-4 single family residential	5,904	526	6,430	—	6,430
Home equity loans and lines of credit	—	—	—	8,484	8,484

Total real estate loans	245,595	32,353	277,948	9,008	286,956
Other loans:
Commercial	27,194	2,519	29,713	3,967	33,680
Consumer	540	57	597	596	1,193
Other	—	—	—	323	323

Total other loans	27,734	2,576	30,310	4,886	35,196

Total loans	$273,329	$34,929	308,258	13,894	322,152

Non-accretable difference			(115,348)	—	(115,348)

Total expected cash flows			192,910	13,894	206,804

Accretable discount			(28,287)	(4,025)	(32,312)

Fair value			$164,623	$9,869	$174,492

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of loans purchased in connection with the FCB Acquisition (in thousands):

				Purchased
				Non-credit
	Purchase Credit Impaired			Impaired
	Carrying	Additional	Total	Unpaid
	Value at	Contractual	Contractual	Principal
	Acquisition	Cash Flows	Cash Flows	Balance	Total

Real estate loans:
Commercial real estate	$119,366	$18,729	$138,095	$8,084	$146,179
Construction	38,622	8,200	46,822	—	46,822
1-4 single family residential	48,640	5,738	54,378	—	54,378
Home equity loans and lines of credit	—	—	—	2,449	2,449

Total real estate loans	206,628	32,667	239,295	10,533	249,828
Other loans:
Commercial	32,325	3,590	35,915	7,051	42,966
Consumer	6,460	614	7,074	469	7,543
Other	—	—	—	99	99

Total other loans	38,785	4,204	42,989	7,619	50,608

Total loans	$245,413	$36,871	282,284	18,152	300,436

Non-accretable difference			(94,971)	—	(94,971)

Total expected cash flows			187,313	18,152	205,465

Accretable discount			(25,063)	(4,257)	(29,320)

Fair value			$162,250	$13,895	$176,145

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of loans purchased in connection with the Peninsula Acquisition (in thousands):

				Purchased
				Non-credit
	Purchase Credit Impaired			Impaired
	Carrying	Additional	Total	Unpaid
	Value at	Contractual	Contractual	Principal
	Acquisition	Cash Flows	Cash Flows	Balance	Total

Real estate loans:
Commercial real estate	$324,142	$51,487	$375,629	$13,600	$389,229
Construction	—	—	—	—	—
1-4 single family residential	16,320	9,833	26,153	—	26,153
Home equity loans and lines of credit	—	—	—	3,207	3,207

Total real estate loans	340,462	61,320	401,782	16,807	418,589
Other loans:
Commercial	28,383	5,655	34,038	3,819	37,857
Consumer	1,717	271	1,988	958	2,946
Other	—	—	—	19	19

Total other loans	30,100	5,926	36,026	4,796	40,822

Total loans	$370,562	$67,246	437,808	21,603	459,411

Non-accretable difference			(182,373)	—	(182,373)

Total expected cash flows			255,435	21,603	277,038

Accretable discount			(32,388)	(4,868)	(37,256)

Fair value			$223,047	$16,735	$239,782

The Company’s assumptions utilized to determine the fair value of assets acquired and liabilities assumed conform to market conditions at the date of acquisition. Since acquisition, management has updated these assumptions to incorporate the effects, if any, from the occurrence of events subsequent to acquisition that reflect better information on the initial assumptions used to determine fair values.

Unpaid principal balances of PCI loans were reduced during the year ended December 31, 2010, by approximately $243.4 million since the Acquisitions through repayments by borrowers, loan sales, transfers to OREO and charge-offs of customer loan balances.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the components of the loss share indemnification asset at January 22, 2010, January 29, 2010, and June 25, 2010, the various acquisition dates of Premier American Bank, Florida Community Bank and Peninsula Bank, respectively (in thousands):

	Premier	Florida
	American	Community	Peninsula
	Bank	Bank	Bank	Total

Estimated portion of gross losses subject to FDIC indemnification:
Commercial assets	$81,173	$76,605	$134,292	$292,070
1-4 single family residential assets	5,632	13,967	5,171	24,770

Estimated portion of gross losses subject to FDIC indemnification:	86,805	90,572	139,463	316,840
Fair value discount	(4,296)	(4,087)	(3,678)	(12,061)

Loss share indemnification asset at acquisition dates	$82,509	$86,485	$135,785	$304,779

Changes in the loss share indemnification asset for the period from the acquisition of Premier American Bank through December 31, 2010, were as follows (in thousands):

Amount

Balance arising from PAB acquisition on January 22, 2010	$82,509
Additions to loss share indemnification asset resulting from additional acquisitions	222,268
Reimbursable expenses and charged-off interest	13,983
Accretion	5,302
Income resulting from impairments of Covered Assets	7,793
Loss resulting from dispositions of Covered Assets	(7,636)
Reductions for claims submitted to FDIC	(161,623)

Balance as of December 31, 2010	$162,596

As of December 31, 2010, the Company has included in other liabilities approximately $9.3 million related to the potential future obligation to the FDIC under the loss sharing agreements.

In connection with the Bank’s loss sharing agreements with the FDIC, the Company will be reimbursed for a portion of certain expenses associated with Covered Assets. The Company recognizes income from reimbursement of expenses associated with qualifying expenses on loans that have not been charged-off but for which a charge-off is expected. During the year ended December 31, 2010, the Company recognized $17.6 million of expenses subject to reimbursement under the loss sharing agreements and $14.0 million of reimbursement income associated with such expenses. Included in the $14.0 million, the Company has recognized approximately an additional $5.0 million related to expenses incurred during the year ended December 31, 2010, which are expected to be filed for reimbursement with the FDIC in future periods as charge-offs occur in the related loans.

The following table summarizes the components of the gains and losses associated with Covered Assets, plus the provision for loan losses on non Covered Loans and income from resolution of troubled non Covered Loans, along with the related additions to or (reductions in) the amounts recoverable from the FDIC under the loss sharing agreements (included in

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

other non-interest expenses), as reflected in the consolidated statements of operations and other comprehensive income (loss) for the period from the PAB acquisition through December 31, 2010 (in thousands):

	Transaction	loss share	Net Impact
	Income	Indemnification	to Pre-tax
	(Loss)	Income (Loss)	Earnings

Provision for loan losses:
Covered Loans	$(9,772)	$7,793	$(1,979)
Non Covered Loans	(90)	—	(90)

Total	(9,862)	7,793	(2,069)

Income from reconciliation of Covered Assets:
Covered Loans	1,309	(994)	315
Non Covered Loans	185	—	185

Total	1,494	(994)	500

Gain on sale of covered OREO	8,293	(6,642)	1,651

Total	$(75)	$157	$82

4  Investment Securities

Investment securities at December 31, 2010, are summarized as follows (in thousands):

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value

Held to maturity:
Other securities	$512	$36	$—	$548

Available for sale:
U.S. Government agencies and sponsored enterprises obligations	$1,414,061	$110	$(1,489)	$1,412,682
U.S. Government agencies and sponsored enterprises mortgage-backed securities	80,765	292	(626)	80,431
State and municipal obligations	1,439	2	(18)	1,423
Corporate bonds and other securities	119,821	379	—	120,200

	$1,616,086	$783	$(2,133)	$1,614,736

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment securities at December 31, 2010, by contractual maturity, and adjusted for anticipated prepayments, are shown below (in thousands):

	Amortized	Fair
	Cost	Value

Held to maturity:
Due after one year through five years	$512	$548

Total held to maturity	$512	$548

Available for sale:
Due within one year	$766,567	$766,315
Due after one year through five years	766,840	766,092
Due after five years through ten years	1,478	1,461
Due after ten years	81,201	80,868

Total available for sale	$1,616,086	$1,614,736

The expected life of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay the underlying mortgage loans with or without call or prepayment penalties. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been included in maturity groupings based on the estimated prepayments.

The following table presents the estimated fair values and the gross unrealized loss on investment securities in an unrealized loss position of less than 12 months (in thousands):

	Fair	Unrealized
	Value	Loss

Available for sale:
U.S. Government agencies and sponsored enterprises obligations	$910,393	$(1,489)
U.S. Government agencies and sponsored enterprises mortgage-backed securities	50,124	(626)
State and municipal obligations	914	(18)

Total available for sale	$961,431	$(2,133)

The Company monitors its investment securities for other than temporary impairments (“OTTI”). Impairment is evaluated on an individual security basis considering numerous factors, and its relative significance varies depending on the situation. The Company has evaluated the nature of unrealized losses in the investment securities portfolio to determine if OTTI exists. The unrealized losses relate to specific market conditions and do not represent credit-related impairments. Furthermore, it is more-likely-than-not that the Company will be able to retain the securities for a period of time sufficient for a recovery in value to the amortized cost basis. Management has completed an assessment of each security for credit impairment and has determined that no individual security had OTTI as of December 31, 2010. The following describes the basis under which the Company has evaluated OTTI:

U.S. Government Agencies and Sponsored Enterprises Mortgage-Backed Securities (“MBS”):

The unrealized losses associated with U.S. Government agencies and sponsored enterprises MBS are primarily driven by changes in interest rates. These securities have either an explicit or implicit government guarantee.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate Bonds and Other Securities:

Securities were generally underwritten in accordance with the Company’s own investment standards prior to the decision to purchase, without relying on a bond issuer’s guarantee in making the investment decision. These investments are investment grade and will continue to be monitored as part of our ongoing impairment analysis, but are expected to perform in accordance with terms even if the rating agencies reduce the credit rating of the bond issuers.

Proceeds from sale of investment securities available for sale during the year ended December 31, 2010, amounted to $5.9 billion, resulting in gross realized gains of $7.0 million and gross realized losses of $789,000, respectively, which are included in non-interest income in the consolidated statements of operations and other comprehensive income (loss).

As part of the Company’s liquidity management strategy, the Company pledges securities to secure borrowings from the FHLB. The Company also pledges securities to collateralize public deposits. The amortized cost and fair value of pledged securities totaled $380.5 million and $367.6 million, respectively, at December 31, 2010.

5	Loans Receivable, Net

The following table shows the Company’s loans receivable (dollars in thousands):

	Covered Loans		Loans Not Covered
	Purchase		Purchase
	Credit	Other	Credit	Other		Percent
	Impaired	Loans	Impaired	Loans	Total	of Total

Real estate loans:
Commercial real estate	$361,433	$20,561	$—	$2,457	$384,451	72.3%
1-4 single family residential	41,074	—	—	2,654	43,728	8.2%
Construction	22,925	—	—	—	22,925	4.3%
Home equity loans and lines of credit	—	13,235	—	—	13,235	2.5%

Total real estate loans	425,432	33,796	—	5,111	464,339	87.3%

Other loans:
Commercial and industrial	44,057	14,961	—	1,161	60,179	11.3%
Consumer	3,402	1,447	1,265	970	7,084	1.3%
Other	—	—	—	262	262	0.1%

Total other loans	47,459	16,408	1,265	2,393	67,525	12.7%

Total loans held in portfolio	472,891	50,204	1,265	7,504	531,864	100.0%
Unearned discount, premiums and deferred costs, net	—	(7,520)	—	—	(7,520)

Total loans held in portfolio, net of discounts, premiums and deferred costs	472,891	42,684	1,265	7,504	524,344
Allowance for loan losses	(8,933)	—	—	(90)	(9,023)

Loans held in portfolio, net	$463,958	$42,684	$1,265	$7,414	$515,321

Covered Loans represent loans acquired from the FDIC subject to the loss sharing agreements. Approximately 98.3% of the loan portfolio at December 31, 2010, is covered by the FDIC subject to the loss sharing agreements. All of the Covered Loans acquired under the

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

loss sharing agreements were considered purchased credit impaired, or PCI loans, unless they were specifically excluded from the scope of ASC 310-30. Loans originated by the Company in addition to certain acquired consumer loans at Peninsula Bank are excluded from the loss sharing agreements and are classified as not covered.

At December 31, 2010, the majority of all outstanding loans were to customers domiciled in Florida (90.7%). No other state represented borrowers with more than 3.0% of loans outstanding.

The accretable discount on PCI loans represents the amount by which the undiscounted expected cash flows exceed the carrying value. Changes in accretable discount for PCI loans for the year ended December 31, 2010, were as follows (in thousands):

Amount

Balance arising from PAB acquisition on January 22, 2010	$(28,287)
Additions to accretable discount resulting from acquisitions	(57,451)
Accretion	26,721
Reclassifications from non-accretable difference	(21,125)

Balance as of December 31, 2010	$(80,142)

The following table summarizes changes in the allowance for loan losses for the twelve months ended December 31, 2010 (in thousands):

Amount

Allowance for loan losses at January 22, 2010	$—
Provision for loan losses on Covered Loans	9,772
Provision for loan losses on non-Covered Loans	90

Provisions for loan losses	9,862
Charge-offs	(839)
Recoveries	—

Balance as of December 31, 2010	$9,023

The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. The computation of the allowance for loan losses includes elements of judgment and high levels of subjectivity.

In evaluating credit risks the Company looks at multiple factors including delinquencies. The following table summarizes the carrying value of loans that are delinquent in excess of

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

30 days that are not classified as non-accrual as such loans are accounted for under ASC 310-30 and are covered under the FDIC loss sharing agreements (in thousands).

	Loans Past Due
	30 to 59 days	60 to 89 days	90 days or more	Total

Real estate:
Commercial real estate	$7,130	$13,526	$118,140	$138,796
1-4 single family residential	2,230	796	8,113	11,139
Construction	3,592	—	7,300	10,892
Home equity loans and lines of credit	560	—	—	560
Commercial and industrial	2,844	94	4,779	7,717
Consumer	17	16	416	449

Total	$16,373	$14,432	$138,748	$169,553

As of June 30, 2011 and December 31, 2010, the Company re-evaluated the expected cash flows to be collected for all loans accounted for under the provisions of ASC 310-30. For certain pools with improved expected cash flows, the Company recognized reclassifications from the non-accretable difference to the accretable discount of approximately $53.4 million and $21.1 million, which represents approximately 25.3 % and 10.0% of the non-accretable difference recognized at acquisition, respectively. During the six months ended June 30, 2011 and the year ended December 31, 2010, the Company recognized provisions for loan losses of approximately $2.3 million and $8.9 million, respectively, related to impairments on pools of loans where the expected cash flows have decreased. This provision represents 1.1% and 4.9%, respectively, of the non-accretable difference recorded on the date of the acquisition related to the pools that were subject to the provision.

The Company’s evaluation of the cash flows expected to be collected as of June 30, 2011 and December 31, 2010 for loans accounted for under the provision of ASC 310-30 resulted in the reclassification of non-accretable difference to the accretable discount amounting to $53.4 million and $21.1 million and the recording of a provision for loan losses of $2.3 million and $8.9 million, respectively.

Certain loans have been classified as impaired based on the Company’s inability to collect all amounts due under the contractual terms of the loan. The following table shows the

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s investment in impaired and nonperforming loans as of and for the twelve months ended December 31, 2010 (in thousands):

			Specific	Average	Interest
	Impaired	Impaired	Allowance	Recorded	Income
	Loans in	Loans in	Allocated to	Investment in	Recognized
	Accrual	Non-accrual	Impaired	Impaired	On Impaired
	Status	Status	Loans	Loans	Loans

Real estate loans:
Commercial real estate	$97,663	$1,254	$7,832	$16,486	$4,340
1-4 single family residential	12,225	—	256	2,037	326
Home equity loans and lines of credit	—	210	—	35	—

Total real estate loans	109,888	1,464	8,088	18,558	4,666

Other loans:
Commercial	17,041	141	616	2,847	594
Consumer	1,265	—	247	211	71

Total other loans	18,306	141	863	3,058	665

Impaired loans held in portfolio, net	$128,194	$1,605	$8,951	$21,616	$5,331

Included in impaired loans in accrual status are PCI loans that are being accounted for as pools and for which impairment is evaluated on the cumulative cash flows of the pools. PCI loans are classified as accruing loans due to discount accretion. In addition, the total carrying value of PCI loans accounted for as pools that are past due in excess of 90 days for either principal, interest or both, amounts to $136.0 million at December 31, 2010.

6	Premises and Equipment

The major components of premises and equipment at December 31, 2010, were as follows (in thousands):

Amount

Bank premises	$11,911
Bank land	5,124
Computer equipment and software	1,895
Other	1,435

Total	20,365
Less—Accumulated depreciation	(742)

Total	$19,623

Total depreciation expense for the year ended December 31, 2010, was approximately $742,000.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7	Other Real Estate Owned

An analysis of other real estate owned for the period from the PAB Acquisition through December 31, 2010, follows (in thousands):

Amount

Balance arising from PAB acquisition on January 22, 2010	$2,945
Additions from acquisitions	22,198
Transfers from loan portfolio	12,191
Sales	(14,115)

Balance as of December 31, 2010	$23,219

It is the Company’s policy to account for OREO at estimated fair value, less costs to liquidate. When a property is transferred into OREO, fair value is determined by obtaining updated appraisals, in some cases using more than one appraisal for a particular asset. The Company may make qualitative adjustments to the appraised value based on its assessment of market conditions at the time of transfer into OREO. Many of the markets where the Company has acquired the majority of its collateral remain somewhat volatile from a valuation perspective. It is the Company’s policy to adjust the appraised value to the extent available statistics and qualitative factors indicate that certain markets are still illiquid. It is difficult, however, to anticipate market changes to include competitive or other investor interest in certain areas or properties. Such factors can have an impact on the value of properties, especially in cash purchase situations.

8	Intangible Assets

The Company includes in other assets certain intangible assets with definite lives which include core deposit and customer relationship intangibles. These intangibles are amortized over their respective estimated useful lives and reviewed at least annually for impairment. The amortization expense represents the estimated decline in the value of the underlying deposits or loan customers acquired. An analysis of intangible assets as of December 31, 2010, follows (in thousands):

Amount

Core deposit intangible	$6,121
Other	302

Total	$6,423

During the period from the PAB Acquisition through December 31, 2010, the Company recognized approximately $608,000 of amortization of intangible assets. The Company expects to amortize an additional $3.6 million of intangibles within the next five years.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9	Deposits

The following table sets forth average amounts and weighted average rates paid on each of the Company’s deposit categories for the year ended December 31, 2010 (dollars in thousands):

	Average
	Balance	Rates

Transaction accounts:
Demand deposits:
Non-interest bearing	$83,865
Interest bearing	28,958	0.1%

Total demand deposits	112,823
Money market accounts	144,876	0.7%
Savings accounts	66,694	1.1%

Total transaction accounts	324,393
Time deposits	915,695	2.0%

Total average deposits	$1,240,088

Time deposit accounts with balances of $100,000 or more totaled approximately $497.7 million at December 31, 2010, including $113.6 million with balances of $250,000 or more. The following table sets forth maturities of time deposits equal to or greater than $100,000 as of December 31, 2010 (in thousands):

Amount

Three months or less	$49,558
Over three months and through one year	199,113
Over one year and through three years	152,546
Over three years	96,433

Total time deposits over $100,000	$497,650

Included in deposits are $25.0 million of time deposits to the state of Florida which are collateralized by mortgage-backed securities with a fair value of $60.6 million at December 31, 2010.

Interest expense on deposits includes a reduction for amortization of the fair value adjustment for time deposits amounting to $7.8 million during the period from the PAB Acquisition through December 31, 2010. The following table summarizes interest expense on deposits for the period from the PAB Acquisition through December 31, 2010 (in thousands):

Amount

Transaction accounts	$36
Savings and money market accounts	2,120
Time deposits	11,261

Total	$13,417

The Bank holds deposits for the Company in the amount of approximately $388 million. During the year, the Bank paid interest on these deposits totaling approximately $43,000. The

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

deposit amount and interest earned was eliminated in the consolidation of the Company and Bank.

10	Advances from the FHLB

Advances from the FHLB outstanding as of December 31, 2010, incur interest and have contractual repayments as follows (dollars in thousands):

		Range of
	Balance	Interest Rates

Repayable during the year ending December 31,
2011	$40,000	0.6% - 4.6%
2012	115,316	0.5% - 4.1%
2014	20,000	3.8% - 3.8%

Total contractual outstanding	175,316
Fair value adjustment	1,373

Balance as of December 31, 2010	$176,689

For the year ended December 31, 2010, the Company maintained advances with the FHLB averaging $126.4 million, with an average cost of approximately 1.1%, which includes amortization of the premium on FHLB advances of approximately $555,000. The fair value adjustment is being amortized as a reduction to interest expense over the remaining term of the advances using the effective yield method.

11	Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The ability of the Company to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under the Florida banking laws that cash dividends be paid only out of undivided profits and only if the Company has surplus of a specified level.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined) to average assets (as defined). Management believes, as

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of December 31, 2010, that the Company and Bank met all capital adequacy requirements to which they are subject.

The Bank and Company’s regulatory capital levels as of December 31, 2010, are as follows (dollars in thousands):

				Required to be	Required to be
				Considered Well	Considered Adequately
	Actual			Capitalized	Capitalized
Bank Regulatory Capital	Ratio	Amount	Ratio	Amount	Ratio	Amount

Tier 1 leverage ratio	13.5%	$333,210	5.0%	$123,377	4.0%	$98,702
Tier 1 risk-based capital ratio	51.2%	333,210	6.0%	39,045	4.0%	26,030
Total risk-based capital ratio	52.5%	341,425	10.0%	65,076	8.0%	52,060

				Required to be	Required to be
				Considered Well	Considered Adequately
	Actual			Capitalized	Capitalized
Company Regulatory Capital	Ratio	Amount	Ratio	Amount	Ratio	Amount

Tier 1 leverage ratio	29.4%	$723,122	5.0%	$122,813	4.0%	$98,250
Tier 1 risk-based capital ratio	104.1%	723,122	6.0%	41,670	4.0%	27,780
Total risk-based capital ratio	105.4%	731,808	10.0%	69,451	8.0%	55,561

In connection with the Bank’s operating agreements with the OCC, the Bank agreed to maintain minimum capital ratios as follows (dollars in thousands):

	Ratio	Amount

Tier 1 leverage ratio	10.0%	$246,754
Tier 1 risk-based capital ratio	11.0%	71,583
Total risk-based capital ratio	12.0%	78,090

The Bank is subject to regulations of certain federal and state agencies and can be periodically examined by those authorities. As a consequence of the extensive regulation, the Bank’s business is susceptible to the impacts of federal legislation and regulations including but not limited to the Federal Reserve Bank, OCC and FDIC.

12  Stockholders’ Equity

The 2009 Offering

On November 4, 2009, Deutsche Bank Securities Inc., acting as the initial purchaser/placement agent (the “Placement Agent”), offered 18,569,519 member’s interests consisting of Class A voting interests and Class B non- voting interests (collectively, the “Interests”) to qualified institutional buyers, accredited investors and institutional accredited investors at a price of $20.00 per Interest. In connection with the offering, the Company granted the Placement Agent an option to purchase up to an additional 3,500,000 Interests (the “Overallotment”), which was exercised by the Placement Agent. The Company raised a total of $440.0 million from the offering and Overallotment.

The Company paid the Placement Agent a placement fee of $16.8 million, or $0.80 per issued Interest. In addition, the Company will record an additional placement fee to the Placement Agent of $10.5 million, or $0.50 per issued Interest in the event of a completed initial public offering, raising at least $100.0 million of proceeds at a minimum offering price of

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$20.00 per Interest (a “Qualified IPO”). As this fee is contingent on a Qualifying Investment Transaction (defined below) and a subsequent Qualified IPO, no recognition took place at this time given the uncertainty of these events. Pursuant to the registration rights agreement, the Company was obligated to use its best efforts to file a registration statement with the SEC within 180 days after the date of the consummation of a Qualifying Investment Transaction, but no such filing has yet been made.

As of December 31, 2009, in connection with the 2009 Offering, the Company was obligated to return unutilized funds to the investors in the 2009 Offering in the event the Company did not spend 50% or more of the offering proceeds in a qualifying Investment Transaction within 18 months following the consummation of the offering. The Company fulfilled its obligation to spend such offering proceeds in June 2010 in connection with the acquisition of the assets of Peninsula Bank and thus has no further obligation to return funds to such investors.

Direct expenses associated with the 2009 offering, consisting primarily of legal fees, were approximately $1.7 million at December 31, 2009. The Company recognized the expenses as a reduction of members’ equity. The Company allocated 2.0% of the gross proceeds from the offering, which was $10 million, to be used for certain eligible expenses. The Company paid the Placement Agent a placement fee of $16.8 million, or $0.80 per issued Interest. The Company recognized this placement fee as a reduction of members’ equity. In connection with the offering, the Company granted the Placement Agent an Overallotment at $20.00 per Interest. Concurrently with the offering, the Company issued and sold 1,069,519 Class A interests to BSI at a discounted price of $18.70 per Interest. The discount of $1.30 per Interest represents an amount equal to the Placement Agent’s placement fee for the offering. At this same time, the Founders of the Company retained a 3% interest in the Company (Founders’ Interest) consisting of 662,086 Class A Interests. The Placement Agent exercised its Overallotment option to purchase additional Interests (see table below for details).

Below represents the Class A and B Interests outstanding and expenses associated with the 2009 offering as of December 31, 2009 (in actual):

	Date of		Class A	Class B	Number of
Issuance	Issuance	Price	Interests	Interests	Interests	Total

Proceeds from investors
	11/12/2009 -
Offering & overallotment	12/31/2009	$20.00	18,634,050	2,365,950	21,000,000	$420,000,000
Co-investment (BSI)	11/12/2009	$18.70	1,069,519	—	1,069,519	20,000,005
Founders’ interest	11/12/2009	$—	662,086	—	662,086	75,000

Total			20,365,655	2,365,950	22,731,605	440,075,005

Direct offering expenses
Placement agent fee						(16,800,000)
Direct expenses						(1,739,306)

Total direct offering expenses						(18,539,306)

Total			20,365,655	2,365,950	22,731,605	$421,535,699

The 2010 Offering

On November 11, 2010, Deutsche Bank Securities Inc., acting as the Placement Agent, offered 11,900,000 member’s interests consisting of Class A voting interests and Class B non-voting interests (collectively, the “Interests”) to qualified institutional buyers, accredited

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

investors and institutional accredited investors at a price of $21.00 per Interest. In connection with the offering, the Company granted the Placement Agent an option to purchase up to an additional 2,380,000 Interests (the “Overallotment”), which was exercised by the Placement Agent. The Company raised a total of $299.9 million from the offering and Overallotment.

The Company paid the Placement Agent a placement fee of $12.0 million, or $0.84 per issued Interest. In addition, the Company will record an additional placement fee to the Placement Agent of $3.1 million or $0.26 per issued Interest in the event of a completed Qualified IPO. As this fee is contingent on a Qualified IPO, no recognition took place at this time given the uncertainty of this event. Pursuant to the registration rights agreement, the Company has undertaken its best efforts to file a registration statement with the SEC with respect to a Qualified IPO, but has not yet made such filing.

Direct expenses associated with the 2010 offering, consisting primarily of legal fees, were approximately $2.1 million at December 31, 2010. The Company recognized the expenses as a reduction of stockholders’ equity. The Company paid the Placement Agent a placement fee of $12.0 million, or $0.84 per issued Interest. The Company recognized this placement fee as a reduction of stockholders’ equity. In connection with the offering, the Company granted the Placement Agent an Overallotment at $21.00 per Interest. The Placement Agent exercised its Overallotment option to purchase additional Interests (see table below for details).

Below represents the Class A and B shares sold and expenses associated with the 2010 offering as of December 31, 2010 (in actual):

	Date of		Class A	Class B	Number of
Issuance	Issuance	Price	Shares	Shares	Shares	Total

Proceeds from investors
	8/6/2010 -
Offering & overallotment	12/31/2010	$21.00	12,183,251	2,096,742	14,279,993	$299,879,853

Total			12,183,251	2,096,742	14,279,993	299,879,853

Direct offering expenses
Placement agent fee						(11,995,194)
Direct expenses						(2,148,482)

Total direct offering expenses						(14,143,676)

Total			12,183,251	2,096,742	14,279,993	$285,736,177

At December 31, 2010, the Company had 32,548,906 Class A shares and 4,462,692 Class B shares issued and outstanding.

In October 2010, Bond Street Holdings, LLC converted to Bond Street Holdings, Inc where Class A and Class B interests converted to Class A and Class B common shares on a 1:1 ratio. Other than with respect to voting rights and conversion provisions, each Class A and Class B stock is treated identical for dividends, liquidation, and preemptive rights. The holders of Class A common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the stockholders, including the election of directors. Holders of Class B common stock do not have voting power except as required by applicable law. Each share of Class B common stock can be converted into one share of Class A common stock subject to certain restrictions. Class A common stock may not be converted into Class B common stock. Holders of both Class A and Class B common stock are entitled to receive ratably those dividends, if any as may be declared by the Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up, the holders of Class A and

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Class B common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of Class A and Class B common stock have no preemptive rights or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

There are 10 million preferred shares authorized and none issued and outstanding at December 31, 2010. Preferred stock has a par value of $.001.

The board of directors of the Company has not established a formal dividend policy, although no dividends have been declared nor are any contemplated for the foreseeable future.

13  Stock Option Awards

During 2009, the Company approved the 2009 Equity Incentive Plan (the “2009 Option Plan”) covering its directors, employees and affiliates. The 2009 Option Plan provides for the grant of options to acquire shares of common stock up to an aggregate of the lesser of 10% of issued common stock or 4.375 million shares of common stock.

During 2009, the Company granted 482,530 options with an exercise price of $20.00 per Interest and a 10-year from grant date expiration date where none can be exercised until after January 25, 2013. The options were set to vest at a rate of 33 1/3% on June 9, 2010, December 9, 2010, and June 9, 2011. As of December 31, 2009, no options were vested and no options had been exercised at such time. During 2010, in connection with a regulatory review, these option agreements were finalized to provide for immediate vesting of all of these options. Therefore, as of December 31, 2010, all of these 2009 options were vested, yet none had been exercised at such time. At December 31, 2009, the Company did not record an expense as there was an immaterial value assigned to these options as there existed a number of significant and material uncertainties and conditions related to the future of the Company.

At December 31, 2010, options to acquire a maximum of 3.7 million shares were available for award based on the amount of issued stock. At December 31, 2010, the Company had awarded option to purchase 550,000 and 804,599 shares to employees and directors, respectively. The options can be exercised for 10 years from grant date starting January 25, 2013, and, if exercised, the shares issued upon such exercise will be newly issued shares. At December 31, 2010, there were options to purchase up to 2.3 million shares available for award from the 2009 Option Plan.

In 2010, the Company granted 322,069 stock options to directors without vesting requirements and a weighted average exercise price of $20.62. The fair value of these options was determined utilizing the Black-Scholes pricing model methodology using the assumptions of a weighted average risk-free interest rate of 1.90% (range of 1.48%—2.60%), an expected term of six years, volatility of 45.0%, no dividends paid and no forfeitures. Since the options were fully vested at grant date, the Company recognized the entire $1,806,938 of share-based compensation expense during 2010.

On three different dates in 2010, the Company granted 550,000 stock options to employees with a three year vesting period and an exercise price of $20. The fair value of these options was determined utilizing the Black-Scholes pricing model methodology using assumptions of a weighted average risk-free interest rate of 1.80% (range of 1.37%-2.60%), an expected term of six years, volatility of 45.0%, no dividends paid and no forfeitures. During 2010, the Company recognized $457,000 of share-based compensation expense related to such stock option

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

awards. The remaining value of $2.7 million will be amortized through earnings over a weighted average period of 1.61 years. A summary of the Company’s options subject to vesting as of December 31, 2010, is presented below (in actual):

		Weighted Average
		Remaining
		Vesting Term	Fair	Exercise
	Quantity	Years	Value	Price

Balance at April 1, 2009	—	—	$—	$—
Awarded	482,530	—	—	20.00
Exercised	—	—	—	—
Forfeited	—	—	—	—
Balance at December 31, 2009	482,530	—	—	20.00
Awarded	872,069	1.61	5.68	20.23
Exercised	—	—	—	—
Forfeited	—	—	—	—

Balance at December 31, 2010	1,354,599	1.04	$3.66	$20.15

14  Warrants and Appreciation Agreements

During 2009 and 2010, the Company issued 5,452,428 warrants to directors and employees that expire in November 2016 and August 2017, respectively. The warrants provide the recipient a right to purchase one share of Class A common stock for an exercise price ranging between $22 and $30 per warrant. The recipients can only exercise the warrants on the six, eighteen and thirty month anniversaries of the occurrence of an initial public offering (“IPO”) and after August 13, 2013. The Company cannot currently determine the probability or timing of an IPO event and as a result the Company has not recognized any related expense in the accompanying financial statements.

In connection with the acquisitions of the failed depository institutions of Premier American Bank (“Old Premier”) and Florida Community Bank (“Old FCB”) on January 22, and January 29, 2010, respectively, the Company entered into equity appreciation agreements with the FDIC. These agreements provide that following the occurrence of a qualified initial public offering or a sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by the Company’s equity holders), the FDIC has the right to receive a cash payment in respect of each acquisition.

The aggregate cash payment for the Old Premier acquisition is equal to the applicable value of 50,000 shares of Class A common stock (subject to certain adjustments for stock splits or other similar transactions), depending on whether the triggering event is an initial public offering or sale event. If the triggering event occurs, the equity appreciation agreement provides that in no event shall the payment by the Company to the FDIC be less than $1 million or more than $3.5 million. The FDIC has sixty days following receipt of written notice from the Company regarding the occurrence of a triggering event to exercise its right to receive payment under the equity appreciation agreement, provided that in no event shall the FDIC’s right to receive payment continue beyond January 22, 2020.

The aggregate cash payment for the Old FCB acquisition is equal to the applicable value of 65,000 shares of Class A common stock (subject to certain adjustments for stock splits or other similar transactions), depending on whether the triggering event is an initial public offering or

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sale event. If the triggering event occurs, the equity appreciation agreement provides that in no event shall the payment by the Company to the FDIC be less than $1.3 million or more than $4.55 million. The FDIC has sixty days following receipt of written notice from the Company regarding the occurrence of a triggering event to exercise its right to receive payment under the equity appreciation agreement, provided that in no event shall the FDIC’s right to receive payment continue beyond January 29, 2020.

The equity appreciation instruments related to Old Premier and Old FCB are contingent on a market driven event where the probability and timing cannot currently be determined. The Company has not recognized any related liability in the accompanying financial statements.

In connection with the acquisition of the failed depository institution, Peninsula Bank (“Old Peninsula”) on June 25, 2010, the Company entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public float event or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by the Company’s equity holders), the FDIC has the right, which may be exercised in whole or in part, to receive a payment in cash or in stock in respect of 65,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions) as follows: (i) if payment in cash is elected, the payment shall be equal to the product of (X) the applicable value per share minus $20.00 and (Y) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised; and (ii) if payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $20.00, divided by (Y) the applicable value per share.

The term of the agreement ends on the earlier to occur of the first anniversary of a qualified public float event or June 25, 2012. In the event that a triggering event does not occur prior to the expiration of the term (or if the FDIC does not otherwise fully exercise its right to receive payment under the agreement), then upon the expiration of the term the Company shall pay to the FDIC a cash fee equal to the product of (1) the number of shares of Class A Common Stock attributable to the unexercised payment right of the FDIC and (2) the per share price equal to the product of (x) the Company’s tangible book value (as defined in the agreement) per common share of the most recent quarter prior to the expiration of the term and (y) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date, the determination value, minus $20.00, the exercise price.

At December 31, 2010, the determination value per share is $18.12 with an exercise price of $20.00. The Company has not recognized any related liability in the accompanying financial statements.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15  Income Taxes

The components of the provision for income taxes for the periods ended December 31, 2010 and 2009, are as follows (in thousands):

	2010	2009

Current income tax expense:
Federal	$—	$—
State	—	—

Total current income tax expense	—	—

Deferred income tax benefit:
Federal	(3,446)	(581)
State	(361)	(59)

Total deferred income tax benefit	(3,807)	(640)
Provision for valuation allowance on deferred tax asset	—	640

Total income tax benefit	$(3,807)	$—

A reconciliation of the expected income tax expense at the statutory federal income tax rate of 35% to the Company’s actual income tax expense and effective tax rate for the year ended December 31, 2010, is as follows (dollars in thousands):

	Amount	Percentage

Tax expense at federal income tax rate	$6,239	(35.0)%
Increase (decrease) resulting from:
Gain on FDIC-assisted transactions	(9,166)	(51.4)%
Tax basis difference in loan pools	(592)	(3.3)%
State tax, net of federal benefit	(268)	(1.5)%
Permanent differences	621	3.5%
Other	(641)	(3.6)%

Total	$(3,807)	(21.4)%

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect and are reported net in the accompanying consolidated balance sheet. The significant components of the net deferred tax assets and liabilities at December 31, 2010 and 2009, are as follows (in thousands):

	2010	2009

Deferred tax assets:
Excess tax basis over carrying value of assets:
Loans	$29,099	$—
Other real estate owned	12,781	—

	41,880	—

Excess carrying value over tax basis of liabilities:
Deposits	1,449	—
FHLB advances	530	—
Clawback liability	3,514	—

	5,493	—
Amortization	12,719	—
Unrealized losses on securities available for sale	508	—
Provision for loan losses	761	—
Net operating loss carry forward	9,990	640

Gross deferred tax asset	71,351	640

Deferred tax liabilities:
Restricted securities	(2,240)	—
loss share indemnification asset	(62,721)	—

	(64,961)	—
Deferred tax gain	(13,825)	—
Net OREO expense	(3,347)	—
Other	(142)	—

Gross deferred tax liability	(82,275)	—

Deferred tax liability (asset), net	(10,924)	640
Valuation allowance for deferred tax liability (asset), net	—	(640)

Deferred tax liability (asset), net	$(10,924)	$—

Realization of tax benefits for deductible temporary differences depends on having sufficient taxable income of an appropriate character within the carry-forward periods. Sources of taxable income that may allow for the realization of these tax benefits include: (1) taxable income for the year ended December 31, 2010, which would be available through carry-back in future years, (2) future taxable income that will result from reversal of existing taxable temporary differences, including the negative tax on goodwill, and (3) taxable income generated from future operations.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2010, the Company has federal and state net operating loss carryforwards of approximately $24.3 million and $23.7 million, respectively, which begin to expire in 2029. The utilization of the federal and state net operating loss carry forwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the applicable federal and state income tax statutes.

As of December 31, 2009 the Company has a deferred tax asset of approximately $0.7 million and has recorded a full valuation allowance. Although the Company generated net operating losses from its operations, no income tax benefits have been recorded. In 2009, the recognition of income tax benefits and corresponding recognition of a deferred tax asset was not recorded since at that time the Company was in a development stage without any banking operation and it was unknown when Company’s future operations would allow the realization of such benefits.

16  Commitments and Contingencies

The Company issues off-balance sheet financial instruments in connection with its lending activities and to meet the financing needs of its customers. These financial instruments include commitments to fund loans, lines of credit and commercial and standby letters of credit. These commitments expose the Company to varying degrees of credit and market risk which are essentially the same as those involved in extending loans to customers and are subject to the Company’s credit policies. The Company follows the same credit policies in making commitments as it does for instruments recorded on the Company’s consolidated balance sheet. Collateral is obtained based on management’s assessment of the customer’s credit risk. The Company’s exposure to credit loss is represented by the contractual amount of these commitments.

Amounts funded under non-cancelable commitments in effect at the date of acquisition are covered under the loss sharing agreements if certain conditions are met.

Financial Instruments Commitments

Total commitments at December 31, 2010, were as follows (in thousands):

	Covered	Not Covered	Total

Commitments to fund loans:
Residential	$2,434	$—	$2,434
Commercial and commercial real estate	1,206	492	1,698
Construction	234	—	234
Unfunded commitments under lines of credit	19,636	4,855	24,491

Total commitments to fund loans	23,510	5,347	28,857
Commercial and standby letters of credit	—	6,628	6,628

Total	$23,510	$11,975	$35,485

Commitments to fund loans:

These are agreements to lend funds to customers as long as there is no violation of any condition established in the contract. Commitments to fund loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of these

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

commitments are expected to expire without being funded and, therefore, the total commitment amounts do not necessarily represent future liquidity requirements.

The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral required in connection with an extension of credit is based on management’s credit evaluation of the counterparty.

To accommodate the financial needs of customers, the Company makes commitments under various terms to lend funds to consumers and businesses. Unfunded commitments under lines of credit include consumer, commercial and commercial real estate lines of credit to existing customers. Many of these commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Commercial and standby letters of credit:

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support trade transactions or guarantee arrangements. Fees collected on standby letters of credit represent the fair value of those commitments and are deferred and amortized over their term, which is typically one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

Other Commitments and Contingencies

Legal Proceedings

The Company, from time to time, is involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based upon advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if determined adversely to the Company, would have a material effect on the Company’s consolidated balance sheet, results of operations or cash flows.

Leases

The Company and its subsidiaries lease premises and equipment under cancelable and non-cancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes. Total rental expense on operating leases for the year ended December 31, 2010, was approximately $1.6 million.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2010, the Company had entered into non-cancelable operating leases with approximate minimum future rentals as follows (in thousands):

Amount

Years ending December 31,
2011	$1,453
2012	1,258
2013	945
2014	812
2015	713
Thereafter	5,970

Total	$11,151

17  Parent Company Financial Data

The following summarizes the major categories of Bond Street Holding, Inc.’s (holding company only) Balance Sheets at December 31, 2010 and 2009 (in thousands):

	2010	2009

Assets
Cash	$388,689	$7,168
Investment in bank	338,790	—
Restricted cash	—	413,200
Other Assets	3,437	693

Total assets	$730,916	$421,061

Liabilities and Stockholders’ Equity
Due to bank	$2,153	$—
Other liabilities	60	1,186

Total liabilities	2,213	1,186
Stockholders’ equity	728,703	419,875

Total liabilities and stockholders’ equity	$730,916	$421,061

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the major categories of Bond Street Holding, Inc.’s (holding company only) Statements of Operations for the year ended December 31, 2010 and for the period April 1, 2009 (inception date) to December 31, 2009 (in thousands):

	2010	2009

Non-interest income:
Equity in income of subsidiary	$24,175	$—
Other income	56	4

Total interest and non-interest income	24,231	4

Non-interest expense:
Employee compensation	1,807	—
Professional services	1,313	1,607
Other expense	959	58

Total non-interest expense	4,079	1,665

Income before income taxes	20,152	(1,661)
Income tax benefit	1,481	—

Net income (loss)	$21,633	$(1,661)

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the major categories of Bond Street Holding, Inc.’s (holding company only) Statements of Cash Flows for the year ended December 31, 2010 and for the period April 1, 2009 (inception date) to December 31, 2009 (in thousands):

	2010	2009

Cash flows from operating activities:
Net income (loss)	$21,633	$(1,661)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed earnings of subsidiary	(24,175)	—
Compensation expense on non-vested stock options	1,807
Deferred tax expense	(1,481)	—
Increase in due to subsidiary	2,153	—
Increase in other assets	(1,252)	(692)
(Decrease) Increase in other liabilities	(1,126)	1,185

Net cash used in operating activities	(2,441)	(1,168)

Cash flows from investing activities:
Capital contribution in Subsidiary	(315,000)
Purchase of equipment	(11)	—

Net cash used in investing activities	(315,011)	—

Cash flows from financing activities:
Proceeds from capital raise	285,773	421,536
Change in restricted cash	413,200	(413,200)

Net cash provided by financing activities	698,973	8,336

Net increase in cash and cash equivalents	381,521	7,168
Cash and cash equivalents, beginning of year	7,168	—

Cash and cash equivalents, end of year	$388,689	$7,168

18  Fair Value Measurements

The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

Level 1—Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

Level 2—Assets and liabilities valued based on observable market data for similar instruments.

Level 3—Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require.

Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon independent vendor or broker pricing and valuation. When determining the fair value measurements for assets and liabilities and the related fair value hierarchy, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability (observable inputs). When possible, the Company looks to active and observable markets to price identical assets or liabilities and when identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs. Unobservable inputs are only used to measure fair value to the extent that observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity, resulting in diminished observability of both actual trades and assumptions that would otherwise be available to value these instruments, or the value of the underlying collateral is not market observable. Although third party price indications may be available for a security, limited trading activity would make it difficult to support the observability of these quotations.

Financial Instruments Carried at Fair Value on a Recurring Basis

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the general classification of each instrument under the valuation hierarchy.

Investment securities available for sale are carried at fair value on a recurring basis. When available, fair value is based on quoted prices in an active market and as such, would be classified as Level 1 (e.g., U.S. Government agency securities, preferred stock of U.S. Government agencies and mutual funds included). If quoted market prices are not available, fair values are estimated using quoted prices of securities with similar characteristics, discounted cash flows or other pricing models. Investment securities available for sale that the Company classifies as Level 2 include U.S. Government agencies mortgage-backed securities and collateralized mortgage obligations, preferred stock of other issuers and state and municipal obligations. All other investment securities available for sale are classified as Level 3 and include private label mortgage pass-through certificates, collateralized debt obligations and other debt securities for which fair value estimation requires the use of unobservable inputs. The Company values these securities using third party proprietary pricing models that incorporate observable and unobservable inputs.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the financial instruments measured at fair value on a recurring basis as of December 31, 2010, on the consolidated balance sheet utilizing the hierarchy discussed above (in thousands):

	Level 1	Level 2	Level 3	Total

Available for sale
U.S. Government agencies and sponsored enterprises debt obligations	$—	$1,412,682	$—	$1,412,682
U.S. Government agencies and sponsored enterprises mortgage-backed securities	—	80,431	—	80,431
State and municipal obligations	—	1,423	—	1,423
Corporate bonds and other securities	—	120,200	—	120,200

Total	$—	$1,614,736	$—	$1,614,736

Financial Instruments Measured at Fair Value on a Non-Recurring Basis

Loans that are collateral dependent and other real estate owned are measured for impairment using the fair value of the collateral or real estate owned less disposition costs and they are carried at the lower of cost or estimated fair value less disposition costs. Fair value of the loan collateral or real estate owned property is primarily determined using estimates which generally use the market and income approach valuation technique and use observable market data to formulate an opinion of the estimated fair value. When current appraisals are not available, the Company uses its judgment regarding changes in market conditions, based on observable market inputs, to adjust the latest appraised value available. As a result, the estimated fair value is considered Level 3. As of December 31, 2010, the Company had $23.2 million of other real estate owned.

Other intangible assets and the loss share indemnification asset are initially recorded at estimated fair value and measured for impairment on a non-recurring basis. These assets are reviewed for impairment at least annually, or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. These fair value adjustments use significant assumptions that are unobservable in the market. As a result, the estimated fair value is considered Level 3.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19  Fair Value of Financial Instruments

The following table presents the carrying value and fair value of financial instruments as of December 31, 2010 (in thousands):

	Carrying	Fair
	Value	Value

Financial assets:
Cash and cash equivalents	$43,412	$43,412
Investments securities	1,615,248	1,615,284
Loans receivable	515,321	593,307
loss share indemnification asset	162,596	124,329
Due from FDIC	28,621	28,621
Financial liabilities:
Deposits	1,514,259	1,502,566
Advances from the Federal Home Loan Bank	176,689	177,152
Clawback liability	9,253	9,253

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Certain financial instruments are carried at amounts that approximate fair value due to their short-term nature and generally negligible credit risk. Financial instruments for which fair value approximates the carrying amount at December 31, 2010, include cash and cash equivalents, loss share indemnification asset, due from FDIC, accrued interest receivable, other assets and other liabilities.

Investment Securities Available for Sale:

Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar investment securities (Level 2). Any investment securities not valued based upon the methods above are considered Level 3.

Loans Receivable:

Fair values for loans were based on a discounted cash flow methodology that considered various factors, including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns. The discount rate does not include a factor for credit losses as that has been included in the estimated cash flows.

Loss Share Indemnification Asset and Clawback Liability:

The fair value of the loss share indemnification asset and clawback liability is estimated using a discounted cash flow technique based on projected cash flows related to the resolution of Covered Assets and a discount rate using a risk free rate, plus a premium, that incorporates the uncertainty related to the amounts and timing of the cash flows and other liquidity concerns as well as the counterparties credit risk.

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deposits:

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis and using the rates currently offered for deposits of similar remaining maturities.

Advances from the FHLB:

The fair value of the borrowings is estimated by discounting the future cash flows using the current rate at which similar borrowings with similar remaining maturities could be made.

20  Earnings per Share

Basic earnings per common share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted-average number of common shares outstanding during the period, plus the dilutive effect of securities or other contracts to issue common shares (“Common Stock Equivalents”, or “CSE”). CSE are excluded from the computation of earnings per common share in periods in which they have an anti-dilutive effect. Outstanding stock options and warrants are potentially dilutive securities, but are not included in the calculation of diluted earnings per common share because to do so would be anti-dilutive at December 31, 2010 and 2009. Therefore, at December 31, 2010 and 2009, the weighted average number of shares used to compute basic and diluted earnings per common share is the same.

21  Subsequent Events

Subsequent events have been evaluated through the date that the consolidated financial statements were available to be issued, May 12, 2011. Except for the following, the Bank has not identified any events that would have a material impact on the financial position, result of operations or cash flows of the Bank as of and for the year ended December 31, 2010.

On February 11, 2011, the Bank entered into a Purchase and Assumption Agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities, including substantially all of the deposits, of Sunshine State Community Bank (“SSCB”), a failed depository institution headquartered in Port Orange, Florida. This transaction was accomplished without a loss sharing agreement with the FDIC. Prior to this acquisition, SSCB functioned as a community bank with five branches in the area of Daytona, Florida. The Bank acquired $115.0 million of assets and assumed $117.3 million of liabilities related to this acquisition. The Bank received a one-time payment of $34.2 million from the FDIC in connection with the acquisition of this institution.

On April 29, 2011, the Bank entered into a Purchase and Assumption Agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities, including substantially all of the deposits, of First National Bank of Central Florida (“FNBCF”) a failed depository institution headquartered in Winter Park, Florida. The Bank also entered into loss sharing agreement covering most of the loans and all OREO properties of FNBCF. Pursuant to the terms of the FNBCF loss sharing agreement, the FDIC will cover 80% of losses on the first $80 million of losses and cover 50% of losses exceeding $80 million on all FNBCF’s Covered Assets. The loss sharing arrangements for non-single family residential and single family residential loans are in effect for 5 years and 10 years, respectively, and the loss recovery

BOND STREET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provisions are in effect for 8 years and 10 years, respectively, from the respective acquisition dates. Prior to this acquisition, FNBCF functioned as a community bank with five branches in the area of Winter Park and Orlando, Florida. The Bank acquired $346.0 million of assets and assumed $325.7 million of liabilities related to this acquisition.

On April 29, 2011, the Bank entered into a Purchase and Assumption Agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities, including substantially all of the deposits, of Cortez Community Bank (CCB) a failed depository institution headquartered in Brooksville, Florida. The Bank also entered into loss sharing agreement covering most of the loans and all OREO properties of CCB. Pursuant to the terms of the CCB loss sharing agreement, the FDIC will cover 80% of losses on all CCB Covered Assets. The loss sharing arrangements for non-single family residential and single family residential loans are in effect for 5 years and 10 years, respectively, and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the respective acquisition dates. Prior to this acquisition, CCB functioned as a community bank with two branches in the area of Brooksville, Florida. The Bank acquired $68.8 million of assets and assumed $67.1 million of liabilities related to this acquisition.

On May 6, 2011, the Bank entered into a Purchase and Assumption Agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities, including substantially all of the deposits, of Coastal Bank (“CB”) a failed depository institution headquartered in Cocoa Beach, Florida. The Bank also entered into loss sharing agreement covering most of the loans and all OREO properties of CB. Pursuant to the terms of the CB loss sharing agreement, the FDIC will cover 80% of losses on the first $29 million of losses and cover 50% of losses exceeding $29 million on all CB Covered Assets. The loss sharing arrangements for non-single family residential and single family residential loans are in effect for 5 years and 10 years, respectively, and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the respective acquisition dates. Prior to this acquisition, CB functioned as a community bank with two branches in the area of Cocoa Beach, Florida. The Bank acquired $130.5 million of assets and assumed $122.8 million of liabilities related to this acquisition.

The Bank paid the FDIC approximately $12.6 million related to the acquisitions of the net assets of FNBCF, CCB and CB after submitting bid discounts on the assets of each institution of $12.4 million, $4.5 million and $5.2 million, respectively.

Bond Street Holdings, Inc.

  Shares

Class A Common Stock

Deutsche Bank Securities

J.P. Morgan

BofA Merrill Lynch
Goldman, Sachs & Co.

Sandler O’Neill + Partners, L.P.

Prospectus

  , 2011

Until  , 2011 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the issuance and distribution of the shares of Class A Common Stock being registered hereby.

Securities and Exchange Commission registration fee		$17,415
FINRA filing fee		$15,500
New York Stock Exchange listing fees and expenses	$
Accounting fees and expenses	$
Legal fees and expenses	$
Printing fees and expenses	$
Blue Sky qualification fees and expenses	$
Transfer agent and registrar fees and expenses	$
Miscellaneous expenses	$

Total	$

*	estimated and subject to amendment

Item 14.	Indemnification of Directors and Officers

Delaware General Corporation Law

The General Corporation Law of the State of Delaware (DGCL) at Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation, partnership, joint venture, trust or other enterprise, at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith, or lack of a reasonable belief that one’s actions are in or not opposed to the best interest of the corporation, or with respect to any criminal action or proceeding, lack of reasonable cause to believe one’s conduct was unlawful is not presumed from the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or nolo contendere plea or its equivalent. In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect of any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise in defense of any of the above described actions or proceedings, he shall be indemnified against expenses (including attorneys’ fees). The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the board of directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt of undertakings to repay. A corporation may purchase indemnity insurance.

Certificate of Incorporation

The certificate of incorporation of Bond Street Holdings, Inc., or the Company, provides that the Company, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify each person who is or was an officer or director of the Company and each person who serves or served as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company and may indemnify any and all other persons whom it shall have power to indemnify under said section, each, an authorized representative, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Our certificate of incorporation further provides that a director, officer or other authorized representative of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, officer or other authorized representative, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

Expenses actually and reasonably incurred by any person indemnified under our certificate of incorporation in defending a third party proceeding or corporate proceeding shall be paid by the Company in advance of the final disposition of such third party proceeding or corporate proceeding and within 30 days of receipt by the secretary of the Company, if required by law, of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the certificate of incorporation. Any person receiving indemnification payments shall reimburse the Company for such indemnification payments to the extent that such person also receives payments under an insurance policy in respect of such matter.

Our certificate of incorporation provides that the Company will use commercially reasonable efforts to purchase and maintain directors and officers’ liability insurance (or its equivalent) for the Company and its subsidiaries with financially responsible insurers in such amounts and against such losses and risks as are customary for the business conducted by the Company and its subsidiaries. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act of 1933, as amended, or Securities Act, or the Securities Exchange Act of 1934, as amended, or Exchange Act.

Indemnification Agreements

Prior to completion of the offering, we intend to enter into separate indemnification agreements with each of our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation against any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

No shares of common stock have been issued within the past three years pursuant to the exercise of stock options under the Company’s equity compensation plans and no shares of common stock have been issued within the past three years pursuant to the exercise of outstanding warrants to purchase shares of the Company’s common stock.

In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities in reliance on Section 4(2) of the Securities Act:

On November 11, 2009, the 100% equity ownership of Bond Street Holdings LLC (the predecessor entity to the Company) held by our founders was denominated as an aggregate of 662,086 Class A limited liability company interests (each of which was converted into one share of our Class A voting common stock, par value $.001 per share, or Class A Common Stock, on October 1, 2010), all of which were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

On November 12, 2009, Bond Street Holdings LLC issued an aggregate of 15,834,050 Class A limited liability company interests and 1,665,950 Class B limited liability company interests, each at a purchase price of $20.00 per interest, and each of which was converted into one share of our Class A Common Stock or Class B non-voting common stock, par value $.001 per share, or Class B Common Stock, as applicable, on October 1, 2010. Of the 17,500,000 limited liability company interests issued, 10,912,077 Class A limited liability company interests and 1,115,047 Class B limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Rule 144A under the Securities Act, 2,859,370 Class A limited liability company interests and 213,050 Class B limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act and 2,062,603 Class A limited liability company interests and 337,853 Class B limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act. In addition, on November 12, 2009, Bond Street Holdings LLC issued an aggregate of 1,069,519 Class A limited liability company interests at a purchase price of $18.70 per interest, each of which was converted into one share of our Class A Common Stock on October 1, 2010, all of which were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act.

On November 20, 2009, Bond Street Holdings LLC issued an aggregate of 1,383,750 Class A limited liability company interests at a purchase price of $20.00 per interest, each of which was converted into one share of our Class A Common Stock on October 1, 2010. Of the 1,383,750 Class A limited liability company interests issued, 208,750 Class A limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Rule 144A under the Securities Act, 925,000 Class A limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act and 250,000 Class A limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act.

On November 30, 2009, Bond Street Holdings LLC issued an aggregate of 1,316,250 Class A limited liability company interests and 550,000 Class B limited liability company interests, each at a purchase price of $20.00 per interest, and each of which was converted into one share of our Class A Common Stock or Class B Common Stock, as applicable, on October 1, 2010. Of the 1,866,250 limited liability company interests issued, 950,000 Class A limited liability company interests and 550,000 Class B limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Rule 144A under the Securities Act and 366,250 Class A limited liability company interests were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act.

On December 3, 2009, Bond Street Holdings LLC issued an aggregate of 100,000 Class A limited liability company interests and 150,000 Class B limited liability company interests at a purchase price of $20.00 per interest, each of which was converted into one share of our Class A Common Stock or Class B Common Stock, as applicable, on October 1, 2010, all of which were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act.

On August 13, 2010, Bond Street Holdings LLC issued an aggregate of 12,173,741 Class A limited liability company interests and 823,942 Class B limited liability company interests, each at a purchase price of $21.00 per interest, and each of which was converted into one share of our Class A Common Stock or Class B Common Stock, as applicable, on October 1, 2010, all of which were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act.

On November 12, 2010, we issued an aggregate of 1,030,824 shares of Class A Common Stock and 241,976 shares of Class B Common Stock, each at a purchase price of $21.00 per share, and all of which were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act.

On November 15, 2010, we issued an aggregate of 9,510 shares of Class A Common Stock at a purchase price of $21.00 per share, all of which were deemed to be exempt from registration under the Securities Act in reliance on Rule 501(a) under the Securities Act.

Other than with respect to the denomination of interests held by our founders on November 11, 2009 (as to which there was no initial purchaser or placement agent), Deutsche Bank Securities Inc. was the initial purchaser or placement agent, as applicable, in all of the aforementioned issuances.

Deutsche Bank Securities Inc. received aggregate initial purchaser or placement agent discounts and commissions in connection with the applicable issuances of approximately $43.0 million, a portion of which was paid at the time of the respective closing of each private placement financing, and approximately $14.2 million of which in the aggregate was taken out of the proceeds of the private placement financings, and held aside to be paid at the time of a qualified initial public offering. We expect the offering to constitute a qualified initial public offering and to pay the funds held aside to Deutsche Bank Securities Inc. upon completion of the offering. None of the proceeds from the offering will be used to pay any portion of the withheld placement fee.

Warrants

In the three years preceding the filing of this registration statement, we have issued the following warrants in reliance on Section 4(2) of the Securities Act:

On November 12, 2009, prior to the Company’s initial private placement financing, the Company issued, as a distribution in respect of its existing equity, warrants (the “2009 Warrants”) to purchase an aggregate of 3,310,428 shares of Class A Common Stock, at per share exercise prices of $24.24, $26.18 and $28.28 each for one-third of such shares exercisable in three substantially equal portions on each of the 6-month, 18-month and 30-month anniversaries of the consummation of a Qualified IPO, but in no event prior to January 25, 2013. The 2009 Warrants expire on November 12, 2016. We expect the offering to constitute a Qualified IPO.

On August 13, 2010 and November 12, 2010, the Company issued warrants (the “2010 Warrants”) to purchase an aggregate of 2,142,000 shares of Class A Common Stock, at a per share exercise price of between $26.45 and $35.99 (depending on the date of exercise). The first one-third of the 2010 Warrants are exercisable upon the later to occur of (i) one half year (183 days) following the consummation of a Qualified IPO and (ii) August 13, 2013, the second one-third of the 2010 Warrants are exercisable upon the later to occur of (i) one and one half years (548 days) following the consummation of a Qualified IPO and (ii) August 13, 2013, and the final one-third of the 2010 Warrants are exercisable upon the later to occur of (i) two year and one half years (913 days) following the consummation of a Qualified IPO and (ii) August 13, 2013. Each of the 2010 Warrants will expire on August 13, 2017 and may not be exercised prior to August 13, 2013. The exercise price of such warrants increases continuously, based on the actual number of days elapsed from August 13, 2010 until August 13, 2017 according to the formula: $21.00*(1.08)^(number of days elapsed from August 13, 2010 to the date of exercise divided by 365). For example, the minimum exercise price would be $26.45 per share at the earliest time that a portion of such warrants might first become exercisable on August 13, 2013, and the maximum exercise price would be $35.99 per share when such warrants expire on August 13, 2017. We expect the offering to constitute a Qualified IPO.

In each case, warrants issued prior to our conversion from a limited liability company to a corporation on October 1, 2010 initially represented rights to acquire limited liability company interests, and after October 1, 2010 represent rights to acquire an equivalent number of shares of common stock.

Issuances Pursuant to the 2009 Option Plan

In the three years preceding the filing of this registration statement, we have granted the following options to certain directors, officers and employees of the Company pursuant to the Bond Street Holdings LLC 2009 Option Plan, as amended, all of which were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to a compensatory benefit plan approved by our Board of Directors:

On December 9, 2009, we granted options to purchase an aggregate of 482,530 shares of Class A Common Stock at an exercise price of $20.00 per share.

On February 23, 2010, we granted options to purchase an aggregate of 300,000 shares of Class A Common Stock at an exercise price of $20.00 per share.

On March 29, 2010, we granted options to purchase an aggregate of 222,069 shares of Class A Common Stock at an exercise price of $20.00 per share.

On June 2, 2010, we granted options to purchase 150,000 shares of Class A Common Stock at an exercise price of $20.00 per share.

On September 16, 2010, we granted options to purchase 200,000 shares of Class A Common stock at an exercise price of $21.00 per share.

On January 10, 2011, we granted options to purchase 1,345,902 shares of Class A Common Stock at an exercise price of $21.00 per share.

Options granted prior to our conversion from a limited liability company to a corporation on October 1, 2010 initially represented rights to acquire limited liability company interests,

and after October 1, 2010 represent rights to acquire an equivalent number of shares of common stock.

None of the outstanding options are exercisable prior to January 25, 2013, the third anniversary of the acquisition of certain assets of Premier American Bank.

Value Appreciation Instruments

In the three years preceding the filing of this registration statement, we have entered into the following agreements with the FDIC providing for equity appreciation rights, all of which were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act:

Old Peninsula Value Appreciation Instrument Agreement

In connection with the acquisition of Peninsula Bank, or Old Peninsula, the Company entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by the Company’s equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 65,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions). If payment in stock is elected by the FDIC, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $20.00, divided by (Y) the applicable value per share. The FDIC also received certain registration rights with respect to the shares under the agreement.

The term of the agreement ends on the earlier to occur of the first anniversary of a qualified public offering or June 25, 2012. We believe that the offering will be a qualified public offering under the Old Peninsula value appreciation instrument agreement.

Old Sunshine Value Appreciation Instrument Agreement

In connection with the acquisition of Sunshine State Community Bank, or Old Sunshine, the Company entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by the Company’s equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 25,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions). If payment in stock is elected by the FDIC, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $19.86, divided by (Y) the applicable value per share. The FDIC also received certain registration rights with respect to the shares under the agreement.

The term of the agreement ends on the earlier to occur of the first anniversary of a qualified public offering or February 11, 2013. We believe that the offering will be a qualified public offering under the Old Sunshine value appreciation instrument agreement.

Old FNBCF Value Appreciation Instrument Agreement

In connection with the acquisition of First National Bank of Central Florida, or Old FNBCF, the Company entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of the Company’s assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by the Company’s equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 100,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions). If payment in stock is elected by the FDIC, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $19.66, divided by (Y) the applicable value per share. The FDIC also received certain registration rights with respect to the shares under the agreement.

The term of the agreement ends on the earlier to occur of the first anniversary of a qualified public offering or April 29, 2013. We believe that the offering will be a qualified public offering under the Old FNBCF value appreciation instrument agreement.

Old FPB Value Appreciation Instrument Agreement

In connection with the acquisition of First Peoples Bank, or Old FPB, the Company entered into a value appreciation instrument agreement with the FDIC pursuant to which, upon the occurrence of a qualified public offering or sale of all or substantially all of our assets (where the aggregate sale price exceeds the aggregate amount of all the capital invested by our equity holders), the FDIC has the right, which right may be exercised in whole or in part, to receive a payment in cash or in stock in respect of up to 50,000 shares of Class A Common Stock (subject to certain adjustments for stock splits or other similar transactions). If payment in stock is elected, the payment shall be the number of shares of Class A Common Stock equal to (X) the product of (a) the number of shares of Class A Common Stock in respect of which the FDIC’s right is being exercised and (b) the applicable value per share minus $19.92, divided by (Y) the applicable value per share. The FDIC also received certain registration rights with respect to the shares under the agreement.

The term of the agreement ends on the earlier to occur of the first anniversary of a triggering event or July 15, 2013. We believe that the offering will be a qualified public offering under the Old FPB value appreciation instrument agreement.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith:

1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation.
3.2	Bylaws.
4.1	Form of Class A Common Stock Certificate.*
4.2	Form of Class B Common Stock Certificate.*
4.3	Registration Rights Agreement, dated November 12, 2009, by and between Bond Street Holdings LLC and Deutsche Bank Securities Inc.
4.4	Form of Registration Rights Agreement, dated as of August 13, 2010, by and among Bond Street Holdings LLC and the other signatories to the agreement thereto.
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*
5.2	Opinion of Willkie Farr & Gallagher LLP.*
10.1	Stock Option Plan.
10.2	Form of Stock Option Grant Agreement.
10.3	Amended and Restated Employment Agreement, dated as of January 24, 2011, between Premier American Bank, National Association (the “Bank”) and Timothy Johnson.

10.4	Amended and Restated Employment Agreement, dated as of January 10, 2011, between the Bank and Kent Ellert.
10.5	Amended and Restated Employment Agreement, dated as of January 31, 2011, between the Bank and James Baiter.
10.6	Amended and Restated Employment Agreement, dated as of January 31, 2011, between the Bank and Juan Castro.
10.7	Purchase and Assumption Agreement, dated as of January 22, 2010, among FDIC, Receiver of Premier American Bank, Miami, Florida, FDIC and the Bank.
10.8	Purchase and Assumption Agreement, dated as of January 29, 2010, among FDIC, Receiver of Florida Community Bank, Immokalee, Florida, FDIC and the Bank.
10.9	Purchase and Assumption Agreement, dated as of June 25, 2010, among FDIC, Receiver of Peninsula Bank, Englewood, Florida, FDIC and the Bank.
10.10	Purchase and Assumption Agreement, dated as of February 11, 2011, among FDIC, Receiver of Sunshine State Community Bank, Port Orange, Florida, FDIC and the Bank.
10.11	Purchase and Assumption Agreement, dated as of April 29, 2011, among FDIC, Receiver of First National Bank of Central Florida, Winter Park, Florida, FDIC and the Bank.
10.12	Purchase and Assumption Agreement, dated as of April 29, 2011, among FDIC, Receiver of Cortez Community Bank, Brooksville, Florida, FDIC and the Bank.
10.13	Purchase and Assumption Agreement, dated as of May 6, 2011, among FDIC, Receiver of Coastal Bank, Cocoa Beach, Florida, FDIC and the Bank.
10.14	Form of Director and Officer Indemnification Agreement.*
10.15	Equity Appreciation Agreement, dated as of January 22, 2010, between the Company and FDIC, Receiver of Premier American Bank, Miami, Florida.
10.16	Equity Appreciation Agreement, dated as of January 29, 2010, between the Company and FDIC, Receiver of Florida Community Bank, Immokalee, Florida.
10.17	Value Appreciation Instrument Agreement, dated as of February 11, 2011, between the Company and FDIC, Receiver of Peninsula Bank, Englewood, Florida.
10.18	First Amendment to Peninsula Bank Value Appreciation Instrument Agreement, dated as of May 11, 2011, between the Company and the FDIC, as Receiver of Peninsula Bank, Englewood, Florida.
10.19	Value Appreciation Instrument Agreement, dated as of February 11, 2011, between the Company and FDIC, Receiver of Sunshine State Community Bank, Port Orange, Florida.
10.20	First Amendment to Sunshine State Community Bank Value Appreciation Instrument Agreement, dated as of May 11, 2011, between the Company and FDIC, Receiver of Sunshine State Community Bank, Port Orange, Florida.
10.21	Value Appreciation Instrument Agreement, dated as of April 29, 2011, between the Company and FDIC, Receiver of First National Bank of Central Florida, Winter Park, Florida.
10.22	First Amendment to First National Bank of Central Florida Value Appreciation Instrument Agreement, dated as of May 11, 2011, between the Company and FDIC, Receiver of First National Bank of Central Florida, Winter Park, Florida.
10.23	FDIC Order, dated as of January 22, 2010.
10.24	Purchase and Assumption Agreement, dated as of July 15, 2011, among FDIC, Receiver of First Peoples Bank, Port St. Lucie, Florida, FDIC and the Bank.
10.25	Value Appreciation Instrument Agreement, dated as of July 15, 2011, between the Company and FDIC, Receiver of First Peoples Bank, Port Saint Lucie, Florida.
10.26	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*
10.27	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*

10.28	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*
10.29	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*
21.1	List of Subsidiaries of the Company.
23.1	Consent of Grant Thornton, LLP.
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5).*
24.1	Power of Attorney†

*	To be filed by amendment.

†	Previously filed.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 19, 2011.

BOND STREET HOLDINGS, INC.

By:
/s/  Daniel M. Healy
Daniel M. Healy
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Daniel M. Healy Daniel M. Healy	Chief Executive Officer (Principal Executive Officer)	September 19, 2011

/s/ Timothy Johnson Timothy Johnson	Chief Financial Officer (Principal Financial Officer)	September 19, 2011

/s/ Tracy Keegan-Warren Tracy Keegan-Warren	Chief Accounting Officer (Principal Accounting Officer)	September 19, 2011

* Vincent S. Tese	Director	September 19, 2011

* Leslie J. Lieberman	Director	September 19, 2011

* Kent S. Ellert	Director	September 19, 2011

* Stuart I. Oran	Director	September 19, 2011

* Alan Bernikow	Director	September 19, 2011

* Thomas E. Constance	Director	September 19, 2011

* Howard R. Curd	Director	September 19, 2011

* Gerald Luterman	Director	September 19, 2011

Name		Title	Date

* William L. Mack		Director	September 19, 2011

* Paul Anthony Novelly		Director	September 19, 2011

* Frederic Salerno		Director	September 19, 2011

*By:	/s/ Daniel M. Healy Daniel M. HealyAttorney-in-Fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation.
3.2	Bylaws.
4.1	Form of Class A Common Stock Certificate.*
4.2	Form of Class B Common Stock Certificate.*
4.3	Registration Rights Agreement, dated November 12, 2009, by and between Bond Street Holdings LLC and Deutsche Bank Securities Inc.
4.4	Form of Registration Rights Agreement, dated as of August 13, 2010, by and among Bond Street Holdings LLC and the other signatories to the agreement thereto.
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*
5.2	Opinion of Willkie Farr & Gallagher LLP.*
10.1	Stock Option Plan.
10.2	Form of Stock Option Grant Agreement.
10.3	Amended and Restated Employment Agreement, dated as of January 24, 2011, between Premier American Bank, National Association (the “Bank”) and Timothy Johnson.
10.4	Amended and Restated Employment Agreement, dated as of January 10, 2011, between the Bank and Kent Ellert.
10.5	Amended and Restated Employment Agreement, dated as of January 31, 2011, between the Bank and James Baiter.
10.6	Amended and Restated Employment Agreement, dated as of January 31, 2011, between the Bank and Juan Castro.
10.7	Purchase and Assumption Agreement, dated as of January 22, 2010, among FDIC, Receiver of Premier American Bank, Miami, Florida, FDIC and the Bank.
10.8	Purchase and Assumption Agreement, dated as of January 29, 2010, among FDIC, Receiver of Florida Community Bank, Immokalee, Florida, FDIC and the Bank.
10.9	Purchase and Assumption Agreement, dated as of June 25, 2010, among FDIC, Receiver of Peninsula Bank, Englewood, Florida, FDIC and the Bank.
10.10	Purchase and Assumption Agreement, dated as of February 11, 2011, among FDIC, Receiver of Sunshine State Community Bank, Port Orange, Florida, FDIC and the Bank.
10.11	Purchase and Assumption Agreement, dated as of April 29, 2011, among FDIC, Receiver of First National Bank of Central Florida, Winter Park, Florida, FDIC and the Bank.
10.12	Purchase and Assumption Agreement, dated as of April 29, 2011, among FDIC, Receiver of Cortez Community Bank, Brooksville, Florida, FDIC and the Bank.
10.13	Purchase and Assumption Agreement, dated as of May 6, 2011, among FDIC, Receiver of Coastal Bank, Cocoa Beach, Florida, FDIC and the Bank.
10.14	Form of Director and Officer Indemnification Agreement.*
10.15	Equity Appreciation Agreement, dated as of January 22, 2010, between the Company and FDIC, Receiver of Premier American Bank, Miami, Florida.
10.16	Equity Appreciation Agreement, dated as of January 29, 2010, between the Company and FDIC, Receiver of Florida Community Bank, Immokalee, Florida.
10.17	Value Appreciation Instrument Agreement, dated as of February 11, 2011, between the Company and FDIC, Receiver of Peninsula Bank, Englewood, Florida.
10.18	First Amendment to Peninsula Bank Value Appreciation Instrument Agreement, dated as of May 11, 2011, between the Company and the FDIC, as Receiver of Peninsula Bank, Englewood, Florida.
10.19	Value Appreciation Instrument Agreement, dated as of February 11, 2011, between the Company and FDIC, Receiver of Sunshine State Community Bank, Port Orange, Florida.

10.20	First Amendment to Sunshine State Community Bank Value Appreciation Instrument Agreement, dated as of May 11, 2011, between the Company and FDIC, Receiver of Sunshine State Community Bank, Port Orange, Florida.
10.21	Value Appreciation Instrument Agreement, dated as of April 29, 2011, between the Company and FDIC, Receiver of First National Bank of Central Florida, Winter Park, Florida.
10.22	First Amendment to First National Bank of Central Florida Value Appreciation Instrument Agreement, dated as of May 11, 2011, between the Company and FDIC, Receiver of First National Bank of Central Florida, Winter Park, Florida.
10.23	FDIC Order, dated as of January 22, 2010.
10.24	Purchase and Assumption Agreement, dated as of July 15, 2011, among FDIC, Receiver of First Peoples Bank, Port St. Lucie, Florida, FDIC and the Bank.
10.25	Value Appreciation Instrument Agreement, dated as of July 15, 2011, between the Company and FDIC, Receiver of First Peoples Bank, Port Saint Lucie, Florida.
10.26	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*
10.27	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*
10.28	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*
10.29	Registration Rights Agreement, dated as of , 2011, between the Company and FDIC.*
21.1	List of Subsidiaries of the Company
23.1	Consent of Grant Thornton, LLP.
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5).*
24.1	Power of Attorney†

*	To be filed by amendment.

†	Previously filed.